File No. 30-150

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

FORM U5S
ANNUAL REPORT

For the year ended December 31, 2004

Filed Pursuant to the Public Utility Holding Company Act of 1935
by

AMERICAN ELECTRIC POWER COMPANY, INC.
1 Riverside Plaza, Columbus, Ohio 43215

AMERICAN ELECTRIC POWER COMPANY, INC.

FORM U5S - ANNUAL REPORT
For the Year Ended December 31, 2004

Table of Contents

Item 1	System Companies and Investments Therein as of December 31, 2004
Item 2	Acquisitions or Sales of Utility Assets
Item 3	Issue, Sale, Pledge, Guarantee or Assumption of System Securities
Item 4	Acquisition, Redemption or Retirement of System Securities
Item 5	Investments in Securities of Nonsystem Companies as of December 31, 2004
Item 6	Officers and Directors
Part I. Officers and Directors as of December 31, 2004
Part II. Banking Connections
Part III. Compensation and Other Related Information
Item 7	Contributions and Public Relations
Item 8	Service, Sales and Construction Contracts
Part I. Contracts for Services or Goods Between System Companies
Part II. Contracts to Purchase Services or Goods Between any System Company and any Affiliate
Part III. Employment of any Person by any System Company for the Performance on a Continuing Basis of Management Services
Item 9	Exempt Wholesale Generators and Foreign Utility Companies
Item 10	Financial Statements and Exhibits
Consolidating Statements of Income
Consolidating Balance Sheets
Consolidating Statements of Cash Flows
Consolidating Statements of Common Shareholder's Equity and Comprehensive Income (Loss)
Notes to Consolidating Financial Statements
Financial Statements of Subsidiaries Not Consolidated: Ohio Valley Electric Corporation
Other Financial Statements - Filed Confidentially (a)
Exhibit A	10K File References
Exhibits B & C	10K Exhibit Index
Exhibit D	Tax Allocation Agreement
Exhibit E	Chart of Accounts/Personnel Policies
Exhibit F	Intercompany Billings - 2004
Exhibit G	Organizational Chart for:
Exempt Wholesale Generators
Foreign Utility Companies
Exhibit H	Unaudited Financial Statements for:
Exempt Wholesale Generators - Filed Confidentially (a)
Foreign Utility Companies - Filed Confidentially (a)

Signature

(a) Filed confidentially pursuant to Rule 104 (b) of the PUHCA.

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2004

	PERCENTAGE	PERCENTAGE
	OF	OF		ISSUER'S	OWNER'S
	VOTING	VOTING	NUMBER	BOOK	BOOK
	SECURITIES	SECURITIES	OF	VALUE	VALUE
	OWNED BY	OWNED BY	COMMON	EQUITY	EQUITY
	IMMEDIATE	OTHER AEP	SHARES	(IN	(IN
COMPANY NAME	PARENT	ENTITY	OWNED	000'S)	000'S)

00. American Electric Power Company, Inc. [Note A]
01. AEP C&I Company, LLC [Note W]	100%		Uncertified	$25,610	$25,610
02. AEP Gas Power GP, LLC [Note G]	100%		Uncertified	2,795	2,795
03. AEP Gas Power Systems, LLC [Note G]	92%		Uncertified	925	851
02. AEP Texas Commercial & Industrial Retail GP, LLC [Note W]	100%		Uncertified	(60)	(60)
03. AEP Texas Commercial & Industrial Retail Limited Partnership [Note W]	0.50%	99.50%	Partnership	17,622	88
02. AEP Texas Commercial & Industrial Retail Limited Partnership [Note W]	99.50%	0.50%	Partnership	17,622	17,534
02. REP Holdco, LLC [Note W]	100%		3,000	11,873	11,873
03. Mutual Energy SWEPCO, LP [Note W]	99.50%	0.50%	Uncertified	3,275	(3,259)
03. REP General Partner LLC [Note W]	100%		Uncertified	1,176	1,176
04. Mutual Energy SWEPCO, LP [Note W]	0.50%	99.50%	Uncertified	3,275	(16)
01. AEP Coal, Inc. [Note L]	100%		Uncertified	(6,739)	(6,739)
02. AEP Kentucky Coal, LLC [Note L]	100%		Uncertified	(73,648)	(73,648)
02. AEP Ohio Coal, LLC [Note L]	100%		Uncertified	(1,539)	(1,539)
02. AEP West Virginia Coal, Inc. [Note L]	100%		Uncertified	(25)	(25)
02. Snowcap Coal Company, Inc. [Note L]	100%		Uncertified	(1,568)	(1,568)
01. AEP Communications, Inc. [Note C]	100%		100	2,413	2,413
02. AEP Communications, LLC [Note C]	100%		100	(2,457)	(2,457)
03. AEP Fiber Venture, LLC [Note C]	100%		Uncertified	22,625	22,625
04. AFN, LLC [Note C]	48%		5,008	-	-
01. AEP Desert Sky LP II, LLC [Note X]	100%		Uncertified	6,459	6,459
02. Desert Sky Wind Farm LP [Note X]	99%	1%	Uncertified	62,222	61,526
01. AEP Desert Sky LP, LLC [Note X]	100%		Uncertified	141	141
02. AEP Desert Sky GP, LLC [Note X]	100%		Uncertified	4,768	4,768
03. Desert Sky Wind Farm LP [Note X]	1%	99%	Uncertified	62,222	696
01. AEP Generating Company [Note J]	100%		1,000	48,671	48,671
01. AEP Investments, Inc. [Note F]	100%		100	(1,390)	(1,390)
02. AEP EmTech, LLC [Note DD]	100%		Uncertified	(9,314)	(9,314)
03. Distribution Vision 2010, LLC	20.00%		Uncertified	-	-
03. Integrated Fuel Cell Technologies, Inc. [DD]	0.10%		Uncertified	-	-
03. Universal Supercapacitors, LLC	50%		Uncertified	(4,211)	(4,211)
02. AEP Transportation, LLC [Note H]	100%		Uncertified	(123)	(123)
02. Altra Energy Technologies, Inc. [Note DD]	5%		N/A	-	-
02. Dynelec, Inc.	1.17%	98.83%	Uncertified	-	-
02. Enerwise Global Technologies, Inc.	5%		Uncertified	-	-
02. Envirotech Investment Fund I, LP	9.80%		Uncertified	-	-
02. INFINITEC Networks, Inc. [Note C]	11.90%		Uncertified	-	-
02. Intercontinental Exchange Inc. [Note W]	5.30%		Uncertified	-	5,057
02. NTELOS, Inc.	5%		Uncertified	-	-
02. PHPK Technologies, Inc. [Note DD]	40.40%		Uncertified	-	-
02. Pacific Hydro Limited [Note H]	18.47%		Uncertified	-	53,434
02. Pantellos Corporation [Note DD]	5.40%		Uncertified	-	-
02. PowerSpan Corp [Note DD]	9.88%		Uncertified	-	-
02. Powerware Solutions, Inc. [Note DD]	4.00%	96.00%	Uncertified	-	-
01. AEP Nonutility Funding LLC [Note AA]	100%		Uncertified	215	215
01. AEP Power Marketing, Inc. [Note W]	100%		100	46,997	46,997
02. AEP Coal Marketing, LLC [Note W]	100%		Uncertified	47,001	47,001
02 AEP Emissions Marketing, LLC [Note W]	100%		Uncertified	(1)	(1)
01. AEP Pro Serv, Inc. [Note I]	100%		110	20,606	20,606
02. Diversified Energy Contractors Company, LLC [Note I]	100%		1,000	11,289	11,289
03. DECCO II LLC [Note I]	100%		1,000	-	-
04. Diversified Energy Contractors, LP [Note I]	0.99%	99.01%	Partnership	-	-
03. Diversified Energy Contractors, LP [Note I]	99.01%	0.99%	Partnership	-	-
02. United Sciences Testing, Inc.	100%		Uncertified	4,164	4,164
01. AEP Resources, Inc.	100%		100	(711,522)	(711,522)
02. AEP Delaware Investment Company [Note H]	100%		100	234,689	234,689
03. AEP Holdings I CV [Note H]	8%	92%	Uncertified	(863,858)	(69,109)
04. AEPR Global Investments B.V. [Note H]	100%		10	(863,958)	(863,958)
05. AEP Energy Services UK Generation Limited	100%		Uncertified	(336,690)	(336,690)
05. AEPR Global Holland Holding B.V. [Note H]	100%		Uncertified	(656,468)	(656,468)
03. AEP Holdings II CV [Note H]	88%	12%	Partnership	330,333	290,693
04. AEP Energy Services Limited [Note H]	100%		Uncertified	(233,955)	(233,955)
04. AEPR Global Energy B.V.	100%		Uncertified	(26)	(26)
05. AEPR Energy Ventures B.V.	100%		Uncertified	(13)	(13)
06. Compresion Bajio, S de R.L. de C.V. [Note H]	49.6%	0.4%	Uncertified	10,528	3,738
06. Operaciones Compresion Bajio S de R.L. de C.V. [Note H]	49.6%	0.4%	Uncertified	-	-
05. Intergen Denmark, Aps [Note H]	1.17%	48.83%	Partnership	(30,180)	-
06. Intergen Denmark Finance Aps [Note H]	100%		Partnership	-	-
06. Intergen Mexico, B.V. [Note H]	100%		Partnership	-	-
07. Intergen Aztec Energy VIII, B.V. [Note H]	100%		Partnership	-	-
08. Energia Azteca VIII, S. de R.L. de C.V. [Note H]	98%	2%	Partnership	-	-
08. Intergen Aztec Energy VI B.V. [Note H]	100%		Partnership	-	-
09. Energia Azteca VIII, S. de R.L. de C.V. [Note H]	2%	98%	Partnership	-	-
04. AEPR Global Ventures B.V. [Note H]	100%		Uncertified	668	668
05. AEP Energy Services (Australia) Pty Ltd [Note H]	100%		Uncertified	177	177
05. Operaciones Azteca VIII, S. de R.L. de C.V. [Note H]	50%		Uncertified	-	-
05. Servicios Azteca VIII, S. de R.L. de C.V. [Note H]	50%		Uncertified	(236)	(236)
04. Compresion Bajio, S. de R.L. de C.V. [Note H]	0.40%	49.6%	Partnership	10,528	-
04. Intergen Denmark, Aps [Note H]	48.83%	1.17%	Partnership	(30,180)	27,998
05. Intergen Denmark Finance Aps [Note H]	100%		Partnership	-	-
05. Intergen Mexico, B.V. [Note H]	100%		Partnership	-	-
06. Intergen Aztec Energy VIII B.V. [Note H]	100%		Partnership	-	-
07. Energia Azteca VIII S. de R.L. de C.V. [Note H]	98%	2%	Partnership	-	-
07. Intergen Aztec Energy VI B.V. [Note H]	100%		Partnership	-	-
08. Energia Azteca VIII S. de R.L. de C.V. [Note H]	2%	98%	Partnership	-	-
04. Operaciones Compresion Bajio S. de R.L. de C.V. [Note H]	0.40%	49.6%	Uncertified	-	-
02. AEP Delaware Investment Company II [Note H]	100%		1,000	29,467	29,467
03. AEP Holdings II CV [Note H]	12%	88%	Partnership	330,333	39,640
04. AEP Energy Services Limited [Note H]	100%		Uncertified	(233,955)	(233,955)
04. AEPR Global Energy B.V. [Note H]	100%		Uncertified	(26)	(26)
05. AEPR Energy Ventures B.V.	100%		Uncertified	(13)	(13)
06. Compresion Bajio, S. de R.L. de C.V. [Note H]	49.6%	0.40%	Uncertified	10,528	3,738
06. Operaciones Compresion Bajio S. de R.L. de C.V. [Note H]	49.6%	0.40%	Uncertified	-	-
05. Intergen Denmark, Aps [Note H]	1.17%	48.83%	Partnership	(30,180)	-
06. Intergen Denmark Finance Aps [Note H]	100%		Partnership	-	-
06. Intergen Mexico, B.V. [Note H]	100%		Partnership	-	-
07. Intergen Aztec Energy VIII B.V. [Note H]	100%		Partnership	-	-
08. Energia Azteca VIII S. de R.L. de C.V. [Note H]	98%	2%	Partnership	-	-
08. Intergen Aztec Energy VI B.V. [Note H]	100%		Partnership	-	-
09. Energia Azteca VIII S. de R.L. de C.V. [Note H]	2%	98%	Partnership	-	-
04. AEPR Global Ventures B.V.	100%		Uncertified	668	668
05. AEP Energy Services (Australia) Pty Ltd	100%		Uncertified	177	177
05. Operaciones Azteca VIII, S. de R.L. de C.V. [Note H]	50%		Uncertified	-	-
05. Servicios Azteca VIII, S. de R.L. de C.V. [Note H]	50%		Uncertified	(236)	(236)
04. Compresion Bajio, S. de R.L. de C.V. [Note H]	0.40%	49.6%	Uncertified	10,528	-
04. Intergen Denmark, Aps [Note H]	48.83%	1.17%	Partnership	(30,180)	27,998
05. Intergen Denmark Finance Aps [Note H]	100%		Partnership	-	-
05. Intergen Mexico, B.V. [Note H]	100%		Partnership	-	-
06. Intergen Aztec Energy VIII B.V. [Note H]	100%		Partnership	-	-
07. Energia Azteca VIII S. de R.L. de C.V. [Note H]	98%	2%	Partnership	-	-
07. Intergen Aztec Energy VI B.V. [Note H]	100%		Partnership	-	-
08. Energia Azteca VIII S. de R.L. de C.V. [Note H]	2%	98%	Partnership	-	-
04. Operaciones Compresion Bajio S. de R.L. de C.V.[Note H]	0.40%	49.6%	Partnership	-	-
02. AEP Energy Services, Inc. [Note D]	100%		200	153,659	153,659
03. AEP Energy Services Gas Holding Company [Note CC]	100%		200	(5,937)	(5,937)
04. AEP Energy Services Gas Holding Company II, LLC [Note CC]	100%		10	228,042	228,042
05. AEP Energy Services Investments, Inc. [Note CC]	100%		100	(17,015)	(17,015)
05. AEP Energy Services Ventures II, Inc. [Note CC]	100%		10	(9,578)	(9,578)
06. AEP Acquisition, LLC [Note CC]	50%	50%	Uncertified	(3,862)	(1,931)
05. AEP Energy Services Ventures III, Inc. [Note CC]	100%		10	26,014	26,014
05. AEP Energy Services Ventures, Inc. [Note CC]	100%		100	(10,713)	(10,713)
06. AEP Acquisition, LLC [Note CC]	50%	50%	Uncertified	(3,862)	(1,931)
05. Caddis Partners, LLC [Note N]	100%		Uncertified	-	-
05. HPL Holdings Inc. [Note CC]	100%		100	454,397	454,397
06. AEP Gas Marketing, LP [Note CC]	99.50%	0.50%	Partnership	7,289	7,254
06. HPL GP, LLC [Note CC]	100%		5	(1,512)	(1,512)
07. AEP Gas Marketing, LP [Note CC]	0.50%	99.50%	Partnership	7,289	35
07. HPL Resources Company LP [Note CC]	0.50%	99.50%	Uncertified	(2)	-
07. Houston Pipe Line Company LP [Note CC]	0.50%	99.50%	Partnership	456,646	(1,538)
08. AEP Houston Pipe Line Company, LLC [Note CC]	100.00%		Uncertified	-	-
08. Mid-Texas Pipeline Company [Note CC]	50%	50%	Partnership	66,070	33,035
08. South Texas Gas Pipeline [Note CC]	50%		Partnership	-	-
06. HPL Resources Company LP [Note CC]	99.50%	0.50%	Partnership	(2)	(2)
06. Houston Pipe Line Company LP [Note CC]	99.50%	0.50%	Partnership	456,646	422,799
07. AEP Houston Pipe Line Company, LLC [Note CC]	100%		Partnership	-	-
07. Mid-Texas Pipeline Company [Note CC]	50%	50%	Partnership	66,070	33,035
07. South Texas Gas Pipeline [Note CC]	50%		Partnership	-	-
04. HPL Storage LP [Note CC]	90%	10%	Uncertified	114,717	103,245
05. AEP Asset Holdings LP [Note CC]	99%	1%	Uncertified	69,292	68,599
05. AEP Leaseco LP [Note Q]	99%	1%	Uncertified	45,426	44,972
05. HPL Storage GP LLC [Note CC]	100%		Uncertified	1,147	1,147
06. AEP Asset Holdings LP [Note CC]	1%	99%	Uncertified	69,292	693
06. AEP Leaseco LP [Note Q]	1%	99%	Uncertified	45,426	454
04. HPL Storage, Inc. [Note CC]	100%		Uncertified	11,481	11,481
05. HPL Storage LP [Note CC]	10%	90%	Uncertified	114,717	11,472
06. AEP Asset Holdings LP [Note CC]	99%	1%	Uncertified	69,292	68,599
06. AEP Leaseco LP [Note Q]	99%	1%	Uncertified	45,426	44,972
06. HPL Storage GP LLC [Note CC]	100%		Uncertified	1,147	1,147
07. AEP Asset Holdings LP [Note CC]	1%	99%	Uncertified	69,292	693
07. AEP Leaseco LP [Note Q]	1%	99%	Uncertified	45,426	454
02. AEP Memco LLC [Note Y]	100%		Uncertified	114,194	114,194
03. AEP Elmwood LLC [Note Y]	100%		Uncertified	-	-
04. Conlease, Inc. [Note Y]	100%		Uncertified	-	-
04. International Marine Terminals [Note Y]	33-1/3%		Uncertified	-	-
05. IMT Land Corp	100%		Uncertified	-	-
02. AEP Resources Australia Holdings Pty Ltd [Note H]	100%		1	(68,997)	(68,997)
02. AEP Resources Australia Pty., Ltd. [Note H]	100%		3,753,752	316	316
02. AEPR Ohio, LLC	100%		Uncertified	(546,670)	(546,670)
03. AEP Delaware Investment Company III [Note H]	100%		Uncertified	(545,178)	(545,178)
04. AEP Holdings I CV [Note H]	92%	8%	Uncertified	(863,858)	(794,749)
05. AEPR Global Investments BV [Note H]	100%		Uncertified	(863,958)	(863,958)
06. AEP Energy Services UK Generation Limited [Note H]	100%		Uncertified	(336,690)	(336,690)
06. AEPR Global Holland Holding BV [Note H]	100%		Uncertified	(656,468)	(656,468)
02. Ventures Lease Co., LLC [Note Q]	100%		Uncertified	(159,925)	(159,925)
01. AEP T&D Services, LLC [Note BB]	100%		Uncertified	203	203
01. AEP Texas POLR, LLC [Note W]	100%		Uncertified	(6,454)	(6,454)
02. AEP Texas POLR GP, LLC [Note W]	100%		Uncertified	(28)	(28)
03. POLR Power, L.P. [Note W]	0.50%	99.50%	Partnership	(9,964)	(50)
02. POLR Power, L.P. [Note W]	99.50%	0.50%	Partnership	(9,964)	(9,914)
01. AEP Utilities, Inc. [Note O]	100%		100	2,748,132	2,748,132
02. AEP Credit, Inc. [Note R]	100%		273	27,694	27,694
02. AEP Texas Central Company [Note J]	100%		2,211,678	1,268,643	1,268,643
03. AEP Texas Central Transition Funding LLC [Note AA]	100%		Uncertified	4,100	4,100
02. AEP Texas North Company [Note J]	100%		5,488,560	310,421	310,421
02. C3 Communications, Inc. [Note C]	100%		1,000	3,092	3,092
02. CSW Energy Services, Inc. [Note I]	100%		Uncertified	(65,416)	(65,416)
03. Nuvest, L.L.C. [Note U]	92.90%		Uncertified	(26,228)	(24,292)
04. ESG Manufacturing, L.L.C.	100%		Uncertified	-	-
04. ESG, L.L.C. [Note U]	50%		Uncertified	-	-
04. National Temporary Services, Inc. [Note U]	100%		Uncertified	-	-
05. Octagon, Inc. [Note U]	100%		Uncertified	-	-
02. CSW Energy, Inc. [Note S]	100%		1,000	75,995	75,995
03. AEP Wind Holding, LLC [Note X]	100%		Uncertified	15,919	15,919
04. AEP Properties, LLC [Note X]	100%		Uncertified	1,281	1,281
04. AEP Wind Energy, LLC [Note X]	100%		Uncertified	(484)	(484)
04. AEP Wind GP, LLC [Note X]	100%		Uncertified	1,265	1,265
05. Trent Wind Farm, LP [Note X]	1%	99%	Partnership	61,132	611
04. AEP Wind LP II, LLC [Note X]	100%		Uncertified	14,288	14,288
05. Trent Wind Farm, LP [Note X]	99%	1%	Partnership	61,132	60,520
03. AEP Wind LP, LLC [Note X]	100%		9	129,427	129,427
03. CSW Development-I, Inc. [Note S]	100%		1,000	126,355	126,355
04. CSW Mulberry II, Inc. [[Note S]	100%		1,000	52,748	52,748
05. CSW Mulberry, Inc. [Note S]	100%		1,000	52,748	52,748
04. CSW Orange II, Inc. [Note S]	100%		1,000	55,834	55,834
05. CSW Orange, Inc. [Note S]	100%		1,000	55,834	55,834
04. Noah I Power GP, Inc. [Note S]	100%		1,000	(88)	(88)
05. Noah I Power Partners, LP [Note S]	1%	94.5%	Partnership	3,579	(123)
04. Noah I Power Partners, LP [Note S]	94.5%	1%	Partnership	3,579	4,351
03. CSW Ft. Lupton, Inc. [Note S]	100%		1,000	73,016	73,016
03. CSW Power Marketing, Inc. [Note N]	100%		Uncertified	(3,491)	(3,491)
03. CSW Services International, Inc. [Note I]	100%		Uncertified	3,616	3,616
03. CSW Sweeny GP I, Inc. [Note S]	100%		1,000	776	776
04. CSW Sweeny GP II, Inc. [Note S]	100%		1,000	1,125	1,125
05. Sweeny Cogeneration Limited Partnership [Note S]	1%	49%	Partnership	61,799	364
03. CSW Sweeny LP I, Inc. [Note S]	100%		1,000	43,102	43,102
04. CSW Sweeny LP II, Inc. [Note S]	100%		1,000	47,205	47,205
05. Sweeney Cogeneration Limited Partnership [Note S]	49%	1%	Partnership	61,799	30,427
03. Newgulf Power Venture, Inc. [Note S]	100%		1,000	(442)	(442)
02. CSW International, Inc. [Note H]	100%		1,000	31,419	31,419
03. CSW International Energy Development Ltd. [Note H]	100%		Uncertified	-	-
04. Tenaska CSW International Ltd. [Note H]	50%	50%	1,000	-	-
03. CSW International Two, Inc. [Note H]	100%		1,000	4,068	4,068
04. CSW UK Finance Company [Note H]	10%	90%	Uncertified	-	-
04. CSW UK Holdings [Note H]	100%		427,275,004	-	-
05. CSW UK Finance Company [Note H]	90%	10%	Uncertified	-	-
05. CSWI Europe Limited [Note H]	100%		1,000	(33,627)	(33,627)
04. CSW UK Investments Limited [Note H]	100%		Uncertified	-	-
02. Public Service Company of Oklahoma [Note J]	100%		9,013,000	529,256	529,256
02. Southwestern Electric Power Company [Note J]	100%		7,536,640	768,618	768,618
03. Dolet Hills Lignite Company, LLC [Note L]	100%		Uncertified	5,400	13,209
03. SWEPCo Capital Trust I	100%		Uncertified	-	-
03. Southwest Arkansas Utilities Corporation [Note T]	100%		100	10	10
03. The Arklahoma Corporation [Note P]	47.60%		238	350	178
01. AEP Utility Funding LLC [Note AA]	100%		Uncertified	192	192
01. American Electric Power Service Corporation [Note B]	100%		23,500	(75,019)	1,450
01. Appalachian Power Company [Note J]	98.7% Com	1.3% Prf	13,499,500	1,411,615	1,432,655
02. Cedar Coal Co. [Note K]	100%		2,000	3,962	3,962
02. Central Appalachian Coal Company [Note K]	100%		3,000	846	846
02. Central Coal Company [Note K]	50%	50%	1,500	1,205	604
02. Southern Appalachian Coal Company [Note K]	100%		6,950	11,004	11,004
01. Columbus Southern Power Company [Note J]	100%		16,410,426	898,798	898,798
02. Colomet, Inc. [Note T]	100%		1,500	6,759	9,581
02. Conesville Coal Preparation Company [Note M]	100%		100	1,663	1,663
02. Ohio Valley Electric Corporation [Note E]	4.30%	39.90%	4,300	377,084	430
03. Indiana-Kentucky Electric Corporation [Note E]	100%		17,000	3,400	3,400
02. Simco Inc. [Note N]	100%		90,000	544	544
01. Franklin Real Estate Company [Note T]	100%		100	30	28
02. Indiana Franklin Realty, Inc. [Note T]	100%		10	1	1
01. Indiana Michigan Power Company [Note J]	100%		1,400,000	1,091,712	1,098,898
02. Blackhawk Coal Company [Note K]	100%		39,521	44,458	44,458
02. Price River Coal Company [Note K]	100%		1,091	27	27
01. Kentucky Power Company [Note J]	100%		1,009,000	320,980	323,766
01. Kingsport Power Company [Note J]	100%		410,000	25,358	26,014
01. Mutual Energy L.L.C. [Note W]	100%		Uncertified	6,490	6,490
02. AEP Ohio Retail Energy, LLC [Note W]	100%		Uncertified	-	-
01. Ohio Power Company [Note J]	99.2% Com	0.8% Prf	27,952,473	1,473,838	1,478,251
02. Cardinal Operating Company [Note E]	50%		250	-	-
02. Central Coal Company [Note K]	50%	50%	1,500	1,205	603
01. Ohio Valley Electric Corporation [Note E]	39.90%	4.30%	39,900	377,084	3,990
02. Indiana-Kentucky Electric Corporation [Note E]	100%		17,000	3,400	3,400
01. Wheeling Power Company [Note J]	100%		150,000	36,143	37,125

Notes:
A. Public utility holding company.
B. Management, professional and technical services.
C. Telecommunications.
D. Broker and market energy commodities.
E. Generation.
F. Investor in companies developing energy-related ideas, products and technologies.
G. Distributed generation products.
H. International energy-related investments, trading and other projects.
I. Non-regulated energy-related services and products.
J. Domestic electric utility.
K. Coal mining (inactive).
L. Coal mining (active).
M. Coal preparation.
N. Inactive.
O. Subsidiary public utility holding company.
P. Electric transmission.
Q. Leasing.
R. Accounts receivable factoring.
S. Independent power.
T. Real estate.
U. Staff augmentation to power plants.
V. Retail energy sales.
W. Marketing of natural gas, electricity or energy-related products.
X. Wind Power Generation.
Y. Barging Services
AA. Finance Subsidiary
BB. Energy services including operations, supply chain, transmission and distribution
CC. Gas pipeline and processing
DD. Domestic energy-related investments, trading and other projects

Changes:

Name Changes	Date
AEP Resources Australia Pty Ltd transferred its 18.47% interest in Pacific Hydro to AEP Investments, Inc.	2/2/2004
Percentage of ownership of AEP Holdings I C.V. reallocated between partners AEP Delaware Investment Company III (from 85% to 92%) and AEP Delaware Investment Company (from 15% to 8%) via Capital Contribution Agreement.
12/31/2003
Percentage of ownership of AEP Holdings II C.V. reallocated between partners AEP Delaware Investment Company (from 85% to 88%) and AEP Delaware Investment Company II (from 15% to 12%) via Capital Contribution Agreement.
12/31/2003
AFN, LLC from AFN Communications, LLC	4/19/2001

Changes in Status	Type of change	Date
AEMT, Inc.	Sold	3/15/2004
AEP Energy Services GmbH	Liquidated	6/28/2004
AEP Energy Services GmbH	Liquidated	6/28/2004
AEP Energy Services Trading Limited	Dissolved	4/6/2004
AEP Resources Limited	Dissolved	4/27/2004
Amperion, Inc.	Sold	11/24/2004
Automated Substation Development Company, LLC	Dissolved	11/17/2002
Brush Cogeneration Partners	Sold	7/22/2004
C3 Networks and Communications Limited Partnership	Dissolved	6/30/2004
C3 Networks GP, L.L.C.	Dissolved	6/30/2004
C3 Networks Limited Partnership	Dissolved	6/30/2004
Calibration and Testing Corporation	Sold	11/23/2004
Cogeneration Holdings LLC	Sold	10/4/2004
CSW International, Inc. (Cayman Islands)	Liquidated	3/31/2004
CSW Vale, LLC	Liquidated	3/31/2004
CSWC License, Inc.	Dissolved	6/25/2004
Energy Trading Platform Holding Company, Inc.	Dissolved	12/31/2003
Golden Prairie Holding Company LLC	Dissolved	5/14/2004
Golden Prairie Wind Farm LLC	Dissolved	5/14/2004
Jefferson Island Storage & Hub LLC	Sold	10/1/2004
Leesville Land, LLC	Sold	4/16/2004
LIG Chemical Company	Sold	4/1/2004
LIG Liquids Company	Sold	4/1/2004
LIG Pipeline Company	Sold	4/1/2004
LIG, Inc.	Sold	4/1/2004
Louisiana Intrastate Gas Company, LLC	Sold	4/1/2004
Louisiana Pipeline Company	Sold	4/1/2004
Mulberry Holdings, Inc.	Sold	7/22/2004
Nanyang General Light Electric Co, Ltd	Sold	3/2/2004
NGLE International Limted	Sold	3/2/2004
NGLE Project Management Company, Ltd.	Sold	3/2/2004
NGLE Pushan Power LDC	Sold	3/2/2004
Numanco Services, LLC	Sold	11/23/2004
Numanco, LLC	Sold	11/23/2004
NuSun, Inc.	Sold	11/23/2004
Orange Cogen Funding Corporation	Sold	7/22/2004
Orange Cogeneration GP II, Inc.	Sold	7/22/2004
Orange Cogeneration GP, Inc.	Sold	7/22/2004
Orange Cogeneration Limited Partnership	Sold	7/22/2004
Orange Holdings, Inc.	Sold	7/22/2004
Polk Power GP II, Inc.	Sold	7/22/2004
Polk Power GP, Inc.	Sold	7/22/2004
Polk Power Partners, L.P.	Sold	7/22/2004
RC Training, LLC	Dissolved	11/17/2002
RIKA Management Company, LLC	Dissolved	11/17/2002
Shoreham Operations Company Limited	Sold	9/28/2004
South Coast Power Limited	Sold	9/28/2004
Springdale Land, LLC	Sold	10/15/2004
Sun Technical Services, Inc.	Sold	11/23/2004
Thermo Cogeneration Partnership, L.P.	Sold	10/4/2004
Tuscaloosa Pipeline Company	Sold	4/1/2004
Universal Power Products Company, LLC	Dissolved	11/17/2002

Internal Ownership Changes	Type of change	Date
Compresion Bajio is now owned 49.6% by AEPR Energy Ventures B.V. and .4% by AEP Holdings II C.V.	Ownership	1/28/2003

Formations	Jurisdiction	Date	Business Description
AEP Nonutility Funding LLC	Delaware	9/7/2004	Finance Subsidiary
AEP Utility Funding LLC	Delaware	9/7/2004	Finance Subsidiary
HPL Storage, Inc.	Delaware	10/12/2004	Gas pipeline and processing
HPL Storage GP LLC	Delaware	10/12/2004	Gas pipeline and processing
HPL Storage LP	Delaware	10/12/2004	Gas pipeline and processing
AEP Asset Holdings LP	Delaware	10/12/2004	Gas pipeline and processing
AEP Leaseco LP	Delaware	10/12/2004	Gas pipeline and processing
Operaciones Compresion Bajio, S. de R.. De C.V.	Mexico	10/15/2004	International energy-related investments, trading and other projects
ESG Manufacturing, L.L.C. (Reinstated)	Oklahoma	12/9/2004	Staff Augmentation to Power Plants

ITEM 2. ACQUISITIONS OR SALES OF UTILITY ASSETS

Acquisition of Utility Assets:

Name of Company	Consideration	Brief Description of Transaction	Location	Exemption

None

Sale of Utility Assets:

Name of Company	Consideration	Brief Description of Transaction	Location	Exemption

Southwestern Electric Power Company	$4,678,545	Sale of Substation Facilities	North and South Texas	Rule 44

ITEM 3. ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

Name of Issuer and Description	Date and Form of	Consideration	Authorization
of Issues	Transactions	(in thousands)	or Exemption

Appalachian Power Company (APCo):

Senior Unsecured Notes
Variable Series Due 2007	07/01/04 - Public Offering	$124,398	Rule 52

Indiana Michigan Power Company (I&M):

Senior Unsecured Notes
5.05% Series Due 2014	11/16/04 - Public Offering	173,001	Rule 52

Public Service Company of Oklahoma (PSO):

Senior Unsecured Notes
4.70% Series Due 2009	06/07/04 - Public Offering	49,521	Rule 52

GUARANTEE:

At December 31, 2004, American Electric Power Company, Inc. had outstanding parental guarantees of approximately $565 million.

ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES

	Name of Company		Extinguished (EXT)
Name of Issuer and Title	Acquiring, Redeeming or	Consideration	or Held (H) for	Authorization
of Issue	Retiring Securities	(in thousands)	Further Disposition	or Exemption

American Electric Power Company (AEP):

Senior Unsecured Notes Payable
5.25% Series Due 2015	AEP	$57,225	EXT	Rule 42
5.375% Series Due 2010	AEP	10,000	EXT	Rule 42

AEP Resources, Inc. (AEPR):

Notes Payable
Variable Series Due 2006	AEPR	525,000	EXT	Rule 42
Variable Series Due 2006	AEPR	2,000	EXT	Rule 42

AEP Service Corporation (AEPSC):

Notes Payable
9.60% Series Due 2008	AEPSC	2,000	EXT	Rule 42

AEP Texas Central Company (TCC):

Cumulative Preferred Stock
$100 Par Value
4.0% Series	TCC	1	EXT	Rule 42

First Mortgage Bonds
6.625% Series Due 2005	TCC	1,055	EXT	Rule 42
6.625% Series Due 2005	TCC	5,140	EXT	Rule 42
7.25% Series Due 2004	TCC	27,400	EXT	Rule 42

Trust Preferred Securities
8.00% Series Due 2037	TCC	140,889	EXT	Rule 42

AEP Texas North Company (TNC):

First Mortgage Bonds
6.125% Series Due 2004	TNC	24,036	EXT	Rule 42
7.00% Series Due 2004	TNC	18,469	EXT	Rule 42

Appalachian Power Company (APCo):

Cumulative Preferred Stock
$100 Par Value
5.90% Series	APCo	2,210	EXT	Rule 42
5.92% Series	APCo	3,150	EXT	Rule 42

First Mortgage Bonds
7.125% Series Due 2024	APCo	45,000	EXT	Rule 42
7.70% Series Due 2004	APCo	21,000	EXT	Rule 42
7.85% Series Due 2004	APCo	50,000	EXT	Rule 42

Senior Unsecured Notes Payable
7.45% Series Due 2004	APCo	50,000	EXT	Rule 42

Columbus Southern Power Company (CSPCo):

First Mortgage Bonds
7.60% Series Due 2024	CSPCo	11,000	EXT	Rule 42

Desert Sky Wind Farm LP (DSWF):

Notes Payable
Variable Series Due 2017	DSWF	7,987	EXT	Rule 42

Dolet Hills Lignite Company (DHLC):

Notes Payable
4.47% Series Due 2011	DHLC	6,829	EXT	Rule 42

Indiana Michigan Power Company (I&M):

Cumulative Preferred Stock
$100 Par Value
5.90% Series	I&M	2,000	EXT	Rule 42
4.12% Series	I&M	18	EXT	Rule 42

First Mortgage Bonds
7.20% Series Due 2024	I&M	30,000	EXT	Rule 42
7.50% Series Due 2024	I&M	25,000	EXT	Rule 42

Senior Unsecured Notes Payable
6.875% Series Due 2004	I&M	150,000	EXT	Rule 42

Kingsport Power Company (KGPCo):

Notes Payable
6.73% Series Due 2004	KGPCo	20,000	EXT	Rule 42

Ohio Power Company (OPCo):

Cumulative Preferred Stock
$100 Par Value
5.90% Series	OPCo	2,250	EXT	Rule 42
4.50% Series	OPCo	4	EXT	Rule 42

First Mortgage Bonds
7.30% Series Due 2024	OPCo	10,000	EXT	Rule 42

Senior Unsecured Notes Payable
7.375% Series Due 2038	OPCo	140,000	EXT	Rule 42
6.75% Series Due 2004	OPCo	100,000	EXT	Rule 42
7.00% Series Due 2004	OPCo	75,000	EXT	Rule 42
6.73% Series Due 2004	OPCo	48,000	EXT	Rule 42

Public Service Company of Oklahoma (PSO):

Cumulative Preferred Stock
$100 Par Value
4.0% Series	PSO	5	EXT	Rule 42

First Mortgage Bonds
7.375% Series Due 2004	PSO	50,000	EXT	Rule 42

Trust Preferred Securities
8.00% Series Due 2037	PSO	77,320	EXT	Rule 42

Southwestern Electric Power Company (SWEPCo):

First Mortgage Bonds
6.875% Series Due 2025	SWEPCo	80,000	EXT	Rule 42
7.75% Series Due 2004	SWEPCo	40,000	EXT	Rule 42
6.20% Series Due 2006	SWEPCo	145	EXT	Rule 42

TCC Transition Funding (TCCTF):

Securitization Bonds
3.54% Series Due 2005	TCCTF	48,551	EXT	Rule 42

Trent Wind Farm LP (Trent):

Notes Payable
5.88% Series Due 2011	Trent	7,141	EXT	Rule 42

Wheeling Power Company (WPCo):

Notes Payable
6.73% Series Due 2004	WPCo	20,000	EXT	Rule 42

ITEM 5. INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES AS OF DECEMBER 31, 2004

1. Aggregate amount of investments in persons operating in the retail service area of American Electric Power Company, Inc. or of its subsidiaries.

	Aggregate Amount
	of Investments
	in Persons (Entities)
	Operating in Retail	Number
	Service Area	of	Description of
	of Owner	Persons	Persons
Name of Company	(in thousands)	(Entities)	(Entities)

Appalachian Power Company	$1,337	10	Economic and Industrial Development Corporations
Columbus Southern Power Company	95	1	Economic and Industrial Development Corporation
Indiana Michigan Power Company	115	1	Economic and Industrial Development Corporation
Kentucky Power Company	70	1	Economic and Industrial Development Corporation
Ohio Power Company	336	3	Economic and Industrial Development Corporations
Southwestern Electric Power Company	134	2	Economic and Industrial Development Corporations
Wheeling Power Company	13	1	Industrial Development Corporation

2. Subsidiaries owned not included in part 1 above.

Name of	Name of	Percent of Voting	Nature of	Description of	Owner's Book
Company	Issuer	Power	Issuer's Business	Securities	Value
					(in thousands)
AEP Investments, Inc.	EnviroTech Investment Fund I	9.9%	Research & Technology Development (a)	Limited Partner	$1,262

(a) Limited Partnership Interest

ITEM 6 PART I - OFFICERS AND DIRECTORS - AS OF DECEMBER 31, 2004

The following are the abbreviations to be used for principal business address and positions.

Principal Business Address	Code
1 Riverside Plaza
Columbus, OH 43215	(a)

155 W. Nationwide Blvd, Ste 500
Columbus, OH 43215	(b)

700 Morrison Road
Gahanna, OH 43230	(c)

110 E. Wayne Street
Fort Wayne, IN 46802	(d)

40 Franklin Road
Roanoke, VA 24022	(e)

610 South Main Street, Suite 300
Tulsa, OK 74119	(f)

400 W. 15th Street
Austin, TX 78701-1662	(h)

1105 N. Market Street, Suite 1300
Wilmington, DE 19801	(i)

600 Bourke Street, Level 15
Melbourne, Victoria
3000 Australia	(j)

P.O. Box B
Brilliant, OH 43913	(l)

P.O. Box 270
248 South Lake Drive
Prestonsburg, KY 41653	(n)

222 Bayou Road
Belle Chasse, LA 70037	(o)

P.O. Box 127, Convent, LA 70723	(p)

Rokin 55, 1000 AZ Amsterdam
The Netherlands	(q)

Suite 400, Deseret Building
Salt Lake City, UT 84111	(r)

Level 57, MLC Center
19-29 Martin Place,
Sydney NSW 2000, Australia	(s)

P.O. Box 1328
Fayettesville, AR 72702	(t)

5475 William Flynn Highway
Gibsonia, PA 15044	(u)

16090 Swingley Ridge Rd.,Suite 600
Chesterfield, MO 63017	(v)

Box 468
Piketon, Ohio 45661	(w)

250 Apollo Drive
Chelmsford, MA 02451	(x)

Langelinie Alle 35
Copenhagen Denmark	(z)

474 Flinders Street
Melbourne, Victoria
3000 Australia	(aa)

1201 Louisiana St., Suite 1200
Houston, TX 77002	(bb)

50 Berkeley Street, 6th Fl.
Mayfair, London W1J 8AP GB	(ff)

1616 Woodall Rodgers Freeway
Dallas, TX 75202	(ll)

Torre Chapultepec Piso 13
Ruben Dario, No.281,
Bosques de Chapultepec
11580 Mexico, D.F	(pp)

Williams Tower 2, 2 W. 2nd Street
Tulsa, OK 74121	(qq)

428 Travis Street
Shreveport, LA 71101	(rr)

7633 East 63rd Place, 4th Fl.
Tulsa, OK 74133	(ss)

Code	Position
AGC	Associate General Counsel
AS	Assistant Secretary
AT	Assistant Treasurer
B	Board of Managers
C	Controller
CAO	Chief Accounting Officer
CB	Chairman of the Board
CCmO	Chief Compliance Officer
CCO	Chief Credit Officer
CEO	Chief Executive Officer
CFO	Chief Financial Officer
CIO	Chief Information Officer
CM	Commercial Manager
CNO	Chief Nuclear Officer
COO	Chief Operating Officer
CRO	Chief Risk Officer
CSO	Chief Security Officer
D	Director
DC	Deputy Controller
DGC	Deputy General Counsel
EVP	Executive Vice President
GC	General Counsel
GM	General Manager
MD	Managing Director
P	President
S	Secretary
SVP	Senior Vice President
T	Treasurer
VCB	Vice Chairman of the Board
VP	Vice President

The officers or directors principal business address is the same as indicated in the Company heading unless another address is provided with the individuals name.

American Electric Power Company, Inc.
Name and Principal Address (a)	Position

E. R. Brooks	D
Donald M. Carlton	D
John P. DesBarres	D
Robert W. Fri	D
William R. Howell	D
Lester A. Hudson, Jr.	D
MSC#1223
Queens University
1900 Selwyn Ave.
Charlotte, NC 28274
Leonard J. Kujawa	D
Michael G. Morris	D,CB,CEO,P
Lionel L. Nowell, III	D
700 Anderson Hill Road
Purchase, NY 10577
Richard L. Sandor	D
190 S. LaSalle, Suite 800
Chicago, IL 60603
Donald G. Smith	D
102 Westside Blvd.
Roanoke, VA 24038 3948
Kathryn D. Sullivan	D
Carl L. English	P
Robert P. Powers	EVP
Susan Tomasky	EVP,CFO
Coulter R. Boyle, III (b)	SVP
Joseph M. Buonaiuto	SVP,C,CAO
John B. Keane	SVP,CCmO,GC,S
Stephen P. Smith	SVP,T
Leonard V. Assante	DC
Thomas G. Berkemeyer	AS
Jeffrey D. Cross	AS
Wendy G. Hargus	AT
Stephan T. Haynes	AT

AEP Acquisition, L.L.C.
Name and Principal Address (a)	Position

Holly Keller Koeppel	P
Jeffrey D. Cross	VP
Ronald A. Erd	VP
Stephen P. Smith	T
Joseph M. Buonaiuto	C
Timothy A. King	S

AEP Coal, Inc.
Name and Principal Address (a)	Position

Michael J. Beyer (b)	D,P
Jeffrey D. Cross	D,VP
Susan Tomasky	D,VP
Nelson L. Kidder (n)	VP
Stephen P. Smith	T
Joseph M. Buonaiuto	C
Timothy A. King	S

AEP Coal Marketing, LLC
Name and Principal Address (a)	Position

Coulter R. Boyle, III (b)	B,P
Jeffrey D. Cross	B,VP
Holly Keller Koeppel	B
Stephen P. Smith	B,VP,T
Charles E. Zebula (b)	B,VP
Joseph M. Buonaiuto	C
Timothy A. King	S

AEP Communications, Inc.
Name and Principal Address (a)	Position

John B. Keane	D
Michael G. Morris	D,CB,CEO
Stephen P. Smith	D,VP,T
Susan Tomasky	D,P
Gregory S. Campbell (b)	VP
Holly Keller Koeppel	VP
Joseph M. Buonaiuto	C,CAO
Leonard V. Assante	DC
Heather L. Geiger	S

AEP Communications, LLC
Name and Principal Address (a)	Position

Holly Keller Koeppel	B,VP
Susan Tomasky	B,P
Stephen P. Smith	T
Timothy A. King	S

AEP Credit, Inc.
Name and Principal Address (a)	Position

Thomas M. Hagan	D
Larry T. McDowell	D
207 Woodcanyon Place
Mabank, TX 75156
Michael G. Morris	D,CB,CEO,P
Susan Tomasky	D,VP
Stephen P. Smith	T
Joseph M. Buonaiuto	C,CAO
Leonard V. Assante	DC
Timothy A. King	S

AEP C&I Company, LLC
Name and Principal Address (a)	Position

Coulter R. Boyle,III (b)	B,CB,P
Jeffrey D. Cross	B,VP
Holly Keller Koeppel	B,VP
Stephen P. Smith	B,T
Lonni L. Dieck (b)	VP
Brian X. Tierney (b)	VP
David C. Warner (b)	VP
Timothy A. King	S

AEP Delaware Investment Company
Name and Principal Address (i)	Position

Sean A. Breiner	D
Jeffrey D. Cross (a)	D,VP
Timothy A. King (a)	D,S
Mark A. Pyle (a)	D
Stephen P. Smith (a)	D,T
Joseph M. Buonaiuto (a)	C

AEP Delaware Investment Company II
Name and Principal Address (i)	Position

Sean A. Breiner	D
Jeffrey D. Cross (a)	D,VP
Timothy A. King (a)	D,S
Mark A. Pyle (a)	D
Stephen P. Smith (a)	D,T
Lonni L. Dieck (b)	VP
Holly Keller Koeppel	VP
Randy G. Ryan (a)	VP
Joseph M. Buonaiuto (a)	C

AEP Delaware Investment Company III
Name and Principal Address (a)	Position

Sean A. Breiner (i)	D
Jeffrey D. Cross	D,VP
Timothy A. King	D,S
Mark A. Pyle	D
Stephen P. Smith	D,T
Joseph M. Buonaiuto	C

AEP Desert Sky GP, LLC
Name and Principal Address (a)	Position

Coulter R. Boyle,III (b)	B,CB,P
Jeffrey D. Cross	B,VP
Holly Keller Koeppel	B,VP
Stephen P. Smith	B,VP,T
Timothy K. Light (b)	VP
Brian X. Tierney (b)	VP
Joseph M. Buonaiuto	C
Timothy A. King	S

AEP Desert Sky LP, LLC
Name and Principal Address (a)	Position

Coulter R. Boyle,III (b)	B,CB,P
Jeffrey D. Cross	B,VP
Holly Keller Koeppel	B,VP
Stephen P. Smith	B,VP,T
Timothy K. Light (b)	VP
Brian X. Tierney (b)	VP
Joseph M. Buonaiuto	C
Timothy A. King	S

AEP Desert Sky LP II, LLC
Name and Principal Address (a)	Position

Coulter R. Boyle,III (b)	B,CB,P
Jeffrey D. Cross	B,VP
Holly Keller Koeppel	B,VP
Stephen P. Smith	B,VP,T
Timothy K. Light (b)	VP
Brian X. Tierney (b)	VP
Joseph M. Buonaiuto	C
Timothy A. King	S

AEP Elmwood LLC
Name and Principal Address (o)	Position

Coulter R. Boyle,III (b)	B,CB,VP
Holly Keller Koeppel (a)	B,VP
Stephen P. Smith (a)	B,T
Charles E. Zebula (b)	B,VCB,VP
Mark K. Knoy (v)	P
Michael J. Beyer (b)	VP
Joseph M. Buonaiuto (a)	C
Timothy A. King (a)	S

AEP Emissions Marketing, LLC
Name and Principal Address (a)	Position

Coulter R. Boyle,III (b)	B,P
Jeffrey D. Cross	B,VP
Holly Keller Koeppel	B
Stephen P. Smith	B,VP,T
Charles E. Zebula (b)	B,VP
Joseph M. Buonaiuto	C
Timothy A. King	S

AEP EmTech, LLC
Name and Principal Address (a)	Position

Susan Tomasky	B
Paul Chodak,III	P
Jeffrey D. Cross	VP
Thomas L. Jones	VP
Holly Keller Koeppel	VP
Stephen P. Smith	T
Timothy A. King	S

AEP Energy Services Gas Holding Company
Name and Principal Address (a)	Position

John B. Kean	D
Holly Keller Koeppel	D,VP
Michael G. Morris	D,CB,CEO
Stephen P. Smith	D,VP,T
Susan Tomasky	D
Ronald A. Erd	P
Jeffrey D. Cross	VP
Joseph M. Buonaiuto	C
Heather L. Geiger	S

AEP Energy Services Investments, Inc.
Name and Principal Address (i)	Position

Sean A. Breiner	D
Jeffrey D. Cross (a)	D,VP
Timothy A. King (a)	D,S
Mark A. Pyle (a)	D
Stephen P. Smith (a)	D,T
Ronald A. Erd (a)	P
Holly Keller Koeppel (a)	VP
Joseph M. Buonaiuto (a)	C

AEP Energy Services Limited
Name and Principal Address (ff)	Position

Jeffrey D. Cross (a)	D
Susan Tomasky (a)	D
Surinder S. Toor	D
John David Young	D
Stephen P. Smith (a)	T

AEP Energy Services (Australia) Pty Ltd
Name and Principal Address (s)	Position

Jeffrey D. Cross (a)	D
Paul Robert Rainey (j)	D,S
John David Young (ff)	D
Stephen P. Smith (a)	T

AEP Energy Services, Inc.
Name and Principal Address (a)	Position

John B. Keane	D
Holly Keller Koeppel	D
Michael G. Morris	D,CB,CEO
Stephen P. Smith	D,VP,T
Susan Tomasky	D,VP
Coulter R. Boyle,III (b)	P
Ronald A. Erd	VP
Joseph M. Buonaiuto	C,CAO
Leonard V. Assante	DC
Heather L. Geiger	S

AEP Energy Services UK Generation Limited
Name and Principal Address (ff)	Position

Jeffrey D. Cross (a)	D
Susan Tomasky (a)	D
Surinder S. Toor	D
John David Young	D
Stephen P. Smith (a)	T

AEP Energy Services Ventures, Inc.
Name and Principal Address (i)	Position

Sean A. Breiner	D
Jeffrey D. Cross (a)	D,VP
Timothy A. King (a)	D,S
Mark A. Pyle (a)	D
Stephen P. Smith (a)	D,T
Ronald A. Erd (a)	P
Joseph M. Buonaiuto (a)	C

AEP Energy Services Ventures II, Inc.
Name and Principal Address (i)	Position

Sean A. Breiner	D
Jeffrey D. Cross (a)	D,VP
Timothy A. King (a)	D,S
Mark A. Pyle (a)	D
Stephen P. Smith (a)	D,T
Ronald A. Erd (a)	P
Joseph M. Buonaiuto (a)	C

AEP Energy Services Ventures III, Inc.
Name and Principal Address (i)	Position

Sean A. Breiner	D
Jeffrey D. Cross (a)	D,VP
Timothy A. King (a)	D,S
Mark A. Pyle (a)	D
Stephen P. Smith (a)	D,T
Ronald A. Erd (a)	P
Joseph M. Buonaiuto (a)	C

AEP Fiber Venture, LLC
Name and Principal Address (a)	Position

Holly Keller Koeppel	B,VP
Susan Tomasky	B,P
Jeffrey D. Cross	VP
Stephen P. Smith	T
Timothy A. King	S

AEP Gas Marketing LP
Name and Principal Address (bb)	Position

Holly Keller Koeppel (a)	P
Jeffrey D. Cross (a)	VP
Jim Deidiker	VP
Edward D. Gottlob	VP
Stephen Schneider	VP
Joseph M. Buonaiuto (a)	C
Stephen P. Smith (a)	T
Timothy A. King (a)	S

AEP Gas Power GP, LLC
Name and Principal Address (a)	Position

Jeffrey D. Cross	B,VP
Robert P. Powers	B,VP
Stephen P. Smith	T
Timothy A. King	S

AEP Gas Power Systems, LLC
Name and Principal Address (a)	Position

Charles C. Cooper	B
430 Telser Road
Lake Zurich, IL 60047
Daniel O. Dickinson	B
430 Telser Road
Lake Zurich, IL 60047
Mark W. Marano	B,CEO,P
Robert P. Powers	B
Michael W. Rencheck	B
Timothy A. King	S

AEP Generating Company
Name and Principal Address (a)	Position

Thomas M. Hagan	D,VP
John B. Keane	D
Michael G. Morris	D,CB,CEO
Robert P. Powers	D,VP
Stephen P. Smith	D,VP,T
Susan Tomasky	D,VP
Coulter R. Boyle, III (b)	VP
William L. Sigmon,Jr. (b)	VP
Charles E. Zebula (b)	VP
Joseph M. Buonaiuto	C,CAO
Leonard V. Assante	DC
Heather L. Geiger	S

AEP Houston Pipe Line Company, LLC
Name and Principal Address (bb)	Position

Jeffrey D. Cross (a)	B,VP
Holly Keller Koeppel (a)	B,P
Coulter R. Boyle,III (b)	VP
Jim Deidiker	VP
Ronald A. Erd (a)	VP
Edward D. Gottlob	VP
Stephen Schneider	VP
Stephen P. Smith (a)	T
Joseph M. Buonaiuto (a)	C
Timothy A. King (a)	S

AEP Investments, Inc.
Name and Principal Address (a)	Position

John B. Keane	D
Michael G. Morris	D,CB,CEO
Stephen P. Smith	D,VP,T
Susan Tomasky	D,P
Michelle S. Kalnas	VP
Holly Keller Koeppel	VP
Joseph M. Buonaiuto	C,CAO
Leonard V. Assante	DC
Heather L. Geiger	S

AEP Kentucky Coal, L.L.C.
Name and Principal Address (n)	Position

Jeffrey D. Cross (a)	B,VP
Nelson L. Kidder	B,P
Susan Tomasky (a)	VP
Stephen P. Smith (a)	T
Joseph M. Buonaiuto (a)	C
Timothy A. King (a)	S

AEP MEMCO LLC
Name and Principal Address (v)	Position

Coulter R. Boyle,III (b)	B,CB,VP
Holly Keller Koeppel (a)	B,VP
Stephen P. Smith (a)	B,T
Charles E. Zebula (b)	B,VCB,VP
Mark K. Knoy	P
Michael J. Beyer (b)	VP
Joseph M. Buonaiuto (a)	C
Heather L. Geiger (a)	S

AEP Nonutility Funding LLC
Name and Principal Address (a)	Position

Jeffrey D. Cross	B,VP
Michael G. Morris	B,CB,P
Stephen P. Smith	B,VP,T
Susan Tomasky	B,VP
Joseph M. Buonaiuto	C
Timothy A. King	S

AEP Ohio Coal, L.L.C.
Name and Principal Address (a)	Position

Jeffrey D. Cross	B,VP
Nelson L. Kidder (n)	B,P
Susan Tomasky	VP
Stephen P. Smith	T
Joseph M. Buonaiuto	C
Timothy A. King	S

AEP Ohio Retail Energy, LLC
Name and Principal Address (a)	Position

Coulter R. Boyle,III (b)	B
Jeffrey D. Cross	B,VP
Holly Keller Koeppel	B,VP
Stephen P. Smith	B,T
Timothy A. King	S

AEP Power Marketing, Inc.
Name and Principal Address (a)	Position

John B. Keane	D
Michael G. Morris	D,CB,CEO
Stephen P. Smith	D,VP,T
Susan Tomasky	D,VP
Coulter R. Boyle,III (b)	P
Joseph M. Buonaiuto	C,CAO
Heather L. Geiger	S

AEP Pro Serv, Inc.
Name and Principal Address (a)	Position

John B. Keane	D
Michael G. Morris	D,CB,CEO
Robert P. Powers	D,VP
Michael W. Rencheck	D,P
Stephen P. Smith	D,VP,T
Susan Tomasky	D,VP
Mark W. Marano	SVP
Robert T. Burns	VP
Mark A. Gray	VP
Joseph M. Buonaiuto	C,CAO
Leonard V. Assante	DC
Heather L. Geiger	S

AEP Properties, L.L.C.
Name and Principal Address (a)	Position

Jay F. Godrey (b)	B
Timothy K. Light (b)	B
Brian X. Tierney (b)	B
Richard P. Walker (ll)	B

AEP Resources Australia Holdings Pty. Ltd.
Name and Principal Address (j)	Position

Herbert L. Hogue (a)	D
Holly Keller Koeppel (a)	D
Jeffrey D. Cross (a)	S
Paul Robert Rainey	S

AEP Resources Australia Pty., Ltd.
Name and Principal Address (j)	Position

Jeffrey D. Cross (a)	D,S
Paul Robert Rainey	D,S
Timothy A. King (a)	S

AEP Resources, Inc.
Name and Principal Address (a)	Position

Coulter R. Boyle,III (b)	D,VP
John B. Keane	D
Michael G. Morris	D,CB,CEO
Stephen P. Smith	D,VP,T
Susan Tomasky	D,P
Ronald A. Erd	VP
Holly Keller Koeppel	VP
Joseph M. Buonaiuto	C,CAO
Leonard V. Assante	DC
Heather L. Geiger	S

AEP Texas Central Company
Name and Principal Address (a)	Position

Carl L. English	D,VP
Thomas M. Hagan	D,VCB,VP
John B. Keane	D
Venita McCellon-Allen	D
Michael G. Morris	D,CB,CEO
Robert P. Powers	D,VP
Stephen P. Smith	D,VP,T
Susan Tomasky	D,VP
Charles R. Patton (h)	P,COO
Charles H. Adami (ll)	VP
Coulter R. Boyle III (b)	VP
Stephen W. Burge (b)	VP
Harry Gordon, Jr.	VP
539 N. Carancahua
Corpus Christi, TX 78401
Michelle S. Kalnas	VP
Mano K. Nazar	VP
One Cook Place
Bridgman, MI 41906
Julio C. Reyes (h)	VP
William L. Sigmon, Jr.(b)	VP
Richard P. Verret (c)	VP
Charles E. Zebula (b)	VP
Joseph M. Buonaiuto	C,CAO
Leonard V. Assante	DC
Heather L. Geiger	S

AEP Texas Central Transition Funding LLC
Name and Principal Address (a)	Position

Wendy G. Hargus	B
G. Gonzalo Sandoval	B
539 N. Caracahua
Corpus Christi, TX 78401
Stephen P. Smith	B

AEP Texas Commercial & Industrial Retail GP, LLC
Name and Principal Address (a)	Position

Coulter R. Boyle,III (b)	B,CB,P
Jeffrey D. Cross	B,VP
Holly Keller Koeppel	B,VP
Stephen P. Smith	B,T
Lonni L. Dieck (b)	VP
Brian X. Tierney (b)	VP
David C. Warner (b)	VP
Timothy A. King	S

AEP Texas Commercial & Industrial Retail Limited Partnership
Name and Principal Address (h)	Position

Coulter R. Boyle,III (b)	P
Jeffrey D. Cross (a)	VP
Lonni L. Dieck (b)	VP
Holly Keller Koeppel (a)	VP
Stephen P. Smith (a)	VP,T
Brian X. Tierney (b)	VP
David C. Warner (b)	VP
Charles E. Zebula (b)	VP
Timothy A. King (a)	S

AEP Texas North Company
Name and Principal Address (a)	Position

Carl L. English	D,VP
Thomas M. Hagan	D,VCB,VP
John B. Keane	D
Venita McCellon-Allen	D
Michael G. Morris	D,CB,CEO
Robert P. Powers	D,VP
Stephen P. Smith	D,VP,T
Susan Tomasky	D,VP
Charles R. Patton (h)	P,COO
Charles H. Adami (ll)	VP
Coulter R. Boyle,III (b)	VP
Stephen W. Burge (b)	VP
Harry Gordon, Jr.	VP
539 N. Carancahua
Corpus Christi, TX 78401
Michelle S. Kalnas	VP
Julio C. Reyes (h)	VP
William L. Sigmon, Jr. (b)	VP
Richard P. Verret (c)	VP
Charles E. Zebula (b)	VP
Joseph M. Buonaiuto	C,CAO
Leonard V. Assante	DC
Heather L. Geiger	S

AEP Texas POLR GP, LLC
Name and Principal Address (h)	Position

Coulter R. Boyle,III (b)	B,CB,P
Jeffrey D. Cross (a)	B,VP
Holly Keller Koeppel (a)	B,VP
Stephen P. Smith (a)	B,T
Lonni L. Dieck (b)	VP
Brian X. Tierney (b)	VP
David C. Warner (b)	VP
Timothy A. King (a)	S

AEP Texas POLR, LLC
Name and Principal Address (a)	Position

Coulter R. Boyle,III (b)	B,CB,P
Jeffrey D. Cross	B,VP
Holly Keller Koeppel	B,VP
Stephen P. Smith	B,T
Lonni L. Dieck (b)	VP
Brian X. Tierney (b)	VP
David C. Warner (b)	VP
Timothy A. King	S

AEP Transportation, LLC
Name and Principal Address (a)	Position

Coulter R. Boyle,III (b)	B,P
Jeffrey D. Cross	B,VP
Stephen P. Smith	B,VP,T
Charles E. Zebula (b)	B,VP
Joseph M. Buonaiuto	C
Timothy A. King	S

AEP T&D Services, LLC
Name and Principal Address (a)	Position

Jeffrey D. Cross	B,VP
Thomas L. Kirkpatrick	B
850 Tech Center Drive
Gahanna, OH 43230
Richard P. Verret (c)	B,VP
Dale E. Cory	VP
1331 Goodale Blvd.
Columbus, OH 43212
G. Michael Taylor	VP
Stephen P. Smith	T
Timothy A. King	S

AEP Utilities, Inc.
Name and Principal Address (a)	Position

Thomas M. Hagan	D
John B. Keane	D
Michael G. Morris	D,CB,CEO,P
Robert P. Powers	D
Stephen P. Smith	D,T
Susan Tomasky	D
Joseph M. Buonaiuto	C,CAO
Leonard V. Assante	DC
Heather L. Geiger	S

AEP Utility Funding LLC
Name and Principal Address (a)	Position

Jeffrey D. Cross	B,VP
Thomas M. Hagan	B
Holly Keller Koeppel	B
Michael G. Morris	B,CB,P
Stephen P. Smith	B,VP,T
Susan Tomasky	B,VP
Joseph M. Buonaiuto	C
Timothy A. King	S

AEP West Virginia Coal, Inc.
Name and Principal Address (a)	Position

Jeffrey D. Cross	D,VP
Susan Tomasky	D,VP
Nelson L. Kidder (n)	P
Stephen P. Smith	T
Joseph M. Buonaiuto	C
Timothy A. King	S

AEP Wind Energy, LLC
Name and Principal Address (a)	Position

Coulter R. Boyle,III (b)	B,CB,P
Jeffrey D. Cross	B,VP
Holly Keller Koeppel	B,VP
Stephen P. Smith	B,VP,T
Brian X. Tierney (b)	VP
Joseph M. Buonaiuto	C
Timothy A. King	S

AEP Wind GP, LLC
Name and Principal Address (a)	Position

Coulter R. Boyle,III (b)	CB,P
Jeffrey D. Cross	VP
Holly Keller Koeppel	VP
Timothy K. Light (b)	VP
Stephen P. Smith	VP,T
Brian X. Tierney (b)	VP
Joseph M. Buonaiuto	C
Timothy A. King	S

AEP Wind Holding, LLC
Name and Principal Address (a)	Position

Coulter R. Boyle,III (b)	B,CB,P
Jeffrey D. Cross	B,VP
Holly Keller Koeppel	B,VP
Stephen P. Smith	B,VP,T
Timothy K. Light (b)	VP
Brian X. Tierney (b)	VP
Joseph M. Buonaiuto	C
Timothy A. King	S

AEP Wind LP, LLC
Name and Principal Address (a)	Position

Coulter R. Boyle,III (b)	P
Jeffrey D. Cross	VP
Holly Keller Koeppel	VP
Timothy K. Light (b)	VP
Stephen P. Smith	VP,T
Brian X. Tierney (b)	VP
Joseph M. Buonaiuto	C
Timothy A. King	S

AEP Wind LP II, LLC
Name and Principal Address (a)	Position

Coulter R. Boyle,III (b)	B,CB,P
Jeffrey D. Cross	B,VP
Holly Keller Koeppel	B,VP
Stephen P. Smith	B,VP,T
Timothy K. Light (b)	VP
Brian X. Tierney (b)	VP
Joseph M. Buonaiuto	C
Timothy A. King	S

AEPR Energy Ventures B.V.
Name and Principal Address (q)	Position

Jeffrey D. Cross (a)	MD

AEPR Global Energy B.V.
Name and Principal Address (q)	Position

Jeffrey D. Cross (a)	MD

AEPR Global Holland Holding B.V.
Name and Principal Address (q)	Position

Jeffrey D. Cross (a)	MD
Susan Tomasky (a)	MD
John David Young (ff)	MD

AEPR Global Investments B.V.
Name and Principal Address (q)	Position

Jeffrey D. Cross (a)	MD
Susan Tomasky (a)	MD
John David Young (ff)	MD

AEPR Global Ventures B.V.
Name and Principal Address (q)	Position

Jeffrey D. Cross (a)	MD
Susan Tomasky (a)	MD
John David Young (ff)	MD

AEPR Ohio, LLC
Name and Principal Address (a)	Position

Jeffrey D. Cross	B,VP
Stephen P. Smith	T
Timothy A. King	S

American Electric Power Service Corporation
Name and Principal Address (a)	Position

Coulter R. Boyle,III (b)	D,SVP
Carl L. English	D,P
Thomas M. Hagan	D,EVP
John B. Keane	D,SVP,GC,CCm,O,AS
Holly Keller Koeppel	D,EVP
Venita McCellon-Allen	D,SVP
Michael G. Morris	D,CB,CEO,P
Robert P. Powers	D,EVP
Stephen P. Smith	D,SVP,T
Susan Tomasky	D,EVP,CFO,AS
Nicholas J. Ashooh	SVP
J. Craig Baker	SVP
Joseph M. Buonaiuto	SVP,C,CAO
Jeffrey D. Cross	SVP,DGC,AS
Joseph Hamrock	SVP,CIO
Dale E. Heydlauff	SVP
Michelle S. Kalnas	SVP
Mark W. Marano	SVP
R. E. Munczinski	SVP
Mano K. Nazar	SVP,CNO
One Cook Place
Bridgman, MI 41906
Michael W. Rencheck	SVP
William L. Sigmon, Jr. (b)	SVP
Scott N. Smith	SVP,CRO
Brian X. Tierney (b)	SVP
Richard P. Verret (c)	SVP
Charles E. Zebula (b)	SVP
Leonard V. Assante	VP
Michael J. Assante	VP,CSO
Keith Barnett (b)	VP
Thomas A. Barry (b)	VP
Michael J. Beyer (b)	VP
Robert W. Bradish (b)	VP
Bruce H. Braine	VP
Stephen W. Burge (b)	VP
Robert T. Burns	VP
Todd D Busby (b)	VP
W. N. D'Onofrio	VP
Stephen M. DeBord (b)	VP
John L. Dickerman	VP
Lonni L. Dieck (b)	VP
Diane M. Fitzgerald	VP
8523 Livingston Hills
Bridgman, MI 49106
Mark A. Gray	VP
Greg B. Hall (b)	VP
Wendy G. Hargus	VP,AT
John D. Harper (c)	VP
Timothy G. Harshbarger	VP
Joseph R. Hartsoe	VP,AGC
801 Pennsylvania Ave.NW
Washington, DC 20004
James G. Haunty (c)	VP
Stephan T. Haynes	VP,AT
James D. Henry (b)	VP
Michael Heyeck (c)	VP
Frank Hilton (b)	VP,CCO
Anthony P. Kavanagh	VP
801 Pennsylvania Ave. NW
Washington, DC 20004
Nelson L. Kidder (n)	VP
Ray A. King (c)	VP
Jeffery LaFleur (b)	VP
Timothy K. Light (b)	VP
Michael D. Martin	VP
John Massey (b)	VP
Mark C. McCullough (b)	VP
John M. McManus	VP
D. Michael Miller	VP,DGC
Marguerite C. Mills (ll)	VP
Scott P. Moore	VP
Richard A. Mueller	VP
Helen J. Murray	VP
Stewart M. Ramsay	VP
Craig T. Rhoades	VP
William L. Scott	VP
O. J. Sever	VP
Julie Sloat	VP
Laura J. Thomas (b)	VP
David B. Trego	VP
David C. Warner (b)	VP
Mark A. Welch	VP
Heather L. Geiger	S
Thomas G. Berkemeyer	AS,AGC
Kenneth C. Raney, Jr. (ll)	AS

Appalachian Power Company
Name and Principal Address (a)	Position

Carl L. English	D,VP
John B. Keane	D
Holly Keller Koeppel	D,VCB,VP
Venita McCellon-Allen	D
Michael G. Morris	D,CB,CEO
Robert P. Powers	D,VP
Stephen P. Smith	D,VP,T
Susan Tomasky	D,VP
Dana E. Waldo	P,COO
707 Virginia Street East
Charleston, WV 25301
Coulter R. Boyle,III (b)	VP
R. D. Carson, Jr.	VP
1051 East Cary Street
Richmond, VA 23219
Mark E. Dempsey	VP
707 Virginia Street, East
Charleston, WV 25301
Gene M. Jensen	VP
P.O. Box 1986
Charleston, WV 25312
Michelle S. Kalnas	VP
Mark C. McCullough (b)	VP
William L. Sigmon, Jr. (b)	VP
Richard P. Verret (c)	VP
William F. Vineyard (b)	VP
Charles E. Zebula (b)	VP
Joseph M. Buonaiuto	C,CAO
Leonard V. Assante	DC
Heather L. Geiger	S

Blackhawk Coal Company
Name and Principal Address (r)	Position

John B. Keane (a)	D
Michael G. Morris (a)	D,CB,CEO
Stephen P. Smith (a)	D,VP,T
Susan Tomasky (a)	D,VP
Gerald M. Dimmerling	P
377 Highway 522
Mansfield, LA 71052
Joseph M. Buonaiuto (a)	C,CAO
Leonard V. Assante (a)	DC
Heather L. Geiger (a)	S

C3 Communications, Inc.
Name and Principal Address (a)	Position

John B. Keane	D
Holly Keller Koeppel	D,VP
Michael G. Morris	D,CB,CEO
Stephen P. Smith	D,VP,T
Susan Tomasky	D,P
Joseph M. Buonaiuto	C,CAO
Leonard V. Assante	DC
Heather L. Geiger	S

Cardinal Operating Company
Name and Principal Address (l)	Position

Anthony J. Ahern	D,VP
6677 Busch Blvd.
Columbus, OH 43226
J. Craig Baker (a)	D
Holly Keller Koeppel (a)	D
Ralph E. Luffler	D,VP
P.O. Box 250
Lancaster, OH 43130-0250
Michael G. Morris (a)	D,P
Steven K. Nelson	D,VP
P.O. Box 280
Coshocton, OH 43812
Patrick W. O'Loughlin	D,VP
6677 Busch Blvd.
Columbus, OH 43226
Robert P. Powers (a)	D
Michael L. Sims	D
3888 Stillwell Beckett Rd
Oxford, OH 45056
Michael W. Rencheck (a)	VP
William L. Sigmon, Jr. (b)	VP
Brian X. Tierney (b)	VP
Charles E. Zebula (b)	VP
Stephen P. Smith (a)	T
Joseph M. Buonaiuto (a)	C
Timothy A. King (a)	S

Cedar Coal Co.
Name and Principal Address (e)	Position

John B. Keane (a)	D
Michael G. Morris (a)	D,CB,CEO
Stephen P. Smith (a)	D,VP,T
Susan Tomasky (a)	D,VP
Gerald M. Dimmerling	P
377 Highway 522
Mansfield, LA 71052
Joseph M. Buonaiuto (a)	C,CAO
Leonard V. Assante (a)	DC
Heather L. Geiger (a)	S

Central Appalachian Coal Company
Name and Principal Address (e)	Position

John B. Keane (a)	D
Michael G. Morris (a)	D,CB,CEO,P
Stephen P. Smith (a)	D,VP,T
Susan Tomasky (a)	D,VP
Joseph M. Buonaiuto (a)	C,CAO
Leonard V. Assante (a)	DC
Heather L. Geiger (a)	S

Central Coal Company
Name and Principal Address (e)	Position

John B. Keane (a)	D
Michael G. Morris (a)	D,CB,CEO,P
Stephen P. Smith (a)	D,VP,T
Susan Tomasky (a)	D,VP
Nelson L. Kidder (n)	VP
Joseph M. Buonaiuto (a)	C,CAO
Leonard V. Assante (a)	DC
Heather L. Geiger (a)	S

Colomet, Inc.
Name and Principal Address (a)	Position

Thomas M. Hagan	D,VP
John B. Keane	D
Michael G. Morris	D,CEO,P
Stephen P. Smith	D,VP,T
Susan Tomasky	D,VP
Richard P. Verret (c)	VP
Joseph M. Buonaiuto	C,CAO
Leonard V. Assante	DC
Heather L. Geiger	S

Columbus Southern Power Company
Name and Principal Address (a)	Position

Carl L. English	D,VP
John B. Keane	D
Holly Keller Koeppel	D,VCB,VP
Venita McCellon-Allen	D
Michael G. Morris	D,CB,CEO
Robert P. Powers	D,VP
Stephen P. Smith	D,VP,T
Susan Tomasky	D,VP
Kevin Walker	P,COO
850 Tech Center Drive
Gahanna, OH 43230
Coulter R. Boyle, III (b)	VP
Jane A. Harf	VP
88 East Broad St.,8th Fl.
Columbus, OH 43215
Michelle S. Kalnas	VP
Thomas L. Kirkpatrick	VP
850 Tech Center Drive
Gahanna, OH 43230
Jeffrey D. LaFleur (b)	VP
William L. Sigmon, Jr. (b)	VP
Richard P. Verret (c)	VP
William F. Vineyard (b)	VP
Charles E. Zebula (b)	VP
Joseph M. Buonaiuto	C,CAO
Leonard V. Assante	DC
Heather L. Geiger	S

Compresion Bajio, S. de R.L. de C.V.
Name and Principal Address (pp)	Position

Ronald A. Erd (a)	D
A. Wade Smith (b)	D
Neil Smith	D,CB
15 Wayside Road
Burlington, MA 01803
Enrique Tabora	D
15 Wayside Rd.
Burlington, MA 01803
Carlos Alvarez	GM
Carlos Francisco Barajas	CM
Carlos De Maria	S
Torre del Bosqu
Blvd. Manuel Avila Camacho 24,
Piso 7, Col. Lomas de
Chapultepec 11000 Mexico, D.F.

Conesville Coal Preparation Company
Name and Principal Address (a)	Position

John B. Keane	D
Michael G. Morris	D,CB,CEO
Stephen P. Smith	D,VP,T
Susan Tomasky	D,VP
Jeffrey D. LaFleur (b)	P
Joseph M. Buonaiuto	C,CAO
Leonard V. Assante	DC
Heather L. Geiger	S

Conlease, Inc.
Name and Principal Address (p)	Position

Holly Keller Koeppel	D,VP
Mark K. Knoy (v)	P
Michael J. Beyer (b)	VP
Stephen P. Smith (a)	T
Joseph M. Buonaiuto (a)	C
Timothy A. King (a)	S

CSW Development-I, Inc.
Name and Principal Address (a)	Position

Jeffrey D. Cross	D,VP
Holly Keller Koeppel	D,P
Ronald A. Erd	VP
Joseph M. Buonaiuto	C
Timothy A. King	S
Wendy G. Hargus	T

CSW Energy Services, Inc.
Name and Principal Address (a)	Position

John B. Keane	D
Holly Keller Koeppel	D
Stephen P. Smith	D,VP,T
Michael G. Morris	CEO
Robert P. Powers	P
Joseph M. Buonaiuto	C,CAO
Heather L. Geiger	S

CSW Energy, Inc.
Name and Principal Address (a)	Position

Coulter R. Boyle,III (b)	D,P
John B. Keane	D
Holly Keller Koeppel	D,VP
Michael G. Morris	D,CB,CEO
Stephen P. Smith	D,VP,T
Susan Tomasky	D,VP
Joseph M. Buonaiuto	C,CAO
Leonard V. Assante	DC
Heather L. Geiger	S

CSW Ft. Lupton, Inc.
Name and Principal Address (a)	Position

Jeffrey D. Cross	D,VP
Holly Keller Koeppel	D,P
Ronald A. Erd	VP
Wendy G. Hargus	T
Joseph M. Buonaiuto	C
Timothy A. King	S

CSW International, Inc.
Name and Principal Address (a)	Position

John B. Keane	D
Michael G. Morris	D,CB,CEO,P
Stephen P. Smith	D,VP,T
Susan Tomasky	D,VP
Holly Keller Koeppel	VP
Joseph M. Buonaiuto	C,CAO
Leonard V. Assante	DC
Heather L. Geiger	S

CSW International Two, Inc.
Name and Principal Address (a)	Position

Jeffrey D. Cross	D,VP
Timothy A. King	D,S
Mark A. Pyle	D
Holy Keller Koeppel	VP
Bradford R. Signet	VP
Stephen P. Smith	T
Joseph M. Buonaiuto	C

CSW Mulberry, Inc.
Name and Principal Address (a)	Position

Jeffrey D. Cross	D,VP
Holly Keller Koeppel	D,P
Ron A. Erd	VP
Wendy G. Hargus	T
Joseph M. Buonaiuto	C
Timothy A. King	S

CSW Mulberry II, Inc.
Name and Principal Address (a)	Position

Jeffrey D. Cross	D,VP
Holly Keller Koeppel	D,P
Ron A. Erd	VP
Wendy G. Hargus	T
Joseph M. Buonaiuto	C
Timothy A. King	S

CSW Orange, Inc.
Name and Principal Address (a)	Position

Jeffrey D. Cross	D,VP
Holly Keller Koeppel	D,P
Ron A. Erd	VP
Wendy G. Hargus	T
Joseph M. Buonaiuto	C
Timothy A. King	S

CSW Orange II, Inc.
Name and Principal Address (a)	Position

Jeffrey D. Cross	D,VP
Holly Keller Koeppel	D,P
Ron A. Erd	VP
Wendy G. Hargus	T
Joseph M. Buonaiuto	C
Timothy A. King	S

CSW Power Marketing, Inc.
Name and Principal Address (a)	Position

Jeffrey D. Cross	D,VP
Holly Keller Koeppel	D,P
Ron A. Erd	VP
Wendy G. Hargus	T
Joseph M. Buonaiuto	C
Timothy A. King	S

CSW Services International, Inc.
Name and Principal Address (a)	Position

Jeffrey D. Cross	D,VP
Holly Keller Koeppel	D,P
Ron A. Erd	VP
Wendy G. Hargus	T
Timothy A. King	S

CSW Sweeny GP I, Inc.
Name and Principal Address (a)	Position

Jeffrey D. Cross	D,VP
Holly Keller Koeppel	D,P
Ron A. Erd	VP
Wendy G. Hargus	T
Joseph M. Buonaiuto	C
Heather L. Geiger	S

CSW Sweeny GP II, Inc.
Name and Principal Address (a)	Position

Jeffrey D. Cross	D,VP
Holly Keller Koeppel	D,P
Ron A. Erd	VP
Wendy G. Hargus	T
Joseph M. Buonaiuto	C
Heather L. Geiger	S

CSW Sweeny LP I, Inc.
Name and Principal Address (a)	Position

Jeffrey D. Cross	D,VP
Holly Keller Koeppel	D,P
Ron A. Erd	VP
Wendy G. Hargus	T
Joseph M. Buonaiuto	C
Heather L. Geiger	S

CSW Sweeny LP II, Inc.
Name and Principal Address (a)	Position

Jeffrey D. Cross	D,VP
Holly Keller Koeppel	D,P
Ron A. Erd	VP
Wendy G. Hargus	T
Joseph M. Buonaiuto	C
Heather L. Geiger	S

CSW UK Finance Company
Name and Principal Address (ff)	Position

Holly Keller Koeppel (a)	D
Bradford R. Signet (a)	D
Susan Tomasky (a)	D
Stephen P. Smith (a)	T
Jeffrey D. Cross (a)	S

CSW UK Holdings
Name and Principal Address (ff)	Position

Holly Keller Koeppel (a)	D
Bradford R. Signet (a)	D
Susan Tomasky (a)	D
Stephen P. Smith (a)	T
Jeffrey D. Cross (a)	S

CSW UK Investments Limited
Name and Principal Address (ff)	Position

Holly Keller Koeppel (a)	D
Bradford R. Signet (a)	D
Susan Tomasky (a)	D
Stephen P. Smith (a)	T
Jeffrey D. Cross (a)	S

CSWI Europe Limited
Name and Principal Address (ff)	Position

Holly Keller Koeppel (a)	D
Susan Tomasky (a)	D
Surinder S. Toor	D
Stephen P. Smith (a)	T
Timothy A. King (a)	S

DECCO II LLC
Name and Principal Address (a)	Position

Michael W. Rencheck	CEO
Jeffrey D. Cross	VP
Stephen P. Smith	T
Joseph M. Buonaiuto	C
Timothy A. King	S

Diversified Energy Contractors Company, LLC
Name and Principal Address (a)	Position

Michael W. Rencheck	CEO
Jeffrey D. Cross	VP
John A. Mazzone (b)	VP
Stephen P. Smith	T
Joseph M. Buonaiuto	C
Timothy A. King	S

Dolet Hills Lignite Company, LLC
Name and Principal Address (rr)	Position

John B. Keane (a)	B
Michael G. Morris (a)	B,CB,CEO
Robert P. Powers (a)	B
Stephen P. Smith (a)	B,VP,T
Gerald M. Dimmerling	P
377 Highway 522
Mansfield, LA 71052
Stephen W. Burge (b)	VP
Jeffrey D. Cross (a)	VP
Joseph M. Buonaiuto	C
Heather L. Geiger (a)	S

Energia Azteca VIII, S. de R.L. de C.V.
Name and Principal Address (pp)	Position

Carlos Alvarez	D
Ronald A. Erd (a)	D
A. Wade Smith (b)	D
Neil Smith	D,CB
15 Wayside Road
Burlington, MA 01803
Carlos Francisco Barajas	CM
Carlos De Maria	S
Torre del Bosqu
Blvd Manuel Avila Camacho 24
Piso 7, Col. Lomas de
Chapultepec 11000 Mexico,D.F.

Franklin Real Estate Company
Name and Principal Address (a)	Position

Thomas M. Hagan	D,VP
John B. Keane	D
Michael G. Morris	D,CEO,P
Stephen P. Smith	D,VP,T
Susan Tomasky	D,VP
Richard P. Verret (c)	VP
Joseph M. Buonaiuto	C,CAO
Leonard V. Assante	DC
Heather L. Geiger	S

Houston Pipe Line Company LP
Name and Principal Address (bb)	Position

Ronald A. Erd (a)	P
Jeffrey D. Cross (a)	VP
Jim Deidiker	VP
Edward D. Gottlob	VP
Stephen Schneider	VP
Stephen P. Smith (a)	VP,T
Joseph M. Buonaiuto (a)	C
Timothy A. King (a)	S

HPL GP, LLC
Name and Principal Address (a)	Position

Jeffrey D. Cross	B,VP
Ronald A. Erd	B,P
Holly Keller Koeppel	B
Stephen P. Smith	B,VP,T
Coulter R. Boyle,III	VP
Jim Deidiker (bb)	VP
Stephen Schneider (bb)	VP
Joseph M. Buonaiuto	C
Heather L. Geiger	S

HPL Holdings, Inc.
Name and Principal Address (i)	Position

Sean A. Breiner	D
Jeffrey D. Cross (a)	D,VP
Timothy A. King (a)	D,S
Mark A. Pyle (a)	D
Stephen P. Smith (a)	D,T
Ronald A. Erd (a)	P
Holley Keller Koeppel (a)	VP
Joseph M. Buonaiuto (a)	C

HPL Resources Company LP
Name and Principal Address (bb)	Position

Ronald A. Erd (a)	P
Jeffrey D. Cross (a)	VP
Edward D. Gottlob	VP
Stephen Schneider	VP
Stephen P. Smith (a)	VP,T
Joseph M. Buonaiuto (a)	C
Timothy A. King (a)	S

HPL Storage, Inc.
Name and Principal Address (a)	Position

Jeffrey D. Cross	D,VP
Ronald A. Erd	D,P
Stephen P. Smith	D,VP,T
Joseph M. Buonaiuto	C
Timothy A. King	S

HPL Storage GP LLC
Name and Principal Address (a)	Position

Jeffrey D. Cross	B,VP
Ronald A. Erd	B,P
Stephen P. Smith	B,VP,T
Joseph M. Buonaiuto	C
Timothy A. King	S

Indiana-Kentucky Electric Corporation
Name and Principal Address (w)	Position

William S. Doty	D
20 NW Fourth Street
Evensville, IN 47741
Ronald G. Jochum	D
20 NW Fourth Street
Evansville, IN 47741
Thomas J. Kalup	D
4350 Northern Pike
Monroeville, PA 15146
Marc E. Lewis (d)	D
Michael G. Morris (a)	D,P
John R. Sampson	D
101 W Ohio Street Ste 1320
Indianapolis, IN 46204
Stanley F. Szwed	D
76 S. Main Street
Akron, OH 44308
David L. Hart (a)	VP
David E. Jones	VP
John D. Brodt	S,T

Indiana Franklin Realty, Inc.
Name and Principal Address (a)	Position

Thomas M. Hagan	D,VP
John B. Keane	D
Michael G. Morris	D,CEO,P
Stephen P. Smith	D,VP,T
Susan Tomasky	D,VP
Richard P. Verret (c)	VP
Joseph M. Buonaiuto	C,CAO
Leonard V. Assante	DC
Heather L. Geiger	S

Indiana Michigan Power Company
Name and Principal Address (a)	Position

Karl G. Boyd (d)	D,VP
John E. Ehler (d)	D
Carl L. English	D
Patrick C. Hale	D
2791 North U.S. HWY 231
Rockport, IN 47635
Holly Keller Koeppel	D,VCB,VP
David L. Lahrman (d)	D
Marc E. Lewis (d)	D
Venita McCellon-Allen	D
Susanne M. Moorman Rowe(d)	D
Michael G. Morris	D,CB,CEO
Robert P. Powers	D,VP
John R. Sampson	D,VP
101 W Ohio Street Ste 1320
Indianapolis, IN 46204
Susan Tomasky	D,VP
Marsha P. Ryan (d)	P,COO
Karl G. Boyd (d)	VP
Coulter R. Boyle, III (b)	VP
Gregory A. Clark	VP
110 W Michigan Ave Ste 100A
Lansing, MI 48933
Carl L. English	VP
Daniel P. Fadel	VP
One Cook Place
Bridgeman, MI 41906
Joseph N. Jensen	VP
One Cook Place
Bridgeman, MI 41906
Michelle S. Kalnas	VP
Mark K. Knoy (v)	VP
Mark C. McCullough (b)	VP
Mano K. Nazar	VP
One Cook Place
Bridgeman, MI 41906
William L. Sigmon, Jr.(b)	VP
Richard P. Verret (c)	VP
William F. Vineyard (b)	VP
Charles E. Zebula (b)	VP
Stephen P. Smith	T
Joseph M. Buonaiuto	C,CAO
Leonard V. Assante	DC
Heather L. Geiger	S

Intergen Denmark ApS
Name and Principal Address (z)	Position

Ronald A. Erd (a)	D,GM
A. Wade Smith (b)	D
Neil Smith	D
15 Wayside Road
Burlington, MA 01803
Enrique Tabora	D
15 Wayside Road
Burlington, MA 01803
Steen Henning Halmind	GM

Intergen Denmark Finance ApS
Name and Principal Address (z)	Position

Ronald A. Erd (a)	D,GM
Steen Henning Halmind	D
Neil Smith	D
15 Wayside Road
Burlington, MA 01803

Kentucky Power Company
Name and Principal Address (a)	Position

Carl L. English	D,VP
John B. Keane	D
Holly Keller Koeppel	D,VCB,VP
Venita McCellon-Allen	D
Michael G. Morris	D,CB,CEO
Robert P. Powers	D,VP
Stephen P. Smith	D,VP,T
Susan Tomasky	D,VP
Timothy C. Mosher	P
101 Enterprise Drive
Frankfort, KY 40601
Coulter R. Boyle,III (b)	VP
Gene M. Jensen	VP
P.O. Box 1986
Charleston, WV 25312
Michelle S. Kalnas	VP
Jeffery D. LaFleur (b)	VP
William L. Sigmon,Jr. (b)	VP
Richard P. Verret (c)	VP
Charles E. Zebula (b)	VP
Joseph M. Buonaiuto	C,CAO
Leonard V. Assante	DC
Heather L. Geiger	S

Kingsport Power Company
Name and Principal Address (a)	Position

Carl L. English	D,VP
John B. Keane	D
Holly Keller Koeppel	D,VCB,VP
Venita McCellon-Allen	D
Michael G. Morris	D,CB,CEO
Robert P. Powers	D,VP
Stephen P. Smith	D,VP,T
Susan Tomasky	D,VP
Dana E. Waldo	P,COO
707 Virginia St E.Ste 1100
Charleston, WV 25301
Coulter R. Boyle,III (b)	VP
R. D. Carson, Jr.	VP
1051 East Cary Street
Richmond, VA 23219
Gene M. Jensen	VP
P.O. Box 1986
Charleston, WV 25312
Michelle S. Kalnas	VP
Richard P. Verret (c)	VP
Charles E. Zebula (b)	VP
Joseph M. Buonaiuto	C,CAO
Leonard V. Assante	DC
Heather L. Geiger	S

Mutual Energy L.L.C.
Name and Principal Address (a)	Position

Coulter R. Boyle,III (b)	CB,P
Jeffrey D. Cross	VP
Holly Keller Koeppel	VP
Stephen P. Smith	T
Timothy A. King	S

National Temporary Services, Inc.
Name and Principal Address (ss)	Position

John Istvan (a)	D,P

Newgulf Power Venture, Inc.
Name and Principal Address (a)	Position

Jeffrey D. Cross	D,VP
Holly Keller Koeppel	D,P
Ronald A. Erd	VP
Wendy G. Hargus	T
Joseph M. Buonaiuto	C
Timothy A. King	S

Noah I Power GP, Inc.
Name and Principal Address (a)	Position

Jeffrey D. Cross	D,VP
Holly Keller Koeppel	D,P
Ronald A. Erd	VP
Wendy G. Hargus	T
Joseph M. Buonaiuto	C
Timothy A. King	S

Octagon, Inc.
Name and Principal Address (ss)	Position

John Istvan (a)	D,P

Ohio Power Company
Name and Principal Address (a)	Position

Carl L. English	D,VP
John B. Keane	D
Holly Keller Koeppel	D,VCB,VP
Venita McCellon-Allen	D
Michael G. Morris	D,CB,CEO
Robert P. Powers	D,VP
Stephen P. Smith	D,VP,T
Susan Tomasky	D,VP
Kevin Walker	P,COO
850 Tech Center Drive
Gahanna, OH 43230
Coulter R. Boyle,III (b)	VP
Jane A. Harf	VP
88 East Broad St.,8th Fl.
Columbus, OH 43215
Michelle S. Kalnas	VP
Thomas L. Kirkpatrick	VP
850 Tech Center Drive
Gahanna, OH 43230
Jeffery D. LaFleur (b)	VP
Mark C. McCullough (b)	VP
William L. Sigmon,Jr. (b)	VP
Richard P. Verret (c)	VP
Charles E. Zebula (b)	VP
Joseph M. Buonaiuto	C,CAO
Leonard V. Assante	DC
Heather L. Geiger	S

Ohio Valley Electric Corporation
Name and Principal Address (w)	Position

John P. Campbell	D
4350 North Pike
Monroeville, PA 15146
William S. Doty	D
20 NW Fourth Street
Evansville, IN 47741
Carl L. English (a)	D
James P. Garlick	D
4350 Northern Pike
Monroeville, PA 15146
Thomas J. Kalup	D
4350 Northern Pike
Monroeville, PA 15146
Holly Keller Koeppel (a)	D
Charles D. Lasky	D
76 South Main Street
Akron, OH 44308
Michael G. Morris (a)	D,P
John C. Procario	D
139 East Fourth Street
Cincinnati, OH 45202
Donald R. Schneider	D
76 South Main Street
Akron, OH 44308
Stanley F. Szwed	D
76 S. Main Street
Akron, OH 44308
Paul W. Thompson	D
220 West Main Street
Louisville, KY 40202
John N. Voyles	D
220 West Main Street
Louisville, KY 40202
W. Steven Wolff	D
1065 Woodman Drive
Dayton, OH 45432
David L. Hart (a)	VP
David E. Jones	VP
John D. Brodt	S,T

Operaciones Azteca VIII, S. de R.L. de C.V.
Name and Principal Address (pp)	Position

Ronald A. Erd (a)	D
A. Wade Smith (b)	D
Neil Smith	D,CB
15 Wayside Road
Burlington, MA 01803
Robert H. Warburton	D
15 Wayside Rd.
Burlington, MA 01803
Carlos Alvarez	GM
Carlos Francisco Barajas	CM
Carlos De Maria	S
Torre del Bosqu
Blvd. Manuel Avila Camacho 24,
Piso 7, Col. Lomas de
Chapultepec 11000 Mexico, D.F.

Operaciones Compresion Bajio, S. de R.L. de C.V.
Name and Principal Address (pp)	Position

Ronald A. Erd (a)	D
A. Wade Smith (b)	D
Neil Smith	D,CB
15 Wayside Road
Burlington, MA 01803
Robert H. Warburton	D
15 Wayside Rd.
Burlington, MA 01803
Carlos Francisco Barajas	CM
Vimal Chauhan	GM
15 Wayside Road
Burlington, MA 01803
Carlos De Maria	S
Torre del Bosqu
Blvd. Manuel Avila Camacho 24,
Piso 7, Col. Lomas de
Chapultepec 11000 Mexico, D.F.

Pacific Hydro Limited
Name and Principal Address (aa)	Position

Michael C. Fitzpatrick	D
Jeffrey Harding	D
Michael J. Hutchinson	D
Holly Keller Koeppel (a)	D
John L. C. McInnes	D
Philip van der Riet	D
Peter F. Westaway	D
Bernard Wheelahan	D,CB
Neil L. Williams	S

POLR Power, L.P.
Name and Principal Address (h)	Position

Coulter R. Boyle,III (a)	P
Jeffrey D. Cross (a)	VP
Lonni L. Dieck (b)	VP
Holly Keller Koeppel (a)	VP
Brian X. Tierney (b)	VP
David C. Warner (b)	VP
Stephen P. Smith (a)	T
Timothy A. King (a)	S

Price River Coal Company, Inc.
Name and Principal Address (a)	Position

John B. Keane	D
Michael G. Morris	D,CB,CEO,P
Stephen P. Smith	D,VP,T
Susan Tomasky	D,VP
Joseph M. Buonaiuto	C,CAO
Leonard V. Assante	DC
Heather L. Geiger	S

Public Service Company of Oklahoma
Name and Principal Address (a)	Position

Carl L. English	D,VP
Thomas M. Hagan	D,VCB,VP
John B. Keane	D
Venita McCellon-Allen	D
Michael G. Morris	D,CB,CEO
Robert P. Powers	D,VP
Stephen P. Smith	D,VP,T
Susan Tomasky	D,VP
Stuart Solomon	P,COO
212 East 6th Street
Tulsa, OK 74119
Charles H. Adami (ll)	VP
Coulter R. Boyle,III (b)	VP
Stephen W. Burge (b)	VP
Michelle S. Kalnas	VP
Preston S. Kissman	VP
212 East 6th Street
Tulsa, OK 74119
Gary C. Knight	VP
3600 S. Elwood Ave.
Tulsa, OK 74102
William R. McKamey	VP
1601 NW Expressway Ste 1400
Oklahoma City, OK 73118
William L. Sigmon, Jr. (b)	VP
Richard P. Verret (c)	VP
Charles E. Zebula (b)	VP
Joseph M. Buonaiuto	C,CAO
Leonard V. Assante	DC
Heather L. Geiger	S

REP General Partner L.L.C.
Name and Principal Address (h)	Position

Coulter R. Boyle,III (b)	B,CB,P
Jeffrey D. Cross (a)	B,VP
Holly Keller Koeppel (a)	B,VP
Stephen P. Smith (a)	B,T
Lonni L. Dieck (b)	VP
Brian X. Tierney (b)	VP
David C. Warner (b)	VP
Timothy A. King (a)	S

REP Holdco, LLC
Name and Principal Address (qq)	Position

Coulter R. Boyle,III (b)	B,CB,P
Jeffrey D. Cross (a)	B,VP
Holly Keller Koeppel (a)	B,VP
Stephen P. Smith (a)	B,T
Lonni L. Dieck (b)	VP
Brian X. Tierney (b)	VP
David C. Warner (b)	VP
Joseph M. Buonaiuto (a)	C
Timothy A. King (a)	S

Servicios Azteca VIII,S.de R.L. de C.V.
Name and Principal Address (pp)	Position

Ronald A. Erd (a)	D
A. Wade Smith (b)	D
Neil Smith	D,CB
15 Wayside Road
Burlington, MA 01803
Enrique Tabora	D
15 Wayside Rd.
Burlington, MA 01803
Carlos Alvarez	GM
Carlos Francisco Barajas	CM
Carlos De Maria	S
Torre del Bosqu
Blvd. Manuel Avila Camacho 24
Piso 7, Col. Lomas de
Chapultepec 11000 Mexico D.F.

Simco Inc.
Name and Principal Address (a)	Position

John B. Keane	D
Michael G. Morris	D,CB,CEO,P
Stephen P. Smith	D,VP,T
Susan Tomasky	D,VP
Nelson L. Kidder (n)	VP
Joseph M. Buonaiuto	C,CAO
Leonard V. Assante	DC
Heather L. Geiger	S

Snowcap Coal Company, Inc.
Name and Principal Address (a)	Position

David M. Cohen (b)	D,VP,S
F. Scott Travis (b)	D,CFO
Nelson L. Kidder (n)	P

Southern Appalachian Coal Company
Name and Principal Address (a)	Position

John B. Keane	D
Michael G. Morris	D,CB,CEO,P
Stephen P. Smith	D,VP,T
Susan Tomasky	D,VP
Joseph M. Buonaiuto	C,CAO
Leonard V. Assante	DC
Heather L. Geiger	S

Southwest Arkansas Utilities Corporation
Name and Principal Address (t)	Position

Charles E. Clinehens,Jr.	D,S,T
Thomas H. Deweese	D,P
Phillip A. Watkins	D,VP

Southwestern Electric Power Company
Name and Principal Address (a)	Position

Carl L. English	D,VP
Tomas M. Hagan	D,VCB,VP
John B. Keane	D
Venita McCellon-Allen	D
Michael G. Morris	D,CB,CEO
Robert P. Powers	D,VP
Stephen P. Smith	D,VP,T
Susan Tomasky	D,VP
Nicholas K. Akins (rr)	P,COO
Brian Bond (rr)	VP
Coulter R. Boyle,III (b)	VP
Stephen W. Burge (b)	VP
Gerald M. Dimmerling	VP
377 Highway 522
Mansfield, LA 71052
Paul W. Franklin	VP
2400 FM 3251
Hallsville, TX 75650
Michelle S. Kalnas	VP
William L. Sigmon,Jr.(b)	VP
A. Malcolm Smoak (rr)	VP
Richard P. Verret (c)	VP
Charles E. Zebula (b)	VP
Joseph M. Buonaiuto	C,CAO
Leonard V. Assante	DC
Heather L. Geiger	S

United Sciences Testing, Inc.
Name and Principal Address (u)	Position

Mark A. Gray (a)	D,VP
Mark W. Marano (a)	D,P
Robert P. Powers (a)	D,CB
Michael W. Rencheck (a)	D,CEO
Jeffrey D. Cross (a)	VP
Stephen P. Smith (a)	VP,T
J. Mike Brown	GM
Joseph M. Buonaiuto (a)	C
Timothy A. King (a)	S

Universal Supercapacitors, LLC
Name and Principal Address (a)	Position

Paul Chodak III	B
Thomas L. Jones	B
Holly Keller Koeppel	B
Sergey V. Litvinenko	B
Troitsk, Moscow Region
142190 Russia
Alexander V. Novikov	B
Troitsk, Moscow Region
142190 Russia
Sergey N. Razumov	B
Troitsk, Moscow Region
142190 Russia

Ventures Lease Co., LLC
Name and Principal Address (a)	Position

Coulter R. Boyle, III (b)	B,P
Jeffrey D. Cross	B,VP
Stephen P. Smith	B,VP,T
Timothy A. King	S

Wheeling Power Company
Name and Principal Address (a)	Position

Carl L. English	D,VP
John B. Keane	D
Holly Keller Koeppel	D,VCB,VP
Venita McCellon-Allen	D
Michael G. Morris	D,CB,CEO
Robert P. Powers	D,VP
Stephen P. Smith	D,VP,T
Susan Tomasky	D,VP
Kevin Walker	P,COO
850 Tech Center Drive
Gahanna, OH 43230
Coulter R. Boyle, III (b)	VP
Michelle S. Kalnas	VP
Richard P. Verret (c)	VP
Charles E. Zebula (b)	VP
Joseph M. Buonaiuto	C,CAO
Leonard V. Assante	DC
Heather L. Geiger	S

ITEM 6 PART II - BANKING CONNECTIONS

Each officer and director with a financial connection within the provisions of Section 17(c) of the Act is as follows:

Name of Officer or Director	Name and Location of Financial Institution	Position Held in Financial Institution	Applicable Exemption Rule

Donald M. Carlton	Temple Inland (Parent of Guaranty Bank) Austin, TX	Director	70(a)
William R. Howell	Deutsche Bank Trust Corp. New York, NY	Director	70(b)
	Deutsche Bank Trust Company Americas New York, NY	Director	70(b)
L. A. Hudson, Jr.	American National Bankshares, Inc. Danville, Virginia	Director	70(a)
	American National Bank & Trust Co. Danville, Virginia	Director	70(a)

ITEM 6 PART III - COMPENSATION AND OTHER RELATED INFORMATION

Executive Compensation

THE FOLLOWING TABLE shows for 2004, 2003 and 2002 the compensation earned by the chief executive officer and the four other most highly compensated executive officers (as defined by SEC regulations) of AEP at December 31, 2004 and Mr. Fayne, who ceased being an executive officer in July, 2004 and resigned on December 31, 2004.

Summary Compensation Table

Name and Principal Position		Annual Compensation			Long-Term Compensation
					Awards		Payouts
	Year	Salary ($)(1)	Bonus ($)(2)	Other Annual Compensation $(3)	Restricted Stock Award ($)(4)	Securities Underlying Options (#)	LTIP Payouts $(5)	All Other Compensation ($)(6)
Michael G. Morris - Chairman of the board and chief executive officer of the Company; chairman of the board, president and chief executive officer of AEP and the Service Corporation; chairman of the board and chief executive officer of other AEP System companies(7)	2004	1,123,577	1,250,000	607,553	9,228,000	149,000	-0-	178,058
Susan Tomasky - Executive vice president and chief financial officer of the Company; executive vice president-chief financial officer, assistant secretary and director of the Service Corporation; vice president and director of other AEP System companies	2004 2003 2002	503,846 476,827 451,731	350,000 256,137 49,116	-0- -0- -0-	-0- -0- -0-	-0- 25,000 88,000	-0- -0- -0-	50,791 37,208 79,373
Thomas M. Hagan - Executive vice president-AEP Utilities West and director of the Service Corporation; vice president and director of other AEP System companies	2004 2003 2002	443,385 421,615 345,517	241,684 237,850 -0-	58,330 -0- -0-	-0- -0- -0-	-0- 25,000 88,000	-0- -0- -0-	141,398 29,326 59,976
Holly K. Koeppel - Executive vice president-AEP Utilities East and director of the Service Corporation; vice president and director of other AEP System companies	2004 2003 2002	443,385 426,635 267,279	267,217 175,000 250,000	2,404 -0- -0-	-0- -0- -0-	-0- 25,000 88,000	-0- -0- -0-	37,304 25,451 109,751
Robert P. Powers - Executive vice president-Generation and director of the Service Corporation; vice president and director of other AEP System companies	2004 2003 2002	433,308 416,596 401,539	275,000 300,000 49,116	654 -0- -0-	-0- -0- -0-	-0- 25,000 88,000	-0- -0- -0-	34,879 29,007 68,853
Henry W. Fayne - (retired) Executive vice president and director of the Service Corporation; vice president and director of other AEP System companies(8)	2004 2003 2002	518,961 501,923 481,846	309,000 256,225 49,116	-0- -0- -0-	-0- -0- -0-	-0- 25,000 88,000	-0- -0- -0-	970,895 39,150 80,830

(1)	Amounts in the Salary column are composed of executive salaries, and additional days of pay earned for years with more than the standard 260 calendar workdays and holidays.

(2)

Amounts in the Bonus column reflect awards under the Senior Officer Annual Incentive Compensation Plan (SOIP) for 2003 and 2004, except for Mr. Fayne whose 2004 bonus was paid as part of a severance agreement. Payments pursuant to the SOIP are made in the first quarter of the succeeding fiscal year for performance in the year indicated. No SOIP awards were made for 2002, but Messrs. Powers and Fayne and Ms. Tomasky received payments of $49,116 each in February 2002 in recognition of their efforts in connection with a management reorganization. The amount in the Bonus column for Ms. Koeppel in 2002 represents a payment for successfully completing the sale of certain international investments.

(3)
Amounts shown in Other Annual Compensation include perquisites if the aggregate amount of such benefits exceeds $50,000. For Mr. Morris, the amount shown for 2004 includes the incremental cost associated with his personal use of the Company's airplane of $250,487 and premiums for life insurance that the Company funds on his behalf of $141,403. The Other Annual Compensation also includes tax gross-up payments for Mr. Morris and the other named executive officers.

(4)
Mr. Morris received an award of 300,000 restricted shares granted under the Company's 2000 Long-Term Incentive Plan upon his employment with AEP. The award was made on January 2, 2004. 50,000 shares vested on January 1, 2005 and 50,000 shares vest on January 1, 2006. The remaining 200,000 shares of restricted stock were granted as a replacement for certain long-term compensation that Mr. Morris forfeited from his prior employer in order to accept his position at AEP. These shares vest, subject to his continued employment, in three equal components on November 30, 2009, November 30, 2010 and November 30, 2011, respectively. The value of the restricted stock as of December 31, 2004 ($10,302,000) is determined by multiplying the total number of shares held by the closing price of AEP Common Stock on the New York Stock Exchange on December 31, 2004. Dividends are paid on all restricted shares at the same rate as paid on AEP's Common Stock.

(5)
Amounts in the Long-Term Compensation - Payouts column generally reflect phantom stock units resulting from performance share units issued under the AEP 2000 Long-Term Incentive Plan. However, no shares were earned under this or any other plan in the periods shown. The December 10, 2003 through December 31, 2004 performance period did result in an award score of 123.1% of the target award and accrued dividends. However, these shares have not vested and will not generally vest until December 31, 2006, subject to the participant's continued employment. Therefore, the payout for these performance shares will be reported for 2006 if and when they vest. See below under Long-Term Incentive Plans - Awards in 2004 and page 26 for additional information.

(6)
Amounts in the All Other Compensation column for 2004, except for additional compensation to Messrs. Morris and Fayne disclosed in footnotes (7) and (8), include (i) AEP's matching contributions under the AEP Retirement Savings Plan and the AEP Supplemental Retirement Savings Plan, a non-qualified plan designed to supplement the AEP Retirement Savings Plan; (ii) relocation and temporary living expenses and (iii) subsidiary companies' director fees. Detail of the 2004 amounts included in the All Other Compensation column is shown below.

Item	Mr. Morris	Ms. Tomasky	Mr. Hagan	Ms. Koeppel	Mr. Powers	Mr. Fayne
Savings Plan Matching Contributions	$6,534	$6,888	$8,850	$9,225	$7,283	$6,793
Supplemental Savings Plan Matching Contributions	41,712	27,103	21,626	18,429	16,546	27,892
Relocation and Temporary Living Expenses	27,250	-0-	101,972	-0-	-0-	-0-
Subsidiary Director Fees	17,400	16,800	8,950	9,650	11,050	16,200

(7)
No 2002 or 2003 compensation information is reported for Mr. Morris because he was not an executive officer in those years. Club initiation fees of $85,163 were included in the All Other Compensation column for Mr. Morris.

(8)
In July 2004, AEP realigned its management team and Mr. Fayne ceased being an executive officer of AEP and was assigned other responsibilities. He left active employment on December 31, 2004 with 31 years of service and, as a result, was paid severance compensation of $814,039 and accrued vacation pay of $105,971 that is included in the All Other Compensation column. He also received a bonus of $309,000, which is included in the Bonus column.

Option Grants in 2004

Individual Grants
Name	Number of Securities Underlying Options Granted(#)(1)	Percent Of Total Options Granted to Employees In 2004	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value ($)(2)
M. G. Morris	149,000	100%	$30.76	1-2-2014	902,940
S. Tomasky	-0-	-0-	-0-	-	-0-
T. M. Hagan	-0-	-0-	-0-	-	-0-
H. K. Koeppel	-0-	-0-	-0-	-	-0-
R. P. Powers	-0-	-0-	-0-	-	-0-
H. W. Fayne	-0-	-0-	-0-	-	-0-

(1)
Mr. Morris is the only executive officer named in the Summary Compensation Table who was granted options in 2004. Upon his hire, the HR Committee granted 149,000 stock options to Mr. Morris pursuant to his employment agreement. All other executives named in the Summary Compensation Table were granted options in December 2003. Mr. Morris' options were granted on January 2, 2004 and have an exercise price of $30.76, which is equal to the closing price of AEP Common Stock on the New York Stock Exchange on that date. Mr. Morris' options will vest in three approximately equal annual amounts beginning on January 1, 2005. These options also fully vest upon termination due to retirement, death or for such other circumstances as the HR Committee determines warrant vesting and continuation of these options. In the above circumstances, these options will expire on the earlier of five years from the date of termination or death, or the original expiration date. All AEP stock options may also vest as the result of a change-in-control of AEP (see discussion of the Change-in-Control Agreements on page 31) and expire upon termination of employment for reasons other than retirement, disability or death, unless the HR Committee determines that circumstances warrant continuation of the options for up to five years. Options are nontransferable.

(2)	Value was calculated using the Black-Scholes option valuation model. The actual value, if any, ultimately realized depends on the market value of AEP Common Stock at a future date.

Significant assumptions for the grant on January 2, 2004 are shown below:

Stock Price Volatility	28.17%	Dividend Yield	4.84%
Risk-Free Rate of Return	4.14%	Option Term	7 years

Aggregated Option Exercises in 2004 and Year-end Option Values

Name	Shares Acquired on Exercise(#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at 12-31-04(#)		Value of Unexercised In-The-Money Options at 12-31-04($)*
			Exercisable	Unexercisable	Exercisable	Unexercisable
M. G. Morris	-	-	-	149,000	-0-	$533,420
S. Tomasky	29,333	206,130	200,000	83,667	-0-	$586,846
T. M. Hagan	-	-	91,833	83,667	$213,544	$586,846
H. K. Koeppel	29,332	182,357	23,700	83,668	-0-	$586,853
R. P. Powers	-	-	139,033	107,267	$213,544	$586,846
H. W. Fayne	29,333	211,178	283,667	-	$586,846	-

*	Based on the difference between the closing price of AEP Common Stock on the New York Stock Exchange on December 31, 2004 ($34.34) and the option exercise price. 'In-the-money' means the market price of the stock is greater than the exercise price of the option on the date indicated.

Long-Term Incentive Plans - Awards In 2004

Mr. Morris is the only executive officer named in the Summary Compensation Table who received awards in 2004. Pursuant to his employment contract, Mr. Morris was awarded performance share units in January 2004, pursuant to the Company's 2000 Long-Term Incentive Plan. All other executives named in the Summary Compensation Table received awards for the same period of performance in December 2003, which were previously reported in AEP's 2004 Proxy Statement. Although Mr. Morris' individual performance period was less than one year, the performance period measured exceeded one year. Mr. Morris' award is described here and in footnote 5 to the Summary Compensation Table under LTIP Payouts for consistency with the other named executive officers. Performance share units are generally equivalent to shares of AEP Common Stock. Dividends are reinvested in additional performance share units for the same performance and vesting period using the closing price of the AEP Common Stock on the dividend payment date. The value of the performance share unit awards is dependent on the Company's total shareholder return for the applicable performance period relative to the S&P electric utilities, the market price of AEP Common Stock at the end of the performance period, the value of dividends paid during the performance period, the AEP Common Stock price on each dividend payment date and AEP's earnings per share versus a target established by the HR Committee.

The number of common stock equivalent units that may be earned at threshold, target and maximum performance levels, excluding any reinvested dividends, is shown in the table below. The HR Committee may, in its discretion, reduce the number of performance share unit targets otherwise earned. In accordance with the performance goals established for the periods set forth below, the threshold, target and maximum awards are equal to 20%, 100% and 200%, respectively, of the performance share unit awards.

Deferral of earned performance share units into phantom AEP Stock Units (equivalent to shares of AEP Common Stock) is mandatory until the officer has met his or her stock ownership requirements discussed in the Human Resources Committee Report on Executive Compensation. Once their stock ownership requirement is met, officers may elect to continue to defer earned performance share units or to receive subsequently earned awards in cash and/or AEP Common Stock.

Name	Number of Performance Share Units	Performance Period Until Maturation or Payout	Estimated Future Payouts of Performance Share Units Under Non-Stock Price-Based Plan
			Threshold (#)	Target (#)	Maximum (#)
M. G. Morris	119,000	12/10/03 - 12/31/04	23,800	119,000	238,000
S. Tomasky	-0-		-0-	-0-	-0-
T. M. Hagan	-0-		-0-	-0-	-0-
H. K. Koeppel	-0-		-0-	-0-	-0-
R. P. Powers	-0-		-0-	-0-	-0-
H. W. Fayne	-0-		-0-	-0-	-0-

The December 10, 2003 through December 31, 2004 performance period did result in an award score of 123.1% of the target award and accrued dividends. These performance shares will generally vest, subject to the participant's continued employment, on December 31, 2006 and, upon vesting, will be reported in the LTIP Payouts column. As of December 31, 2004, the performance shares awarded for Mr. Morris and the other named executive officers (other than Mr. Fayne) had an estimated value of $5,247,770 and $934,872, respectively. The number of performance shares held by Mr. Fayne for this performance period was reduced by approximately two-thirds upon his retirement. The estimated value of Mr. Fayne's performance shares was $311,601 as of December 31, 2004.

Retirement Benefits

AEP maintains qualified and nonqualified defined benefit ERISA pension plans for eligible employees. The tax-qualified plans are the American Electric Power System Retirement Plan (AEP Retirement Plan) and the Central and South West Corporation Cash Balance Retirement Plan (CSW Cash Balance Plan). The nonqualified plans are the American Electric Power System Excess Benefit Plan (AEP Excess Benefit Plan) (together with the AEP Retirement Plan, the AEP Plans) and the Central and South West Corporation Special Executive Retirement Plan (CSW SERP) (together with the CSW Cash Balance Plan, the CSW Plans), each of which provides (i) benefits that cannot be payable under the respective tax-qualified plans because of maximum limitations imposed on such plans by the Internal Revenue Code and (ii) benefits pursuant to individual agreements with certain AEP employees. The CSW Plans continue as separate plans for those AEP System employees who were participants in the CSW Cash Balance Plan as of December 31, 2000. Each of the executive officers named in the Summary Compensation Table (other than Mr. Hagan) participates in the AEP Plans. Mr. Hagan participates in the CSW Plans.

The benefit formula generally used to calculate benefit additions under the pension plans for all plan participants (including the executive officers named in the Summary Compensation Table) is a cash balance formula. When the cash balance formula was added to each plan, an opening balance was established for employees then participating under each plan's prior benefit formula (as further described below), using a number of factors as set forth in the appropriate plan. Under the cash balance formula, each participant has an account established (for record keeping purposes only) to which dollar amount credits are allocated each year based on a percentage of the participant's eligible pay. The amount of pay taken into account for the executive officers named in the Summary Compensation Table has been capped at $1,000,000. Effective January 1, 2004, that cap on eligible pay was increased to the greater of $1,000,000 or two times the participant's annual base rate of pay as of the last day of a given year (or, if the participant's employment was terminated during the year, as of the date of such termination of employment). The applicable percentage of eligible pay credited to a participant's account is determined each year by reference to the participant's age and years of vesting service as of December 31 of that year (or as of the participant's termination date, if earlier). The following table shows the applicable percentage used to determine the annual dollar amount credits based on the sum of age and years of service indicated:

Sum of Age Plus Years of Service	Applicable Percentage
Less than 30	3.0%
30-39	3.5%
40-49	4.5%
50-59	5.5%
60-69	7.0%
70 or more	8.5%

All dollar amount balances in the cash balance accounts of participants earn a fixed rate of interest that is also credited annually. The interest rate for a particular year is the Applicable Interest Rate set in accordance with Section 417(e)(3)(A)(ii) of the Internal Revenue Code and is currently the average interest rate on 30-year Treasury securities for the month of November of the prior year. For 2004, the interest rate was 5.12%. Interest continues to be credited as long as the participant's balance remains in the plan.

The CSW SERP also includes a final average pay cash balance formula which provides that the cash balance account of participants who at termination of employment hold the office of Vice President or higher of an employer participating in the CSW Plans will be no less than (i) the sum of the Applicable Percentages from the foregoing table generally for each year that the participant earned credited service under the CSW Cash Balance Plan, multiplied by (ii) the participant's final average pay. "Final average pay" for executive officers generally is the average annual compensation (consisting of the following amounts when paid: wages as reported in the Salary column of the Summary Compensation Table and that the portion of the Bonus column attributable to the Senior Officer Annual Incentive Compensation Plan, which is described in the Human Resources Committee Report on Executive Compensation under the heading Annual Incentive) during the 36 consecutive months of highest pay during the 120 months prior to retirement.

Under the cash balance formula, an amount equal to the vested balance (including tax-qualified and nonqualified benefits) then credited to the account is payable to the participant in the form of an immediate or deferred lump-sum or an annuity or, with respect to the nonqualified benefits, in installments. Benefits under the AEP Plans and the CSW Plans generally do not become vested until the participant has been credited with at least 5 years of service. Mr. Morris has an individual agreement with AEP that provides that Mr. Morris will become vested in the amount credited to his cash balance account at a rate of 20% per year as of each of the first five anniversaries of his commencement date (January 1, 2004).

Benefits (from both the tax-qualified and nonqualified plans) under the cash balance formula are not subject to reduction for Social Security benefits or other offset amounts, except that Ms. Koeppel and Mr. Powers each have an individual agreement which provides that their supplemental retirement benefits are reduced by pension entitlements, if any, from plans sponsored by prior employers. The estimated annual benefit that would be payable as a single life annuity under the cash balance formula (or, with respect to Mr. Hagan, under the CSW Plans' final average pay cash balance formula) to each of the executive officers named in the Summary Compensation Table (other than Henry Fayne) at age 65 is:

Name	Annual Benefit
M. G. Morris	$397,600
S. Tomasky	297,000
T. M. Hagan	117,100
H. K. Koeppel	194,500
R. P. Powers	192,300

These amounts are based on the following assumptions and agreements:

-	The amounts shown in the Salary column of the Summary Compensation Table are used for calendar year 2004 and all subsequent years, assuming no salary changes. The portion of the Bonus column attributable to the Senior Officer Annual Incentive Compensation Plan is used for 2005 and annual incentive awards at the 2004 target level (as further described in the Human Resources Committee Report on Executive Compensation under the heading Annual Incentive on page 34) are used for all subsequent years beyond 2005.

-	Conversion of the lump-sum cash balance to a single life annuity at age 65, based on an interest rate of 4.89% (the Applicable Interest Rate being used by the Plans for 2005) and the 1994 Group Annuity Reserving Table published by the Internal Revenue Service.

-	Mr. Morris has an individual agreement with AEP that provides for an opening cash balance account of $2,100,000 as of January 1, 2004 (his employment commencement date) and annual credits at the maximum rate provided under the AEP Plans (currently 8.5%).

-	Ms. Tomasky, Ms. Koeppel and Mr. Powers have individual agreements with AEP that credit them with years of service in addition to their years of service with AEP as follows: Ms. Tomasky, 20 years; Ms. Koeppel, 15.25 years; and Mr. Powers, 17 years. That service credit was taken into account in calculating their accrued benefit under the AEP Plans as of December 31, 2000, and therefore was reflected in the amount credited to their opening cash balance account as of January 1, 2001, the date the cash balance formula first became effective. As mentioned above, the agreements for Ms. Koeppel and Mr. Powers provide that their respective supplemental retirement benefits are reduced by pension entitlements, if any, from plans sponsored by prior employers.

Henry Fayne's employment with AEP terminated as of December 31, 2004 and he commenced payment of his retirement benefits as of January 1, 2005. His retirement benefits that became payable from the AEP Plans were determined under the final average pay formula, which is described in the following paragraphs.

In addition, employees who have continuously participated in the AEP Plans since December 31, 2000 remain eligible for a pension benefit using the final average pay formula that was in place before the implementation of the cash balance formula described above. Employees who are eligible for both formulas will receive their benefits under the formula that provides the higher benefit, given the participant's choice of the form of benefit (single life annuity, lump sum, etc.). Participants who remain eligible to receive the final average pay formula will continue to accrue pension benefits under that formula until December 31, 2010, at which time each participant's final average pay benefit payable at the participant's normal retirement age (the later of age 65 or 5 years of service) will be frozen and unaffected by the participant's subsequent service or compensation. After December 31, 2010, each participant's frozen final average pay benefit will be the minimum benefit a participant can receive from the AEP Plans at the participant's normal retirement age.

Final average pay under the AEP Plans is computed using the highest average 36 consecutive months of the salary and bonus earned out of the participant's most recent 10 years of service. The information used to compute the final average pay benefit for executive officers named in the Summary Compensation Table above, other than Mr. Morris (who is not eligible for the final average pay formula under the AEP Plans) and Mr. Hagan (whose final average pay benefits are discussed below in connection with the CSW Plans), is consistent with that shown in the Salary column of the Summary Compensation Table and that portion of the Bonus column attributable to the Senior Officer Annual Incentive Compensation Plan.

The following table shows the approximate annual annuities that would be payable to executive officers and other management employees under the final average pay formula of the AEP Plans, assuming termination of employment on December 31, 2004 after various periods of service and with benefits commencing at age 65.

AEP Plans Pension Plan Table

Annual Highest Average Earnings	Years of Accredited Service
	15	20	25	30	35	40
$ 400,000	$92,715	$123,620	$154,525	$185,430	$216,335	$242,935
500,000	116,715	155,620	194,525	233,430	272,335	305,585
600,000	140,715	187,620	234,525	281,430	328,335	368,235
700,000	164,715	219,620	274,525	329,430	384,335	430,885
800,000	188,715	251,620	314,525	377,430	440,335	493,535
900,000	212,715	283,620	354,525	425,430	469,335	556,185
1,000,000	236,715	315,620	394,525	473,430	552,335	618,835
1,200,000	284,715	379,620	474,525	569,430	664,335	744,135

The amounts shown in the table are the straight life annuities payable under the final average pay formula of the AEP Plans without reduction for any optional features that may be elected at the participant's expense. Retirement benefits listed in the table are not subject to any further reduction for Social Security or other offset amounts. The retirement annuity is reduced 3% per year for each year prior to age 62 in the event of a termination of employment after age 55 and the participant's election to commence benefits between ages 55 and 62. If an employee terminates employment after age 55 and commences benefits at or after age 62, there is no reduction in the retirement annuity.

Under the AEP Plans, as of December 31, 2004, for the executive officers named in the Summary Compensation Table (except for Mr. Morris and Mr. Hagan), the number of years of service applicable for the final average pay formula were as follows: Ms. Tomasky, 26.5 years; Ms. Koeppel, 19.8 years; Mr. Powers, 22.5 years; and Mr. Fayne, 30.1 years. The years of service for Ms. Tomasky, Ms. Koeppel and Mr. Powers include years of service provided by their respective agreements with AEP as described above in connection with the cash balance formula. The agreements for Ms. Koeppel and Mr. Powers provide that their respective supplemental retirement benefits are reduced by pension entitlements, if any, from plans sponsored by prior employers.

Under the CSW Plans, certain employees who were 50 or over and had completed at least 10 years of service as of July, 1997, remain eligible for benefits under the prior pension formulas that are based on career average pay and final average pay. Of the executive officers named in the Summary Compensation Table, Mr. Hagan is eligible to participate in the CSW Plans and has a choice upon his termination of employment to elect his benefit based on the cash balance formula or the prior pension formulas.

The following table shows the approximate annual annuities that would be payable to employees in certain higher salary classifications under the prior benefit formulas provided through the CSW Plans, assuming termination of employment on December 31, 2004 after various periods of service and with benefits commencing at age 65, and prior to reduction by up to 50 percent of the participant's Social Security benefit.

CSW Plans Pension Plan Table

Highest Average Annual Earnings	Years of Accredited Service
	15	20	25	30 or more
$ 400,000	$100,000	$133,333	$166,667	$200,000
500,000	125,000	166,667	208,333	250,000
600,000	150,000	200,000	250,000	300,000
700,000	175,000	233,333	291,667	350,000
800,000	200,000	266,667	333,333	400,000
900,000	225,000	300,000	375,000	450,000
1,000,000	250,000	333,333	416,667	500,000
1,200,000	300,000	400,000	500,000	600,000

Under the CSW Plans, the annual normal retirement benefit payable from the final average pay formula is based on 1  2/3% of 'Average Compensation' times the number of years of credited service (up to a maximum of 30 years), reduced by no more than 50 percent of the participant's age 62 or later Social Security benefit and then adjusted annually based on changes in the consumer price index. 'Average Compensation' equals the average annual compensation, reported as Salary in the Summary Compensation Table, during the 36 consecutive months of highest pay during the 120 months prior to retirement. Mr. Hagan has an agreement entered into with CSW prior to its merger with AEP under which he is entitled to a retirement benefit that will bring his credited years of service to 30 if he remains employed with AEP until age 60 or thereafter. Mr. Hagan attained age 60 during 2004. Therefore, his years of credited service and age as of December 31, 2004, are 30 and 60.

AEP also made available a voluntary deferred-compensation program in 1986, which permitted certain members of AEP System management to defer receipt of a portion of their salaries. Under this program, a participant was able to annually defer up to 10% of his or her salary over a four-year period, and receive supplemental retirement or survivor benefit payments over a 15-year period. The amount of supplemental retirement payments received is dependent upon the amount deferred, age at the time the deferral election was made, and number of years until the participant retires. Mr. Fayne is the only executive officer named in the Summary Compensation Table who participated in this program. He deferred $9,000 of his salary annually over a four-year period and, as a result of his retirement, he will receive monthly supplemental retirement payments of $4,594 over fifteen years commencing in January 2005.

Employment Agreement

The Company entered into an employment agreement (Agreement) with Mr. Morris that became effective January 1, 2004 for a three-year period. The Agreement is automatically renewed for additional one-year periods unless Mr. Morris or the Company takes specific actions to terminate it. The Agreement provides that Mr. Morris receives an annual salary of $1,115,000, subject to increase, and will participate in the annual bonus and long-term incentive plans. Mr. Morris is eligible to receive an annual bonus under the Senior Officer Annual Incentive Compensation Plan and his target percentage will be equal to at least 100% of his base salary. The Agreement provides that in his first year, Mr. Morris will receive an annual bonus that in no event is less than the target bonus. The Agreement awarded Mr. Morris a nonqualified stock option grant for 149,000 shares, a performance share grant for 119,000 shares and 100,000 restricted shares as a bonus and an additional 200,000 restricted shares as a replacement for certain long-term compensation that Mr. Morris forfeited from his prior employer in order to accept employment with the Company. One-half of the restricted shares awarded to Mr. Morris as a bonus (50,000 shares) vested on January 1, 2005 and the remaining one-half will vest, subject to his continued AEP employment, on January 1, 2006. The restricted shares awarded to Mr. Morris as a replacement for forfeited compensation will vest, subject to his continued employment, in three approximately equal components of 66,666, 66,667 and 66,667 shares on November 30, 2009, November 30, 2010 and November 30, 2011, respectively. Mr. Morris may use the Company aircraft for personal use. The Company has purchased a universal life insurance policy for Mr. Morris that provides a $3 million death benefit. Mr. Morris was provided an opening balance in the Company's Retirement Plan of $2.1 million, which vests in increments of 20% on each of the first five anniversary dates of his employment. Mr. Morris is credited with the maximum rate permitted under the Retirement Plan (currently at 8.5%) on all eligible earnings up to two times his annual base salary. See above under Retirement Benefits for additional information. In the event the Company terminates the Agreement for reasons other than cause, Mr. Morris will receive a severance payment equal to two times his annual base salary.

Severance Agreements and Change-In-Control Agreements

In January 2005, the Board adopted a policy to seek shareholder approval for any future severance agreement with any senior executive officer of the Company when any such agreement would result in specified benefits provided to the officer in excess of 2.99 times his or her salary and bonus. The policy resulted from Board discussions that began following the April 2004 annual shareholders' meeting, at which a majority of the shareholders who cast votes (although not a majority of the shares outstanding) approved a resolution requesting that the Board consider such a policy. A copy of the policy can be found on our website at www.AEP.com.

AEP has change-in-control agreements with all of the executive officers named in the Summary Compensation Table, except for Mr. Fayne. If there is a 'change-in-control' of AEP and the executive officer's employment is terminated (i) by AEP without 'cause' or (ii) by the officer because of a detrimental change in responsibilities, a required relocation or a reduction in salary or benefits, these agreements provide for:

-	Lump sum payment equal to 2.99 times the officer's annual base salary plus target annual incentive under the Senior Officer Annual Incentive Compensation Plan.

-	Payment, if required, to make the officer whole for any excise tax imposed by Section 4999 of the Internal Revenue Code.

-	Outplacement services and other non-cash severance or separation benefits under the terms of a plan or agreement as may then be available to other employees.

Under these agreements, 'change-in-control' means:

-	The acquisition by any person of the beneficial ownership of securities representing 25% or more of AEP's voting stock;

-	A change in the composition of a majority of the Board of Directors under certain circumstances within any two-year period; or

-	Approval by the shareholders of the liquidation of AEP, disposition of all or substantially all of the assets of AEP or, under certain circumstances, a merger of AEP with another corporation.

In addition to the change-in-control agreements described above, the American Electric Power System 2000 Long-Term Incentive Plan authorizes the HR Committee to include change-in-control provisions in award agreements (defined in a manner similar to the change-in-control agreements described above). Such provisions may include one or more of the following: (1) the acceleration or extension of time periods for purposes of exercising, vesting in or realizing gains from any award; (2) the waiver or modification of performance or other conditions related to the payment or other rights under an award; (3) provision for the cash settlement of an award for an equivalent cash value; and (4) modification or adjustment to the award as the HR Committee deems appropriate to protect the interests of participants upon or following a change-in-control. The outstanding award agreements issued to the executive officers contain provisions that accelerate the vesting and exercise dates of unexercised options and that offer a cash settlement upon a change-in-control.

The AEP Excess Benefit Plan also provides that all accrued supplemental retirement benefits become fully vested upon a change-in-control.

Human Resources Committee Report On Executive Compensation

The Human Resources Committee of the Board of Directors (HR Committee) annually reviews AEP's executive compensation in the context of the performance of management and the Company. None of the members of the HR Committee is an officer or employee of any AEP System company. In addition, each of the current members of the HR Committee has been determined to be independent by the Board of Directors in accordance with SEC and NYSE rules. One HR Committee member, Mr. Brooks, retired as Chairman and Chief Executive Officer of Central and South West Corporation in June 2000 following the completion of the AEP-CSW merger, and currently receives non-qualified pension and deferred compensation payments from the Company. As a result Mr. Brooks is not considered to be an outside director for purposes of determining executive compensation pursuant to Section 162(m) of the Internal Revenue Code and he, therefore, abstains from voting on performance-based compensation issues at HR Committee meetings whenever this is necessary in order to preserve the intended tax deductibility of qualified compensation under Section 162(m).

In setting compensation levels, the HR Committee recognizes that AEP's executive officers are charged with managing what is among the largest and most geographically diverse energy companies in a volatile business environment.

AEP's executive compensation is designed to maximize shareholder value, to support the implementation of the Company's business strategy and to improve both corporate and personal performance. The HR Committee's compensation policies supporting these objectives are:

-	To pay in a manner that motivates both short- and long-term performance, focuses on meeting specified corporate goals and promotes the long-term interests of shareholders.

-	To place a significant amount of compensation for senior executives at risk in the form of variable incentive compensation instead of fixed or base pay, with much of this risk similar to the risk experienced by other AEP shareholders.

-	To establish compensation opportunities that enhance the Company's ability to attract, retain, reward, motivate and encourage the development of exceptionally knowledgeable, highly qualified and experienced executives.

-	To provide compensation that is reflective of current market practices in order to maintain a stable and successful management team.

In carrying out its responsibilities, the HR Committee has hired a nationally recognized independent consultant to provide information on current trends in executive compensation and benefits within the energy services industry and among U.S. industrial companies in general, and to provide recommendations to the HR Committee regarding AEP's compensation and benefits programs and practices.

The HR Committee annually reviews AEP's executive compensation relative to a Compensation Peer Group comprised of companies that represent the talent markets from which AEP must compete to attract and retain executives. The HR Committee annually reviews and adjusts the composition of the Compensation Peer Group to ensure that it provides appropriate compensation comparisons. For 2004, the Compensation Peer Group consists of 13 large and diversified energy services companies, plus 12 Fortune 500 companies, which, taken as a whole, approximately reflect the Company's size, scale, business complexity and diversity. This Compensation Peer Group differs from the S&P 500 and the S&P Electric Utility indexes, which are used for financial comparison purposes in the graph titled 'Comparison of Five Year Cumulative Total Return' on page 38 in this proxy statement. The HR Committee generally uses median compensation information of the Compensation Peer Group as its benchmark but does consider other comparisons, such as industry-specific compensation surveys, when setting pay levels.

Stock Ownership Guidelines

The HR Committee believes that linking a significant portion of an executive's current and potential future net worth to the Company's success, as reflected in the stock price and dividends paid, gives the executive a stake similar to that of the Company's shareholders and further encourages long-term management strategies that benefit shareholders. Therefore, the HR Committee maintains stock ownership targets for senior managers in order to further align executive and shareholder interests. The HR Committee annually reviews the target stock ownership levels for each salary grade and officer level and periodically adjusts these levels as they determine to be appropriate. AEP's target ownership levels are directly related to the officer's corporate position, with the greatest ownership target assigned to the chief executive officer. In 2004, stock ownership targets were assigned for each of the executive officers named in the Summary Compensation Table in an amount of 109,300 shares for the Chief Executive Officer (CEO) and 35,300 for each of the Executive Vice Presidents.

Executives are expected to achieve stock ownership targets within five years of the date each is assigned. Personal AEP stock holdings, restricted stock, and common stock equivalents resulting from performance shares, deferred compensation and balances in the AEP stock fund of the AEP System Retirement Savings Plan and AEP System Supplemental Retirement Savings Plan are included in determining compliance with the stock ownership targets. AEP's ownership targets reflect the minimum total stock ownership each executive is expected to achieve within the specified five-year period and, therefore, all AEP common stock and stock equivalents held by an executive are counted towards all of their ownership targets simultaneously. All performance shares that would otherwise be earned are mandatorily deferred into phantom Stock Units ('career shares'), a common stock equivalent, for participants who have not met their stock ownership targets. Participants are required to hold these career shares until after their AEP employment ends. In addition, executives that have not met a minimum stock ownership target within its associated 5 year window period will be required to (i) defer twenty-five percent (25%) of their annual incentive compensation into AEP phantom Stock Units and (ii) retain all AEP shares realized through AEP stock options exercises, except an amount equal to the exercise costs and tax withholding, until their stock ownership target has been satisfied. Beginning January 1, 2006, the mandatory annual incentive compensation deferral, described in (i) above, will increase to fifty percent (50%).

As of March 1, 2005, Mr. Morris, Ms. Tomasky and Mr. Hagan have each met all of their stock ownership targets. Ms. Koeppel and Mr. Powers have each met the stock ownership target assigned to them before 2004 and are on course to reach the stock ownership target assigned to them in January 2004. See the table on page 39 for actual ownership amounts.

Components of Executive Compensation

Base Salary.    When reviewing executive base salaries, the HR Committee considers the pay practices of its Compensation Peer Group; the responsibilities, performance, and experience of each executive officer; reporting relationships; supervisor recommendations; and the relationship of the base salaries of executive officers to the base salaries of other AEP employees. Base salaries are reviewed annually and adjusted, when and as appropriate, to reflect individual and corporate performance and changes within the Compensation Peer Group.

The HR Committee generally targets base salary levels at the median of AEP's Compensation Peer Group. For 2004, base pay represented less than one-quarter of the compensation opportunity for the CEO and less than one-third for the other listed executive officers when annual and long-term incentive compensation is included (assuming target performance levels were achieved). The 2004 base salary levels for the CEO and other executive officers named in the Summary Compensation Table approximated the median of AEP's Compensation Peer Group for the positions each held at the beginning of the year.

Annual Incentive.    The primary purpose of AEP's annual incentive compensation is to motivate senior management to meet and exceed annual objectives that are part of the Company's strategic plan for maximizing shareholder value. For 2004, AEP's Senior Officer Incentive Compensation Plan (SOIP) provided a variable, performance-based annual incentive as part of total compensation for executive officers.

SOIP participants are assigned an annual target award expressed as a percentage of their base earnings for the period. For 2004 the HR Committee initially established annual SOIP target awards for the executive officers named in the Summary Compensation Table, other than Mr. Morris, of 60% of salary. The incentive target for Ms. Tomasky was increased to 65% of salary in June 2004 resulting in a weighted average target of 62.8% of salary for the full year. As part of Mr. Morris's employment agreement, the HR Committee established his annual target award at 100% of his salary for 2004 and specified that his bonus for 2004 will not be less than the target amount.

SOIP awards for 2004 were based on the following pre-established performance measures:

-	Earnings Per Share (50%),

-	Operations and Maintenance Expense vs. Budget (15%), and

-	Annual operating goals (35%), which include:

-	Workforce Safety (15%),

-	Workforce Diversity (10%), and

-	Environmental Goals (10%).

Actual awards for 2004 could have varied from 0% to 200% of the target award based on performance. Annual incentive payments are subject to adjustment at the discretion of the HR Committee.

For 2004, the above performance measures produced an aggregate award score of 96.5% of each employee's target award for the SOIP. The amounts earned for 2004 are shown for the executive officers listed in the Bonus column of the Summary Compensation Table on page 22.

Long-Term Incentive.    The primary purpose of longer-term, equity-based, incentive compensation is to motivate senior managers to maximize shareholder value by linking a portion of their compensation directly to shareholder return.

All AEP long-term incentive (LTI) awards to executive officers are made under the shareholder-approved American Electric Power System 2000 Long-Term Incentive Plan. This plan provides various types of LTI and performance measures from which the HR Committee may select to provide the most effective incentives to Company management for achievement of the Company's strategies and goals.

In December 2003 the HR Committee made LTI awards in lieu of LTI awards that would normally have been made in January 2004, which were previously reported in AEP's 2004 proxy statement. The HR Committee reverted back to a January award cycle for subsequent LTI awards. As a result of this change in LTI award timing, AEP made no LTI awards in 2004 to the executive officers named in the Summary Compensation Table other than to Mr. Morris who received LTI awards upon his hire in January 2004 pursuant to his employment agreement.

Stock Options

Upon his hire, the HR Committee granted 149,000 stock options to Mr. Morris pursuant to his employment agreement as shown in the Summary Compensation Table on page 22.

Subsequently, the HR Committee stopped issuing new stock option awards as part of its LTI program, in favor of increased utilization of performance shares. The HR Committee believes this change was necessary to reflect changes in AEP's business objectives, external market compensation practices, and the cost-benefit ratio of stock options relative to other alternatives. Therefore, no other stock options were awarded in 2004.

Performance Shares

The HR Committee periodically grants target performance share awards to AEP management. Performance shares were granted in January of 2002 and 2003 each covering the three-year performance period beginning January 1st of that year and generally vesting, subject to the participant's continued employment, at the end of the performance period. Performance shares were also granted in December 2003 covering the performance period of December 10, 2003 through December 31, 2004 and generally vesting, subject to the participant's continued employment, on December 31, 2006. The performance share awards for the 2002-2004 and 2003-2005 performance periods are earned based on AEP's three-year total shareholder return for the performance period measured relative to the S&P electric utility index with at least median performance required to earn the target award. The performance share awards for the December 10, 2003 through December 31, 2004 performance period are earned based on two equally weighted performance measures: total shareholder return for the performance period measured relative to the S&P electric utilities and one-year earnings per share measured relative to a board approved target. The value of performance share awards ultimately earned for a performance period can range from 0%-200% of the target value plus accumulated dividends.

Upon his hire in January 2004 the HR Committee established a target performance share award of 119,000 performance shares for the December 10, 2003 through December 31, 2004 performance period for Mr. Morris pursuant to his employment agreement. No other performance share targets were established in 2004.

Payments of earned performance share awards are initially deferred in the form of phantom Stock Units (equivalent in fair value to shares of AEP Common Stock) until the participant has met his or her stock ownership target. Such deferrals continue until at least the participant's termination of employment. Once participants reach their respective stock ownership target, they may then elect either to defer subsequent awards into AEP's deferred compensation plan, which offers returns equivalent to various market-based investment options including AEP stock equivalents, or to receive further earned performance share awards in cash and/or AEP Common Stock.

AEP's total shareholder return for the 2002-2004 performance period ranked 19th relative to the S&P peer utilities which produced an award score equal to 20% of the performance shares targets originally granted for this performance period plus dividend credits. However, the HR Committee reduced the award score for this performance period to 0% since AEP's total shareholder return for this performance period was both negative and less than the return on comparable U.S. Treasury securities.

AEP's total shareholder return and earnings per share for the December 10, 2003 through December 31, 2004 performance period produced an award score of 123.1% of the performance share targets originally granted for this performance period plus dividend credits. The resulting awards have been made in phantom Stock Units that will generally vest, subject to the participant's continued employment, on December 31, 2006.

A further description of performance share awards is shown under Long-Term Incentive Plans - Awards in 2004 on page 26.

Restricted Stock

Upon his hire and pursuant to his employment agreement the HR Committee granted 100,000 restricted shares to Mr. Morris as a bonus and an additional 200,000 restricted shares as a replacement for certain long-term compensation from his prior employer that Mr. Morris was required to forfeit in order to accept employment with AEP. These restricted shares are shares of AEP common stock that include dividend and voting rights but that cannot be sold, transferred, pledged or otherwise encumbered until they vest. One-half of the restricted shares awarded to Mr. Morris as a bonus (50,000 shares) vested on January 1, 2005 and the remaining one-half will vest, subject to his continued AEP employment, on January 1, 2006. The restricted shares awarded to Mr. Morris as a replacement for forfeited compensation will vest, subject to his continued employment, in three approximately equal components of 66,666, 66,667 and 66,667 shares on November 30, 2009, November 30, 2010 and November 30, 2011, respectively. The HR Committee believes that granting these restricted shares to Mr. Morris was reasonable, appropriate and necessary in order to ensure his hire and a timely and successful CEO transition, as well as to motivate Mr. Morris to vigorously pursue the interests of shareholders. The dollar value of the restricted shares awarded to Mr. Morris are shown in the Summary Compensation Table on page 22.

No restricted shares were awarded to any other executive officer or other employee in 2004 but the HR Committee did award restricted Stock Units to certain executive officers and other key employees who are not listed in the Summary Compensation Table during 2004.

Tax Policy on Deductibility of Compensation

The HR Committee has considered the impact of Section 162(m) of the Internal Revenue Code, which limits the deductibility of compensation in excess of $1,000,000 paid in any year to the Company's chief executive officer or any of the other four executive officers named in the Summary Compensation Table who are serving as such at the end of the year. The HR Committee's general policy is to structure compensation programs so that Section 162(m) does not limit the tax deductibility of compensation for the Company. The HR Committee also believes that the Company needs flexibility to meet its incentive and retention objectives, even if the Company may not deduct all of its compensation. Performance shares and stock options issued under the American Electric Power System 2000 Long-Term Incentive Plan have been structured to be exempt from the deduction limit because they are made pursuant to a shareholder-approved, performance-driven plan. Annual incentive awards under the SOIP are not eligible for the performance-based exemption because the SOIP has not been designed or implemented in a manner that would comply with the requirements of Section 162(m). The HR Committee believes that it is in the interests of the Company to maintain flexibility to increase annual incentive awards above the amount a strict performance formula might provide. The reservation of such discretion, in itself, precludes the application of the exemption from the Section 162(m) deduction limits.

Human Resources Committee Members

John P. DesBarres, Chair

E. R. Brooks

Donald M. Carlton

Robert W. Fri

Compensation Committee Interlocks and Insider Participation

The HR Committee is composed of Messrs. Brooks, Carlton, DesBarres and Fri. One HR Committee member, Mr. Brooks, retired as Chairman and Chief Executive Officer of Central and South West Corporation in June 2000 following the completion of the AEP- CSW merger. As a result Mr. Brooks is not considered to be an outside director for purposes of determining executive compensation pursuant to Section 162(m) of the Internal Revenue Code and he, therefore, abstains from voting on performance-based compensation issues at HR Committee meetings whenever this is necessary in order to preserve the tax deductibility of Section 162(m) qualified compensation.

Share Ownership of Directors and Executive Officers

THE FOLLOWING TABLE sets forth the beneficial ownership of AEP Common Stock and stock-based units as of January 1, 2005 for all nominees to the Board of Directors, each of the persons named in the Summary Compensation Table and all such Directors and executive officers as a group. Unless otherwise noted, each person had sole voting and investment power over the number of shares of AEP Common Stock and stock-based units of AEP set forth across from his or her name. Fractions of shares and units have been rounded to the nearest whole number.

Name	Shares		Stock Units(a)	Options Exercisable Within 60 Days	Total
E. R. Brooks	21,220		6,998	-	28,218
D. M. Carlton	7,432		6,998	-	14,430
J. P. DesBarres	5,000	(c)	10,201	-	15,201
H. W. Fayne	7,129	(b)(c)	13,699	283,667	304,495
R. W. Fri	3,000		9,127	-	12,127
T. M. Hagan	15,030	(b)	155	129,499	144,684
W. R. Howell	1,692		12,266	-	13,958
L. A. Hudson, Jr.	1,853	(e)	11,646	-	13,499
H. K. Koeppel	246	(b)	380	61,366	61,992
L. J. Kujawa	2,328		14,893	-	17,221
M. G. Morris	310,921	(g)	-	49,666	360,587
L. L. Nowell III	-		911	-	911
R. P. Powers	658	(b)(d)	1,345	200,299	202,302
R. L. Sandor	1,092		9,632	-	10,724
D. G. Smith	2,500		9,692	-	12,192
K. D. Sullivan	-		15,545	-	15,545
S. Tomasky	2,668	(b)(d)	6,744	237,666	247,078
All directors, nominees and executive officers as a group (20 persons)	475,823	(d)(f)	176,180	978,929	1,630,932

(a)	This column includes amounts deferred in Stock Units and held under AEP's various director and officer benefit plans.
(b)	Includes the following numbers of share equivalents held in the AEP Retirement Savings Plan: Ms. Tomasky, 2,668; Ms. Koeppel, 246; Mr. Fayne, 6,407; Mr. Hagan, 4,537; Mr. Powers, 658; and all directors and executive officers as a group, 22,339.
(c)	Includes the following numbers of shares held in joint tenancy with a family member: Mr. DesBarres, 5,000 and Mr. Fayne, 671.
(d)	Does not include, for Ms. Tomasky and Mr. Powers, 85,231 shares in the American Electric Power System Educational Trust Fund over which Ms. Tomasky and Mr. Powers share voting and investment power as trustees (they disclaim beneficial ownership). The amount of shares shown for all directors and executive officers as a group includes these shares.
(e)	Includes 750 shares held by family members of Dr. Hudson over which he disclaims beneficial ownership.
(f)	Represents less than 1.5% of the total number of shares outstanding.
(g)	Consists of restricted shares with different vesting schedules and accrued dividends.

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS

Expenditures, disbursements or payments during the year, in money, goods or services directly or indirectly to or for the account of:

(1) Any political party, candidate for public office or holder of such office, or any committee or agent thereof.

NONE

(2) Any citizens group or public relations counsel.

Calendar Year 2004

Name of Company	Name or Number of Recipients or Beneficiaries	Purpose of Contribution	Accounts Charged	Amount

American Electric Power Company, Inc.	Edison Electric Institute	Support	426.4	$500,000
AEP Generating Company	Edison Electric Institute	Dues	426.4	7,582
AEP Texas Central Company	Edison Electric Institute	Dues	426.4	98,815
AEP Texas Central Company	Industry Council on the Environment (ICE)	Dues	426.4	500
AEP Texas Central Company	McAllen Hispanic Chamber of Commerce	Support	426.4	500
AEP Texas North Company	Edison Electric Institute	Dues	426.4	27,864
Appalachian Power Company	Edison Electric Institute	Dues	426.4	127,797
Appalachian Power Company	Southern Governors' Association	Support	426.4	25,000
Appalachian Power Company	Virginia Chamber of Commerce	Support	426.4	1,455
Columbus Southern Power Company	Edison Electric Institute	Dues	426.4	89,536
Columbus Southern Power Company	Friends of the Columbus Zoo	Support	426.4	10,000
Columbus Southern Power Company	Greater Columbus Chamber of Commerce	Dues	426.4	1,424
Columbus Southern Power Company	Ohio Chamber of Commerce	Dues	426.4	7,720
Columbus Southern Power Company	Ohio Electric Utility Institute	Dues	426.4	157
Columbus Southern Power Company	Ohio Manufacturers Association	Dues	426.4	175
Columbus Southern Power Company	Treasurer, City of Columbus	Information Events Fund/Support	426.4	5,000
Indiana Michigan Power Company	Chamber of Commerce of St Joseph County	Support	426.4	120
Indiana Michigan Power Company	Greater Fort Wayne Chamber of Commerce	Support	426.4	1,000
Indiana Michigan Power Company	Edison Electric Institute	Dues	426.4	94,950
Kentucky Power Company	Edison Electric Institute	Dues	426.4	25,381
Kentucky Power Company	Southern States Energy Board	Dues	426.4	3,000
Kingsport	Edison Electric Institute	Dues	426.4	4,734
Ohio Power Company	Ohio Electric Utility Institute	Dues	426.4	159
Ohio Power Company	Edison Electric Institute	Dues	426.4	135,943
Public Service Company of Oklahoma	Edison Electric Institute	Dues	426.4	70,099
Public Service Company of Oklahoma	Oklahoma Municipal League Inc	Dues	426.4	75
Public Service Company of Oklahoma	Research Institute for Economic Development	Dues	426.4	2,500
Southwestern Electric Power Company	Edison Electric Institute	Dues	426.4	79,435

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS

Part I. Contracts for services, including engineering or construction services, or goods supplied or sold between System companies are as follows:

Calendar Year 2004

Nature of Transactions	Company Performing Service	Company Receiving Service	Compensation	Date of Contract	In Effect on December 31, 2004 (Yes/No)
			(in thousands)
Accounts Receivable Factoring	AEP Credit, Inc	Appalachian Power Company	$3,869	8/25/04	Yes
Accounts Receivable Factoring	AEP Credit, Inc	Columbus Southern Power Company	10,180	8/25/04	Yes
Accounts Receivable Factoring	AEP Credit, Inc	Indiana Michigan Power Company	6,473	8/25/04	Yes
Accounts Receivable Factoring	AEP Credit, Inc	Kentucky Power Company	2,596	8/25/04	Yes
Accounts Receivable Factoring	AEP Credit, Inc	Kingsport Power Company	797	8/25/04	Yes
Accounts Receivable Factoring	AEP Credit, Inc	Ohio Power Company	7,726	8/25/04	Yes
Accounts Receivable Factoring	AEP Credit, Inc	Public Service Company of Oklahoma	8,911	8/25/04	Yes
Accounts Receivable Factoring	AEP Credit, Inc	Southwestern Electric Power Company	5,832	8/25/04	Yes
Barging	AEP Memco LLC	Indiana Michigan Power Company	10,712	1/1/02	Yes
Barging	Indiana Michigan Power Company	AEP Generating Company	9,511	5/1/86	Yes
Barging	Indiana Michigan Power Company	AEP Memco LLC	10,719	1/1/02	Yes
Barging	Indiana Michigan Power Company	Appalachian Power Company	12,978	5/1/86	Yes
Barging	Indiana Michigan Power Company	Ohio Power Company	4,935	5/1/86	Yes
Barging	Indiana Michigan Power Company	Kentucky Power Company	90	5/1/96	Yes
Barge Rental	Indiana Michigan Power Company	Ohio Power Company	17	10/8/04	Yes
Coal Conveyor System	Simco Inc.	Conesville Coal Preparation Company	121	5/1/91	Yes
Coal Washing	Conesville Coal Preparation Company	Columbus Southern Power Company	9,956	11/5/84	Yes
Communication Services	AEP Communications LLC	Appalachian Power Company	1,520	3/4/98	No
Communication Services	AEP Communications LLC	Columbus Southern Power Company	537	2/12/98	No
Communication Services	AEP Communications LLC	Kentucky Power Company	28	11/18/97	No
Communication Services	AEP Communications LLC	Indiana Michigan Power Company	831	10/24/98	No
Communication Services	AEP Communications LLC	Ohio Power Company	1,009	2/12/98	No
Communication Services	AEP Communications LLC	Wheeling Power Company	2	11/18/97	No
Machine Shop Services	AEP Pro Serv, Inc.	Appalachian Power Company	1	N/A	No
Machine Shop Services	Appalachian Power Company	AEP System Operating Companies	8,752	12/8/78	Yes
Maintenance Services	Appalachian Power Company	Indiana-Kentucky Electric Corporation	417	1/1/79	Yes
Maintenance Services	Appalachian Power Company	Ohio Valley Electric Corporation	850	1/1/79	Yes
Project and Administrative Services	AEP Pro Serv, Inc.	Nanyang General Light Electric Co., Ltd	50	1/1/03	No
Project and Administrative Services	Appalachian Power Company	AEP Communications LLC	1,410	3/4/98	No
Project and Administrative Services	Columbus Southern Power Company	AEP Communications LLC	500	2/12/98	No
Project and Administrative Services	Indiana Michigan Power Company	AEP Communications LLC	777	10/24/98	No
Project and Administrative Services	Kentucky Power Company	AEP Communications LLC	26	11/18/97	No
Project and Administrative Services	Ohio Power Company	AEP Communications LLC	940	2/12/98	No
Project and Administrative Services	Wheeling Power Company	AEP Communications LLC	2	11/18/97	No
Simulator Training Services	Appalachian Power Company	AEP System Operating Companies	1,086	12/12/87	Yes

Transactions between AEP System companies pursuant to the Affiliated Transactions Agreement dated December 31, 1996 are reported in Exhibit F of this U5S.

Part II. Contracts to purchase services or goods between any System company and (1) any affiliate company (other than a System company) or (2) any other company in which any officer or director of the System company, receiving service under the contract, is a partner or owns 5 percent or more of any class of equity securities are as follows. - NONE

Part III. Employment of any other person, by any System company, for the performance on a continuting basis, of management, supervisory or financial advisory services. - NONE

ITEM 9. EXEMPT WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

Part I.
The following table shows the required information for investment in wholesale generation and foreign utility companies as of December 31, 2004:

(a)	Company name, business address, facilities and interest held;
(b)	Capital invested, recourse debt, guarantees and transfer of assets between affiliates;
(c)	Debt to equity ratio and earnings;
(d)	Contracts for service, sales or construction with affiliates.

Foreign Utility Companies:

(a)	AEPR Global Holland Holding B.V* Herengracht 548 1017 CG Amsterdam, The Netherlands
*Assets sold in July 2004.

(a)	AEP Energy Services UK Generation Limited* 50 Berkeley Street Mayfair London W1J89AP, Great Britain
*Assets sold in July 2004.

(a)	Pacific Hydro Limited Level 8 474 Flinders Street 3000 Australia Develops and owns hydroelectric facilities in the Asia Pacific region. AEP owns 18.47%.
(b)	Capital invested - $21 million. Recourse Debt - NONE. Guarantees - NONE. Assets transferred - NONE.
(c)	Noncurrent liabilities to equity ratio - 0.6:1. Earnings - $20 million.
(d)	NONE

(a)	AEP Energy Services Limited* 29/30 St. James's Street London SW1A 1HB Great Britain
*This company is in the process of winding down its trading operations. As of December 31, 2004, AEP had guarantees of $9 million related to this company.

(a)
InterGen Denmark, Aps
Torre Chapultepec,
Piso 13,
Ruben Dario 281, Col.
Bosques de
Chapultepec, Mexico, D.F. 11520.
Construction and operation of a 600 megawatt natural gas-fired, combined cycle plant. AEP owns 50%.

(b)	Capital invested - $56 million. Recourse debt - NONE. Guarantees - $49 million. Asset transfers - NONE.
(c)	Debt to equity ratio - 6.0:1. Earnings - $5 million.
(d)	NONE

   Exempt Wholesale Generators:

(a)	Desert Sky Wind Farm L.P. 1 Riverside Plaza Columbus, Ohio Operation of Windfarm in Texas.
(b)	Capital invested - $20 million. Recourse debt -$7 million. Guarantees - $1 million. Asset transfer - NONE.
(c)	Debt to equity ratio - 1.7:1. Earnings - $(6) million.
(d)	NONE

(a)	Trent Windfarm L.P. 1 Riverside Plaza Columbus, Ohio Operation of Windfarm in Texas.
(b)	Capital invested - $48 million. Recourse debt -$9 million. Guarantees - $19 million. Asset transfer - NONE.
(c)	Debt to equity ratio - 1.1:1. Earnings - $(5) million.
(d)	NONE

Part II.

See Exhibit's G and H

Part III.

American Electric Power Company, Inc.'s aggregate investment in foreign utility companies is $77 million and in exempt wholesale generators is $68 million which in total is 1.8% of its investment in domestic public utility subsidiary companies.

Item 10 - Consolidating Statements of Income

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	AMERICAN ELECTRIC		AMERICAN ELECTRIC
	POWER COMPANY, INC	SEC REPORTING	POWER COMPANY, INC
DESCRIPTION	CONSOLIDATED	ADJUSTMENTS	ELIMINATIONS

REVENUES
UTILITY OPERATIONS	$10,512,570,187.06	$(3,745,436,642.55)	$82,292,972.12
GAS OPERATIONS	3,064,509,000.00	3,064,509,000.00	0.00
OTHER	479,535,000.00	479,535,000.00	0.00
SALES TO AEP AFFILIATES	(0.00)	(14,357.45)	(2,571,658,352.94)
TOTAL	14,056,614,187.06	(201,407,000.00)	(2,489,365,380.82)

EXPENSES
FUEL FOR ELECTRIC GENERATION	2,948,969,630.90	141,517,346.25	(48,391,566.36)
FUEL FROM AFFILIATES FOR ELECTRIC GENERATION	0.00	(10,602,583.66)	0.00
PURCHASED ENERGY FOR RESALE	688,896,992.54	(3,089,509,888.54)	(565,428.78)
PURCHASED GAS FOR RESALE	2,806,719,518.06	2,806,719,518.06	0.00
PURCHASED ELECTRICITY FROM AEP AFFILIATES	0.00	(37,200.74)	(1,525,578,451.02)
OTHER OPERATION	2,583,959,285.38	(259,662,098.50)	(736,414,425.51)
MAINTENANCE	1,027,363,348.27	34,894,907.13	(112,167,046.86)
DEPRECIATION AND AMORTIZATION	1,299,803,067.93	6,427,000.00	(9,660,211.92)
TAXES OTHER THAN INCOME TAXES	709,795,503.06	(47,000.00)	(40,889,406.60)
INCOME TAXES	0.00	(429,556,845.24)	(1,175,451.10)
TOTAL	12,065,507,346.13	(799,856,845.24)	(2,474,841,988.15)

OPERATING INCOME	1,991,106,840.93	598,449,845.24	(14,523,392.67)

INTEREST INCOME	33,000,000.00	33,000,000.00	0.00
CARRYING COSTS ON TEXAS STRANDED COST RECOVERY	302,000,000.00	302,000,000.00	0.00
INVESTMENT VALUE LOSSES (LOSSES)	(14,464,000.00)	(14,464,000.00)	0.00
GAIN ON DISPOSITION OF EQUITY INVESTMENTS, NET	153,000,000.00	153,000,000.00	0.00
OTHER INCOME (LOSS)	205,876,904.41	(819,676,514.41)	(1,378,714,857.31)
OTHER EXPENSE (EXPENSE)	(184,931,798.21)	11,021,514.41	223,839,681.49

INTEREST AND OTHER CHARGES
NONOPERATING INCOME TAX CREDIT (EXPENSE)	0.00	217,886,649.23	(173,903.00)
INTEREST EXPENSE (INCOME)	780,705,447.98	(8,458,000.00)	(115,122,733.47)
PREFERRED STOCK DIVIDEND REQUIREMENTS OF SUBSIDIARIES	6,223,826.49	5,437,713.51	0.00
TOTAL	786,929,274.47	(220,906,935.72)	(114,948,830.47)

INCOME BEFORE INCOME TAXES	1,698,777,972.58	484,237,780.96	(1,054,449,738.03)
INCOME TAXES	572,434,844.51	572,494,494.47	0.00

INCOME BEFORE DISCONTINUED OPERATIONS AND EXTRAORDINARY ITEM	1,126,223,828.15	(88,256,713.51)	(1,054,449,738.03)

DISCONTINUED OPERATIONS, NET OF TAX	82,819,000.00	82,819,000.00	0.00

EXTRAORDINARY LOSS ON TEXAS STRANDED COST RECOVERY, NET OF TAX	(120,534,370.00)	0.00	0.00

NET INCOME (LOSS)	1,088,508,458.15	(5,437,713.51)	(1,054,449,738.03)

PREFERRED STOCK DIVIDEND REQUIREMENTS OF SUBSIDIARIES	0.00	(5,437,713.51)	0.00

NET INCOME APPLICABLE TO COMMON STOCK	$1,088,508,458.15	$(0.00)	$(1,054,449,738.03)

Item 10 - Consolidating Statements of Income

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	AMERICAN ELECTRIC	AMERICAN ELECTRIC
	POWER	POWER SERVICE	AEP UTILITY
DESCRIPTION	COMPANY, INC	CORPORATION	FUNDING LLC

REVENUES
UTILITY OPERATIONS	$0.00	$3,045,420.13	$0.00
GAS OPERATIONS	0.00	0.00	0.00
OTHER	0.00	0.00	0.00
SALES TO AEP AFFILIATES	7,044,986.85	821,046,919.50	0.00
TOTAL	7,044,986.85	824,092,339.63	0.00

EXPENSES
FUEL FOR ELECTRIC GENERATION	0.00	0.00	0.00
FUEL FROM AFFILIATES FOR ELECTRIC GENERATION	0.00	0.00	0.00
PURCHASED ENERGY FOR RESALE	0.00	0.00	0.00
PURCHASED GAS FOR RESALE	0.00	0.00	0.00
PURCHASED ELECTRICITY FROM AEP AFFILIATES	0.00	0.00	0.00
OTHER OPERATION	21,848,232.99	639,999,587.72	133,535.82
MAINTENANCE	0.00	113,872,907.13	0.00
DEPRECIATION AND AMORTIZATION	305,694.90	8,943,487.38	0.00
TAXES OTHER THAN INCOME TAXES	0.00	40,889,406.60	0.00
INCOME TAXES	(857,826.40)	0.00	0.00
TOTAL	21,296,101.49	803,705,388.83	133,535.82

OPERATING INCOME	(14,251,114.64)	20,386,950.80	(133,535.82)

INTEREST INCOME	0.00	0.00	0.00
CARRYING COSTS ON TEXAS STRANDED COST RECOVERY	0.00	0.00	0.00
INVESTMENT VALUE LOSSES (LOSSES)	0.00	0.00	0.00
GAIN ON DISPOSITION OF EQUITY INVESTMENTS, NET	0.00	0.00	0.00
OTHER INCOME (LOSS)	1,135,584,759.34	1,211,521.28	7,069,454.19
OTHER EXPENSE (EXPENSE)	(18,750,584.36)	(14,845,053.32)	0.00

INTEREST AND OTHER CHARGES
NONOPERATING INCOME TAX CREDIT (EXPENSE)	(1,000.00)	0.00	31,143.85
INTEREST EXPENSE (INCOME)	126,313,473.34	6,813,068.72	7,024,901.42
PREFERRED STOCK DIVIDEND REQUIREMENTS OF SUBSIDIARIES	0.00	0.00	0.00
TOTAL	126,314,473.34	6,813,068.72	6,993,757.57

INCOME BEFORE INCOME TAXES	976,268,587.00	59,649.96	(57,839.20)
INCOME TAXES	0.00	(59,649.96)	0.00

INCOME BEFORE DISCONTINUED OPERATIONS AND EXTRAORDINARY ITEM	976,268,587.00	0.00	(57,839.20)

DISCONTINUED OPERATIONS, NET OF TAX	0.00	0.00	0.00

EXTRAORDINARY LOSS ON TEXAS STRANDED COST RECOVERY, NET OF TAX	0.00	0.00	0.00

NET INCOME (LOSS)	976,268,587.00	0.00	(57,839.20)

PREFERRED STOCK DIVIDEND REQUIREMENTS OF SUBSIDIARIES	0.00	0.00	0.00

NET INCOME APPLICABLE TO COMMON STOCK	$976,268,587.00	$0.00	$(57,839.20)

Item 10 - Consolidating Statements of Income

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	AEP	AEP TEXAS
	NONUTILITY	POLR, LLC	AEP GENERATING
DESCRIPTION	FUNDING LLC	CONSOLIDATED	COMPANY

REVENUES
UTILITY OPERATIONS	$0.00	$491,178.51	$210,000.00
GAS OPERATIONS	0.00	0.00	0.00
OTHER	0.00	0.00	0.00
SALES TO AEP AFFILIATES	0.00	0.00	241,577,792.00
TOTAL	0.00	491,178.51	241,787,792.00

EXPENSES
FUEL FOR ELECTRIC GENERATION	0.00	0.00	112,469,856.08
FUEL FROM AFFILIATES FOR ELECTRIC GENERATION	0.00	0.00	0.00
PURCHASED ENERGY FOR RESALE	0.00	0.00	0.00
PURCHASED GAS FOR RESALE	0.00	0.00	0.00
PURCHASED ELECTRICITY FROM AEP AFFILIATES	0.00	(201,562.31)	0.00
OTHER OPERATION	16,514.33	268,914.73	79,148,945.58
MAINTENANCE	0.00	0.00	12,152,238.74
DEPRECIATION AND AMORTIZATION	0.00	6,347.04	23,389,765.44
TAXES OTHER THAN INCOME TAXES	0.00	(7,128.39)	4,181,399.20
INCOME TAXES	0.00	0.00	3,542,637.20
TOTAL	16,514.33	66,571.07	234,884,842.24

OPERATING INCOME	(16,514.33)	424,607.45	6,902,949.76

INTEREST INCOME	0.00	0.00	0.00
CARRYING COSTS ON TEXAS STRANDED COST RECOVERY	0.00	0.00	0.00
INVESTMENT VALUE LOSSES (LOSSES)	0.00	0.00	0.00
GAIN ON DISPOSITION OF EQUITY INVESTMENTS, NET	0.00	0.00	0.00
OTHER INCOME (LOSS)	13,034,066.12	26,375.35	43,372.01
OTHER EXPENSE (EXPENSE)	0.00	(600.00)	(317,069.11)

INTEREST AND OTHER CHARGES
NONOPERATING INCOME TAX CREDIT (EXPENSE)	18,678.46	(76,611.37)	3,658,259.85
INTEREST EXPENSE (INCOME)	13,070,918.81	220,048.48	2,445,533.63
PREFERRED STOCK DIVIDEND REQUIREMENTS OF SUBSIDIARIES	0.00	0.00	0.00
TOTAL	13,052,240.35	296,659.85	(1,212,726.22)

INCOME BEFORE INCOME TAXES	(34,688.56)	153,722.95	7,841,978.88
INCOME TAXES	0.00	0.00	0.00

INCOME BEFORE DISCONTINUED OPERATIONS AND EXTRAORDINARY ITEM	(34,688.56)	153,722.95	7,841,978.88

DISCONTINUED OPERATIONS, NET OF TAX	0.00	0.00	0.00

EXTRAORDINARY LOSS ON TEXAS STRANDED COST RECOVERY, NET OF TAX	0.00	0.00	0.00

NET INCOME (LOSS)	(34,688.56)	153,722.95	7,841,978.88

PREFERRED STOCK DIVIDEND REQUIREMENTS OF SUBSIDIARIES	0.00	0.00	0.00

NET INCOME APPLICABLE TO COMMON STOCK	$(34,688.56)	$153,722.95	$7,841,978.88

Item 10 - Consolidating Statements of Income

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	CENTRAL COAL	AEP T&D	INDIANA FRANKLIN
DESCRIPTION	COMPANY	SERVICES, LLC	REALTY, INC.

REVENUES
UTILITY OPERATIONS	$0.00	$1,902,279.28	$0.00
GAS OPERATIONS	0.00	0.00	0.00
OTHER	0.00	0.00	0.00
SALES TO AEP AFFILIATES	0.00	0.00	0.00
TOTAL	0.00	1,902,279.28	0.00

EXPENSES
FUEL FOR ELECTRIC GENERATION	0.00	0.00	0.00
FUEL FROM AFFILIATES FOR ELECTRIC GENERATION	0.00	0.00	0.00
PURCHASED ENERGY FOR RESALE	0.00	0.00	0.00
PURCHASED GAS FOR RESALE	0.00	0.00	0.00
PURCHASED ELECTRICITY FROM AEP AFFILIATES	0.00	0.00	0.00
OTHER OPERATION	0.00	1,415,186.56	(0.00)
MAINTENANCE	0.00	18,177.18	0.00
DEPRECIATION AND AMORTIZATION	0.00	4,694.15	0.00
TAXES OTHER THAN INCOME TAXES	0.00	25.00	0.00
INCOME TAXES	0.00	0.00	0.00
TOTAL	0.00	1,438,082.89	(0.00)

OPERATING INCOME	0.00	464,196.39	0.00

INTEREST INCOME	0.00	0.00	0.00
CARRYING COSTS ON TEXAS STRANDED COST RECOVERY	0.00	0.00	0.00
INVESTMENT VALUE LOSSES (LOSSES)	0.00	0.00	0.00
GAIN ON DISPOSITION OF EQUITY INVESTMENTS, NET	0.00	0.00	0.00
OTHER INCOME (LOSS)	150,177.64	1,818.09	0.00
OTHER EXPENSE (EXPENSE)	(176,527.09)	(252.00)	0.00

INTEREST AND OTHER CHARGES
NONOPERATING INCOME TAX CREDIT (EXPENSE)	26,349.45	(161,445.72)	0.00
INTEREST EXPENSE (INCOME)	0.00	2,692.85	0.00
PREFERRED STOCK DIVIDEND REQUIREMENTS OF SUBSIDIARIES	0.00	0.00	0.00
TOTAL	(26,349.45)	164,138.57	0.00

INCOME BEFORE INCOME TAXES	(0.00)	301,623.91	0.00
INCOME TAXES	0.00	0.00	0.00

INCOME BEFORE DISCONTINUED OPERATIONS AND EXTRAORDINARY ITEM	(0.00)	301,623.91	0.00

DISCONTINUED OPERATIONS, NET OF TAX	0.00	0.00	0.00

EXTRAORDINARY LOSS ON TEXAS STRANDED COST RECOVERY, NET OF TAX	0.00	0.00	0.00

NET INCOME (LOSS)	(0.00)	301,623.91	0.00

PREFERRED STOCK DIVIDEND REQUIREMENTS OF SUBSIDIARIES	0.00	0.00	0.00

NET INCOME APPLICABLE TO COMMON STOCK	$(0.00)	$301,623.91	$0.00

Item 10 - Consolidating Statements of Income

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

		APPALACHIAN POWER	COLUMBUS SOUTHERN
	FRANKLIN REAL	COMPANY	POWER COMPANY
DESCRIPTION	ESTATE COMPANY	CONSOLIDATED	CONSOLIDATED

REVENUES
UTILITY OPERATIONS	$0.00	$1,731,619,006.68	$1,353,466,096.89
GAS OPERATIONS	0.00	0.00	0.00
OTHER	0.00	0.00	0.00
SALES TO AEP AFFILIATES	0.00	216,563,762.60	80,114,999.75
TOTAL	0.00	1,948,182,769.28	1,433,581,096.64

EXPENSES
FUEL FOR ELECTRIC GENERATION	0.00	420,186,839.39	191,578,325.87
FUEL FROM AFFILIATES FOR ELECTRIC GENERATION	0.00	0.00	10,602,583.66
PURCHASED ENERGY FOR RESALE	0.00	91,172,892.84	26,267,322.12
PURCHASED GAS FOR RESALE	0.00	0.00	0.00
PURCHASED ELECTRICITY FROM AEP AFFILIATES	0.00	370,953,107.13	347,002,417.98
OTHER OPERATION	(0.00)	269,349,484.51	227,111,845.49
MAINTENANCE	0.00	175,282,820.99	95,036,141.25
DEPRECIATION AND AMORTIZATION	0.00	193,524,892.61	148,528,539.34
TAXES OTHER THAN INCOME TAXES	0.00	92,624,337.43	133,840,281.02
INCOME TAXES	0.00	91,077,920.10	69,367,410.45
TOTAL	(0.00)	1,704,172,295.00	1,249,334,867.18

OPERATING INCOME	0.00	244,010,474.28	184,246,229.47

INTEREST INCOME	0.00	0.00	0.00
CARRYING COSTS ON TEXAS STRANDED COST RECOVERY	0.00	0.00	0.00
INVESTMENT VALUE LOSSES (LOSSES)	0.00	0.00	0.00
GAIN ON DISPOSITION OF EQUITY INVESTMENTS, NET	0.00	0.00	0.00
OTHER INCOME (LOSS)	0.00	10,741,973.47	10,341,304.46
OTHER EXPENSE (EXPENSE)	0.00	(8,656,873.82)	(1,780,108.53)

INTEREST AND OTHER CHARGES
NONOPERATING INCOME TAX CREDIT (EXPENSE)	0.00	5,966,958.30	1,697,735.95
INTEREST EXPENSE (INCOME)	0.00	98,947,314.70	54,246,458.64
PREFERRED STOCK DIVIDEND REQUIREMENTS OF SUBSIDIARIES	0.00	0.00	0.00
TOTAL	0.00	92,980,356.40	52,548,722.69

INCOME BEFORE INCOME TAXES	0.00	153,115,217.53	140,258,702.70
INCOME TAXES	0.00	0.00	0.00

INCOME BEFORE DISCONTINUED OPERATIONS AND EXTRAORDINARY ITEM	0.00	153,115,217.53	140,258,702.70

DISCONTINUED OPERATIONS, NET OF TAX	0.00	0.00	0.00

EXTRAORDINARY LOSS ON TEXAS STRANDED COST RECOVERY, NET OF TAX	0.00	0.00	0.00

NET INCOME (LOSS)	0.00	153,115,217.53	140,258,702.70

PREFERRED STOCK DIVIDEND REQUIREMENTS OF SUBSIDIARIES	0.00	3,215,135.80	1,015,380.36

NET INCOME APPLICABLE TO COMMON STOCK	$0.00	$149,900,081.73	$139,243,322.34

Item 10 - Consolidating Statements of Income

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	INDIANA MICHIGAN
	POWER COMPANY	KENTUCKY POWER	KINGSPORT POWER
DESCRIPTION	CONSOLIDATED	COMPANY	COMPANY

REVENUES
UTILITY OPERATIONS	$1,400,406,271.81	$409,023,649.96	$87,383,747.93
GAS OPERATIONS	0.00	0.00	0.00
OTHER	0.00	0.00	0.00
SALES TO AEP AFFILIATES	261,173,360.07	41,589,703.84	38,807.46
TOTAL	1,661,579,631.88	450,613,353.80	87,422,555.39

EXPENSES
FUEL FOR ELECTRIC GENERATION	279,518,212.15	99,455,912.05	0.00
FUEL FROM AFFILIATES FOR ELECTRIC GENERATION	0.00	0.00	0.00
PURCHASED ENERGY FOR RESALE	41,887,616.76	8,532,374.84	0.00
PURCHASED GAS FOR RESALE	0.00	0.00	0.00
PURCHASED ELECTRICITY FROM AEP AFFILIATES	272,451,574.56	140,757,556.16	62,017,773.42
OTHER OPERATION	403,701,964.41	51,757,013.67	8,132,208.11
MAINTENANCE	168,304,252.57	32,801,872.21	3,277,825.49
DEPRECIATION AND AMORTIZATION	172,098,870.68	43,846,936.32	3,810,218.83
TAXES OTHER THAN INCOME TAXES	57,344,323.41	9,144,645.58	3,405,582.63
INCOME TAXES	70,384,794.44	8,995,548.33	2,251,709.01
TOTAL	1,465,691,608.97	395,291,859.16	82,895,317.49

OPERATING INCOME	195,888,022.91	55,321,494.64	4,527,237.90

INTEREST INCOME	0.00	0.00	0.00
CARRYING COSTS ON TEXAS STRANDED COST RECOVERY	0.00	0.00	0.00
INVESTMENT VALUE LOSSES (LOSSES)	0.00	0.00	0.00
GAIN ON DISPOSITION OF EQUITY INVESTMENTS, NET	0.00	0.00	0.00
OTHER INCOME (LOSS)	79,246,753.00	1,297,553.48	22,845.46
OTHER EXPENSE (EXPENSE)	(71,612,019.98)	(1,568,870.79)	(87,314.91)

INTEREST AND OTHER CHARGES
NONOPERATING INCOME TAX CREDIT (EXPENSE)	(1,229,866.05)	324,158.23	82,970.29
INTEREST EXPENSE (INCOME)	69,070,784.03	29,469,644.00	1,200,987.04
PREFERRED STOCK DIVIDEND REQUIREMENTS OF SUBSIDIARIES	0.00	0.00	0.00
TOTAL	70,300,650.08	29,145,485.77	1,118,016.75

INCOME BEFORE INCOME TAXES	133,222,105.85	25,904,691.56	3,344,751.71
INCOME TAXES	0.00	0.00	0.00

INCOME BEFORE DISCONTINUED OPERATIONS AND EXTRAORDINARY ITEM	133,222,105.85	25,904,691.56	3,344,751.71

DISCONTINUED OPERATIONS, NET OF TAX	0.00	0.00	0.00

EXTRAORDINARY LOSS ON TEXAS STRANDED COST RECOVERY, NET OF TAX	0.00	0.00	0.00

NET INCOME (LOSS)	133,222,105.85	25,904,691.56	3,344,751.71

PREFERRED STOCK DIVIDEND REQUIREMENTS OF SUBSIDIARIES	474,334.38	0.00	0.00

NET INCOME APPLICABLE TO COMMON STOCK	$132,747,771.47	$25,904,691.56	$3,344,751.71

Item 10 - Consolidating Statements of Income

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

			AEP
	OHIO POWER		INVESTMENTS,
	COMPANY	WHEELING POWER	INC.
DESCRIPTION	CONSOLIDATED	COMPANY	CONSOLIDATED

REVENUES
UTILITY OPERATIONS	$1,654,880,570.95	$89,893,908.82	$2,177,627.03
GAS OPERATIONS	0.00	0.00	0.00
OTHER	0.00	0.00	0.00
SALES TO AEP AFFILIATES	581,515,775.96	1,239,840.24	0.00
TOTAL	2,236,396,346.91	91,133,749.06	2,177,627.03

EXPENSES
FUEL FOR ELECTRIC GENERATION	645,291,701.10	0.00	0.00
FUEL FROM AFFILIATES FOR ELECTRIC GENERATION	0.00	0.00	0.00
PURCHASED ENERGY FOR RESALE	64,228,990.88	0.00	0.00
PURCHASED GAS FOR RESALE	0.00	0.00	0.00
PURCHASED ELECTRICITY FROM AEP AFFILIATES	89,354,960.53	57,277,971.62	0.00
OTHER OPERATION	386,732,038.28	6,394,375.43	5,868,539.13
MAINTENANCE	177,583,799.53	3,985,736.77	86,109.17
DEPRECIATION AND AMORTIZATION	286,300,047.34	3,950,699.57	60,867.36
TAXES OTHER THAN INCOME TAXES	177,373,754.24	5,321,507.15	0.00
INCOME TAXES	97,158,951.09	6,221,472.76	(66,158.86)
TOTAL	1,924,024,242.99	83,151,763.29	5,949,356.80

OPERATING INCOME	312,372,103.92	7,981,985.77	(3,771,729.77)

INTEREST INCOME	0.00	0.00	0.00
CARRYING COSTS ON TEXAS STRANDED COST RECOVERY	0.00	0.00	0.00
INVESTMENT VALUE LOSSES (LOSSES)	0.00	0.00	0.00
GAIN ON DISPOSITION OF EQUITY INVESTMENTS, NET	0.00	0.00	0.00
OTHER INCOME (LOSS)	170,127,743.82	241,660.77	(707,383.25)
OTHER EXPENSE (EXPENSE)	(154,747,330.89)	(89,184.19)	(127,685.00)

INTEREST AND OTHER CHARGES
NONOPERATING INCOME TAX CREDIT (EXPENSE)	1,048,314.77	21,151.95	(4,940,938.42)
INTEREST EXPENSE (INCOME)	118,684,568.70	1,345,266.54	431,814.73
PREFERRED STOCK DIVIDEND REQUIREMENTS OF SUBSIDIARIES	0.00	0.00	0.00
TOTAL	117,636,253.93	1,324,114.59	5,372,753.15

INCOME BEFORE INCOME TAXES	210,116,262.93	6,810,347.76	(9,979,551.18)
INCOME TAXES	0.00	0.00	0.00

INCOME BEFORE DISCONTINUED OPERATIONS AND EXTRAORDINARY ITEM	210,116,262.93	6,810,347.76	(9,979,551.18)

DISCONTINUED OPERATIONS, NET OF TAX	0.00	0.00	0.00

EXTRAORDINARY LOSS ON TEXAS STRANDED COST RECOVERY, NET OF TAX	0.00	0.00	0.00

NET INCOME (LOSS)	210,116,262.93	6,810,347.76	(9,979,551.18)

PREFERRED STOCK DIVIDEND REQUIREMENTS OF SUBSIDIARIES	732,862.97	0.00	0.00

NET INCOME APPLICABLE TO COMMON STOCK	$209,383,399.96	$6,810,347.76	$(9,979,551.18)

Item 10 - Consolidating Statements of Income

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

		AEP
	AEP	COMMUNICATIONS,
	RESOURCES, INC.	INC.	AEP UTILITIES, INC.
DESCRIPTION	CONSOLIDATED	CONSOLIDATED	CONSOLIDATED

REVENUES
UTILITY OPERATIONS	$3,585,119,881.89	$3,481,958.50	$3,651,939,061.71
GAS OPERATIONS	0.00	0.00	0.00
OTHER	0.00	0.00	0.00
SALES TO AEP AFFILIATES	101,920,256.22	3,927,721.32	198,808,001.74
TOTAL	3,687,040,138.11	7,409,679.82	3,850,747,063.45

EXPENSES
FUEL FOR ELECTRIC GENERATION	21,851,677.23	0.00	1,085,491,327.14
FUEL FROM AFFILIATES FOR ELECTRIC GENERATION	0.00	0.00	0.00
PURCHASED ENERGY FOR RESALE	3,090,112,518.06	0.00	456,353,634.20
PURCHASED GAS FOR RESALE	0.00	0.00	0.00
PURCHASED ELECTRICITY FROM AEP AFFILIATES	0.00	0.00	138,032,667.37
OTHER OPERATION	515,924,151.33	2,783,183.45	869,096,734.94
MAINTENANCE	91,110,502.14	(132,258.40)	228,854,876.07
DEPRECIATION AND AMORTIZATION	23,597,077.73	1,381,241.19	383,080,748.70
TAXES OTHER THAN INCOME TAXES	4,319,795.53	43,015.19	218,531,285.12
INCOME TAXES	(25,836,836.77)	0.00	121,255,857.86
TOTAL	3,721,078,885.25	4,075,181.43	3,500,697,131.42

OPERATING INCOME	(34,038,747.14)	3,334,498.39	350,049,932.03

INTEREST INCOME	0.00	0.00	0.00
CARRYING COSTS ON TEXAS STRANDED COST RECOVERY	0.00	0.00	0.00
INVESTMENT VALUE LOSSES (LOSSES)	0.00	0.00	0.00
GAIN ON DISPOSITION OF EQUITY INVESTMENTS, NET	0.00	0.00	0.00
OTHER INCOME (LOSS)	274,354,458.82	14,758,366.54	683,017,889.19
OTHER EXPENSE (EXPENSE)	(72,254,040.60)	137,383.67	(75,116,685.21)

INTEREST AND OTHER CHARGES
NONOPERATING INCOME TAX CREDIT (EXPENSE)	(68,995,264.59)	(2,697,218.26)	(126,445,602.71)
INTEREST EXPENSE (INCOME)	92,831,562.24	10,802,342.45	261,233,892.82
PREFERRED STOCK DIVIDEND REQUIREMENTS OF SUBSIDIARIES	0.00	0.00	786,112.98
TOTAL	161,826,826.83	13,499,560.71	388,465,608.51

INCOME BEFORE INCOME TAXES	6,234,844.25	4,730,687.89	569,485,527.51
INCOME TAXES	0.00	0.00	0.00

INCOME BEFORE DISCONTINUED OPERATIONS AND EXTRAORDINARY ITEM	6,234,844.25	4,730,687.89	569,485,527.51

DISCONTINUED OPERATIONS, NET OF TAX	0.00	0.00	0.00

EXTRAORDINARY LOSS ON TEXAS STRANDED COST RECOVERY, NET OF TAX	0.00	0.00	(120,534,370.00)

NET INCOME (LOSS)	6,234,844.25	4,730,687.89	448,951,157.51

PREFERRED STOCK DIVIDEND REQUIREMENTS OF SUBSIDIARIES	0.00	0.00	0.00

NET INCOME APPLICABLE TO COMMON STOCK	$6,234,844.25	$4,730,687.89	$448,951,157.51

Item 10 - Consolidating Statements of Income

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	AEP C&I
	COMPANY, LLC	AEP DESERT	AEP DESERT	AEP COAL, INC
DESCRIPTION	CONSOLIDATED	SKY LP, LLC	SKY LP II, LLC	CONSOLIDATED

REVENUES
UTILITY OPERATIONS	$77,258,595.26	$0.00	$16,740,008.47	$30,977,330.44
GAS OPERATIONS	0.00	0.00	0.00	0.00
OTHER	0.00	0.00	0.00	0.00
SALES TO AEP AFFILIATES	2,975,256.83	0.00	0.00	16,220,642.34
TOTAL	80,233,852.09	0.00	16,740,008.47	47,197,972.78

EXPENSES
FUEL FOR ELECTRIC GENERATION	0.00	0.00	0.00	0.00
FUEL FROM AFFILIATES FOR ELECTRIC GENERATION	0.00	0.00	0.00	0.00
PURCHASED ENERGY FOR RESALE	416,960.16	0.00	0.00	0.00
PURCHASED GAS FOR RESALE	0.00	0.00	0.00	0.00
PURCHASED ELECTRICITY FROM AEP AFFILIATES	47,969,185.30	0.00	0.00	0.00
OTHER OPERATION	14,174,331.31	580,186.84	3,270,819.19	51,465,245.28
MAINTENANCE	0.00	0.00	1,978,460.93	(0.00)
DEPRECIATION AND AMORTIZATION	41,776.56	20,896.28	9,056,216.52	0.00
TAXES OTHER THAN INCOME TAXES	1,054,081.73	0.00	1,907,974.86	508,005.46
INCOME TAXES	(192,714.61)	(456,277.70)	(9,330,829.99)	(1,619,825.95)
TOTAL	63,463,620.45	144,805.42	6,882,641.51	50,353,424.78

OPERATING INCOME	16,770,231.64	(144,805.42)	9,857,366.96	(3,155,452.00)

INTEREST INCOME	0.00	0.00	0.00	0.00
CARRYING COSTS ON TEXAS STRANDED COST RECOVERY	0.00	0.00	0.00	0.00
INVESTMENT VALUE LOSSES (LOSSES)	0.00	0.00	0.00	0.00
GAIN ON DISPOSITION OF EQUITY INVESTMENTS, NET	0.00	0.00	0.00	0.00
OTHER INCOME (LOSS)	878,603.85	0.00	107,969.79	1,643,395.98
OTHER EXPENSE (EXPENSE)	231,207.66	(13,312.37)	(400.00)	88,559.11

INTEREST AND OTHER CHARGES
NONOPERATING INCOME TAX CREDIT (EXPENSE)	(8,762,938.11)	0.00	0.00	392.00
INTEREST EXPENSE (INCOME)	542,912.14	421,145.47	7,137,954.74	1,275,443.51
PREFERRED STOCK DIVIDEND REQUIREMENTS OF SUBSIDIARIES	0.00	0.00	0.00	0.00
TOTAL	9,305,850.25	421,145.47	7,137,954.74	1,275,051.51

INCOME BEFORE INCOME TAXES	8,574,192.90	(579,263.26)	2,826,982.01	(2,698,548.42)
INCOME TAXES	0.00	0.00	0.00	0.00

INCOME BEFORE DISCONTINUED OPERATIONS AND EXTRAORDINARY ITEM	8,574,192.90	(579,263.26)	2,826,982.01	(2,698,548.42)

DISCONTINUED OPERATIONS, NET OF TAX	0.00	0.00	0.00	0.00

EXTRAORDINARY LOSS ON TEXAS STRANDED COST RECOVERY, NET OF TAX	0.00	0.00	0.00	0.00

NET INCOME (LOSS)	8,574,192.90	(579,263.26)	2,826,982.01	(2,698,548.42)

PREFERRED STOCK DIVIDEND REQUIREMENTS OF SUBSIDIARIES	0.00	0.00	0.00	0.00

NET INCOME APPLICABLE TO COMMON STOCK	$8,574,192.90	$(579,263.26)	$2,826,982.01	$(2,698,548.42)

Item 10 - Consolidating Statements of Income

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	AEP POWER		MUTUAL
DESCRIPTION	MARKETING, INC	AEP PRO SERV, INC	ENERGY L.L.C.

REVENUES
UTILITY OPERATIONS	$53,740,829.19	$21,956,434.04	$0.00
GAS OPERATIONS	0.00	0.00	0.00
OTHER	0.00	0.00	0.00
SALES TO AEP AFFILIATES	(4,135,116.33)	50,000.00	0.00
TOTAL	49,605,712.86	22,006,434.04	0.00

EXPENSES
FUEL FOR ELECTRIC GENERATION	0.00	0.00	0.00
FUEL FROM AFFILIATES FOR ELECTRIC GENERATION	0.00	0.00	0.00
PURCHASED ENERGY FOR RESALE	0.00	0.00	0.00
PURCHASED GAS FOR RESALE	0.00	0.00	0.00
PURCHASED ELECTRICITY FROM AEP AFFILIATES	0.00	0.00	0.00
OTHER OPERATION	657,114.60	20,148,017.49	57,638.23
MAINTENANCE	0.00	422,026.25	0.00
DEPRECIATION AND AMORTIZATION	0.00	1,087,261.91	0.00
TAXES OTHER THAN INCOME TAXES	232,684.00	878.25	16,055.65
INCOME TAXES	0.00	(1,177,138.62)	13,604.00
TOTAL	889,798.60	20,481,045.27	87,297.88

OPERATING INCOME	48,715,914.26	1,525,388.77	(87,297.88)

INTEREST INCOME	0.00	0.00	0.00
CARRYING COSTS ON TEXAS STRANDED COST RECOVERY	0.00	0.00	0.00
INVESTMENT VALUE LOSSES (LOSSES)	0.00	0.00	0.00
GAIN ON DISPOSITION OF EQUITY INVESTMENTS, NET	0.00	0.00	0.00
OTHER INCOME (LOSS)	83,046.29	857,957.03	132,593.43
OTHER EXPENSE (EXPENSE)	(1,400.01)	(104,404.12)	(428.23)

INTEREST AND OTHER CHARGES
NONOPERATING INCOME TAX CREDIT (EXPENSE)	(16,322,999.73)	(453,563.99)	(501,410.38)
INTEREST EXPENSE (INCOME)	116,702.19	635,466.51	1,283.76
PREFERRED STOCK DIVIDEND REQUIREMENTS OF SUBSIDIARIES	0.00	0.00	0.00
TOTAL	16,439,701.92	1,089,030.50	502,694.14

INCOME BEFORE INCOME TAXES	32,357,858.62	1,189,911.18	(457,826.82)
INCOME TAXES	0.00	0.00	0.00

INCOME BEFORE DISCONTINUED OPERATIONS AND EXTRAORDINARY ITEM	32,357,858.62	1,189,911.18	(457,826.82)

DISCONTINUED OPERATIONS, NET OF TAX	0.00	0.00	0.00

EXTRAORDINARY LOSS ON TEXAS STRANDED COST RECOVERY, NET OF TAX	0.00	0.00	0.00

NET INCOME (LOSS)	32,357,858.62	1,189,911.18	(457,826.82)

PREFERRED STOCK DIVIDEND REQUIREMENTS OF SUBSIDIARIES	0.00	0.00	0.00

NET INCOME APPLICABLE TO COMMON STOCK	$32,357,858.62	$1,189,911.18	$(457,826.82)

Item 10 - Consolidating Statements of Income

AEP UTILITIES, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	AEP UTILITIES,	SEC	AEP UTILITIES,
	INC	REPORTING	INC	AEP UTILITIES,
DESCRIPTION	CONSOLIDATED	ADJUSTMENTS	ELIMINATIONS	INC

OPERATING REVENUES
SALES TO NONAFFILIATES	$3,651,939,061.71	$(9,619,688.52)	$0.00	$0.00
SALES TO AEP AFFILIATES	198,808,001.74	0.00	(28,174,948.01)	0.00
TOTAL	3,850,747,063.45	(9,619,688.52)	(28,174,948.01)	0.00

OPERATING EXPENSES
FUEL FOR ELECTRIC GENERATION	1,085,491,327.14	150,285,107.22	(698,426.11)	0.00
FUEL FROM AFFILIATES FOR ELECTRIC GENERATION	0.00	(148,402,440.22)	0.00	0.00
PURCHASED ENERGY FOR RESALE	456,353,634.20	0.00	0.00	0.00
PURCHASED ELECTRICITY FROM AEP AFFILIATES	138,032,667.37	0.00	(6,373,956.93)	0.00
OTHER OPERATION	869,096,734.94	2,619,089.81	(21,102,564.97)	500,015.11
MAINTENANCE	228,854,876.07	0.00	0.00	0.00
DEPRECIATION AND AMORTIZATION	383,080,748.70	(8,246,180.53)	0.00	415,701.13
TAXES OTHER THAN INCOME TAXES	218,531,285.12	0.00	0.00	(27,736.72)
INCOME TAXES	121,255,857.86	31,762,782.36	0.00	(3,924,142.08)
TOTAL	3,500,697,131.42	28,018,358.64	(28,174,948.01)	(3,036,162.56)

OPERATING INCOME	350,049,932.03	(37,638,047.16)	0.00	3,036,162.56

CARRYING COSTS ON STRANDED COST RECOVERY	0.00	(301,644,130.00)	0.00	0.00
NONOPERATING INCOME (LOSS)	683,017,889.19	308,010,974.10	(446,186,378.56)	446,134,648.54
NONOPERATING EXPENSES	(75,116,685.21)	(245,951.01)	0.00	(24,948.04)
NONOPERATING INCOME TAX EXPENSE (CREDIT)	(126,445,602.71)	32,031,970.35	0.00	0.00
INTEREST CHARGES	261,233,892.82	3,744,423.72	0.00	194,705.56
PREFERRED STOCK DIVIDEND REQUIREMENTS OF SUBSIDIARIES	786,112.98	786,112.98	0.00	0.00
MINORITY INTEREST	0.00	3,229,607.44	0.00	0.00

INCOME BEFORE EXTRAORDINARY ITEM	569,485,527.51	(786,112.98)	(446,186,378.56)	448,951,157.50

EXTRAORDINARY LOSS ON STRANDED COST RECOVERY, NET OF TAX	(120,534,370.00)	0.00	0.00	0.00

NET INCOME	448,951,157.51	(786,112.98)	(446,186,378.56)	448,951,157.50

PREFERRED STOCK DIVIDEND REQUIREMENT	0.00	(786,112.98)	0.00	0.00

GAIN ON REACQUIRED PREFERRED STOCK	0.00	(1,717.50)	0.00	0.00

EARNINGS APPLICABLE TO COMMON STOCK	$448,951,157.51	$(1,717.50)	$(446,186,378.56)	$448,951,157.50

Item 10 - Consolidating Statements of Income

AEP UTILITIES, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

		AEP TEXAS CENTRAL	PUBLIC SERVICE
		COMPANY	COMPANY OF
DESCRIPTION	AEP CREDIT, INC.	CONSOLIDATED	OKLAHOMA

OPERATING REVENUES
SALES TO NONAFFILIATES	$0.00	$1,128,226,512.54	$1,036,830,678.60
SALES TO AEP AFFILIATES	46,383,195.10	47,039,148.22	10,690,608.45
TOTAL	46,383,195.10	1,175,265,660.76	1,047,521,287.05

OPERATING EXPENSES
FUEL FOR ELECTRIC GENERATION	0.00	59,512,125.85	434,396,222.93
FUEL FROM AFFILIATES FOR ELECTRIC GENERATION	0.00	101,906,205.21	0.00
PURCHASED ENERGY FOR RESALE	0.00	206,447,168.60	79,611,504.37
PURCHASED ELECTRICITY FROM AEP AFFILIATES	0.00	6,139,928.99	104,001,494.49
OTHER OPERATION	40,866,692.62	301,159,802.71	153,489,453.43
MAINTENANCE	0.00	63,599,058.22	63,529,526.97
DEPRECIATION AND AMORTIZATION	0.00	122,584,788.84	89,710,841.77
TAXES OTHER THAN INCOME TAXES	0.00	91,000,477.50	38,586,873.29
INCOME TAXES	65,000.00	26,897,334.29	9,120,352.39
TOTAL	40,931,692.62	979,246,890.21	972,446,269.63

OPERATING INCOME	5,451,502.48	196,018,770.55	75,075,017.42

CARRYING COSTS ON STRANDED COST RECOVERY	0.00	301,644,130.00	0.00
NONOPERATING INCOME (LOSS)	0.00	45,728,162.21	1,295,744.64
NONOPERATING EXPENSES	0.00	(16,789,445.36)	(2,183,431.76)
NONOPERATING INCOME TAX EXPENSE (CREDIT)	(1,980,303.73)	(108,161,011.63)	1,311,147.46
INTEREST CHARGES	0.00	123,784,651.60	37,956,991.00
PREFERRED STOCK DIVIDEND REQUIREMENTS OF SUBSIDIARIES	0.00	0.00	0.00
MINORITY INTEREST	0.00	0.00	0.00

INCOME BEFORE EXTRAORDINARY ITEM	3,471,198.75	294,655,954.16	37,541,486.76

EXTRAORDINARY LOSS ON STRANDED COST RECOVERY, NET OF TAX	0.00	(120,534,370.00)	0.00

NET INCOME	3,471,198.75	174,121,584.16	37,541,486.76

PREFERRED STOCK DIVIDEND REQUIREMENT	0.00	241,082.82	212,454.47

GAIN ON REACQUIRED PREFERRED STOCK	0.00	0.00	1,717.50

EARNINGS APPLICABLE TO COMMON STOCK	$3,471,198.75	$173,880,501.34	$37,330,749.79

Item 10 - Consolidating Statements of Income

AEP UTILITIES, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

			SOUTHWESTERN
			ELECTRIC POWER
	AEP TEXAS NORTH	CSW ENERGY, INC.	COMPANY
DESCRIPTION	COMPANY	CONSOLIDATED	CONSOLIDATED

OPERATING REVENUES
SALES TO NONAFFILIATES	$440,464,559.45	$36,184,708.12	$1,016,155,850.84
SALES TO AEP AFFILIATES	51,680,227.00	0.00	71,189,770.98
TOTAL	492,144,786.45	36,184,708.12	1,087,345,621.82

OPERATING EXPENSES
FUEL FOR ELECTRIC GENERATION	54,442,113.47	0.00	387,554,183.79
FUEL FROM AFFILIATES FOR ELECTRIC GENERATION	46,496,235.01	0.00	0.00
PURCHASED ENERGY FOR RESALE	134,773,826.06	0.00	35,521,135.17
PURCHASED ELECTRICITY FROM AEP AFFILIATES	5,210,969.06	0.00	29,054,231.76
OTHER OPERATION	87,045,443.73	17,077,496.96	188,600,603.06
MAINTENANCE	20,601,842.48	7,005,832.00	74,090,913.31
DEPRECIATION AND AMORTIZATION	39,024,848.56	9,228,760.11	129,329,371.99
TAXES OTHER THAN INCOME TAXES	22,630,436.33	2,781,425.01	63,559,789.71
INCOME TAXES	20,673,277.36	203,415.97	36,457,837.57
TOTAL	430,898,992.07	36,296,930.06	944,168,066.36

OPERATING INCOME	61,245,794.38	(112,221.94)	143,177,555.46

CARRYING COSTS ON STRANDED COST RECOVERY	0.00	0.00	0.00
NONOPERATING INCOME (LOSS)	62,036,392.93	113,395,314.44	4,336,594.62
NONOPERATING EXPENSES	(51,802,101.98)	0.00	(3,029,615.47)
NONOPERATING INCOME TAX EXPENSE (CREDIT)	(1,836,005.82)	(30,379,117.09)	1,731,422.31
INTEREST CHARGES	21,984,688.53	7,343,864.23	53,529,458.35
PREFERRED STOCK DIVIDEND REQUIREMENTS OF SUBSIDIARIES	0.00	0.00	0.00
MINORITY INTEREST	0.00	0.00	(3,229,607.44)

INCOME BEFORE EXTRAORDINARY ITEM	47,659,390.98	75,560,111.19	89,456,891.14

EXTRAORDINARY LOSS ON STRANDED COST RECOVERY, NET OF TAX	0.00	0.00	0.00

NET INCOME	47,659,390.98	75,560,111.19	89,456,891.14

PREFERRED STOCK DIVIDEND REQUIREMENT	103,595.83	0.00	228,979.86

GAIN ON REACQUIRED PREFERRED STOCK	0.00	0.00	0.00

EARNINGS APPLICABLE TO COMMON STOCK	$47,555,795.15	$75,560,111.19	$89,227,911.28

Item 10 - Consolidating Statements of Income

AEP UTILITIES, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	CSW	C3
	INTERNATIONAL,	COMMUNICATIONS,	CSW ENERGY
	INC.	INC.	SERVICES, INC.
DESCRIPTION	CONSOLIDATED	CONSOLIDATED	CONSOLIDATED

OPERATING REVENUES
SALES TO NONAFFILIATES	$0.00	$45,981.90	$3,650,458.78
SALES TO AEP AFFILIATES	0.00	0.00	0.00
TOTAL	0.00	45,981.90	3,650,458.78

OPERATING EXPENSES
FUEL FOR ELECTRIC GENERATION	0.00	0.00	0.00
FUEL FROM AFFILIATES FOR ELECTRIC GENERATION	0.00	0.00	0.00
PURCHASED ENERGY FOR RESALE	0.00	0.00	0.00
PURCHASED ELECTRICITY FROM AEP AFFILIATES	0.00	0.00	0.00
OTHER OPERATION	1,456,730.43	222,055.25	97,161,916.82
MAINTENANCE	0.00	27,703.08	0.00
DEPRECIATION AND AMORTIZATION	0.00	0.00	1,032,616.83
TAXES OTHER THAN INCOME TAXES	0.00	20.00	0.00
INCOME TAXES	0.00	0.00	0.00
TOTAL	1,456,730.43	249,778.33	98,194,533.65

OPERATING INCOME	(1,456,730.43)	(203,796.43)	(94,544,074.87)

CARRYING COSTS ON STRANDED COST RECOVERY	0.00	0.00	0.00
NONOPERATING INCOME (LOSS)	48,091,156.86	6,697,803.13	93,477,476.29
NONOPERATING EXPENSES	(1,169,667.82)	127,528.58	947.64
NONOPERATING INCOME TAX EXPENSE (CREDIT)	(20,784,219.72)	840,826.79	779,688.37
INTEREST CHARGES	485,198.95	8,694,026.22	3,515,884.66
PREFERRED STOCK DIVIDEND REQUIREMENTS OF SUBSIDIARIES	0.00	0.00	0.00
MINORITY INTEREST	0.00	0.00	0.00

INCOME BEFORE EXTRAORDINARY ITEM	24,195,339.94	(1,231,664.15)	(3,801,847.23)

EXTRAORDINARY LOSS ON STRANDED COST RECOVERY, NET OF TAX	0.00	0.00	0.00

NET INCOME	24,195,339.94	(1,231,664.15)	(3,801,847.23)

PREFERRED STOCK DIVIDEND REQUIREMENT	0.00	0.00	0.00

GAIN ON REACQUIRED PREFERRED STOCK	0.00	0.00	0.00

EARNINGS APPLICABLE TO COMMON STOCK	$24,195,339.94	$(1,231,664.15)	$(3,801,847.23)

Item 10 - Consolidating Statements of Income

AEP TEXAS CENTRAL COMPANY AND SUBSIDIARY
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	AEP TEXAS CENTRAL		AEP TEXAS CENTRAL
	COMPANY	SEC REPORTING	COMPANY
DESCRIPTION	CONSOLIDATED	ADJUSTMENTS	ELIMINATIONS

OPERATING REVENUES
ELECTRIC GENERATION, TRANSMISSION AND DISTRIBUTION	$1,128,226,512.54	$0.00	$0.00
SALES TO AEP AFFILIATES	47,039,148.22	0.00	(398,667.00)
TOTAL	1,175,265,660.76	0.00	(398,667.00)

OPERATING EXPENSES
FUEL FOR ELECTRIC GENERATION	59,512,125.85	(101,906,205.21)	0.00
FUEL FROM AFFILIATES FOR ELECTRIC GENERATION	101,906,205.21	101,906,205.21	0.00
PURCHASED ENERGY FOR RESALE	206,447,168.60	0.00	0.00
PURCHASED ELECTRICITY FROM AEP AFFILIATES	6,139,928.99	0.00	0.00
OTHER OPERATION	301,159,802.71	(8,156,968.00)	(398,667.00)
MAINTENANCE	63,599,058.22	0.00	0.00
DEPRECIATION AND AMORTIZATION	122,584,788.84	8,156,968.00	0.00
TAXES OTHER THAN INCOME TAXES	91,000,477.50	0.00	0.00
INCOME TAXES	26,897,334.29	0.00	0.00
TOTAL	979,246,890.21	0.00	(398,667.00)

OPERATING INCOME	196,018,770.55	0.00	0.00

CARRYING COSTS ON STRANDED COST RECOVERY	301,644,130.00	301,644,130.00	0.00
NONOPERATING INCOME (LOSS)	45,728,162.21	(301,644,130.00)	(33,559.92)
NONOPERATING EXPENSES (EXPENSE)	(16,789,445.36)	0.00	0.00
NONOPERATING INCOME TAX CREDIT (EXPENSE)	(108,161,011.63)	0.00	0.00
INTEREST CHARGES (INCOME)	123,784,651.60	0.00	0.00

INCOME BEFORE EXTRAORDINARY ITEM	294,655,954.16	0.00	(33,559.92)
EXTRAORDINARY LOSS ON STRANDED COST RECOVERY, NET OF TAX	(120,534,370.00)	0.00	0.00

NET INCOME	174,121,584.16	0.00	(33,559.92)

PREFERRED STOCK DIVIDEND REQUIREMENTS, INCLUDING CAPITAL STOCK EXPENSE	241,082.82	0.00	0.00

EARNINGS APPLICABLE TO COMMON STOCK	$173,880,501.34	$0.00	$(33,559.92)

Item 10 - Consolidating Statements of Income

AEP TEXAS CENTRAL COMPANY AND SUBSIDIARY
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	AEP TEXAS	AEP TEXAS CENTRAL
	CENTRAL	TRANSITION
DESCRIPTION	COMPANY	FUNDING LLC

OPERATING REVENUES
ELECTRIC GENERATION, TRANSMISSION AND DISTRIBUTION	$1,043,060,547.21	$85,165,965.33
SALES TO AEP AFFILIATES	47,451,639.37	(13,824.15)
TOTAL	1,090,512,186.58	85,152,141.18

OPERATING EXPENSES
FUEL FOR ELECTRIC GENERATION	161,418,331.06	0.00
FUEL FROM AFFILIATES FOR ELECTRIC GENERATION	0.00	0.00
PURCHASED ENERGY FOR RESALE	206,447,168.60	0.00
PURCHASED ELECTRICITY FROM AEP AFFILIATES	6,139,928.99	0.00
OTHER OPERATION	307,789,662.83	1,925,774.88
MAINTENANCE	63,599,058.22	0.00
DEPRECIATION AND AMORTIZATION	75,388,960.90	39,038,859.94
TAXES OTHER THAN INCOME TAXES	91,000,477.50	0.00
INCOME TAXES	26,897,334.29	0.00
TOTAL	938,680,922.39	40,964,634.82

OPERATING INCOME	151,831,264.19	44,187,506.36

CARRYING COSTS ON STRANDED COST RECOVERY	0.00	0.00
NONOPERATING INCOME (LOSS)	347,003,395.57	402,456.56
NONOPERATING EXPENSES (EXPENSE)	(16,789,445.36)	0.00
NONOPERATING INCOME TAX CREDIT (EXPENSE)	(108,161,011.63)	0.00
INTEREST CHARGES (INCOME)	79,228,248.60	44,556,403.00

INCOME BEFORE EXTRAORDINARY ITEM	294,655,954.16	33,559.92
EXTRAORDINARY LOSS ON STRANDED COST RECOVERY, NET OF TAX	(120,534,370.00)	0.00

NET INCOME	174,121,584.16	33,559.92

PREFERRED STOCK DIVIDEND REQUIREMENTS, INCLUDING CAPITAL STOCK EXPENSE	241,082.82	0.00

EARNINGS APPLICABLE TO COMMON STOCK	$173,880,501.34	$33,559.92

Item 10 - Consolidating Statements of Income

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	APPALACHIAN POWER		APPALACHIAN POWER
	COMPANY	SEC REPORTING	COMPANY
DESCRIPTION	CONSOLIDATED	ADJUSTMENTS	ELIMINATIONS

OPERATING REVENUES
ELECTRIC GENERATION, TRANSMISSION AND DISTRIBUTION	$1,731,619,006.68	$0.00	$0.00
SALES TO AEP AFFILIATES	216,563,762.60	0.00	0.00
TOTAL	1,948,182,769.28	0.00	0.00

OPERATING EXPENSES
FUEL FOR ELECTRIC GENERATION	420,186,839.39	0.00	0.00
PURCHASED ENERGY FOR RESALE	91,172,892.84	0.00	0.00
PURCHASED ELECTRICITY FROM AEP AFFILIATES	370,953,107.13	0.00	0.00
OTHER OPERATION	269,349,484.51	0.00	0.00
MAINTENANCE	175,282,820.99	0.00	0.00
DEPRECIATION AND AMORTIZATION	193,524,892.61	0.00	0.00
TAXES OTHER THAN INCOME TAXES	92,624,337.43	0.00	0.00
INCOME TAXES	91,077,920.10	0.00	0.00
TOTAL	1,704,172,295.00	0.00	0.00

OPERATING INCOME	244,010,474.28	0.00	0.00

NONOPERATING INCOME (LOSS)	10,741,973.47	309,214.53	(4,993,192.38)
NONOPERATING EXPENSES (EXPENSE)	(8,656,873.82)	(309,214.53)	4,884,197.47
NONOPERATING INCOME TAX CREDIT (EXPENSE)	5,966,958.30	0.00	0.00
INTEREST CHARGES (INCOME)	98,947,314.70	0.00	0.00

NET INCOME	153,115,217.53	0.00	(108,994.91)

PREFERRED STOCK DIVIDEND REQUIREMENTS, INCLUDING CAPITAL STOCK EXPENSE	3,215,135.80	0.00	0.00

EARNINGS APPLICABLE TO COMMON STOCK	$149,900,081.73	$0.00	$(108,994.91)

Item 10 - Consolidating Statements of Income

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

		CENTRAL	SOUTHERN
	APPALACHIAN	APPALAHIAN	APPALACHIAN
	POWER	COAL	COAL	CEDAR COAL
DESCRIPTION	COMPANY	COMPANY	COMPANY	COMPANY

OPERATING REVENUES
ELECTRIC GENERATION, TRANSMISSION AND DISTRIBUTION	$1,731,619,006.68	$0.00	$0.00	$0.00
SALES TO AEP AFFILIATES	216,563,762.60	0.00	0.00	0.00
TOTAL	1,948,182,769.28	0.00	0.00	0.00

OPERATING EXPENSES
FUEL FOR ELECTRIC GENERATION	420,186,839.39	0.00	0.00	0.00
PURCHASED ENERGY FOR RESALE	91,172,892.84	0.00	0.00	0.00
PURCHASED ELECTRICITY FROM AEP AFFILIATES	370,953,107.13	0.00	0.00	0.00
OTHER OPERATION	269,349,484.51	0.00	0.00	0.00
MAINTENANCE	175,282,820.99	0.00	0.00	0.00
DEPRECIATION AND AMORTIZATION	193,524,892.61	0.00	0.00	0.00
TAXES OTHER THAN INCOME TAXES	92,624,337.43	0.00	0.00	0.00
INCOME TAXES	91,077,920.10	0.00	0.00	0.00
TOTAL	1,704,172,295.00	0.00	0.00	0.00

OPERATING INCOME	244,010,474.28	0.00	0.00	0.00

NONOPERATING INCOME (LOSS)	9,790,030.88	(89,117.55)	129,238.80	5,595,799.19
NONOPERATING EXPENSES (EXPENSE)	(7,951,934.49)	88,596.09	202,700.93	(5,571,219.30)
NONOPERATING INCOME TAX CREDIT (EXPENSE)	6,313,053.95	(41,555.45)	(139,671.68)	(164,868.52)
INTEREST CHARGES (INCOME)	99,046,407.10	(6,468.46)	(39,972.07)	(52,651.87)

NET INCOME	153,115,217.53	(35,608.45)	232,240.12	(87,636.76)

PREFERRED STOCK DIVIDEND REQUIREMENTS, INCLUDING CAPITAL STOCK EXPENSE	3,215,135.80	0.00	0.00	0.00

EARNINGS APPLICABLE TO COMMON STOCK	$149,900,081.73	$(35,608.45)	$232,240.12	$(87,636.76)

Item 10 - Consolidating Statements of Income

COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	COLUMBUS SOUTHERN		COLUMBUS SOUTHERN
	POWER COMPANY	SEC REPORTING	POWER COMPANY
DESCRIPTION	CONSOLIDATED	ADJUSTMENTS	ELIMINATIONS

OPERATING REVENUES
ELECTRIC GENERATION, TRANSMISSION AND DISTRIBUTION	$1,353,466,096.89	$0.00	$(9,955,927.62)
SALES TO AEP AFFILIATES	80,114,999.75	0.00	(121,000.00)
TOTAL	1,433,581,096.64	0.00	(10,076,927.62)

OPERATING EXPENSES
FUEL FOR ELECTRIC GENERATION	191,578,325.87	(10,602,583.66)	(779,579.14)
FUEL FROM AFFILIATES FOR ELECTRIC GENERATION	10,602,583.66	10,602,583.66	0.00
PURCHASED ENERGY FOR RESALE	26,267,322.12	0.00	0.00
PURCHASED ELECTRICITY FROM AEP AFFILIATES	347,002,417.98	0.00	0.00
OTHER OPERATION	227,111,845.49	0.00	(7,838,775.14)
MAINTENANCE	95,036,141.25	0.00	(1,097,191.65)
DEPRECIATION AND AMORTIZATION	148,528,539.34	0.00	(142,464.80)
TAXES OTHER THAN INCOME TAXES	133,840,281.02	0.00	(218,917.15)
INCOME TAXES	69,367,410.45	0.00	0.00
TOTAL	1,249,334,867.18	0.00	(10,076,927.88)

OPERATING INCOME	184,246,229.47	0.00	0.26

NONOPERATING INCOME (LOSS)	10,341,304.46	112,511.72	(2,331,890.20)
NONOPERATING EXPENSES (EXPENSE)	(1,780,108.53)	(112,511.72)	0.00
NONOPERATING INCOME TAX CREDIT (EXPENSE)	1,697,735.95	0.00	0.00
INTEREST CHARGES (INCOME)	54,246,458.64	0.00	0.00

NET INCOME	140,258,702.70	0.00	(2,331,889.94)

PREFERRED STOCK DIVIDEND REQUIREMENTS, INCLUDING CAPITAL STOCK EXPENSE	1,015,380.36	0.00	0.00

EARNINGS APPLICABLE TO COMMON STOCK	$139,243,322.34	$0.00	$(2,331,889.94)

Item 10 - Consolidating Statements of Income

COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	COLUMBUS			CONESVILLE
	SOUTHERN			COAL
	POWER			PREPARATION
DESCRIPTION	COMPANY	SIMCO INC.	COLOMET,INC.	COMPANY

OPERATING REVENUES
ELECTRIC GENERATION, TRANSMISSION AND DISTRIBUTION	$1,353,466,096.89	$0.00	$0.00	$9,955,927.62
SALES TO AEP AFFILIATES	79,135,556.51	121,000.00	979,443.24	0.00
TOTAL	1,432,601,653.40	121,000.00	979,443.24	9,955,927.62

OPERATING EXPENSES
FUEL FOR ELECTRIC GENERATION	202,960,488.67	0.00	0.00	0.00
FUEL FROM AFFILIATES FOR ELECTRIC GENERATION	0.00	0.00	0.00	0.00
PURCHASED ENERGY FOR RESALE	26,267,322.12	0.00	0.00	0.00
PURCHASED ELECTRICITY FROM AEP AFFILIATES	347,002,417.98	0.00	0.00	0.00
OTHER OPERATION	226,470,088.29	8,434.54	10,001.61	8,462,096.19
MAINTENANCE	95,036,141.25	0.00	0.00	1,097,191.65
DEPRECIATION AND AMORTIZATION	148,385,762.80	58,867.64	142,776.54	83,597.16
TAXES OTHER THAN INCOME TAXES	133,854,392.79	2,968.62	(14,111.77)	215,948.53
INCOME TAXES	69,305,298.84	19,696.55	0.00	42,415.06
TOTAL	1,249,281,912.73	89,967.35	138,666.38	9,901,248.59

OPERATING INCOME	183,319,740.67	31,032.65	840,776.86	54,679.03

NONOPERATING INCOME (LOSS)	10,099,917.57	6,235.95	2,421,948.11	32,581.31
NONOPERATING EXPENSES (EXPENSE)	(1,657,648.39)	(470.00)	(4,068.00)	(5,410.42)
NONOPERATING INCOME TAX CREDIT (EXPENSE)	2,725,581.45	9,500.00	(1,037,345.50)	0.00
INTEREST CHARGES (INCOME)	54,228,888.59	0.00	5,720.13	11,849.92

NET INCOME	140,258,702.70	46,298.60	2,215,591.34	70,000.00

PREFERRED STOCK DIVIDEND REQUIREMENTS, INCLUDING CAPITAL STOCK EXPENSE	1,015,380.36	0.00	0.00	0.00

EARNINGS APPLICABLE TO COMMON STOCK	$139,243,322.34	$46,298.60	$2,215,591.34	$70,000.00

Item 10 - Consolidating Statements of Income

INDIANA MICHIGAN POWER COMPANY AND SUBSIDAIRIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	INDIANA MICHIGAN		INDIANA MICHIGAN
	POWER COMPANY	SEC REPORTING	POWER COMPANY
DESCRIPTION	CONSOLIDATED	ADJUSTMENTS	ELIMINATIONS

OPERATING REVENUES
ELECTRIC GENERATION, TRANSMISSION AND DISTRIBUTION	$1,400,406,271.81	$0.00	$0.00
SALES TO AEP AFFILIATES	261,173,360.07	0.00	0.00
TOTAL	1,661,579,631.88	0.00	0.00

OPERATING EXPENSES
FUEL FOR ELECTRIC GENERATION	279,518,212.15	0.00	0.00
PURCHASED ENERGY FOR RESALE	41,887,616.76	0.00	0.00
PURCHASED ELECTRICITY FROM AEP AFFILIATES	272,451,574.56	0.00	0.00
OTHER OPERATION	403,701,964.41	0.00	0.00
MAINTENANCE	168,304,252.57	0.00	0.00
DEPRECIATION AND AMORTIZATION	172,098,870.68	0.00	0.00
TAXES OTHER THAN INCOME TAXES	57,344,323.41	0.00	0.00
INCOME TAXES	70,384,794.44	0.00	0.00
TOTAL	1,465,691,608.97	0.00	0.00

OPERATING INCOME	195,888,022.91	0.00	0.00

NONOPERATING INCOME (LOSS)	79,246,753.00	(92,990.31)	(1,489,810.20)
NONOPERATING EXPENSES (EXPENSE)	(71,612,019.98)	92,990.31	565,879.02
NONOPERATING INCOME TAX CREDIT (EXPENSE)	(1,229,866.05)	0.00	0.00
INTEREST CHARGES (INCOME)	69,070,784.03	0.00	0.00

NET INCOME	133,222,105.85	0.00	(923,931.18)

PREFERRED STOCK DIVIDEND REQUIREMENTS, INCLUDING CAPITAL STOCK EXPENSE	474,334.38	0.00	0.00

EARNINGS APPLICABLE TO COMMON STOCK	$132,747,771.47	$0.00	$(923,931.18)

Item 10 - Consolidating Statements of Income

INDIANA MICHIGAN POWER COMPANY AND SUBSIDAIRIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	INDIANA MICHIGAN	PRICE RIVER	BLACKHAWK
DESCRIPTION	POWER COMPANY	COAL COMPANY	COAL COMPANY

OPERATING REVENUES
ELECTRIC GENERATION, TRANSMISSION AND DISTRIBUTION	$1,400,406,271.81	$0.00	$0.00
SALES TO AEP AFFILIATES	261,173,360.07	0.00	0.00
TOTAL	1,661,579,631.88	0.00	0.00

OPERATING EXPENSES
FUEL FOR ELECTRIC GENERATION	279,518,212.15	0.00	0.00
PURCHASED ENERGY FOR RESALE	41,887,616.76	0.00	0.00
PURCHASED ELECTRICITY FROM AEP AFFILIATES	272,451,574.56	0.00	0.00
OTHER OPERATION	403,701,964.41	0.00	0.00
MAINTENANCE	168,304,252.57	0.00	0.00
DEPRECIATION AND AMORTIZATION	172,098,870.68	0.00	0.00
TAXES OTHER THAN INCOME TAXES	57,344,323.41	0.00	0.00
INCOME TAXES	70,384,794.44	0.00	0.00
TOTAL	1,465,691,608.97	0.00	0.00

OPERATING INCOME	195,888,022.91	0.00	0.00

NONOPERATING INCOME (LOSS)	78,612,497.53	0.00	2,217,055.98
NONOPERATING EXPENSES (EXPENSE)	(71,378,389.96)	0.00	(892,499.35)
NONOPERATING INCOME TAX CREDIT (EXPENSE)	(788,309.12)	0.00	(441,556.93)
INTEREST CHARGES (INCOME)	69,111,715.51	0.00	(40,931.48)

NET INCOME	133,222,105.85	0.00	923,931.18

PREFERRED STOCK DIVIDEND REQUIREMENTS, INCLUDING CAPITAL STOCK EXPENSE	474,334.38	0.00	0.00

EARNINGS APPLICABLE TO COMMON STOCK	$132,747,771.47	$0.00	$923,931.18

Item 10 - Consolidating Statements of Income

OHIO POWER COMPANY CONSOLIDATED
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	OHIO POWER		OHIO POWER
	COMPANY	SEC REPORTING	COMPANY
DESCRIPTION	CONSOLIDATED	ADJUSTMENTS	ELIMINATIONS

OPERATING REVENUES
ELECTRIC GENERATION, TRANSMISSION AND DISTRIBUTION	$1,654,880,570.95	$0.00	$0.00
SALES TO AEP AFFILIATES	581,515,775.96	0.00	(63,363,736.37)
TOTAL	2,236,396,346.91	0.00	(63,363,736.37)

OPERATING EXPENSES
FUEL FOR ELECTRIC GENERATION	645,291,701.10	0.00	0.00
PURCHASED ENERGY FOR RESALE	64,228,990.88	0.00	0.00
PURCHASED ELECTRICITY FROM AEP AFFILIATES	89,354,960.53	0.00	0.00
OTHER OPERATION	386,732,038.28	0.00	(63,363,736.37)
MAINTENANCE	177,583,799.53	0.00	0.00
DEPRECIATION AND AMORTIZATION	286,300,047.34	0.00	0.00
TAXES OTHER THAN INCOME TAXES	177,373,754.24	0.00	0.00
INCOME TAXES	97,158,951.09	0.00	0.00
TOTAL	1,924,024,242.99	0.00	(63,363,736.37)

OPERATING INCOME	312,372,103.92	0.00	0.00

NONOPERATING INCOME (LOSS)	170,127,743.82	(15,514,907.55)	0.00
NONOPERATING EXPENSES (EXPENSE)	(154,747,330.89)	15,514,907.55	0.00
NONOPERATING INCOME TAX CREDIT (EXPENSE)	1,048,314.77	0.00	0.00
INTEREST CHARGES (INCOME)	118,684,568.70	0.00	0.00

NET INCOME	210,116,262.93	0.00	0.00

PREFERRED STOCK DIVIDEND REQUIREMENTS	732,862.97	0.00	0.00

EARNINGS APPLICABLE TO COMMON STOCK	$209,383,399.96	$0.00	$0.00

Item 10 - Consolidating Statements of Income

OHIO POWER COMPANY CONSOLIDATED
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	OHIO POWER
DESCRIPTION	COMPANY	JMG FUNDING LP

OPERATING REVENUES
ELECTRIC GENERATION, TRANSMISSION AND DISTRIBUTION	$1,654,880,570.95	$0.00
SALES TO AEP AFFILIATES	581,515,775.96	63,363,736.37
TOTAL	2,236,396,346.91	63,363,736.37

OPERATING EXPENSES
FUEL FOR ELECTRIC GENERATION	645,291,701.10	0.00
PURCHASED ENERGY FOR RESALE	64,228,990.88	0.00
PURCHASED ELECTRICITY FROM AEP AFFILIATES	89,354,960.53	0.00
OTHER OPERATION	429,465,739.09	20,630,035.56
MAINTENANCE	177,583,799.53	0.00
DEPRECIATION AND AMORTIZATION	266,441,680.13	19,858,367.21
TAXES OTHER THAN INCOME TAXES	177,373,754.24	0.00
INCOME TAXES	97,158,951.09	0.00
TOTAL	1,946,899,576.59	40,488,402.77

OPERATING INCOME	289,496,770.32	22,875,333.60

NONOPERATING INCOME (LOSS)	185,641,975.99	675.38
NONOPERATING EXPENSES (EXPENSE)	(170,262,238.44)	0.00
NONOPERATING INCOME TAX CREDIT (EXPENSE)	1,048,314.77	0.00
INTEREST CHARGES (INCOME)	95,808,559.72	22,876,008.98

NET INCOME	210,116,262.93	0.00

PREFERRED STOCK DIVIDEND REQUIREMENTS	732,862.97	0.00

EARNINGS APPLICABLE TO COMMON STOCK	$209,383,399.96	$0.00

Item 10 - Consolidating Statements of Income

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	SOUTHWESTERN		SOUTHWESTERN
	ELECTRIC POWER		ELECTRIC POWER
	COMPANY	SEC REPORTING	COMPANY
DESCRIPTION	CONSOLIDATED	ADJUSTMENTS	ELIMINATIONS

OPERATING REVENUES
ELECTRIC GENERATION, TRANSMISSION AND DISTRIBUTION	$1,016,155,850.84	$(6,960,119.78)	$0.00
SALES TO AEP AFFILIATES	71,189,770.98	0.00	(101,752,080.88)
TOTAL	1,087,345,621.82	(6,960,119.78)	(101,752,080.88)

OPERATING EXPENSES
FUEL FOR ELECTRIC GENERATION	387,554,183.79	(1,882,667.00)	(16,520,091.24)
PURCHASED ENERGY FOR RESALE	35,521,135.17	0.00	0.00
PURCHASED ELECTRICITY FROM AEP AFFILIATES	29,054,231.76	0.00	0.00
OTHER OPERATION	188,600,603.06	1,882,667.00	(70,097,389.75)
MAINTENANCE	74,090,913.31	0.00	0.00
DEPRECIATION AND AMORTIZATION	129,329,371.99	0.00	(12,816,635.42)
TAXES OTHER THAN INCOME TAXES	63,559,789.71	0.00	(2,317,964.47)
INCOME TAXES	36,457,837.57	0.00	0.00
TOTAL	944,168,066.36	0.00	(101,752,080.88)

OPERATING INCOME	143,177,555.46	(6,960,119.78)	(0.00)

NONOPERATING INCOME (LOSS)	4,336,594.62	3,249,071.44	(4,537,534.06)
NONOPERATING EXPENSES (EXPENSE)	(3,029,615.47)	(19,464.00)	0.00
NONOPERATING INCOME TAX CREDIT (EXPENSE)	1,731,422.31	0.00	0.00
INTEREST CHARGES (INCOME)	53,529,458.35	0.00	(779,464.68)
MINORITY INTEREST (EXPENSE)	(3,229,607.44)	(3,229,607.44)	0.00

NET INCOME	89,456,891.14	0.00	(3,758,069.38)

PREFERRED STOCK DIVIDEND REQUIREMENTS, INCLUDING CAPITAL STOCK EXPENSE	228,979.86	0.00	0.00

EARNINGS APPLICABLE TO COMMON STOCK	$89,227,911.28	$(6,960,119.78)	$(3,758,069.38)

Item 10 - Consolidating Statements of Income

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	SOUTHWESTERN	DOLET HILLS
	ELECTRIC POWER	LIGNITE	SABINE MINING
DESCRIPTION	COMPANY	COMPANY, LLC	COMPANY

OPERATING REVENUES
ELECTRIC GENERATION, TRANSMISSION AND DISTRIBUTION	$990,301,008.19	$32,814,962.43	$0.00
SALES TO AEP AFFILIATES	71,189,770.98	32,814,962.43	68,937,118.45
TOTAL	1,061,490,779.17	65,629,924.86	68,937,118.45

OPERATING EXPENSES
FUEL FOR ELECTRIC GENERATION	405,956,942.03	0.00	0.00
PURCHASED ENERGY FOR RESALE	35,521,135.17	0.00	0.00
PURCHASED ELECTRICITY FROM AEP AFFILIATES	29,054,231.76	0.00	0.00
OTHER OPERATION	157,773,208.22	48,241,212.98	50,800,904.60
MAINTENANCE	74,090,913.31	0.00	0.00
DEPRECIATION AND AMORTIZATION	122,370,718.39	11,597,755.94	8,177,533.08
TAXES OTHER THAN INCOME TAXES	62,326,265.10	2,055,874.35	1,495,614.73
INCOME TAXES	34,023,376.82	683,485.75	1,750,975.00
TOTAL	921,116,790.81	62,578,329.02	62,225,027.41

OPERATING INCOME	140,373,988.37	3,051,595.84	6,712,091.04

NONOPERATING INCOME (LOSS)	5,001,095.80	8,961.44	615,000.00
NONOPERATING EXPENSES (EXPENSE)	(3,009,951.47)	(200.00)	0.00
NONOPERATING INCOME TAX CREDIT (EXPENSE)	1,763,306.31	(31,884.00)	0.00
INTEREST CHARGES (INCOME)	47,711,428.09	2,500,011.34	4,097,483.60
MINORITY INTEREST (EXPENSE)	0.00	0.00	0.00

NET INCOME	89,456,891.14	528,461.94	3,229,607.44

PREFERRED STOCK DIVIDEND REQUIREMENTS, INCLUDING CAPITAL STOCK EXPENSE	228,979.86	0.00	0.00

EARNINGS APPLICABLE TO COMMON STOCK	$96,188,031.06	$528,461.94	$3,229,607.44

Item 10 - Consolidating Balance Sheets

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	AMERICAN ELECTRIC		AMERICAN ELECTRIC	AMERICAN
	POWER		POWER	ELECTRIC
	COMPANY, INC.	SEC REPORTING	COMPANY, INC.	POWER
DESCRIPTION	CONSOLIDATED	ADJUSTMENTS	ELIMINATIONS	COMPANY, INC.
ASSETS:

CURRENT ASSETS
CASH AND CASH EQUIVALENTS	$419,613,832.56	$0.00	$0.00	$235,133,984.11
OTHER CASH DEPOSITS	175,094,995.51	0.00	0.00	2,594,423.46
ADVANCES TO AFFILIATES	0.00	(30,320,173.19)	(4,232,772,564.72)	1,485,811,782.32
ACCOUNTS RECEIVABLE:
CUSTOMERS	929,916,664.25	1,423,019.35	249,182,708.07	267,673.98
ACCRUED UNBILLED REVENUES	592,195,706.69	(1,444,085.19)	158,382,509.72	0.00
MISCELLANEOUS	78,824,668.29	42,618,281.71	(2,610,345.42)	3,024,266.69
ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS	(77,175,297.50)	0.00	0.00	0.00
AFFILIATED COMPANIES	(0.00)	55,674,478.76	(1,510,685,120.06)	117,417,128.45
FUEL	460,613,857.75	(24,743,342.00)	0.00	0.00
MATERIALS AND SUPPLIES	391,451,341.14	22,381,112.00	(10,233,106.00)	0.00
RISK MANAGEMENT ASSETS	737,023,594.37	0.00	(50,782,515.00)	0.00
EMISSIONS ALLOWANCES	0.00	(95,302,773.31)	0.00	0.00
MARGIN DEPOSITS	113,119,074.00	85,526,474.45	0.00	0.00
PREPAYMENTS	65,130,816.39	0.00	(322,808,364.60)	2,251,803.46
OTHER CURRENT ASSETS	134,666,034.68	(12,604,813.14)	0.00	0.00
TOTAL	4,020,475,288.11	43,208,179.43	(5,722,326,798.01)	1,846,501,062.47

PROPERTY, PLANT AND EQUIPMENT
TOTAL PROPERTY, PLANT AND EQUIPMENT	37,285,617,284.34	(1,315,546,772.41)	0.00	1,615,203.87
ACCUMULATED DEPRECIATION AND AMORTIZATION	(14,485,015,369.31)	900,590,674.40	0.00	(452,432.99)
TOTAL - NET	22,800,601,915.03	(414,956,098.01)	0.00	1,162,770.88

OTHER NONCURRENT ASSETS
REGULATORY ASSETS	3,600,869,128.56	(131,244,441.43)	0.00	0.00
FAS 109 DEFERRED FEDERAL INCOME TAX RECLASS	0.00	89,164,608.25	3,313,641.69	15,984,208.74
TOTAL INTANGIBLE ASSETS	0.00	(29,628,283.05)	0.00	0.00
SECURITIZED TRANSITION ASSETS	642,383,606.00	642,383,606.00	0.00	0.00
SPENT NUCLEAR FUEL AND DECOMMISSIONING TRUSTS	1,053,438,736.00	1,053,438,736.00	0.00	0.00
INVESTMENTS IN POWER AND DISTRIBUTION PROJECTS	153,772,033.56	(2,251,213.00)	(7,910,486,499.54)	7,913,360,129.54
GOODWILL	75,869,862.90	0.00	0.00	37,060,693.00
LONG-TERM RISK MANAGEMENT CONTRACTS	469,753,517.00	0.00	(39,200,820.00)	0.00
PREPAID PENSION OBLIGATIONS	385,999,860.00	385,999,860.00	0.00	0.00
OTHER NONCURRENT ASSETS	831,146,219.77	352,170,557.87	190,531,310.83	16,748,331.08
DEFERRED INCOME TAXES	0.00	(67,156,749.38)	0.00	0.00
OTHER INVESTMENTS	0.00	(839,426,948.68)	(1,227,351,867.92)	1,218,312,196.63
OTHER SPECIAL FUNDS	0.00	(1,218,727,148.96)	0.00	0.00
CLEARING ACCOUNTS	0.00	(9,262,253.81)	0.00	112.50
UNAMORTIZED DEBT EXPENSE	0.00	(99,457,532.80)	0.00	7,616,567.43
PREFERRED STOCK DIVIDEND REQUIREMENT OF SUBSIDIARIES	0.00	6,223,826.49	(5,437,713.51)	0.00
TOTAL	7,213,232,963.81	132,226,623.50	(8,988,631,948.45)	9,209,082,238.92

ASSETS OF DISCONTINUED OPERATIONS AND HELD FOR SALE	628,148,718.00	628,148,718.00	0.00	0.00

TOTAL ASSETS	$34,662,458,884.95	$388,627,422.92	$(14,710,958,746.47)	$11,056,746,072.27

Item 10 - Consolidating Balance Sheets

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	AMERICAN ELECTRIC		AMERICAN ELECTRIC	AMERICAN
	POWER		POWER	ELECTRIC
	COMPANY, INC.	SEC REPORTING	COMPANY, INC.	POWER
DESCRIPTION	CONSOLIDATED	ADJUSTMENTS	ELIMINATIONS	COMPANY, INC.
CAPITALIZATION AND LIABILITIES:

CURRENT LIABILITIES
ACCOUNTS PAYABLE:
GENERAL	$1,050,428,084.85	$4,672,584.77	$0.00	$464,477.64
AFFILIATED COMPANIES	(0.00)	63,027,028.16	(1,103,125,789.38)	98,020,541.09
ADVANCES FROM AFFILIATES	(0.00)	543,897.66	(4,232,772,566.72)	732,060,732.18
SHORT-TERM DEBT	23,497,951.70	0.00	0.00	0.00
LONG-TERM DEBT DUE WITHIN ONE YEAR - NONAFFILIATED	1,278,913,629.34	0.00	0.00	18,502,607.88
CUMULATIVE PREFERRED STOCKS OF SUBSIDIARIES SUBJECT TO MANDATORY REDEMPTION	66,445,000.00	0.00	0.00	0.00
RISK MANAGEMENT LIABILITIES	608,462,975.65	0.00	(50,782,515.00)	1,186,265.00
TAXES ACCRUED	610,838,652.18	0.00	0.00	(107,436.40)
INTEREST ACCRUED	180,193,661.88	0.00	(2,610,345.42)	18,226,229.87
CUSTOMER DEPOSITS	414,159,541.57	0.00	0.00	0.00
DIVIDENDS DECLARED	1,455,198.73	0.00	0.00	0.00
OBLIGATIONS UNDER CAPITAL LEASES	53,044,311.95	0.00	0.00	0.00
OTHER	719,274,777.04	0.00	0.00	63,162,772.46
TOTAL	5,006,713,784.89	68,243,510.59	(5,389,291,216.52)	931,516,189.73

NONCURRENT LIABILITIES
LONG-TERM DEBT - NONAFFILIATED	11,009,003,253.19	625,000,000.00	(1,227,351,847.92)	1,994,688,882.81
LONG-TERM DEBT - AFFILIATED	0.00	(625,000,000.00)	0.00	0.00
LONG-TERM RISK MANAGEMENT LIABILITIES	328,991,979.63	0.00	(39,200,820.00)	501,327.00
DEFERRED INCOME TAXES	4,818,913,241.33	(959,130,000.86)	(15,202,696.10)	16,290,155.25
DEFERRED FEDERAL INCOME TAX AND DEFERRED STATE INCOME TAX RECLASS	0.00	891,972,947.08	3,313,641.69	1,654,715.49
REGULATORY LIABILITIES AND DEFERRED INVESTMENT TAX CREDITS	2,539,559,358.00	2,539,559,358.00	0.00	0.00
ASSET RETIREMENT OBLIGATIONS	827,073,775.00	77,876,722.10	0.00	0.00
EMPLOYEE BENEFITS AND PENSION OBLIGATIONS	729,619,047.00	321,730,061.99	0.00	0.00
DEFERRED GAIN ON SALE AND LEASEBACK - ROCKPORT PLANT UNIT 2	166,376,279.00	(50,296.00)	0.00	0.00
DEFERRED CREDITS AND OTHER	410,157,240.31	410,157,240.31	0.00	0.00
CUMULATIVE PREFERRED STOCK SUBJECT TO MANDATORY REDEMPTION	0.00	0.00	0.00	0.00
ASSET REMOVAL COSTS	0.00	(635,456,623.62)	0.00	0.00
DEFERRED INVESTMENT TAX CREDITS	0.00	(392,589,328.00)	(6,153,906.00)	0.00
OVER-RECOVERY OF FUEL COST	0.00	(139,958,330.77)	0.00	0.00
OTHER REGULATORY LIABILTIES	(0.00)	(1,193,642,412.46)	0.00	0.00
UNAMORTIZED GAIN ON REACQUIRED DEBT	(0.00)	(216,180.70)	0.00	0.00
OTHER DEFERRED CREDITS	0.00	(162,491,972.17)	(8,682,930.46)	(0.00)
OBLIGATIONS UNDER CAPITAL LEASES	(0.00)	(193,001,367.42)	0.00	0.00
ACCUMULATED PROVISIONS - RATE REFUND	0.00	(183,380,000.00)	0.00	0.00
ACCUMULATED PROVISIONS - MISCELLANEOUS	(0.00)	(296,895,493.01)	(322,275,743.00)	4,140,000.00
TOTAL	20,829,694,173.45	84,484,324.47	(1,615,554,301.79)	2,017,275,080.54

LIABILITIES OF DISCONTINUED OPERATIONS AND HELD FOR SALE	249,982,670.00	249,982,670.00	0.00	0.00

TOTAL LIABILITIES	26,086,390,628.34	402,710,505.06	(7,004,845,518.31)	2,948,791,270.27

CUMULATIVE PREFERRED STOCK NOT SUBJECT TO MANDATORY REDEMPTION	60,766,200.00	0.00	0.00	0.00

COMMON SHAREHOLDERS' EQUITY
COMMON STOCK	2,631,577,942.50	0.00	(738,722,314.43)	2,631,577,942.50
PAID-IN CAPITAL	4,202,959,477.64	0.00	(6,263,318,469.44)	4,202,709,477.65
RETAINED EARNINGS	2,024,441,289.66	0.00	(705,482,845.29)	1,273,667,381.85
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	(343,676,653.19)	0.00	1,410,401.00	0.00
TOTAL	8,515,302,056.61	0.00	(7,706,113,228.15)	8,107,954,802.00

MINORITY INTEREST	0.00	(14,083,082.14)	0.00	0.00

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$34,662,458,884.95	$388,627,422.92	$(14,710,958,746.47)	$11,056,746,072.27

Item 10 - Consolidating Balance Sheets

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	AMERICAN
	ELECTRIC
	POWER		AEP	AEP TEXAS
	SERVICE	AEP UTILITY	NONUTILITY	POLR, LLC
DESCRIPTION	CORPORATION	FUNDING LLC	FUNDING LLC	CONSOLIDATED
ASSETS:

CURRENT ASSETS
CASH AND CASH EQUIVALENTS	$9,540,223.31	$127,549,982.78	$754,002.91	$21,152.02
OTHER CASH DEPOSITS	144,178.54	0.00	0.00	0.00
ADVANCES TO AFFILIATES	29,177,865.29	661,871,642.99	1,318,831,352.17	0.00
ACCOUNTS RECEIVABLE:
CUSTOMERS	1,664,502.57	0.00	2,798.19	13,834,114.28
ACCRUED UNBILLED REVENUES	0.00	0.00	0.00	0.00
MISCELLANEOUS	4,240,058.02	258,415.40	0.00	0.00
ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS	(250,028.75)	0.00	0.00	(13,834,114.28)
AFFILIATED COMPANIES	177,182,789.82	226,830.29	128.53	1,170.26
FUEL	0.00	0.00	0.00	0.00
MATERIALS AND SUPPLIES	0.00	0.22	0.00	(0.00)
RISK MANAGEMENT ASSETS	0.00	0.00	0.00	0.00
EMISSIONS ALLOWANCES	0.00	0.00	0.00	0.00
MARGIN DEPOSITS	0.00	0.00	0.00	0.00
PREPAYMENTS	3,155,970.20	0.00	0.00	0.00
OTHER CURRENT ASSETS	15,337,859.47	0.00	0.00	109,558.00
TOTAL	240,193,418.46	789,906,871.68	1,319,588,281.80	131,880.28

PROPERTY, PLANT AND EQUIPMENT
TOTAL PROPERTY, PLANT AND EQUIPMENT	304,960,147.66	0.00	0.00	0.00
ACCUMULATED DEPRECIATION AND AMORTIZATION	(146,888,109.03)	0.00	0.00	0.00
TOTAL - NET	158,072,038.64	0.00	0.00	0.00

OTHER NONCURRENT ASSETS
REGULATORY ASSETS	2,112,748.43	0.00	0.00	0.00
FAS 109 DEFERRED FEDERAL INCOME TAX RECLASS	0.00	0.00	0.00	0.00
TOTAL INTANGIBLE ASSETS	0.00	0.00	0.00	0.00
SECURITIZED TRANSITION ASSETS	0.00	0.00	0.00	0.00
SPENT NUCLEAR FUEL AND DECOMMISSIONING TRUSTS	0.00	0.00	0.00	0.00
INVESTMENTS IN POWER AND DISTRIBUTION PROJECTS	0.00	0.00	0.00	0.00
GOODWILL	0.00	0.00	0.00	0.00
LONG-TERM RISK MANAGEMENT CONTRACTS	0.00	0.00	0.00	0.00
PREPAID PENSION OBLIGATIONS	0.00	0.00	0.00	0.00
OTHER NONCURRENT ASSETS	1,724,763.25	0.00	0.00	0.62
DEFERRED INCOME TAXES	64,378,412.25	0.00	0.00	0.00
OTHER INVESTMENTS	119,484,356.15	0.00	0.00	0.00
OTHER SPECIAL FUNDS	0.00	0.00	0.00	0.00
CLEARING ACCOUNTS	0.00	0.00	0.00	0.00
UNAMORTIZED DEBT EXPENSE	20,854.25	0.00	0.00	0.00
PREFERRED STOCK DIVIDEND REQUIREMENT OF SUBSIDIARIES	0.00	0.00	0.00	0.00
TOTAL	187,721,134.33	0.00	0.00	0.62

ASSETS OF DISCONTINUED OPERATIONS AND HELD FOR SALE	0.00	0.00	0.00	0.00

TOTAL ASSETS	$585,986,591.43	$789,906,871.68	$1,319,588,281.80	$131,880.90

Item 10 - Consolidating Balance Sheets

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	AMERICAN
	ELECTRIC
	POWER		AEP	AEP TEXAS
	SERVICE	AEP UTILITY	NONUTILITY	POLR, LLC
DESCRIPTION	CORPORATION	FUNDING LLC	FUNDING LLC	CONSOLIDATED
CAPITALIZATION AND LIABILITIES:

CURRENT LIABILITIES
ACCOUNTS PAYABLE:
GENERAL	$17,030,278.81	$0.48	$1.44	$48.96
AFFILIATED COMPANIES	117,943,639.88	137,168.67	145,069.96	7,308.82
ADVANCES FROM AFFILIATES	0.00	789,595,166.12	1,319,246,577.42	11,259,776.55
SHORT-TERM DEBT	0.00	0.00	0.00	0.00
LONG-TERM DEBT DUE WITHIN ONE YEAR - NONAFFILIATED	2,000,000.00	0.00	0.00	0.00
CUMULATIVE PREFERRED STOCKS OF SUBSIDIARIES SUBJECT TO MANDATORY REDEMPTION	0.00	0.00	0.00	0.00
RISK MANAGEMENT LIABILITIES	0.00	0.00	0.00	0.00
TAXES ACCRUED	552,868.17	(31,143.85)	(18,678.46)	83,133.12
INTEREST ACCRUED	4,347,000.04	0.00	0.00	0.00
CUSTOMER DEPOSITS	0.00	0.00	0.00	0.00
DIVIDENDS DECLARED	0.00	0.00	0.00	0.00
OBLIGATIONS UNDER CAPITAL LEASES	20,253,462.75	0.00	0.00	0.00
OTHER	158,114,421.42	0.00	0.00	15,210.93
TOTAL	320,241,671.07	789,701,191.42	1,319,372,970.36	11,365,478.38

NONCURRENT LIABILITIES
LONG-TERM DEBT - NONAFFILIATED	88,000,000.00	0.00	0.00	0.00
LONG-TERM DEBT - AFFILIATED	0.00	0.00	0.00	0.00
LONG-TERM RISK MANAGEMENT LIABILITIES	0.00	0.00	0.00	0.00
DEFERRED INCOME TAXES	0.00	0.00	0.00	2,221.55
DEFERRED FEDERAL INCOME TAX AND DEFERRED STATE INCOME TAX RECLASS	0.00	0.00	0.00	(4,781,723.30)
REGULATORY LIABILITIES AND DEFERRED INVESTMENT TAX CREDITS	0.00	0.00	0.00	0.00
ASSET RETIREMENT OBLIGATIONS	0.00	0.00	0.00	0.00
EMPLOYEE BENEFITS AND PENSION OBLIGATIONS	0.00	0.00	0.00	0.00
DEFERRED GAIN ON SALE AND LEASEBACK - ROCKPORT PLANT UNIT 2	0.00	0.00	0.00	0.00
DEFERRED CREDITS AND OTHER	0.00	0.00	0.00	0.00
CUMULATIVE PREFERRED STOCK SUBJECT TO MANDATORY REDEMPTION	0.00	0.00	0.00	0.00
ASSET REMOVAL COSTS	0.00	0.00	0.00	0.00
DEFERRED INVESTMENT TAX CREDITS	698,662.00	0.00	0.00	0.00
OVER-RECOVERY OF FUEL COST	0.00	0.00	0.00	0.00
OTHER REGULATORY LIABILTIES	9,565,048.78	0.00	0.00	0.00
UNAMORTIZED GAIN ON REACQUIRED DEBT	0.00	0.00	0.00	0.00
OTHER DEFERRED CREDITS	8,655,479.40	13,519.45	0.00	0.00
OBLIGATIONS UNDER CAPITAL LEASES	46,848,510.95	0.00	0.00	0.00
ACCUMULATED PROVISIONS - RATE REFUND	0.00	0.00	0.00	0.00
ACCUMULATED PROVISIONS - MISCELLANEOUS	186,996,400.22	0.00	0.00	0.00
TOTAL	340,764,101.35	13,519.45	0.00	(4,779,501.75)

LIABILITIES OF DISCONTINUED OPERATIONS AND HELD FOR SALE	0.00	0.00	0.00	0.00

TOTAL LIABILITIES	661,005,772.43	789,714,710.87	1,319,372,970.36	6,585,976.63

CUMULATIVE PREFERRED STOCK NOT SUBJECT TO MANDATORY REDEMPTION	0.00	0.00	0.00	0.00

COMMON SHAREHOLDERS' EQUITY
COMMON STOCK	1,350,000.00	0.00	0.00	0.00
PAID-IN CAPITAL	99,500.00	250,000.00	250,000.00	0.00
RETAINED EARNINGS	0.00	(57,839.20)	(34,688.56)	(6,454,095.74)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	(76,468,681.00)	0.00	0.00	0.00
TOTAL	(75,019,181.00)	192,160.80	215,311.44	(6,454,095.74)

MINORITY INTEREST	0.00	0.00	0.00	0.00

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$585,986,591.43	$789,906,871.68	$1,319,588,281.80	$131,880.90

Item 10 - Consolidating Balance Sheets

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	AEP GENERATING	CENTRAL COAL	AEP T&D	INDANA FRANKLIN
DESCRIPTION	COMPANY	COMPANY	SERVICES, LLC	REALTY, INC.
ASSETS:

CURRENT ASSETS
CASH AND CASH EQUIVALENTS	$0.00	$0.00	$0.00	$0.00
OTHER CASH DEPOSITS	0.00	0.00	0.00	0.00
ADVANCES TO AFFILIATES	0.00	412,659.15	248,947.96	0.00
ACCOUNTS RECEIVABLE:
CUSTOMERS	0.00	0.00	184,198.18	0.00
ACCRUED UNBILLED REVENUES	0.00	0.00	0.00	0.00
MISCELLANEOUS	0.00	0.00	0.00	0.00
ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS	0.00	0.00	0.00	0.00
AFFILIATED COMPANIES	23,077,944.68	11,575.00	9,600.53	35,546.43
FUEL	16,404,591.12	0.00	0.00	0.00
MATERIALS AND SUPPLIES	5,961,596.69	0.00	430.07	0.00
RISK MANAGEMENT ASSETS	0.00	0.00	0.00	0.00
EMISSIONS ALLOWANCES	0.00	0.00	0.00	0.00
MARGIN DEPOSITS	0.00	0.00	0.00	0.00
PREPAYMENTS	0.00	23.00	0.00	0.00
OTHER CURRENT ASSETS	0.00	0.00	0.00	0.00
TOTAL	45,444,132.48	424,257.15	443,176.74	35,546.43

PROPERTY, PLANT AND EQUIPMENT
TOTAL PROPERTY, PLANT AND EQUIPMENT	692,841,414.66	715,282.00	24,274.17	0.00
ACCUMULATED DEPRECIATION AND AMORTIZATION	(368,484,382.54)	(14,436.00)	(9,147.61)	0.00
TOTAL - NET	324,357,032.13	700,846.00	15,126.56	0.00

OTHER NONCURRENT ASSETS
REGULATORY ASSETS	5,612,900.24	0.00	0.00	0.00
FAS 109 DEFERRED FEDERAL INCOME TAX RECLASS	0.00	0.00	0.00	0.00
TOTAL INTANGIBLE ASSETS	0.00	0.00	0.00	0.00
SECURITIZED TRANSITION ASSETS	0.00	0.00	0.00	0.00
SPENT NUCLEAR FUEL AND DECOMMISSIONING TRUSTS	0.00	0.00	0.00	0.00
INVESTMENTS IN POWER AND DISTRIBUTION PROJECTS	0.00	0.00	0.00	0.00
GOODWILL	0.00	0.00	0.00	0.00
LONG-TERM RISK MANAGEMENT CONTRACTS	0.00	0.00	0.00	0.00
PREPAID PENSION OBLIGATIONS	0.00	0.00	0.00	0.00
OTHER NONCURRENT ASSETS	557,480.91	0.00	8.91	0.00
DEFERRED INCOME TAXES	0.00	0.00	0.00	0.00
OTHER INVESTMENTS	0.00	0.00	0.00	11.00
OTHER SPECIAL FUNDS	0.00	0.00	0.00	0.00
CLEARING ACCOUNTS	0.00	0.00	0.00	0.00
UNAMORTIZED DEBT EXPENSE	421,825.96	0.00	0.00	0.00
PREFERRED STOCK DIVIDEND REQUIREMENT OF SUBSIDIARIES	0.00	0.00	0.00	0.00
TOTAL	6,592,207.11	0.00	8.91	11.00

ASSETS OF DISCONTINUED OPERATIONS AND HELD FOR SALE	0.00	0.00	0.00	0.00

TOTAL ASSETS	$376,393,371.72	$1,125,103.15	$458,312.21	$35,557.43

Item 10 - Consolidating Balance Sheets

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	AEP GENERATING	CENTRAL COAL	AEP T&D	INDANA FRANKLIN
DESCRIPTION	COMPANY	COMPANY	SERVICES, LLC	REALTY, INC.
CAPITALIZATION AND LIABILITIES:

CURRENT LIABILITIES
ACCOUNTS PAYABLE:
GENERAL	$443,348.26	$0.00	$58.24	$0.00
AFFILIATED COMPANIES	17,904,562.53	12,223.33	88,880.73	0.00
ADVANCES FROM AFFILIATES	26,914,986.13	0.00	0.00	34,543.44
SHORT-TERM DEBT	0.00	0.00	0.00	0.00
LONG-TERM DEBT DUE WITHIN ONE YEAR - NONAFFILIATED	0.00	0.00	0.00	0.00
CUMULATIVE PREFERRED STOCKS OF SUBSIDIARIES SUBJECT TO MANDATORY REDEMPTION	0.00	0.00	0.00	0.00
RISK MANAGEMENT LIABILITIES	0.00	0.00	0.00	0.00
TAXES ACCRUED	8,805,910.28	(31,767.15)	158,721.70	0.00
INTEREST ACCRUED	911,250.00	0.00	0.00	0.00
CUSTOMER DEPOSITS	0.00	0.00	0.00	0.00
DIVIDENDS DECLARED	0.00	0.00	0.00	0.00
OBLIGATIONS UNDER CAPITAL LEASES	210,468.61	0.00	0.00	0.00
OTHER	5,035,951.82	82,907.78	1,522.39	0.00
TOTAL	60,226,477.63	63,363.96	249,183.06	34,543.44

NONCURRENT LIABILITIES
LONG-TERM DEBT - NONAFFILIATED	44,819,628.82	0.00	0.00	0.00
LONG-TERM DEBT - AFFILIATED	0.00	0.00	0.00	0.00
LONG-TERM RISK MANAGEMENT LIABILITIES	0.00	0.00	0.00	0.00
DEFERRED INCOME TAXES	24,762,623.31	34,994.05	6,500.48	0.00
DEFERRED FEDERAL INCOME TAX AND DEFERRED STATE INCOME TAX RECLASS	0.00	(687,087.35)	164.54	0.00
REGULATORY LIABILITIES AND DEFERRED INVESTMENT TAX CREDITS	0.00	0.00	0.00	0.00
ASSET RETIREMENT OBLIGATIONS	1,215,767.47	0.00	0.00	0.00
EMPLOYEE BENEFITS AND PENSION OBLIGATIONS	0.00	0.00	0.00	0.00
DEFERRED GAIN ON SALE AND LEASEBACK - ROCKPORT PLANT UNIT 2	99,904,469.99	0.00	0.00	0.00
DEFERRED CREDITS AND OTHER	0.00	0.00	0.00	0.00
CUMULATIVE PREFERRED STOCK SUBJECT TO MANDATORY REDEMPTION	0.00	0.00	0.00	0.00
ASSET REMOVAL COSTS	25,428,326.15	0.00	0.00	0.00
DEFERRED INVESTMENT TAX CREDITS	46,249,765.00	0.00	0.00	0.00
OVER-RECOVERY OF FUEL COST	0.00	0.00	0.00	0.00
OTHER REGULATORY LIABILTIES	12,852,000.00	0.00	0.00	0.00
UNAMORTIZED GAIN ON REACQUIRED DEBT	0.00	0.00	0.00	0.00
OTHER DEFERRED CREDITS	0.00	0.00	(0.00)	14.00
OBLIGATIONS UNDER CAPITAL LEASES	12,263,679.88	0.00	0.00	0.00
ACCUMULATED PROVISIONS - RATE REFUND	0.00	0.00	0.00	0.00
ACCUMULATED PROVISIONS - MISCELLANEOUS	0.00	508,667.46	(870.00)	0.00
TOTAL	267,496,260.62	(143,425.84)	5,795.02	14.00

LIABILITIES OF DISCONTINUED OPERATIONS AND HELD FOR SALE	0.00	0.00	0.00	0.00

TOTAL LIABILITIES	327,722,738.26	(80,061.88)	254,978.08	34,557.44

CUMULATIVE PREFERRED STOCK NOT SUBJECT TO MANDATORY REDEMPTION	0.00	0.00	0.00	0.00

COMMON SHAREHOLDERS' EQUITY
COMMON STOCK	1,000,000.00	3,000.00	0.00	1,000.00
PAID-IN CAPITAL	23,434,000.00	1,204,736.00	0.00	0.00
RETAINED EARNINGS	24,236,633.46	0.03	203,334.13	(0.01)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	0.00	(2,571.00)	0.00	0.00
TOTAL	48,670,633.46	1,205,165.03	203,334.13	999.99

MINORITY INTEREST	0.00	0.00	0.00	0.00

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$376,393,371.72	$1,125,103.15	$458,312.21	$35,557.43

Item 10 - Consolidating Balance Sheets

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

		APPALACHIAN	COLUMBUS SOUTHERN	INDIANA MICHIGAN
	FRANKLIN	POWER	POWER	POWER
	REAL ESTATE	COMPANY	COMPANY	COMPANY
DESCRIPTION	COMPANY	CONSOLIDATED	CONSOLIDATED	CONSOLIDATED
ASSETS:

CURRENT ASSETS
CASH AND CASH EQUIVALENTS	$0.00	$536,404.36	$25,467.24	$465,304.39
OTHER CASH DEPOSITS	0.00	1,133,053.63	32,900.00	46,070.94
ADVANCES TO AFFILIATES	94,491.10	0.00	141,549,506.30	5,093,046.89
ACCOUNTS RECEIVABLE:
CUSTOMERS	0.00	126,422,079.34	41,130,015.55	62,607,843.81
ACCRUED UNBILLED REVENUES	0.00	51,426,595.44	19,579,482.65	0.00
MISCELLANEOUS	0.00	1,263,912.02	1,144,254.96	4,338,901.10
ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS	0.00	(5,561,434.44)	(674,054.09)	(186,671.66)
AFFILIATED COMPANIES	(64,904.91)	140,950,129.83	72,853,729.38	124,133,912.54
FUEL	0.00	45,755,710.96	34,026,043.83	27,218,284.63
MATERIALS AND SUPPLIES	0.00	45,643,161.84	37,137,153.89	103,341,669.24
RISK MANAGEMENT ASSETS	0.00	81,811,457.22	46,631,341.80	52,140,512.87
EMISSIONS ALLOWANCES	0.00	0.00	0.00	0.00
MARGIN DEPOSITS	0.00	8,329,381.38	4,848,192.30	5,399,712.12
PREPAYMENTS	0.00	6,127,240.76	7,840,968.53	6,215,637.06
OTHER CURRENT ASSETS	0.00	6,065,423.10	3,658,389.00	4,325,686.00
TOTAL	29,586.19	509,903,115.43	409,783,391.34	395,139,909.93

PROPERTY, PLANT AND EQUIPMENT
TOTAL PROPERTY, PLANT AND EQUIPMENT	0.00	6,550,007,531.26	3,713,568,244.69	5,612,837,056.64
ACCUMULATED DEPRECIATION AND AMORTIZATION	0.00	(2,443,218,351.59)	(1,471,950,478.82)	(2,603,478,945.51)
TOTAL - NET	0.00	4,106,789,179.67	2,241,617,765.87	3,009,358,111.13

OTHER NONCURRENT ASSETS
REGULATORY ASSETS	0.00	423,406,899.76	212,003,165.24	257,679,478.51
FAS 109 DEFERRED FEDERAL INCOME TAX RECLASS	0.00	0.00	0.00	0.00
TOTAL INTANGIBLE ASSETS	0.00	0.00	0.00	0.00
SECURITIZED TRANSITION ASSETS	0.00	0.00	0.00	0.00
SPENT NUCLEAR FUEL AND DECOMMISSIONING TRUSTS	0.00	0.00	0.00	0.00
INVESTMENTS IN POWER AND DISTRIBUTION PROJECTS	1,000.00	603,868.00	430,000.00	0.00
GOODWILL	0.00	0.00	0.00	0.00
LONG-TERM RISK MANAGEMENT CONTRACTS	0.00	81,244,553.89	46,734,997.77	52,256,420.43
PREPAID PENSION OBLIGATIONS	0.00	0.00	0.00	0.00
OTHER NONCURRENT ASSETS	0.00	93,776,302.99	108,077,338.21	64,430,116.02
DEFERRED INCOME TAXES	0.00	0.00	0.00	0.00
OTHER INVESTMENTS	11.00	18,171,568.39	4,716,798.99	21,848,120.91
OTHER SPECIAL FUNDS	0.00	0.00	0.00	1,053,438,735.99
CLEARING ACCOUNTS	0.00	(0.00)	0.00	0.00
UNAMORTIZED DEBT EXPENSE	0.00	6,022,869.00	6,532,279.50	13,990,199.25
PREFERRED STOCK DIVIDEND REQUIREMENT OF SUBSIDIARIES	0.00	0.00	0.00	0.00
TOTAL	1,011.00	623,226,062.03	378,494,579.71	1,463,643,071.11

ASSETS OF DISCONTINUED OPERATIONS AND HELD FOR SALE	0.00	0.00	0.00	0.00

TOTAL ASSETS	$30,597.19	$5,239,918,357.12	$3,029,895,736.91	$4,868,141,092.16

Item 10 - Consolidating Balance Sheets

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

		APPALACHIAN	COLUMBUS SOUTHERN	INDIANA MICHIGAN
	FRANKLIN	POWER	POWER	POWER
	REAL ESTATE	COMPANY	COMPANY	COMPANY
DESCRIPTION	COMPANY	CONSOLIDATED	CONSOLIDATED	CONSOLIDATED
CAPITALIZATION AND LIABILITIES:

CURRENT LIABILITIES
ACCOUNTS PAYABLE:
GENERAL	$0.80	$130,710,391.01	$63,605,807.72	$91,472,260.25
AFFILIATED COMPANIES	265.77	76,313,508.39	45,745,195.29	51,065,899.21
ADVANCES FROM AFFILIATES	0.00	211,059,532.34	2.00	0.00
SHORT-TERM DEBT	0.00	0.00	0.00	0.00
LONG-TERM DEBT DUE WITHIN ONE YEAR - NONAFFILIATED	0.00	530,009,612.76	36,000,000.00	0.00
CUMULATIVE PREFERRED STOCKS OF SUBSIDIARIES SUBJECT TO MANDATORY REDEMPTION	0.00	0.00	0.00	61,445,000.00
RISK MANAGEMENT LIABILITIES	0.00	89,136,105.74	42,171,878.75	47,173,940.69
TAXES ACCRUED	(205.00)	90,403,685.45	195,284,067.71	123,159,457.73
INTEREST ACCRUED	0.00	21,076,244.55	16,320,199.38	12,464,646.41
CUSTOMER DEPOSITS	0.00	42,821,927.61	24,890,361.30	29,365,512.49
DIVIDENDS DECLARED	0.00	133,377.00	0.00	1,059,708.70
OBLIGATIONS UNDER CAPITAL LEASES	0.00	6,741,984.08	3,854,194.08	6,124,096.60
OTHER	552.76	56,512,480.88	24,337,974.42	69,177,187.04
TOTAL	614.33	1,254,918,849.80	452,209,680.64	492,507,709.12

NONCURRENT LIABILITIES
LONG-TERM DEBT - NONAFFILIATED	0.00	1,254,588,032.67	851,625,759.02	1,312,842,901.47
LONG-TERM DEBT - AFFILIATED	0.00	0.00	100,000,000.00	0.00
LONG-TERM RISK MANAGEMENT LIABILITIES	0.00	57,349,050.89	32,730,736.77	36,815,028.43
DEFERRED INCOME TAXES	0.00	852,535,898.76	464,544,599.54	315,730,193.20
DEFERRED FEDERAL INCOME TAX AND DEFERRED STATE INCOME TAX RECLASS	0.00	0.00	(0.00)	(0.00)
REGULATORY LIABILITIES AND DEFERRED INVESTMENT TAX CREDITS	0.00	0.00	0.00	0.00
ASSET RETIREMENT OBLIGATIONS	0.00	24,625,866.76	11,585,460.02	711,769,958.65
EMPLOYEE BENEFITS AND PENSION OBLIGATIONS	0.00	130,529,782.73	62,778,428.94	70,027,139.95
DEFERRED GAIN ON SALE AND LEASEBACK - ROCKPORT PLANT UNIT 2	0.00	0.00	0.00	66,471,809.01
DEFERRED CREDITS AND OTHER	0.00	0.00	0.00	0.00
CUMULATIVE PREFERRED STOCK SUBJECT TO MANDATORY REDEMPTION	0.00	0.00	0.00	0.00
ASSET REMOVAL COSTS	0.00	95,762,984.57	103,104,118.19	280,054,185.84
DEFERRED INVESTMENT TAX CREDITS	0.00	30,381,724.00	27,932,424.00	82,802,115.00
OVER-RECOVERY OF FUEL COST	0.00	57,843,337.01	0.00	0.00
OTHER REGULATORY LIABILTIES	0.00	23,270,371.00	0.00	314,371,449.07
UNAMORTIZED GAIN ON REACQUIRED DEBT	0.00	0.00	0.00	32,098.30
OTHER DEFERRED CREDITS	14.00	17,474,892.62	16,074,686.51	35,377,720.89
OBLIGATIONS UNDER CAPITAL LEASES	0.00	13,135,998.89	8,659,461.76	44,607,466.55
ACCUMULATED PROVISIONS - RATE REFUND	0.00	0.00	0.00	0.00
ACCUMULATED PROVISIONS - MISCELLANEOUS	0.00	0.00	(0.00)	5,149,319.84
TOTAL	14.00	2,557,497,939.90	1,679,035,674.75	3,276,051,386.18

LIABILITIES OF DISCONTINUED OPERATIONS AND HELD FOR SALE	0.00	0.00	0.00	0.00

TOTAL LIABILITIES	628.33	3,812,416,789.69	2,131,245,355.39	3,768,559,095.30

CUMULATIVE PREFERRED STOCK NOT SUBJECT TO MANDATORY REDEMPTION	0.00	17,783,600.00	0.00	8,083,600.00

COMMON SHAREHOLDERS' EQUITY
COMMON STOCK	10,000.00	260,457,768.00	41,026,065.00	56,583,866.43
PAID-IN CAPITAL	0.00	722,314,167.39	577,415,115.94	858,834,829.04
RETAINED EARNINGS	19,968.86	508,618,572.50	341,025,115.63	221,330,464.27
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	0.00	(81,672,540.46)	(60,815,915.05)	(45,250,762.88)
TOTAL	29,968.86	1,409,717,967.43	898,650,381.52	1,091,498,396.86

MINORITY INTEREST	0.00	0.00	0.00	0.00

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$30,597.19	$5,239,918,357.12	$3,029,895,736.91	$4,868,141,092.16

Item 10 - Consolidating Balance Sheets

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	KENTUCKY	KINGSPORT	OHIO POWER	WHEELING
	POWER	POWER	COMPANY	POWER
DESCRIPTION	COMPANY	COMPANY	CONSOLIDATED	COMPANY

ASSETS:

CURRENT ASSETS
CASH AND CASH EQUIVALENTS	$127,301.00	$31,407.11	$9,300,352.89	$41,911.17
OTHER CASH DEPOSITS	4,999.72	0.00	36,548.13	5,562.84
ADVANCES TO AFFILIATES	16,126,733.17	0.00	125,971,160.20	9,348,318.79
ACCOUNTS RECEIVABLE:
CUSTOMERS	22,130,263.42	1,932,775.03	98,950,998.77	6,527,436.26
ACCRUED UNBILLED REVENUES	7,340,252.26	1,722,789.97	10,641,321.16	4,339,062.66
MISCELLANEOUS	94,229.69	8,345.71	7,626,082.76	5,763.91
ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS	(33,658.81)	(14,901.00)	(93,001.17)	(102,922.66)
AFFILIATED COMPANIES	23,045,902.11	1,622,894.55	144,175,366.69	1,132,420.61
FUEL	6,550,571.42	0.00	70,309,257.06	0.00
MATERIALS AND SUPPLIES	9,385,328.76	179,893.64	55,568,665.11	106,026.66
RISK MANAGEMENT ASSETS	19,845,328.64	0.00	79,541,131.65	0.00
EMISSIONS ALLOWANCES	0.00	0.00	95,302,773.31	0.00
MARGIN DEPOSITS	1,959,689.89	0.00	7,055,623.86	0.00
PREPAYMENTS	819,381.37	1,089,597.71	4,772,201.79	241,871.39
OTHER CURRENT ASSETS	962,112.50	142,998.00	5,719,303.49	173,732.00
TOTAL	108,358,435.13	6,715,800.71	714,877,785.68	21,819,183.64

PROPERTY, PLANT AND EQUIPMENT
TOTAL PROPERTY, PLANT AND EQUIPMENT	1,366,985,814.17	106,511,432.99	6,842,805,387.38	116,583,408.04
ACCUMULATED DEPRECIATION AND AMORTIZATION	(398,455,080.33)	(42,223,549.89)	(2,617,238,047.04)	(50,509,333.23)
TOTAL - NET	968,530,733.84	64,287,883.10	4,225,567,340.34	66,074,074.81

OTHER NONCURRENT ASSETS
REGULATORY ASSETS	118,406,185.28	5,505,198.63	428,373,527.05	10,440,561.03
FAS 109 DEFERRED FEDERAL INCOME TAX RECLASS	0.00	0.00	(0.00)	0.00
TOTAL INTANGIBLE ASSETS	0.00	0.00	0.00	0.00
SECURITIZED TRANSITION ASSETS	0.00	0.00	0.00	0.00
SPENT NUCLEAR FUEL AND DECOMMISSIONING TRUSTS	0.00	0.00	0.00	0.00
INVESTMENTS IN POWER AND DISTRIBUTION PROJECTS	0.00	0.00	646,814.00	0.00
GOODWILL	0.00	0.00	0.00	0.00
LONG-TERM RISK MANAGEMENT CONTRACTS	19,067,031.56	0.00	66,727,194.16	0.00
PREPAID PENSION OBLIGATIONS	0.00	0.00	0.00	0.00
OTHER NONCURRENT ASSETS	24,946,850.80	230,249.55	134,616,756.20	2,335,838.36
DEFERRED INCOME TAXES	0.00	0.00	0.00	0.00
OTHER INVESTMENTS	421,723.58	61,792.00	12,761,737.62	28,259.12
OTHER SPECIAL FUNDS	0.00	0.00	0.00	0.00
CLEARING ACCOUNTS	0.00	0.00	0.00	0.00
UNAMORTIZED DEBT EXPENSE	3,515,726.53	0.00	9,693,391.55	0.00
PREFERRED STOCK DIVIDEND REQUIREMENT OF SUBSIDIARIES	0.00	0.00	0.00	0.00
TOTAL	166,357,517.76	5,797,240.18	652,819,420.58	12,804,658.51

ASSETS OF DISCONTINUED OPERATIONS AND HELD FOR SALE	0.00	0.00	0.00	0.00

TOTAL ASSETS	$1,243,246,686.72	$76,800,923.99	$5,593,264,546.61	$100,697,916.95

Item 10 - Consolidating Balance Sheets

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	KENTUCKY	KINGSPORT	OHIO POWER	WHEELING
	POWER	POWER	COMPANY	POWER
DESCRIPTION	COMPANY	COMPANY	CONSOLIDATED	COMPANY
CAPITALIZATION AND LIABILITIES:

CURRENT LIABILITIES
ACCOUNTS PAYABLE:
GENERAL	$20,080,482.71	$392,985.27	$143,247,357.74	$820,453.35
AFFILIATED COMPANIES	24,899,024.46	7,725,992.08	116,615,270.86	7,885,656.76
ADVANCES FROM AFFILIATES	0.00	2,229,511.71	0.00	0.00
SHORT-TERM DEBT	0.00	0.00	23,497,951.70	0.00
LONG-TERM DEBT DUE WITHIN ONE YEAR - NONAFFILIATED	0.00	0.00	12,353,660.00	0.00
CUMULATIVE PREFERRED STOCKS OF SUBSIDIARIES SUBJECT TO MANDATORY REDEMPTION	0.00	0.00	5,000,000.00	0.00
RISK MANAGEMENT LIABILITIES	17,205,428.19	0.00	70,311,344.04	0.00
TAXES ACCRUED	9,248,178.82	2,310,903.17	233,026,319.69	6,724,897.17
INTEREST ACCRUED	6,754,332.86	490,347.53	39,254,184.40	69,854.39
CUSTOMER DEPOSITS	12,308,487.42	1,937,302.53	22,620,160.73	947,497.34
DIVIDENDS DECLARED	0.00	0.00	85,655.06	0.00
OBLIGATIONS UNDER CAPITAL LEASES	1,560,983.37	175,852.05	9,081,013.01	170,934.42
OTHER	9,036,484.73	980,259.76	74,890,722.06	1,161,710.73
TOTAL	101,093,402.56	16,243,154.10	749,983,639.28	17,781,004.16

NONCURRENT LIABILITIES
LONG-TERM DEBT - NONAFFILIATED	428,310,302.15	0.00	1,598,705,570.94	0.00
LONG-TERM DEBT - AFFILIATED	80,000,000.00	20,000,000.00	400,000,000.00	25,000,000.00
LONG-TERM RISK MANAGEMENT LIABILITIES	13,484,349.55	0.00	46,261,464.16	0.00
DEFERRED INCOME TAXES	227,535,754.43	11,735,103.16	943,464,572.08	15,335,266.75
DEFERRED FEDERAL INCOME TAX AND DEFERRED STATE INCOME TAX RECLASS	0.00	0.00	0.00	0.00
REGULATORY LIABILITIES AND DEFERRED INVESTMENT TAX CREDITS	0.00	0.00	0.00	0.00
ASSET RETIREMENT OBLIGATIONS	0.00	0.00	0.00	0.00
EMPLOYEE BENEFITS AND PENSION OBLIGATIONS	17,729,189.84	0.00	126,824,443.55	0.00
DEFERRED GAIN ON SALE AND LEASEBACK - ROCKPORT PLANT UNIT 2	0.00	50,296.00	0.00	0.00
DEFERRED CREDITS AND OTHER	0.00	0.00	0.00	0.00
CUMULATIVE PREFERRED STOCK SUBJECT TO MANDATORY REDEMPTION	0.00	0.00	0.00	0.00
ASSET REMOVAL COSTS	28,231,863.53	0.00	102,875,145.34	0.00
DEFERRED INVESTMENT TAX CREDITS	6,721,725.00	515,598.00	12,538,820.00	302,964.00
OVER-RECOVERY OF FUEL COST	2,581,783.00	0.00	0.00	0.00
OTHER REGULATORY LIABILTIES	13,040,636.16	33,671.38	0.00	0.00
UNAMORTIZED GAIN ON REACQUIRED DEBT	0.00	0.00	0.00	0.00
OTHER DEFERRED CREDITS	735,429.51	281,719.60	24,376,892.01	76,859.68
OBLIGATIONS UNDER CAPITAL LEASES	2,801,940.69	279,036.68	31,651,622.80	353,226.30
ACCUMULATED PROVISIONS - RATE REFUND	0.00	0.00	0.00	0.00
ACCUMULATED PROVISIONS - MISCELLANEOUS	0.00	2,304,324.96	52,020,025.78	5,705,868.89
TOTAL	821,172,973.87	35,199,749.78	3,338,718,556.66	46,774,185.62

LIABILITIES OF DISCONTINUED OPERATIONS AND HELD FOR SALE	0.00	0.00	0.00	0.00

TOTAL LIABILITIES	922,266,376.43	51,442,903.88	4,088,702,195.94	64,555,189.78

CUMULATIVE PREFERRED STOCK NOT SUBJECT TO MANDATORY REDEMPTION	0.00	0.00	16,641,300.00	0.00

COMMON SHAREHOLDERS' EQUITY
COMMON STOCK	50,450,000.00	4,100,000.00	321,201,454.00	2,428,460.00
PAID-IN CAPITAL	208,750,000.00	13,800,000.00	462,484,784.86	15,595,573.00
RETAINED EARNINGS	70,555,279.95	9,661,994.10	764,416,349.67	21,275,397.17
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	(8,774,969.66)	(2,203,974.00)	(74,264,620.00)	(3,156,703.00)
TOTAL	320,980,310.29	25,358,020.10	1,473,837,968.53	36,142,727.17

MINORITY INTEREST	0.00	0.00	14,083,082.14	0.00

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,243,246,686.72	$76,800,923.99	$5,593,264,546.61	$100,697,916.95

Item 10 - Consolidating Balance Sheets

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	AEP		AEP
	INVESTMENTS,	AEP	COMMUNICATIONS,	AEP UTILITIES,
	INC.	RESOURCES,INC.	INC.	INC.
DESCRIPTION	CONSOLIDATED	CONSOLIDATED	CONSOLIDATED	CONSOLIDATED
ASSETS:

CURRENT ASSETS
CASH AND CASH EQUIVALENTS	$7,000.86	$19,515,325.21	$12,047,478.42	$3,956,926.01
OTHER CASH DEPOSITS	0.00	219,195.40	0.00	152,678,627.69
ADVANCES TO AFFILIATES	0.00	73,287,780.88	4,152,393.70	237,874,051.06
ACCOUNTS RECEIVABLE:
CUSTOMERS	516,982.11	251,855,256.89	5,003,668.72	(8,574,207.41)
ACCRUED UNBILLED REVENUES	0.00	271,025,220.70	0.00	64,223,312.08
MISCELLANEOUS	550,000.00	162,687.83	0.00	13,937,704.47
ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS	(550,000.00)	(2,332,901.37)	(2,379,662.70)	(26,683,535.02)
AFFILIATED COMPANIES	3,212,782.64	24,028,748.10	1,059,212.43	516,152,004.83
FUEL	0.00	221,494,043.68	0.00	63,598,697.07
MATERIALS AND SUPPLIES	(2.16)	3,613,099.17	(4.31)	118,366,322.70
RISK MANAGEMENT ASSETS	0.00	375,053,061.38	0.00	66,886,588.81
EMISSIONS ALLOWANCES	0.00	0.00	0.00	0.00
MARGIN DEPOSITS	0.00	0.00	0.00	0.00
PREPAYMENTS	0.00	6,605,646.82	0.01	348,538,967.12
OTHER CURRENT ASSETS	0.00	76,516,676.17	0.00	32,465,115.87
TOTAL	3,736,763.46	1,321,043,840.87	19,883,086.27	1,583,420,575.28

PROPERTY, PLANT AND EQUIPMENT
TOTAL PROPERTY, PLANT AND EQUIPMENT	394,189.44	945,302,316.97	4,210.76	12,160,562,895.27
ACCUMULATED DEPRECIATION AND AMORTIZATION	(148,564.69)	(77,043,889.86)	(454.88)	(5,136,192,911.10)
TOTAL - NET	245,624.75	868,258,427.11	3,755.88	7,024,369,984.17

OTHER NONCURRENT ASSETS
REGULATORY ASSETS	0.00	0.00	0.00	2,268,572,905.82
FAS 109 DEFERRED FEDERAL INCOME TAX RECLASS	0.00	0.00	0.00	(108,462,458.68)
TOTAL INTANGIBLE ASSETS	0.00	3,099,035.68	0.00	18,772,057.52
SECURITIZED TRANSITION ASSETS	0.00	0.00	0.00	0.00
SPENT NUCLEAR FUEL AND DECOMMISSIONING TRUSTS	0.00	0.00	0.00	0.00
INVESTMENTS IN POWER AND DISTRIBUTION PROJECTS	39,379,294.45	75,838,112.52	2,500,000.00	33,750,527.59
GOODWILL	0.00	38,809,169.90	0.00	0.00
LONG-TERM RISK MANAGEMENT CONTRACTS	0.00	183,136,608.00	0.00	45,962,199.18
PREPAID PENSION OBLIGATIONS	0.00	0.00	0.00	0.00
OTHER NONCURRENT ASSETS	20,173,620.02	988,353.19	(23,673,378.03)	(156,575,742.72)
DEFERRED INCOME TAXES	0.00	0.00	0.00	0.00
OTHER INVESTMENTS	10,075,275.84	(7,939,453.36)	0.00	668,836,418.74
OTHER SPECIAL FUNDS	0.00	0.00	0.00	165,288,412.97
CLEARING ACCOUNTS	0.00	90,018.14	0.00	9,146,771.88
UNAMORTIZED DEBT EXPENSE	0.00	706,345.06	0.00	50,937,474.27
PREFERRED STOCK DIVIDEND REQUIREMENT OF SUBSIDIARIES	0.00	0.00	0.00	(786,112.98)
TOTAL	69,628,190.31	294,728,189.13	(21,173,378.03)	2,995,442,453.59

ASSETS OF DISCONTINUED OPERATIONS AND HELD FOR SALE	0.00	0.00	0.00	0.00

TOTAL ASSETS	$73,610,578.52	$2,484,030,457.11	$(1,286,535.88)	$11,603,233,013.05

Item 10 - Consolidating Balance Sheets

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	AEP		AEP
	INVESTMENTS,	AEP	COMMUNICATIONS,	AEP UTILITIES,
	INC.	RESOURCES,INC.	INC.	INC.
DESCRIPTION	CONSOLIDATED	CONSOLIDATED	CONSOLIDATED	CONSOLIDATED
CAPITALIZATION AND LIABILITIES:

CURRENT LIABILITIES
ACCOUNTS PAYABLE:
GENERAL	$200,093.92	$289,608,879.24	$397.71	$265,437,302.06
AFFILIATED COMPANIES	275,500.36	220,184,159.31	8,749,442.85	129,290,555.07
ADVANCES FROM AFFILIATES	72,416,601.98	818,265,836.97	250,103.90	156,194,368.91
SHORT-TERM DEBT	0.00	0.00	0.00	0.00
LONG-TERM DEBT DUE WITHIN ONE YEAR - NONAFFILIATED	0.00	0.00	0.00	671,173,669.90
CUMULATIVE PREFERRED STOCKS OF SUBSIDIARIES SUBJECT TO MANDATORY REDEMPTION	0.00	0.00	0.00	0.00
RISK MANAGEMENT LIABILITIES	0.00	307,337,567.57	0.00	45,090,985.67
TAXES ACCRUED	(3,551,492.58)	(369,134,873.50)	(26,380,161.55)	371,381,206.35
INTEREST ACCRUED	0.00	3,500,698.31	0.00	58,363,002.92
CUSTOMER DEPOSITS	0.00	194,415,443.84	12,047,478.42	71,474,605.64
DIVIDENDS DECLARED	0.00	0.00	0.00	176,457.97
OBLIGATIONS UNDER CAPITAL LEASES	0.00	8,289.60	(0.11)	4,860,458.69
OTHER	300,292.18	86,166,740.71	6,808,031.69	138,645,269.04
TOTAL	69,640,995.86	1,550,352,742.05	1,475,292.90	1,912,087,882.22

NONCURRENT LIABILITIES
LONG-TERM DEBT - NONAFFILIATED	0.00	919,390,276.59	0.00	3,017,009,506.92
LONG-TERM DEBT - AFFILIATED	0.00	0.00	0.00	0.00
LONG-TERM RISK MANAGEMENT LIABILITIES	0.00	155,794,354.64	0.00	23,595,386.18
DEFERRED INCOME TAXES	8,553,285.03	192,696,399.76	28,865,065.15	2,634,298,704.39
DEFERRED FEDERAL INCOME TAX AND DEFERRED STATE INCOME TAX RECLASS	(3,193,388.94)	(400,922,880.08)	(36,002,285.82)	(435,350,848.10)
REGULATORY LIABILITIES AND DEFERRED INVESTMENT TAX CREDITS	0.00	0.00	0.00	0.00
ASSET RETIREMENT OBLIGATIONS	0.00	0.00	0.00	0.00
EMPLOYEE BENEFITS AND PENSION OBLIGATIONS	0.00	0.00	0.00	0.00
DEFERRED GAIN ON SALE AND LEASEBACK - ROCKPORT PLANT UNIT 2	0.00	0.00	0.00	0.00
DEFERRED CREDITS AND OTHER	0.00	0.00	0.00	0.00
CUMULATIVE PREFERRED STOCK SUBJECT TO MANDATORY REDEMPTION	0.00	0.00	0.00	0.00
ASSET REMOVAL COSTS	0.00	0.00	0.00	0.00
DEFERRED INVESTMENT TAX CREDITS	0.00	0.00	0.00	190,599,437.00
OVER-RECOVERY OF FUEL COST	0.00	0.00	0.00	79,533,210.76
OTHER REGULATORY LIABILTIES	0.00	0.00	0.00	820,509,236.07
UNAMORTIZED GAIN ON REACQUIRED DEBT	0.00	0.00	0.00	184,082.40
OTHER DEFERRED CREDITS	(0.01)	8,352,565.92	1,733,942.36	55,167,851.18
OBLIGATIONS UNDER CAPITAL LEASES	0.00	16,073.74	0.00	32,383,513.60
ACCUMULATED PROVISIONS - RATE REFUND	0.00	0.00	0.00	183,380,000.00
ACCUMULATED PROVISIONS - MISCELLANEOUS	0.00	9,720,060.77	228,452.07	330,683,006.01
TOTAL	5,359,896.08	885,046,851.34	(5,174,826.24)	6,931,993,086.41

LIABILITIES OF DISCONTINUED OPERATIONS AND HELD FOR SALE	0.00	0.00	0.00	0.00

TOTAL LIABILITIES	75,000,891.94	2,435,399,593.39	(3,699,533.34)	8,844,080,968.63

CUMULATIVE PREFERRED STOCK NOT SUBJECT TO MANDATORY REDEMPTION	0.00	0.00	0.00	18,257,700.00

COMMON SHAREHOLDERS' EQUITY
COMMON STOCK	100.00	300.00	100.00	1.00
PAID-IN CAPITAL	39,528,360.53	2,016,985,962.87	190,917,570.00	1,024,354,651.50
RETAINED EARNINGS	(44,451,979.81)	(1,980,810,181.89)	(188,504,672.54)	1,723,776,889.65
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	3,533,205.85	12,454,782.74	0.00	(7,237,197.73)
TOTAL	(1,390,313.43)	48,630,863.71	2,412,997.46	2,740,894,344.42

MINORITY INTEREST	0.00	0.00	0.00	0.00

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$73,610,578.52	$2,484,030,457.10	$(1,286,535.88)	$11,603,233,013.05

Item 10 - Consolidating Balance Sheets

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	AEP C&I
	COMPANY, LLC	AEP DESERT	AEP DESERT	AEP COAL, INC.
DESCRIPTION	CONSOLIDATED	SKY LP, LLC	SKY LP II, LLC	CONSOLIDATED
ASSETS:

CURRENT ASSETS
CASH AND CASH EQUIVALENTS	$520,517.67	$0.00	$60,577.40	$(21,486.30)
OTHER CASH DEPOSITS	0.00	0.00	18,199,435.16	0.00
ADVANCES TO AFFILIATES	48,884,240.44	60,386,697.71	0.00	0.00
ACCOUNTS RECEIVABLE:
CUSTOMERS	29,692,585.13	0.00	1,162,510.44	738,035.11
ACCRUED UNBILLED REVENUES	4,959,245.24	0.00	0.00	0.00
MISCELLANEOUS	924,786.65	0.00	300,836.00	0.00
ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS	(22,404,361.56)	0.00	0.00	0.00
AFFILIATED COMPANIES	20,727,335.52	500,096.40	59,219,994.29	209,858.62
FUEL	0.00	0.00	0.00	0.00
MATERIALS AND SUPPLIES	0.01	(4.27)	0.00	0.00
RISK MANAGEMENT ASSETS	0.00	0.00	0.00	0.00
EMISSIONS ALLOWANCES	0.00	0.00	0.00	0.00
MARGIN DEPOSITS	0.00	0.00	0.00	0.00
PREPAYMENTS	0.00	(0.00)	234,743.28	5,000.00
OTHER CURRENT ASSETS	1,222,457.99	0.00	0.00	571,536.23
TOTAL	84,526,807.09	60,886,789.84	79,178,096.57	1,502,943.66

PROPERTY, PLANT AND EQUIPMENT
TOTAL PROPERTY, PLANT AND EQUIPMENT	581,172.40	113,017.68	179,845,584.98	2,195,728.42
ACCUMULATED DEPRECIATION AND AMORTIZATION	(47,585.99)	(24,355.38)	(26,986,861.20)	(988,153.76)
TOTAL - NET	533,586.41	88,662.30	152,858,723.78	1,207,574.66

OTHER NONCURRENT ASSETS
REGULATORY ASSETS	0.00	0.00	0.00	0.00
FAS 109 DEFERRED FEDERAL INCOME TAX RECLASS	0.00	0.00	0.00	0.00
TOTAL INTANGIBLE ASSETS	0.00	0.00	0.00	0.00
SECURITIZED TRANSITION ASSETS	0.00	0.00	0.00	0.00
SPENT NUCLEAR FUEL AND DECOMMISSIONING TRUSTS	0.00	0.00	0.00	0.00
INVESTMENTS IN POWER AND DISTRIBUTION PROJECTS	0.00	0.00	0.00	0.00
GOODWILL	0.00	0.00	0.00	0.00
LONG-TERM RISK MANAGEMENT CONTRACTS	0.00	0.00	0.00	0.00
PREPAID PENSION OBLIGATIONS	0.00	0.00	0.00	0.00
OTHER NONCURRENT ASSETS	(0.05)	778,482.33	(778,482.35)	1,154.20
DEFERRED INCOME TAXES	0.00	0.00	0.00	0.00
OTHER INVESTMENTS	0.00	0.00	0.00	0.00
OTHER SPECIAL FUNDS	0.00	0.00	0.00	0.00
CLEARING ACCOUNTS	25,351.29	0.00	0.00	0.00
UNAMORTIZED DEBT EXPENSE	0.00	0.00	0.00	0.00
PREFERRED STOCK DIVIDEND REQUIREMENT OF SUBSIDIARIES	0.00	0.00	0.00	0.00
TOTAL	25,351.24	778,482.33	(778,482.35)	1,154.20

ASSETS OF DISCONTINUED OPERATIONS AND HELD FOR SALE	0.00	0.00	0.00	0.00

TOTAL ASSETS	$85,085,744.74	$61,753,934.46	$231,258,338.00	$2,711,672.52

Item 10 - Consolidating Balance Sheets

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	AEP C&I
	COMPANY, LLC	AEP DESERT	AEP DESERT	AEP COAL, INC.
DESCRIPTION	CONSOLIDATED	SKY LP, LLC	SKY LP II, LLC	CONSOLIDATED
CAPITALIZATION AND LIABILITIES:

CURRENT LIABILITIES
ACCOUNTS PAYABLE:
GENERAL	$1,287,691.91	$94.72	$579,232.77	$4,244,217.70
AFFILIATED COMPANIES	49,592,443.47	44,942,109.51	16,990,204.24	3,676,376.35
ADVANCES FROM AFFILIATES	11,291,597.09	20,043,340.59	60,386,697.71	979,294.02
SHORT-TERM DEBT	0.00	0.00	0.00	0.00
LONG-TERM DEBT DUE WITHIN ONE YEAR - NONAFFILIATED	0.00	0.00	8,874,078.80	0.00
CUMULATIVE PREFERRED STOCKS OF SUBSIDIARIES SUBJECT TO MANDATORY REDEMPTION	0.00	0.00	0.00	0.00
RISK MANAGEMENT LIABILITIES	0.00	0.00	1,805,254.00	0.00
TAXES ACCRUED	(1,373,615.49)	(3,946,425.18)	(7,822,650.81)	(30,232,232.97)
INTEREST ACCRUED	12,546.07	4,613.82	1,006,450.41	0.00
CUSTOMER DEPOSITS	596,764.25	0.00	0.00	0.00
DIVIDENDS DECLARED	0.00	0.00	0.00	0.00
OBLIGATIONS UNDER CAPITAL LEASES	0.00	0.00	0.00	0.00
OTHER	1,013,582.79	33,170.00	3,535,820.62	17,965,517.23
TOTAL	62,421,010.09	61,076,903.46	85,355,087.74	(3,366,827.67)

NONCURRENT LIABILITIES
LONG-TERM DEBT - NONAFFILIATED	0.00	0.00	97,088,525.44	0.00
LONG-TERM DEBT - AFFILIATED	0.00	0.00	0.00	0.00
LONG-TERM RISK MANAGEMENT LIABILITIES	0.00	0.00	82,605.00	0.00
DEFERRED INCOME TAXES	8,931.23	472,499.48	43,945,693.29	2,481,530.75
DEFERRED FEDERAL INCOME TAX AND DEFERRED STATE INCOME TAX RECLASS	(3,879,146.88)	(6,608.00)	(654,143.00)	(11,460,212.03)
REGULATORY LIABILITIES AND DEFERRED INVESTMENT TAX CREDITS	0.00	0.00	0.00	0.00
ASSET RETIREMENT OBLIGATIONS	0.00	0.00	0.00	0.00
EMPLOYEE BENEFITS AND PENSION OBLIGATIONS	0.00	0.00	0.00	0.00
DEFERRED GAIN ON SALE AND LEASEBACK - ROCKPORT PLANT UNIT 2	0.00	0.00	0.00	0.00
DEFERRED CREDITS AND OTHER	0.00	0.00	0.00	0.00
CUMULATIVE PREFERRED STOCK SUBJECT TO MANDATORY REDEMPTION	0.00	0.00	0.00	0.00
ASSET REMOVAL COSTS	0.00	0.00	0.00	0.00
DEFERRED INVESTMENT TAX CREDITS	0.00	0.00	0.00	0.00
OVER-RECOVERY OF FUEL COST	0.00	0.00	0.00	0.00
OTHER REGULATORY LIABILTIES	0.00	0.00	0.00	0.00
UNAMORTIZED GAIN ON REACQUIRED DEBT	0.00	0.00	0.00	0.00
OTHER DEFERRED CREDITS	924,786.64	0.00	0.00	1,245,691.72
OBLIGATIONS UNDER CAPITAL LEASES	0.00	0.00	0.00	0.00
ACCUMULATED PROVISIONS - RATE REFUND	0.00	0.00	0.00	0.00
ACCUMULATED PROVISIONS - MISCELLANEOUS	0.00	0.00	932,845.97	20,550,518.69
TOTAL	(2,945,429.01)	465,891.48	141,395,526.70	12,817,529.13

LIABILITIES OF DISCONTINUED OPERATIONS AND HELD FOR SALE	0.00	0.00	0.00	0.00

TOTAL LIABILITIES	59,475,581.08	61,542,794.94	226,750,614.44	9,450,701.46

CUMULATIVE PREFERRED STOCK NOT SUBJECT TO MANDATORY REDEMPTION	0.00	0.00	0.00	0.00

COMMON SHAREHOLDERS' EQUITY
COMMON STOCK	0.00	0.00	0.00	100.00
PAID-IN CAPITAL	10,914,228.89	0.00	0.00	75,354,000.00
RETAINED EARNINGS	14,695,934.77	204,531.52	5,741,439.56	(82,093,128.94)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	0.00	6,608.00	(1,233,716.00)	0.00
TOTAL	25,610,163.66	211,139.52	4,507,723.56	(6,739,028.94)

MINORITY INTEREST	0.00	0.00	0.00	0.00

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$85,085,744.74	$61,753,934.46	$231,258,338.00	$2,711,672.52

Item 10 - Consolidating Balance Sheets

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	AEP POWER	AEP PRO
	MARKETING,INC.	SERV, INC.	MUTUAL
DESCRIPTION	CONSOLIDATED	CONSOLIDATED	ENERGY LLC
ASSETS:

CURRENT ASSETS
CASH AND CASH EQUIVALENTS	$0.00	$0.00	$0.00
OTHER CASH DEPOSITS	0.00	0.00	0.00
ADVANCES TO AFFILIATES	21,161,004.08	16,035,235.06	6,773,828.65
ACCOUNTS RECEIVABLE:
CUSTOMERS	18,381,717.28	4,728,380.63	151,308.56
ACCRUED UNBILLED REVENUES	0.00	0.00	0.00
MISCELLANEOUS	0.00	936,486.78	0.00
ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS	0.00	(2,074,049.99)	0.00
AFFILIATED COMPANIES	3,397,034.36	686,649.45	4,759.89
FUEL	0.00	(0.00)	0.00
MATERIALS AND SUPPLIES	(2.12)	0.01	(0.00)
RISK MANAGEMENT ASSETS	65,896,687.00	0.00	0.00
EMISSIONS ALLOWANCES	0.00	0.00	0.00
MARGIN DEPOSITS	0.00	0.00	0.00
PREPAYMENTS	0.00	40,128.51	0.00
OTHER CURRENT ASSETS	0.00	0.00	0.00
TOTAL	108,836,440.59	20,352,830.44	6,929,897.10

PROPERTY, PLANT AND EQUIPMENT
TOTAL PROPERTY, PLANT AND EQUIPMENT	1,446.46	2,708,296.84	0.00
ACCUMULATED DEPRECIATION AND AMORTIZATION	0.00	(1,250,972.28)	0.00
TOTAL - NET	1,446.46	1,457,324.56	0.00

OTHER NONCURRENT ASSETS
REGULATORY ASSETS	0.00	0.00	0.00
FAS 109 DEFERRED FEDERAL INCOME TAX RECLASS	0.00	0.00	0.00
TOTAL INTANGIBLE ASSETS	0.00	7,757,189.85	0.00
SECURITIZED TRANSITION ASSETS	0.00	0.00	0.00
SPENT NUCLEAR FUEL AND DECOMMISSIONING TRUSTS	0.00	0.00	0.00
INVESTMENTS IN POWER AND DISTRIBUTION PROJECTS	0.00	0.00	0.00
GOODWILL	0.00	0.00	0.00
LONG-TERM RISK MANAGEMENT CONTRACTS	13,825,332.00	0.00	0.00
PREPAID PENSION OBLIGATIONS	0.00	0.00	0.00
OTHER NONCURRENT ASSETS	0.02	86,307.59	0.00
DEFERRED INCOME TAXES	0.00	2,778,337.13	0.00
OTHER INVESTMENTS	0.00	0.00	0.00
OTHER SPECIAL FUNDS	0.00	0.00	0.00
CLEARING ACCOUNTS	0.00	0.00	0.00
UNAMORTIZED DEBT EXPENSE	0.00	0.00	0.00
PREFERRED STOCK DIVIDEND REQUIREMENT OF SUBSIDIARIES	0.00	0.00	0.00
TOTAL	13,825,332.02	10,621,834.57	0.00

ASSETS OF DISCONTINUED OPERATIONS AND HELD FOR SALE	0.00	0.00	0.00

TOTAL ASSETS	$122,663,219.07	$32,431,989.57	$6,929,897.10

Item 10 - Consolidating Balance Sheets

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	AEP POWER	AEP PRO
	MARKETING, INC.	SERV, INC.	MUTUAL
DESCRIPTION	CONSOLIDATED	CONSOLIDATED	ENERGY LLC
CAPITALIZATION AND LIABILITIES:

CURRENT LIABILITIES
ACCOUNTS PAYABLE:
GENERAL	$13,682,696.77	$2,446,940.61	$0.00
AFFILIATED COMPANIES	1,169,564.97	712,436.45	5,760.82
ADVANCES FROM AFFILIATES	0.00	0.00	0.00
SHORT-TERM DEBT	0.00	0.00	0.00
LONG-TERM DEBT DUE WITHIN ONE YEAR - NONAFFILIATED	0.00	0.00	0.00
CUMULATIVE PREFERRED STOCKS OF SUBSIDIARIES SUBJECT TO MANDATORY REDEMPTION	0.00	0.00	0.00
RISK MANAGEMENT LIABILITIES	37,826,721.00	0.00	0.00
TAXES ACCRUED	10,519,500.88	2,380,964.00	(570,479.12)
INTEREST ACCRUED	2,406.34	0.00	0.00
CUSTOMER DEPOSITS	734,000.00	0.00	0.00
DIVIDENDS DECLARED	0.00	0.00	0.00
OBLIGATIONS UNDER CAPITAL LEASES	0.00	2,574.80	0.00
OTHER	209,772.64	1,081,431.44	1,004,989.52
TOTAL	64,144,662.60	6,624,347.30	440,271.22

NONCURRENT LIABILITIES
LONG-TERM DEBT - NONAFFILIATED	0.00	4,285,714.29	0.00
LONG-TERM DEBT - AFFILIATED	0.00	0.00	0.00
LONG-TERM RISK MANAGEMENT LIABILITIES	1,578,497.00	0.00	0.00
DEFERRED INCOME TAXES	9,945,946.65	0.00	0.00
DEFERRED FEDERAL INCOME TAX AND DEFERRED STATE INCOME TAX RECLASS	(3,026.80)	0.00	(118.50)
REGULATORY LIABILITIES AND DEFERRED INVESTMENT TAX CREDITS	0.00	0.00	0.00
ASSET RETIREMENT OBLIGATIONS	0.00	0.00	0.00
EMPLOYEE BENEFITS AND PENSION OBLIGATIONS	0.00	0.00	0.00
DEFERRED GAIN ON SALE AND LEASEBACK - ROCKPORT PLANT UNIT 2	0.00	0.00	0.00
DEFERRED CREDITS AND OTHER	0.00	0.00	0.00
CUMULATIVE PREFERRED STOCK SUBJECT TO MANDATORY REDEMPTION	0.00	0.00	0.00
ASSET REMOVAL COSTS	0.00	0.00	0.00
DEFERRED INVESTMENT TAX CREDITS	0.00	0.00	0.00
OVER-RECOVERY OF FUEL COST	0.00	0.00	0.00
OTHER REGULATORY LIABILTIES	0.00	0.00	0.00
UNAMORTIZED GAIN ON REACQUIRED DEBT	0.00	0.00	0.00
OTHER DEFERRED CREDITS	(0.01)	682,837.16	0.00
OBLIGATIONS UNDER CAPITAL LEASES	0.00	835.58	0.00
ACCUMULATED PROVISIONS - RATE REFUND	0.00	0.00	0.00
ACCUMULATED PROVISIONS - MISCELLANEOUS	0.00	232,615.35	0.00
TOTAL	11,521,416.84	5,202,002.39	(118.50)

LIABILITIES OF DISCONTINUED OPERATIONS AND HELD FOR SALE	0.00	0.00	0.00

TOTAL LIABILITIES	75,666,079.44	11,826,349.69	440,152.72

CUMULATIVE PREFERRED STOCK NOT SUBJECT TO MANDATORY REDEMPTION	0.00	0.00	0.00

COMMON SHAREHOLDERS' EQUITY
COMMON STOCK	100.00	110,000.00	0.00
PAID-IN CAPITAL	0.00	21,080,989.41	0.00
RETAINED EARNINGS	46,997,039.63	(585,349.53)	6,489,744.38
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	0.00	0.00	0.00
TOTAL	46,997,139.63	20,605,639.88	6,489,744.38

MINORITY INTEREST	0.00	0.00	0.00

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$122,663,219.07	$32,431,989.57	$6,929,897.10

Item 10 - Consolidating Balance Sheets

AEP UTILITIES, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	AEP		AEP
	UTILITIES, INC.	SEC REPORTING	UTILITIES, INC.	AEP
DESCRIPTION	CONSOLIDATED	ADJUSTMENTS	ELIMINATIONS	UTILITIES, INC.
ASSETS:

CURRENT ASSETS
CASH AND CASH EQUIVALENTS	$3,956,956.01	$0.00	$0.00	$(43,704.75)
OTHER CASH DEPOSITS	152,678,597.69	0.00	0.00	0.00
ADVANCES TO AFFILIATES	237,874,051.06	74,313,948.81	0.00	0.00
ACCOUNTS RECEIVABLE:
CUSTOMERS	(8,574,207.41)	(435,062,005.06)	100,961,803.43	0.00
ACCRUED UNBILLED REVENUES	64,223,312.08	38,846,028.58	0.00	0.00
MISCELLANEOUS	13,937,704.47	55,731.91	0.00	0.00
AFFILIATED COMPANIES	516,152,004.83	580,020,346.80	(229,130,195.34)	332,288.27
RETAINED INTEREST IN ACCOUNTS RECEIVABLE SOLD	0.00	(102,382,948.00)	0.00	0.00
UNSOLD ACCOUNTS RECEIVABLE - AFFILIATED	0.00	(38,706,900.54)	0.00	0.00
ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS	(26,683,535.02)	0.00	0.00	0.00
FUEL	63,598,697.07	388,950.98	0.00	0.00
MATERIALS AND SUPPLIES	118,366,322.70	24,355,360.00	0.00	0.00
REGULATORY ASSET FOR UNDER-RECOVERED FUEL COSTS	0.00	(5,052,900.52)	0.00	0.00
UNBILLED CONSTRUCTION COSTS	0.00	(22,065,223.40)	0.00	0.00
MARGIN DEPOSITS	(0.00)	(9,011,069.03)	0.00	0.00
RISK MANAGEMENT ASSETS	66,886,588.81	0.00	0.00	0.00
PREPAYMENTS	348,538,967.12	317,142,896.88	(323,270.23)	60,359.52
OTHER	32,465,115.87	29,183,904.62	0.00	0.00
TOTAL	1,583,420,575.28	452,026,122.03	(128,491,662.14)	348,943.04

PROPERTY, PLANT AND EQUIPMENT
TOTAL PROPERTY, PLANT AND EQUIPMENT	12,160,562,895.27	1,569,002,780.99	0.00	1,255,863.13
ACCUMULATED DEPRECIATION AND AMORTIZATION	(5,136,192,911.10)	(1,155,265,521.91)	0.00	(450,823.37)
TOTAL - NET	7,024,369,984.17	413,737,259.08	0.00	805,039.76

OTHER NONCURRENT ASSETS
REGULATORY ASSETS	2,268,572,905.82	107,505,889.36	0.00	0.00
FAS 109 DEFERRED FEDERAL INCOME TAX RECLASS	(108,462,458.68)	(108,462,458.68)	0.00	0.00
DEFERRED INCOME TAX BENEFIT	0.00	(11,966,247.69)	0.00	0.00
NOTES RECEIVABLE - AFFILIATE	0.00	(78,120,674.51)	0.00	0.00
INTANGIBLE ASSETS	18,772,057.52	18,772,057.52	0.00	0.00
INVESTMENTS IN POWER AND DISTRIBUTION PROJECTS	33,750,527.59	341,259.75	(2,765,100,243.66)	2,765,100,243.67
LONG-TERM RISK MANAGEMENT ASSETS	45,962,199.18	688,096.00	0.00	0.00
OTHER NONCURRENT ASSETS	(156,575,742.72)	(25,073,004.97)	(192,599,647.56)	981,685.75
OTHER INVESTMENTS	668,836,418.74	640,212,914.77	0.00	24,183,227.09
BOND DEFEASANCE FUNDS	165,288,412.97	143,178,432.00	0.00	0.00
CLEARING ACCOUNTS	9,146,771.88	9,140,372.38	0.00	0.00
UNAMORTIZED DEBT EXPENSE	50,937,474.27	0.00	0.00	0.00
PREFERRED STOCK DIVIDEND REQUIREMENT OF SUBSIDIARIES	(786,112.98)	0.00	(786,112.98)	0.00
PREPAID PENSION OBLIGATIONS	0.00	(318,090,903.00)	0.00	0.00
SECURITIZED TRANSITION ASSETS	0.00	(642,383,606.00)	0.00	0.00
TOTAL	2,995,442,453.59	(264,257,873.07)	(2,958,486,004.20)	2,790,265,156.51

ASSETS OF DISCONTINUED OPERATIONS AND HELD FOR SALE	0.00	(628,148,717.98)	0.00	0.00

TOTAL ASSETS	$11,603,233,013.05	$(26,643,209.94)	$(3,086,977,666.34)	$2,791,419,139.31

Item 10 - Consolidating Balance Sheets

AEP UTILITIES, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	AEP	SEC	AEP
	UTILITIES, INC.	REPORTING	UTILITIES, INC.	AEP
DESCRIPTION	CONSOLIDATED	ADJUSTMENTS	ELIMINATIONS	UTILITIES, INC.
CAPITALIZATION AND LIABILITIES:

CURRENT LIABILITIES
LONG-TERM DEBT DUE WITHIN ONE YEAR - NONAFFILIATED	$671,173,669.90	$7,848,026.22	$0.00	$0.00
SHORT-TERM DEBT	0.00	0.00	0.00	0.00
ACCOUNTS PAYABLE:
GENERAL	265,437,302.06	0.00	0.00	20,355.96
AFFILIATED COMPANIES	129,290,555.07	39,837,606.33	(127,870,782.32)	4,467,575.50
ADVANCES FROM AFFILIATES	156,194,368.91	10,133.33	0.00	16,047,139.07
CUSTOMER DEPOSITS	71,474,605.64	0.00	0.00	0.00
TAXES ACCRUED	371,381,206.35	0.00	0.00	8,055,772.81
INTEREST ACCRUED	58,363,002.92	(5,268,915.57)	0.00	0.00
RISK MANAGEMENT LIBAILITIES	45,090,985.67	0.00	0.00	0.00
REGULATORY LIABILITY FOR OVER-RECOVERED FUEL	0.00	(9,891,151.20)	0.00	0.00
OBLIGATIONS UNDER CAPITAL LEASES	4,860,458.69	0.00	0.00	0.00
DIVIDENDS DECLARED	176,457.97	0.00	(297,609.58)	0.00
OTHER	138,645,269.03	11,218,711.20	0.00	8,648,497.35
TOTAL	1,912,087,882.21	43,754,410.31	(128,168,391.90)	37,239,340.69

NONCURRENT LIABILITIES
REGULATORY LIABILITIES	0.00	(21,962,700.83)	0.00	0.00
LONG-TERM DEBT - NONAFFILIATED	3,017,009,506.92	92,151,973.78	0.00	0.00
LONG-TERM DEBT - AFFILIATED	0.00	(101,001,711.08)	0.00	0.00
RECLAMATION RESERVE	0.00	(7,623,999.35)	0.00	0.00
ASSET REMOVAL COSTS	0.00	(653,956,018.97)	0.00	0.00
LONG-TERM RISK MANAGEMENT LIABILITIES	23,595,386.18	0.00	0.00	0.00
DEFERRED INCOME TAXES	2,634,298,704.39	411,225,495.46	0.00	237,822.50
DEFERRED FEDERAL INCOME TAX AND DEFERRED STATE INCOME TAX RECLASS	(435,350,848.10)	(423,191,743.15)	0.00	(0.15)
DEFERRED INVESTMENT TAX CREDITS	190,599,437.00	0.00	0.00	0.00
OVER-RECOVERY OF FUEL COST	79,533,210.76	(135,912,869.23)	0.00	0.00
OTHER REGULATORY LIABILTIES	820,509,236.07	601,459,880.85	0.00	0.00
UNAMORTIZED GAIN ON REACQUIRED DEBT	184,082.40	19,622.35	0.00	0.00
ASSET RETIREMENT OBLIGATIONS	0.00	(27,361,134.38)	0.00	0.00
OBLIGATIONS UNDER CAPITAL LEASES	32,383,513.60	0.00	0.00	0.00
ACCUMULATED PROVISIONS - RATE REFUND	183,380,000.00	173,114,589.70	0.00	0.00
ACCUMULATED PROVISIONS - MISCELLANEOUS	330,683,006.01	283,857,188.73	0.00	(731.06)
OTHER	55,167,851.18	(10,108,787.14)	(3,696,030.90)	5,811,165.18
TOTAL	6,931,993,086.41	180,709,786.74	(3,696,030.90)	6,048,256.47

CUMULATIVE PREFERRED STOCK NOT SUBJECT TO MANDATORY REDEMPTION	18,257,700.00	0.00	0.00	0.00

MINORITY INTEREST	0.00	(1,124,735.99)	0.00	0.00

COMMON SHAREHOLDERS' EQUITY
COMMON STOCK	1.00	0.00	(485,400,464.53)	1.00
PREMIUM ON CAPITAL STOCK	0.00	0.00	0.00	0.00
PAID-IN CAPITAL	1,024,354,651.50	0.00	(1,098,986,694.75)	1,024,354,651.50
RETAINED EARNINGS	1,723,776,889.66	0.00	(1,370,726,084.26)	1,723,776,889.65
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	(7,237,197.73)	0.00	0.00	0.00
TOTAL	2,740,894,344.43	0.00	(2,955,113,243.54)	2,748,131,542.15

LIABILITIES OF DISCONTINUED OPERATIONS AND HELD FOR SALE	0.00	(249,982,671.00)	0.00	0.00

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$11,603,233,013.05	$(26,643,209.94)	$(3,086,977,666.34)	$2,791,419,139.31

Item 10 - Consolidating Balance Sheets

AEP UTILITIES, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

		AEP TEXAS
		CENTRAL	PUBLIC SERVICE	AEP TEXAS
	AEP	COMPANY	COMPANY OF	NORTH
DESCRIPTION	CREDIT, INC.	CONSOLIDATED	OKLAHOMA	COMPANY
ASSETS:

CURRENT ASSETS
CASH AND CASH EQUIVALENTS	$0.00	$(0.00)	$90,577.44	$0.00
OTHER CASH DEPOSITS	0.00	135,131,447.85	188,454.00	2,307,563.06
ADVANCES TO AFFILIATES	0.00	0.00	0.00	51,504,030.77
ACCOUNTS RECEIVABLE:
CUSTOMERS	0.00	157,430,714.96	34,001,864.47	90,109,398.65
ACCRUED UNBILLED REVENUES	0.00	21,588,749.68	0.00	3,788,533.82
MISCELLANEOUS	0.00	(0.00)	6,983,903.44	(0.00)
AFFILIATED COMPANIES	0.00	67,860,455.91	46,398,903.07	21,473,687.25
RETAINED INTEREST IN ACCOUNTS RECEIVABLE SOLD	102,382,948.00	0.00	0.00	0.00
UNSOLD ACCOUNTS RECEIVABLE - AFFILIATED	38,706,900.54	0.00	0.00	0.00
ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS	(22,282,020.08)	(3,492,975.61)	(76,398.89)	(786,766.67)
FUEL	0.00	0.00	14,268,113.04	3,148,286.56
MATERIALS AND SUPPLIES	0.00	12,288,458.80	35,484,689.20	8,271,700.44
REGULATORY ASSET FOR UNDER-RECOVERED FUEL COSTS	0.00	0.00	365,572.26	0.00
UNBILLED CONSTRUCTION COSTS	0.00	0.00	0.00	22,065,223.40
MARGIN DEPOSITS	0.00	1,891,396.64	2,881,505.95	818,814.55
RISK MANAGEMENT ASSETS	0.00	14,047,501.67	21,388,329.39	6,071,297.60
PREPAYMENTS	0.00	5,885,103.90	1,374,519.27	1,052,323.30
OTHER	0.00	3,265,431.25	3,764.00	(0.00)
TOTAL	118,807,828.46	415,896,285.05	163,353,796.65	209,824,092.74

PROPERTY, PLANT AND EQUIPMENT
TOTAL PROPERTY, PLANT AND EQUIPMENT	0.00	2,494,375,601.69	2,875,497,046.47	1,183,734,123.56
ACCUMULATED DEPRECIATION AND AMORTIZATION	0.00	(725,225,225.76)	(1,117,112,733.85)	(405,933,567.65)
TOTAL - NET	0.00	1,769,150,375.94	1,758,384,312.62	777,800,555.91

OTHER NONCURRENT ASSETS
REGULATORY ASSETS	0.00	2,061,978,292.77	31,951,234.68	12,022,796.79
FAS 109 DEFERRED FEDERAL INCOME TAX RECLASS	0.00	0.00	0.00	0.00
DEFERRED INCOME TAX BENEFIT	7,133,019.97	0.00	0.00	0.00
NOTES RECEIVABLE - AFFILIATE	0.00	0.00	0.00	0.00
INTANGIBLE ASSETS	0.00	0.00	0.00	0.00
INVESTMENTS IN POWER AND DISTRIBUTION PROJECTS	0.00	0.00	0.00	0.00
LONG-TERM RISK MANAGEMENT ASSETS	0.00	9,508,467.63	14,477,299.29	4,109,530.09
OTHER NONCURRENT ASSETS	1,012,575.88	6,870,641.15	6,379,714.40	777,880.25
OTHER INVESTMENTS	0.00	0.00	0.00	2.00
BOND DEFEASANCE FUNDS	0.00	22,109,980.97	0.00	0.00
CLEARING ACCOUNTS	0.00	0.00	0.00	0.00
UNAMORTIZED DEBT EXPENSE	0.00	30,115,379.43	11,852,620.45	2,082,857.85
PREFERRED STOCK DIVIDEND REQUIREMENT OF SUBSIDIARIES	0.00	0.00	0.00	0.00
PREPAID PENSION OBLIGATIONS	0.00	109,628,322.00	82,419,292.00	44,911,167.00
SECURITIZED TRANSITION ASSETS	0.00	642,383,606.00	0.00	0.00
TOTAL	8,145,595.85	2,882,594,689.94	147,080,160.82	63,904,233.98

ASSETS OF DISCONTINUED OPERATIONS AND HELD FOR SALE	0.00	628,148,717.98	0.00	0.00

TOTAL ASSETS	$126,953,424.31	$5,695,790,068.91	$2,068,818,270.09	$1,051,528,882.62

Item 10 - Consolidating Balance Sheets

AEP UTILITIES, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

		AEP TEXAS CENTRAL	PUBLIC SERVICE	AEP TEXAS
	AEP CREDIT,	COMPANY	COMPANY OF	NORTH
DESCRIPTION	INC.	CONSOLIDATED	OKLAHOMA	COMPANY

CAPITALIZATION AND LIABILITIES:

CURRENT LIABILITIES
LONG-TERM DEBT DUE WITHIN ONE YEAR - NONAFFILIATED	$0.00	$365,742,433.00	$50,000,000.00	$37,609,000.00
SHORT-TERM DEBT	0.00	0.00	0.00	0.00
ACCOUNTS PAYABLE:
GENERAL	21,253,842.79	109,688,383.84	71,442,406.77	22,444,388.79
AFFILIATED COMPANIES	2,020,628.32	64,044,651.15	58,631,605.15	52,800,711.33
ADVANCES FROM AFFILIATES	57,458,007.04	206,934.21	55,002,496.73	0.00
CUSTOMER DEPOSITS	0.00	6,146,823.05	33,756,956.20	1,020,404.89
TAXES ACCRUED	4,965,181.62	184,013,631.15	18,834,647.04	37,268,840.89
INTEREST ACCRUED	142,061.11	41,226,995.14	4,023,129.67	5,043,761.82
RISK MANAGEMENT LIBAILITIES	0.00	8,394,013.98	13,704,848.23	3,627,897.95
REGULATORY LIABILITY FOR OVER-RECOVERED FUEL	0.00	0.00	0.00	0.00
OBLIGATIONS UNDER CAPITAL LEASES	0.00	411,645.88	536,685.28	219,695.24
DIVIDENDS DECLARED	297,609.59	40,181.20	53,101.13	25,926.99
OTHER	1,599,451.49	20,075,321.63	30,424,255.71	9,602,208.48
TOTAL	87,736,781.96	799,991,014.23	336,410,131.91	169,662,836.37

NONCURRENT LIABILITIES
REGULATORY LIABILITIES	0.00	0.00	21,962,700.83	0.00
LONG-TERM DEBT - NONAFFILIATED	0.00	1,541,552,349.84	446,092,288.48	276,748,219.07
LONG-TERM DEBT - AFFILIATED	0.00	0.00	50,000,000.00	0.00
RECLAMATION RESERVE	0.00	0.00	0.00	0.00
ASSET REMOVAL COSTS	0.00	102,623,529.69	220,298,181.64	81,142,734.54
LONG-TERM RISK MANAGEMENT LIABILITIES	0.00	4,896,277.63	7,454,922.29	2,116,156.09
DEFERRED INCOME TAXES	0.00	1,247,110,733.46	384,090,623.59	138,465,433.73
DEFERRED FEDERAL INCOME TAX AND DEFERRED STATE INCOME TAX RECLASS	0.00	0.00	0.00	0.00
DEFERRED INVESTMENT TAX CREDITS	0.00	107,743,108.00	28,619,848.00	18,697,889.00
OVER-RECOVERY OF FUEL COST	0.00	211,526,079.99	0.00	3,920,000.00
OTHER REGULATORY LIABILTIES	0.00	138,037,081.29	19,676,288.00	37,013,000.00
UNAMORTIZED GAIN ON REACQUIRED DEBT	0.00	0.00	0.00	0.00
ASSET RETIREMENT OBLIGATIONS	0.00	0.00	0.00	0.00
OBLIGATIONS UNDER CAPITAL LEASES	0.00	468,222.92	746,916.45	313,897.12
ACCUMULATED PROVISIONS - RATE REFUND	0.00	2,997,000.00	0.00	1,806,410.30
ACCUMULATED PROVISIONS - MISCELLANEOUS	0.00	12,162,993.27	10,060,997.13	6,779,005.87
OTHER	11,523,069.53	2,115,825.81	8,888,090.48	2,085,833.02
TOTAL	11,523,069.53	3,371,233,201.89	1,197,890,856.89	569,088,578.74

CUMULATIVE PREFERRED STOCK NOT SUBJECT TO MANDATORY REDEMPTION	0.00	5,939,800.00	5,261,700.00	2,356,600.00

MINORITY INTEREST	0.00	0.00	0.00	0.00

COMMON SHAREHOLDERS' EQUITY
COMMON STOCK	1,000.00	55,291,944.53	157,230,000.00	137,214,000.00
PREMIUM ON CAPITAL STOCK	0.00	0.00	0.00	0.00
PAID-IN CAPITAL	27,692,572.82	132,606,980.94	230,015,861.69	2,350,415.43
RETAINED EARNINGS	0.00	1,084,903,212.39	141,935,101.80	170,984,569.68
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	0.00	(4,158,756.08)	74,617.80	(128,117.60)
TOTAL	27,693,572.82	1,268,643,381.78	529,255,581.29	310,420,867.51

LIABILITIES OF DISCONTINUED OPERATIONS AND HELD FOR SALE	0.00	249,982,671.00	0.00	0.00

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$126,953,424.31	$5,695,790,068.90	$2,068,818,270.09	$1,051,528,882.62

Item 10 - Consolidating Balance Sheets

AEP UTILITIES, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

		SOUTHWESTERN
		ELECTRIC	CSW
	CSW ENERGY,	POWER	INTERNATIONAL,
	INC.	COMPANY	INC.
DESCRIPTION	CONSOLIDATED	CONSOLIDATED	CONSOLIDATED

ASSETS:

CURRENT ASSETS
CASH AND CASH EQUIVALENTS	$126,953.44	$2,308,491.13	$0.00
OTHER CASH DEPOSITS	8,759,495.12	6,291,637.66	0.00
ADVANCES TO AFFILIATES	0.00	39,105,580.42	72,950,491.06
ACCOUNTS RECEIVABLE:
CUSTOMERS	4,612,914.62	39,041,571.62	0.00
ACCRUED UNBILLED REVENUES	0.00	0.00	0.00
MISCELLANEOUS	1,042,610.94	5,855,458.18	0.00
AFFILIATED COMPANIES	0.00	28,817,494.85	0.00
RETAINED INTEREST IN ACCOUNTS RECEIVABLE SOLD	0.00	0.00	0.00
UNSOLD ACCOUNTS RECEIVABLE - AFFILIATED	0.00	0.00	0.00
ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS	0.00	(45,296.29)	0.00
FUEL	0.00	45,793,346.49	0.00
MATERIALS AND SUPPLIES	(247.57)	36,051,363.40	0.00
REGULATORY ASSET FOR UNDER-RECOVERED FUEL COSTS	0.00	4,687,328.26	0.00
UNBILLED CONSTRUCTION COSTS	0.00	0.00	0.00
MARGIN DEPOSITS	0.00	3,419,351.89	0.00
RISK MANAGEMENT ASSETS	0.00	25,379,460.15	0.00
PREPAYMENTS	3,971,126.40	18,318,285.08	192,906.00
OTHER	0.00	12,016.00	0.00
TOTAL	18,512,852.96	255,036,088.85	73,143,397.06

PROPERTY, PLANT AND EQUIPMENT
TOTAL PROPERTY, PLANT AND EQUIPMENT	145,264,442.35	3,891,415,571.28	0.00
ACCUMULATED DEPRECIATION AND AMORTIZATION	(22,444,293.63)	(1,709,758,257.47)	0.00
TOTAL - NET	122,820,148.72	2,181,657,313.81	0.00

OTHER NONCURRENT ASSETS
REGULATORY ASSETS	0.00	55,114,692.22	0.00
FAS 109 DEFERRED FEDERAL INCOME TAX RECLASS	0.00	(0.00)	0.00
DEFERRED INCOME TAX BENEFIT	0.00	0.00	4,833,227.72
NOTES RECEIVABLE - AFFILIATE	78,120,674.51	0.00	0.00
INTANGIBLE ASSETS	0.00	0.00	0.00
INVESTMENTS IN POWER AND DISTRIBUTION PROJECTS	33,221,112.36	188,155.47	0.00
LONG-TERM RISK MANAGEMENT ASSETS	0.00	17,178,806.18	0.00
OTHER NONCURRENT ASSETS	(0.02)	45,074,412.75	0.01
OTHER INVESTMENTS	0.00	4,440,274.88	0.00
BOND DEFEASANCE FUNDS	0.00	0.00	0.00
CLEARING ACCOUNTS	6,399.49	0.00	0.00
UNAMORTIZED DEBT EXPENSE	214,293.17	6,487,000.46	0.00
PREFERRED STOCK DIVIDEND REQUIREMENT OF SUBSIDIARIES	0.00	0.00	0.00
PREPAID PENSION OBLIGATIONS	0.00	81,132,122.00	0.00
SECURITIZED TRANSITION ASSETS	0.00	0.00	0.00
TOTAL	111,562,479.51	209,615,463.97	4,833,227.73

ASSETS OF DISCONTINUED OPERATIONS AND HELD FOR SALE	0.00	0.00	0.00

TOTAL ASSETS	$252,895,481.19	$2,646,308,866.62	$77,976,624.79

Item 10 - Consolidating Balance Sheets

AEP UTILITIES, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

		SOUTHWESTERN
		ELECTRIC	CSW
	CSW ENERGY,	POWER	INTERNATIONAL,
	INC.	COMPANY	INC.
DESCRIPTION	CONSOLIDATED	CONSOLIDATED	CONSOLIDATED

CAPITALIZATION AND LIABILITIES:

CURRENT LIABILITIES
LONG-TERM DEBT DUE WITHIN ONE YEAR - NONAFFILIATED	$0.00	$209,974,210.68	$0.00
SHORT-TERM DEBT	0.00	0.00	0.00
ACCOUNTS PAYABLE:
GENERAL	587,050.65	40,000,367.83	152.16
AFFILIATED COMPANIES	0.00	33,284,942.64	1,235,716.91
ADVANCES FROM AFFILIATES	0.00	0.00	0.00
CUSTOMER DEPOSITS	0.00	30,550,421.50	0.00
TAXES ACCRUED	48,679,913.45	45,473,851.97	30,287,221.89
INTEREST ACCRUED	686,917.74	12,509,053.01	0.00
RISK MANAGEMENT LIBAILITIES	757,511.00	18,606,714.51	0.00
REGULATORY LIABILITY FOR OVER-RECOVERED FUEL	0.00	9,891,151.20	0.00
OBLIGATIONS UNDER CAPITAL LEASES	0.00	3,692,432.29	0.00
DIVIDENDS DECLARED	0.00	57,248.64	0.00
OTHER	3,356,952.78	33,359,814.17	15,034,965.46
TOTAL	54,068,345.62	437,400,208.44	46,558,056.42

NONCURRENT LIABILITIES
REGULATORY LIABILITIES	0.00	0.00	0.00
LONG-TERM DEBT - NONAFFILIATED	67,109,413.70	545,395,392.05	0.00
LONG-TERM DEBT - AFFILIATED	1,001,711.08	50,000,000.00	0.00
RECLAMATION RESERVE	0.00	7,623,999.35	0.00
ASSET REMOVAL COSTS	0.00	249,891,573.10	0.00
LONG-TERM RISK MANAGEMENT LIABILITIES	0.00	9,128,030.18	0.00
DEFERRED INCOME TAXES	51,326,989.96	399,755,511.47	0.00
DEFERRED FEDERAL INCOME TAX AND DEFERRED STATE INCOME TAX RECLASS	0.00	0.00	0.00
DEFERRED INVESTMENT TAX CREDITS	0.00	35,538,592.00	0.00
OVER-RECOVERY OF FUEL COST	0.00	0.00	0.00
OTHER REGULATORY LIABILTIES	0.00	24,322,985.93	0.00
UNAMORTIZED GAIN ON REACQUIRED DEBT	0.00	164,460.05	0.00
ASSET RETIREMENT OBLIGATIONS	0.00	27,361,134.38	0.00
OBLIGATIONS UNDER CAPITAL LEASES	0.00	30,854,477.11	0.00
ACCUMULATED PROVISIONS - RATE REFUND	0.00	5,462,000.00	0.00
ACCUMULATED PROVISIONS - MISCELLANEOUS	1,085,937.15	16,757,398.89	0.00
OTHER	4,153,366.32	32,210,597.68	0.00
TOTAL	124,677,418.21	1,434,466,152.19	0.00

CUMULATIVE PREFERRED STOCK NOT SUBJECT TO MANDATORY REDEMPTION	0.00	4,699,600.00	0.00

MINORITY INTEREST	0.00	1,124,735.99	0.00

COMMON SHAREHOLDERS' EQUITY
COMMON STOCK	1,000.00	135,659,520.00	1,000.00
PREMIUM ON CAPITAL STOCK	0.00	0.00	0.00
PAID-IN CAPITAL	95,541,942.68	245,003,620.64	175,762,300.55
RETAINED EARNINGS	(19,547,812.32)	389,134,558.21	(144,344,732.18)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	(1,845,413.00)	(1,179,528.85)	0.00
TOTAL	74,149,717.37	768,618,170.00	31,418,568.37

LIABILITIES OF DISCONTINUED OPERATIONS AND HELD FOR SALE	0.00	0.00	0.00

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$252,895,481.19	$2,646,308,866.62	$77,976,624.79

Item 10 - Consolidating Balance Sheets

AEP UTILITIES, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	C3
	COMMUNICATIONS,	CSW ENERGY
	INC.	SERVICES, INC.
DESCRIPTION	CONSOLIDATED	CONSOLIDATED

ASSETS:

CURRENT ASSETS
CASH AND CASH EQUIVALENTS	$0.00	$1,474,638.75
OTHER CASH DEPOSITS	0.00	0.00
ADVANCES TO AFFILIATES	0.00	0.00
ACCOUNTS RECEIVABLE:
CUSTOMERS	2,000.00	327,529.90
ACCRUED UNBILLED REVENUES	0.00	0.00
MISCELLANEOUS	0.00	0.00
AFFILIATED COMPANIES	301,968.15	77,055.87
RETAINED INTEREST IN ACCOUNTS RECEIVABLE SOLD	0.00	0.00
UNSOLD ACCOUNTS RECEIVABLE - AFFILIATED	0.00	0.00
ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS	(77.48)	0.00
FUEL	0.00	0.00
MATERIALS AND SUPPLIES	(0.00)	1,914,998.42
REGULATORY ASSET FOR UNDER-RECOVERED FUEL COSTS	0.00	0.00
UNBILLED CONSTRUCTION COSTS	0.00	0.00
MARGIN DEPOSITS	0.00	(0.00)
RISK MANAGEMENT ASSETS	0.00	0.00
PREPAYMENTS	864,717.00	(0.00)
OTHER	0.00	0.00
TOTAL	1,168,607.66	3,794,222.93

PROPERTY, PLANT AND EQUIPMENT
TOTAL PROPERTY, PLANT AND EQUIPMENT	0.00	17,465.81
ACCUMULATED DEPRECIATION AND AMORTIZATION	0.00	(2,487.47)
TOTAL - NET	0.00	14,978.34

OTHER NONCURRENT ASSETS
REGULATORY ASSETS	0.00	0.00
FAS 109 DEFERRED FEDERAL INCOME TAX RECLASS	0.00	0.00
DEFERRED INCOME TAX BENEFIT	0.00	0.00
NOTES RECEIVABLE - AFFILIATE	0.00	0.00
INTANGIBLE ASSETS	0.00	0.00
INVESTMENTS IN POWER AND DISTRIBUTION PROJECTS	0.00	0.00
LONG-TERM RISK MANAGEMENT ASSETS	0.00	0.00
OTHER NONCURRENT ASSETS	0.00	(0.36)
OTHER INVESTMENTS	0.00	0.00
BOND DEFEASANCE FUNDS	0.00	0.00
CLEARING ACCOUNTS	0.00	0.00
UNAMORTIZED DEBT EXPENSE	0.00	185,322.91
PREFERRED STOCK DIVIDEND REQUIREMENT OF SUBSIDIARIES	0.00	0.00
PREPAID PENSION OBLIGATIONS	0.00	0.00
SECURITIZED TRANSITION ASSETS	0.00	0.00
TOTAL	0.00	185,322.55

ASSETS OF DISCONTINUED OPERATIONS AND HELD FOR SALE	0.00	0.00

TOTAL ASSETS	$1,168,607.67	$3,994,523.82

Item 10 - Consolidating Balance Sheets

AEP UTILITIES, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	C3
	COMMUNICATIONS,	CSW ENERGY
	INC.	SERVICES, INC.
DESCRIPTION	CONSOLIDATED	CONSOLIDATED

CAPITALIZATION AND LIABILITIES:

CURRENT LIABILITIES
LONG-TERM DEBT DUE WITHIN ONE YEAR - NONAFFILIATED	$0.00	$0.00
SHORT-TERM DEBT	0.00	0.00
ACCOUNTS PAYABLE:
GENERAL	203.52	149.76
AFFILIATED COMPANIES	73,985.21	763,914.84
ADVANCES FROM AFFILIATES	173,442.35	27,296,216.18
CUSTOMER DEPOSITS	0.00	0.00
TAXES ACCRUED	(4,451,050.31)	(1,746,804.16)
INTEREST ACCRUED	0.00	0.00
RISK MANAGEMENT LIBAILITIES	0.00	0.00
REGULATORY LIABILITY FOR OVER-RECOVERED FUEL	0.00	0.00
OBLIGATIONS UNDER CAPITAL LEASES	0.00	0.00
DIVIDENDS DECLARED	0.00	0.00
OTHER	2,000,003.63	3,325,087.13
TOTAL	(2,203,415.60)	29,638,563.75

NONCURRENT LIABILITIES
REGULATORY LIABILITIES	0.00	0.00
LONG-TERM DEBT - NONAFFILIATED	0.00	47,959,870.00
LONG-TERM DEBT - AFFILIATED	0.00	0.00
RECLAMATION RESERVE	0.00	0.00
ASSET REMOVAL COSTS	0.00	0.00
LONG-TERM RISK MANAGEMENT LIABILITIES	0.00	0.00
DEFERRED INCOME TAXES	1,531,650.52	554,443.70
DEFERRED FEDERAL INCOME TAX AND DEFERRED STATE INCOME TAX RECLASS	(1,232,187.00)	(10,926,917.80)
DEFERRED INVESTMENT TAX CREDITS	0.00	0.00
OVER-RECOVERY OF FUEL COST	0.00	0.00
OTHER REGULATORY LIABILTIES	0.00	0.00
UNAMORTIZED GAIN ON REACQUIRED DEBT	0.00	0.00
ASSET RETIREMENT OBLIGATIONS	0.00	0.00
OBLIGATIONS UNDER CAPITAL LEASES	0.00	0.00
ACCUMULATED PROVISIONS - RATE REFUND	0.00	0.00
ACCUMULATED PROVISIONS - MISCELLANEOUS	(19,783.96)	0.00
OTHER	(0.01)	2,184,721.21
TOTAL	279,679.56	39,772,117.11

CUMULATIVE PREFERRED STOCK NOT SUBJECT TO MANDATORY REDEMPTION	0.00	0.00

MINORITY INTEREST	0.00	0.00

COMMON SHAREHOLDERS' EQUITY
COMMON STOCK	1,000.00	1,000.00
PREMIUM ON CAPITAL STOCK	0.00	0.00
PAID-IN CAPITAL	190,013,000.00	0.00
RETAINED EARNINGS	(186,921,656.29)	(65,417,157.03)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	0.00	0.00
TOTAL	3,092,343.71	(65,416,157.03)

LIABILITIES OF DISCONTINUED OPERATIONS AND HELD FOR SALE	0.00	0.00

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,168,607.67	$3,994,523.82

Item 10 - Consolidating Balance Sheets

AEP TEXAS CENTRAL COMPANY AND SUBSIDIARY
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note- Totals and Subtotals may be off due to rounding.

	AEP TEXAS CENTRAL		AEP TEXAS CENTRAL
	COMPANY	SEC REPORTING	COMPANY
DESCRIPTION	CONSOLIDATED	ADJUSTMENTS	ELIMINATIONS

ASSETS:

ELECTRIC UTILITY PLANT
TOTAL ELECTRIC UTILITY PLANT	$2,492,797,979.74	$(1,442,290,721.00)	$0.00
ACCUMULATED DEPRECIATION AND AMORTIZATION	(725,225,225.76)	1,134,104,090.69	0.00
TOTAL - NET	1,767,572,753.99	(308,186,630.31)	0.00

OTHER PROPERTY AND INVESTMENTS
NONUTILITY PROPERTY, NET	1,577,621.95	(675,148.00)	0.00
BOND DEFEASANCE FUNDS	22,109,980.97	(143,178,432.00)	0.00
INVESTMENTS IN SUBSIDIARIES AND ASSOCIATED COMPANIES	0.00	0.00	(4,099,801.78)
OTHER INVESTMENTS	0.00	(642,383,606.00)	0.00
TOTAL	23,687,602.92	(786,237,186.00)	(4,099,801.78)

CURRENT ASSETS
CASH AND CASH EQUIVALENTS	(0.00)	(135,131,447.85)	0.00
OTHER CASH DEPOSITS	135,131,447.85	135,131,447.85	0.00
ACCOUNTS RECEIVABLE:
CUSTOMERS	157,430,714.96	80,589,189.84	0.00
AFFILIATED COMPANIES	67,860,455.91	0.00	(12,485,091.21)
ACCRUED UNBILLED REVENUES	21,588,749.68	0.00	0.00
MISCELLANEOUS	(0.00)	(80,589,189.84)	0.00
ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS	(3,492,975.61)	0.00	0.00
FUEL	0.00	(388,950.98)	0.00
MATERIALS AND SUPPLIES	12,288,458.80	(24,354,391.00)	0.00
RISK MANAGEMENT ASSETS	14,047,501.67	0.00	0.00
MARGIN DEPOSITS	1,891,396.64	1,891,396.64	0.00
PREPAYMENTS	5,885,103.90	(107,667,740.00)	0.00
OTHER	3,265,431.25	(1,891,396.64)	0.00
TOTAL	415,896,285.05	(132,411,081.98)	(12,485,091.21)

DEFERRED DEBITS AND OTHER ASSETS
REGULATORY ASSETS	2,061,978,292.77	(86,197,530.53)	0.00
FAS 109 DEFERRED FEDERAL INCOME TAX RECLASS	0.00	28,684,671.53	0.00
LONG-TERM RISK MANAGEMENT ASSETS	9,508,467.63	0.00	0.00
SECURITIZED TRANSITION ASSETS	642,383,606.00	642,383,606.00	0.00
PREPAID PENSION OBLIGATIONS	109,628,322.00	109,628,322.00	0.00
CLEARING ACCOUNTS	0.00	(4,445,644.99)	0.00
UNAMORTIZED DEBT EXPENSE	30,115,379.43	0.00	0.00
OTHER	6,870,641.15	2,485,062.99	(0.04)
TOTAL	2,860,484,708.97	692,538,487.00	(0.04)

ASSETS HELD FOR SALE - TEXAS GENERATION PLANTS	628,148,717.98	628,148,717.98	0.00

TOTAL ASSETS	$5,695,790,068.91	$93,852,306.69	$(16,584,893.03)

Item 10 - Consolidating Balance Sheets

AEP TEXAS CENTRAL COMPANY AND SUBSIDIARY
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note- Totals and Subtotals may be off due to rounding.

	AEP TEXAS		AEP TEXAS
	CENTRAL	SEC	CENTRAL
	COMPANY	REPORTING	COMPANY
DESCRIPTION	CONSOLIDATED	ADJUSTMENTS	ELIMINATIONS

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK	$55,291,944.53	$0.00	$0.00
PREMIUM ON CAPITAL STOCK	0.00	0.00	0.00
PAID-IN CAPITAL	132,606,980.94	0.00	(3,986,675.00)
RETAINED EARNINGS	1,084,903,212.39	0.00	(113,126.78)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	(4,158,756.08)	0.00	0.00
TOTAL COMMON SHAREHOLDER'S EQUITY	1,268,643,381.78	0.00	(4,099,801.78)
CUMULATIVE PREFERRED STOCK NOT SUBJECT TO MANDATORY REDEMPTION	5,939,800.00	0.00	0.00
TOTAL SHAREHOLDERS' EQUITY	1,274,583,181.78	0.00	(4,099,801.78)
LONG-TERM DEBT - NONAFFILIATED	1,541,552,349.84	0.00	0.00
TOTAL	2,816,135,531.62	0.00	(4,099,801.78)

CURRENT LIABILITIES
LONG-TERM DEBT DUE WITHIN ONE YEAR - NONAFFILIATED	365,742,433.00	0.00	0.00
ADVANCES FROM AFFILIATES	206,934.21	0.00	0.00
ACCOUNTS PAYABLE:
GENERAL	109,688,383.84	0.00	0.00
AFFILIATED	64,044,651.15	0.00	(12,485,091.25)
CUSTOMER DEPOSITS	6,146,823.05	0.00	0.00
TAXES ACCRUED	184,013,631.15	0.00	0.00
INTEREST ACCRUED	41,226,995.14	1,287,875.00	0.00
RISK MANAGEMENT LIABILITIES	8,394,013.98	0.00	0.00
OBLIGATIONS UNDER CAPITAL LEASES	411,645.88	0.00	0.00
DIVIDENDS DECLARED	40,181.20	0.00	0.00
OTHER	20,075,321.63	0.00	0.00
TOTAL	799,991,014.23	1,287,875.00	(12,485,091.25)

DEFERRED CREDITS AND OTHER LIABILITIES
DEFERRED INCOME TAXES	1,247,110,733.46	(248,456,299.49)	0.00
DEFERRED FEDERAL INCOME TAX AND DEFERRED STATE INCOME TAX RECLASS	0.00	248,456,299.49	0.00
LONG-TERM RISK MANAGEMENT LIABILITIES	4,896,277.63	0.00	0.00
ASSET REMOVAL COSTS	102,623,529.69	102,623,529.69
DEFERRED INVESTMENT TAX CREDITS	107,743,108.00	0.00	0.00
OVER-RECOVERY OF FUEL COST	211,526,079.99	141,212,125.00	0.00
OTHER REGULATORY LIABILTIES	138,037,081.29	(9,877,028.58)	0.00
UNAMORT GAIN ON REACQUIRED DEBT	0.00	(4,810.42)	0.00
OBLIGATIONS UNDER CAP LEASES	468,222.92	0.00	0.00
ACCUMULATED PROVISIONS - RATE REFUND	2,997,000.00	(142,500,000.00)	0.00
ACCUMULATED PROVISIONS - MISCELLANEOUS	12,162,993.27	(248,872,055.00)	0.00
OTHER	2,115,825.81	0.00	0.00
TOTAL	1,829,680,852.05	(157,418,239.31)	0.00

LIABILITIES HELD FOR SALE - TEXAS GENERATION PLANTS	249,982,671.00	249,982,671.00	0.00

TOTAL CAPITALIZATION AND LIABILITIES	$5,695,790,068.90	$93,852,306.69	$(16,584,893.03)

Item 10 - Consolidating Balance Sheets

AEP TEXAS CENTRAL COMPANY AND SUBSIDIARY
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note- Totals and Subtotals may be off due to rounding.

	AEP TEXAS	AEP TEXAS CENTRAL
	CENTRAL	TRANSITION
DESCRIPTION	COMPANY	FUNDING LLC

ASSETS:

ELECTRIC UTILITY PLANT
TOTAL ELECTRIC UTILITY PLANT	$3,935,088,700.74	$0.00
ACCUMULATED DEPRECIATION AND AMORTIZATION	(1,859,329,316.45)	0.00
TOTAL - NET	2,075,759,384.30	0.00

OTHER PROPERTY AND INVESTMENTS
NONUTILITY PROPERTY, NET	2,252,769.95	0.00
BOND DEFEASANCE FUNDS	165,288,412.97	0.00
INVESTMENTS IN SUBSIDIARIES AND ASSOCIATED COMPANIES	4,099,801.78	0.00
OTHER INVESTMENTS	34.00	642,383,572.00
TOTAL	171,641,018.70	642,383,572.00

CURRENT ASSETS
CASH AND CASH EQUIVALENTS	75,226,160.13	59,905,287.72
OTHER CASH DEPOSITS	0.00	0.00
ACCOUNTS RECEIVABLE:
CUSTOMERS	76,841,525.12	0.00
AFFILIATED COMPANIES	67,860,455.91	12,485,091.21
ACCRUED UNBILLED REVENUES	21,588,749.68	0.00
MISCELLANEOUS	80,589,189.84	0.00
ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS	(3,492,975.61)	0.00
FUEL	388,950.98	0.00
MATERIALS AND SUPPLIES	36,642,849.80	0.00
RISK MANAGEMENT ASSETS	14,047,501.67	0.00
MARGIN DEPOSITS	0.00	0.00
PREPAYMENTS	113,549,921.14	2,922.76
OTHER	5,156,827.89	0.00
TOTAL	488,399,156.55	72,393,301.69

DEFERRED DEBITS AND OTHER ASSETS
REGULATORY ASSETS	2,148,175,823.30	0.00
FAS 109 DEFERRED FEDERAL INCOME TAX RECLASS	(28,684,671.53)	0.00
LONG-TERM RISK MANAGEMENT ASSETS	9,508,467.63	0.00
SECURITIZED TRANSITION ASSETS	0.00	0.00
PREPAID PENSION OBLIGATIONS	0.00	0.00
CLEARING ACCOUNTS	4,445,644.99	0.00
UNAMORTIZED DEBT EXPENSE	7,644,727.43	22,470,652.00
OTHER	4,385,578.20	0.00
TOTAL	2,145,475,570.01	22,470,652.00

ASSETS HELD FOR SALE - TEXAS GENERATION PLANTS	0.00	0.00

TOTAL ASSETS	$4,881,275,129.56	$737,247,525.69

Item 10 - Consolidating Balance Sheets

AEP TEXAS CENTRAL COMPANY AND SUBSIDIARY
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note- Totals and Subtotals may be off due to rounding.

	AEP TEXAS	AEP TEXAS CENTRAL
	CENTRAL	TRANSITION
DESCRIPTION	COMPANY	FUNDING LLC

ASSETS:

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK	$55,291,944.53	$0.00
PREMIUM ON CAPITAL STOCK	0.00	0.00
PAID-IN CAPITAL	132,606,980.94	3,986,675.00
RETAINED EARNINGS	1,084,903,212.39	113,126.78
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	(4,158,756.08)	0.00
TOTAL COMMON SHAREHOLDER'S EQUITY	1,268,643,381.78	4,099,801.78
CUMULATIVE PREFERRED STOCK NOT SUBJECT TO MANDATORY REDEMPTION	5,939,800.00	0.00
TOTAL SHAREHOLDERS' EQUITY	1,274,583,181.78	4,099,801.78
LONG-TERM DEBT - NONAFFILIATED	894,338,066.84	647,214,283.00
TOTAL	2,168,921,248.62	651,314,084.78

CURRENT LIABILITIES
LONG-TERM DEBT DUE WITHIN ONE YEAR - NONAFFILIATED	315,763,000.00	49,979,433.00
ADVANCES FROM AFFILIATES	206,934.21	0.00
ACCOUNTS PAYABLE:
GENERAL	109,688,383.84	0.00
AFFILIATED	76,529,742.40	0.00
CUSTOMER DEPOSITS	2,962,622.18	3,184,200.87
TAXES ACCRUED	184,013,631.15	0.00
INTEREST ACCRUED	21,691,646.91	18,247,473.23
RISK MANAGEMENT LIABILITIES	8,394,013.98	0.00
OBLIGATIONS UNDER CAPITAL LEASES	411,645.88	0.00
DIVIDENDS DECLARED	40,181.20	0.00
OTHER	20,075,321.63	0.00
TOTAL	739,777,123.38	71,411,107.10

DEFERRED CREDITS AND OTHER LIABILITIES
DEFERRED INCOME TAXES	1,495,567,032.95	0.00
DEFERRED FEDERAL INCOME TAX AND DEFERRED STATE INCOME TAX RECLASS	(248,456,299.49)	0.00
LONG-TERM RISK MANAGEMENT LIABILITIES	4,896,277.63	0.00
ASSET REMOVAL COSTS
DEFERRED INVESTMENT TAX CREDITS	107,743,108.00	0.00
OVER-RECOVERY OF FUEL COST	70,313,954.99	0.00
OTHER REGULATORY LIABILTIES	133,391,776.06	14,522,333.81
UNAMORT GAIN ON REACQUIRED DEBT	4,810.42	0.00
OBLIGATIONS UNDER CAP LEASES	468,222.92	0.00
ACCUMULATED PROVISIONS - RATE REFUND	145,497,000.00	0.00
ACCUMULATED PROVISIONS - MISCELLANEOUS	261,035,048.27	0.00
OTHER	2,115,825.81	0.00
TOTAL	1,972,576,757.55	14,522,333.81

LIABILITIES HELD FOR SALE - TEXAS GENERATION PLANTS	0.00	0.00

TOTAL CAPITALIZATION AND LIABILITIES	$4,881,275,129.55	$737,247,525.69

Item 10 - Consolidating Balance Sheets

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	APPALACHIAN POWER	SEC	APPALACHIAN POWER	APPALACHIAN
	COMPANY	REPORTING	COMPANY	POWER
DESCRIPTION	CONSOLIDATED	ADJUSTMENTS	ELIMINATIONS	COMPANY

ASSETS:

ELECTRIC UTILITY PLANT
TOTAL ELECTRIC UTILITY PLANT	$6,529,629,999.73	$(0.00)	$0.00	$6,529,629,999.73
ACCUMULATED DEPRECIATION AND AMORTIZATION	(2,443,218,351.59)	95,762,984.57	0.00	(2,538,981,336.16)
TOTAL - NET	4,086,411,648.13	95,762,984.57	0.00	3,990,648,663.56

OTHER PROPERTY AND INVESTMENTS
NONUTILITY PROPERTY, NET	20,377,531.53	0.00	0.00	20,377,531.53
INVESTMENTS IN SUBSIDIARIES AND ASSOCIATES	0.00	(18,313,437.85)	0.00	18,313,437.85
OTHER INVESTMENTS	18,775,436.39	18,313,437.85	(17,709,569.85)	15,884,506.39
TOTAL	39,152,967.92	0.00	(17,709,569.85)	54,575,475.77

CURRENT ASSETS
CASH AND CASH EQUIVALENTS	536,404.36	(1,133,053.63)	0.00	1,669,457.99
OTHER CASH DEPOSITS	1,133,053.63	1,133,053.63	0.00	0.00
ADVANCES TO AFFILIATES	0.00	0.00	0.00	0.00
ACCOUNTS RECEIVABLE:
CUSTOMERS	126,422,079.34	26,122,274.49	0.00	100,299,804.85
AFFILIATED COMPANIES	140,950,129.83	0.00	(1,844,560.07)	141,411,156.09
ACCRUED UNBILLED REVENUES	51,426,595.44	0.00	0.00	51,426,595.44
MISCELLANEOUS	1,263,912.02	(26,122,274.49)	0.00	26,586,186.51
ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS	(5,561,434.44)	0.00	0.00	(5,561,434.44)
RISK MANAGEMENT ASSETS	81,811,457.22	0.00	0.00	81,811,457.22
FUEL	45,755,710.96	0.00	0.00	45,755,710.96
MATERIALS AND SUPPLIES	45,643,161.84	0.00	0.00	45,643,161.84
MARGIN DEPOSITS	8,329,381.38	8,329,381.38	0.00	0.00
PREPAYMENTS	6,127,240.76	0.00	0.00	6,127,240.76
OTHER	6,065,423.10	(8,329,381.38)	0.00	14,326,382.48
TOTAL	509,903,115.43	0.00	(1,844,560.07)	509,495,719.69

DEFERRED DEBITS AND OTHER ASSETS
REGULATORY ASSETS	423,406,899.76	(27,426,271.39)	0.00	450,833,171.15
FAS 109 DEFERRED FEDERAL INCOME TAX RECLASS	0.00	27,426,271.39	0.00	(27,426,271.39)
LONG-TERM RISK MANAGEMENT ASSETS	81,244,553.89	0.00	0.00	81,244,553.89
CLEARING ACCOUNTS	(0.00)	(206,915.51)	0.00	206,915.51
UNAMORTIZED DEBT EXPENSE	6,022,869.00	0.00	0.00	6,022,869.00
OTHER	93,776,302.99	206,915.51	(0.05)	93,569,387.53
TOTAL	604,450,625.64	0.00	(0.05)	604,450,625.68

TOTAL ASSETS	$5,239,918,357.12	$95,762,984.57	$(19,554,129.97)	$5,159,170,484.71

Item 10 - Consolidating Balance Sheets

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	APPALACHIAN POWER	SEC	APPALACHIAN POWER	APPALACHIAN
	COMPANY	REPORTING	COMPANY	POWER
DESCRIPTION	CONSOLIDATED	ADJUSTMENTS	ELIMINATIONS	COMPANY

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK	$260,457,768.00	$0.00	$(209,950.00)	$260,457,768.00
PREMIUM ON CAPITAL STOCK	0.00	0.00	0.00	0.00
PAID-IN CAPITAL	722,314,167.39	0.00	(14,218,393.01)	722,314,167.39
RETAINED EARNINGS	508,618,572.50	0.00	(3,281,226.89)	508,618,572.50
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	(81,672,540.46)	0.00	0.00	(79,775,213.46)
TOTAL COMMON SHAREHOLDER'S EQUITY	1,409,717,967.43	0.00	(17,709,569.90)	1,411,615,294.43
CUMULATIVE PREFERRED STOCK NOT SUBJECT TO MANDATORY REDEMPTION	17,783,600.00	0.00	0.00	17,783,600.00
TOTAL SHAREHOLDERS' EQUITY	1,427,501,567.43	0.00	(17,709,569.90)	1,429,398,894.43
LONG-TERM DEBT - NONAFFILIATED	1,254,588,032.67	0.00	0.00	1,254,588,032.67
TOTAL	2,682,089,600.10	0.00	(17,709,569.90)	2,683,986,927.10

CURRENT LIABILITIES
LONG-TERM DEBT DUE WITHIN ONE YEAR - NONAFFILIATED	530,009,612.76	0.00	0.00	530,009,612.76
ADVANCES FROM AFFILIATES	211,059,532.34	0.00	0.00	234,468,581.87
ACCOUNTS PAYABLE:
GENERAL	130,710,391.01	0.00	0.00	130,710,391.01
AFFILIATED COMPANIES	76,313,508.39	0.00	(1,844,560.07)	77,508,926.04
RISK MANAGEMENT LIABILITIES	89,136,105.74	0.00	0.00	89,136,105.74
TAXES ACCRUED	90,403,685.45	0.00	0.00	90,586,635.70
INTEREST ACCRUED	21,076,244.55	0.00	0.00	21,076,244.55
CUSTOMER DEPOSITS	42,821,927.61	0.00	0.00	42,821,927.61
OBLIGATIONS UNDER CAPITAL LEASES	6,741,984.08	0.00	0.00	6,741,984.08
DIVIDENDS DECLARED	133,377.00	0.00	0.00	133,377.00
OTHER	56,512,480.88	0.00	0.00	55,446,335.50
TOTAL	1,254,918,849.80	0.00	(1,844,560.07)	1,278,640,121.85

DEFERRED CREDITS AND OTHER LIABILITIES
DEFERRED INCOME TAXES	852,535,898.76	(238,783,613.44)	0.00	1,090,055,799.90
DEFERRED FEDERAL INCOME TAX AND DEFERRED STATE INCOME TAX RECLASS	0.00	238,783,613.44	0.00	(229,099,317.04)
ASSET REMOVAL COSTS	95,762,984.57	95,762,984.57	0.00	0.00
OVER RECOVERY OF FUEL COST	57,843,337.01	0.00	0.00	57,843,337.01
DEFERRED INVESTMENT TAX CREDITS	30,381,724.00	0.00	0.00	30,381,724.00
OTHER REGULATORY LIABILITIES	23,270,371.00	0.00	0.00	23,270,371.00
EMPLOYEE BENEFITS AND PENSION OBLIGATIONS	130,529,782.73	130,529,782.73	0.00	0.00
LONG-TERM RISK MANAGEMENT LIABILITIES	57,349,050.89	0.00	0.00	57,349,050.89
ASSET RETIREMENT OBLIGATIONS	24,625,866.76	24,625,866.76	0.00	0.00
OBLIGATIONS UNDER CAPITAL LEASES	13,135,998.89	0.00	0.00	13,135,998.89
ACCUMULATED PROVISIONS - MISCELLANEOUS	0.00	(155,155,649.49)	0.00	136,131,578.50
DEFERRED GAINS ON SALE/LEASEBACK	64,108.00	0.00	0.00	64,108.00
OTHER	17,410,784.62	0.00	0.00	17,410,784.62
TOTAL	1,302,909,907.23	95,762,984.57	0.00	1,196,543,435.77

TOTAL CAPITALIZATION AND LIABILITIES	$5,239,918,357.12	$95,762,984.57	$(19,554,129.97)	$5,159,170,484.71

Item 10 - Consolidating Balance Sheets

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	CENTRAL	SOUTHERN
	APPALACHIAN	APPALACHIAN
	COAL	COAL	CEDAR COAL
DESCRIPTION	COMPANY	COMPANY	COMPANY

ASSETS:

ELECTRIC UTILITY PLANT
TOTAL ELECTRIC UTILITY PLANT	$0.00	$0.00	$0.00
ACCUMULATED DEPRECIATION AND AMORTIZATION	0.00	0.00	0.00
TOTAL - NET	0.00	0.00	0.00

OTHER PROPERTY AND INVESTMENTS
NONUTILITY PROPERTY, NET	0.00	0.00	0.00
INVESTMENTS IN SUBSIDIARIES AND ASSOCIATES	0.00	0.00	0.00
OTHER INVESTMENTS	86,908.00	1,100,077.00	1,100,077.00
TOTAL	86,908.00	1,100,077.00	1,100,077.00

CURRENT ASSETS
CASH AND CASH EQUIVALENTS	0.00	0.00	0.00
OTHER CASH DEPOSITS	0.00	0.00	0.00
ADVANCES TO AFFILIATES	0.00	0.00	0.00
ACCOUNTS RECEIVABLE:
CUSTOMERS	0.00	0.00	0.00
AFFILIATED COMPANIES	16,803.00	9,165.00	1,357,565.81
ACCRUED UNBILLED REVENUES	0.00	0.00	0.00
MISCELLANEOUS	30,400.00	384,800.00	384,800.00
ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS	0.00	0.00	0.00
RISK MANAGEMENT ASSETS	0.00	0.00	0.00
FUEL	0.00	0.00	0.00
MATERIALS AND SUPPLIES	0.00	0.00	0.00
MARGIN DEPOSITS	0.00	0.00	0.00
PREPAYMENTS	0.00	0.00	0.00
OTHER	0.00	0.00	68,422.00
TOTAL	47,203.00	393,965.00	1,810,787.81

DEFERRED DEBITS AND OTHER ASSETS
REGULATORY ASSETS	0.00	0.00	0.00
FAS 109 DEFERRED FEDERAL INCOME TAX RECLASS	0.00	0.00	0.00
LONG-TERM RISK MANAGEMENT ASSETS	0.00	0.00	0.00
CLEARING ACCOUNTS	0.00	0.00	0.00
UNAMORTIZED DEBT EXPENSE	0.00	0.00	0.00
OTHER	0.00	0.00	0.00
TOTAL	0.00	0.00	0.00

TOTAL ASSETS	$134,111.00	$1,494,042.00	$2,910,864.81

Item 10 - Consolidating Balance Sheets

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	CENTRAL	SOUTHERN
	APPALACHIAN	APPALACHIAN
	COAL	COAL	CEDAR COAL
DESCRIPTION	COMPANY	COMPANY	COMPANY

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK	$3,000.00	$6,950.00	$200,000.00
PREMIUM ON CAPITAL STOCK	0.00	0.00	0.00
PAID-IN CAPITAL	449,990.00	8,900,000.01	4,868,403.00
RETAINED EARNINGS	393,137.56	2,097,137.13	790,952.20
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	0.00	0.00	(1,897,327.00)
TOTAL COMMON SHAREHOLDER'S EQUITY	846,127.56	11,004,087.14	3,962,028.20
CUMULATIVE PREFERRED STOCK NOT SUBJECT TO MANDATORY REDEMPTION	0.00	0.00	0.00
TOTAL SHAREHOLDERS' EQUITY	846,127.56	11,004,087.14	3,962,028.20
LONG-TERM DEBT - NONAFFILIATED	0.00	0.00	0.00
TOTAL	846,127.56	11,004,087.14	3,962,028.20

CURRENT LIABILITIES
LONG-TERM DEBT DUE WITHIN ONE YEAR - NONAFFILIATED	0.00	0.00	0.00
ADVANCES FROM AFFILIATES	(1,744,713.32)	(9,846,978.52)	(11,817,357.69)
ACCOUNTS PAYABLE:
GENERAL	0.00	0.00	0.00
AFFILIATED COMPANIES	256,022.31	338,029.70	55,090.41
RISK MANAGEMENT LIABILITIES	0.00	0.00	0.00
TAXES ACCRUED	(153,192.70)	45,395.28	(75,152.83)
INTEREST ACCRUED	0.00	0.00	0.00
CUSTOMER DEPOSITS	0.00	0.00	0.00
OBLIGATIONS UNDER CAPITAL LEASES	0.00	0.00	0.00
DIVIDENDS DECLARED	0.00	0.00	0.00
OTHER	569,903.00	132,978.00	363,264.38
TOTAL	(1,071,980.71)	(9,330,575.54)	(11,474,155.73)

DEFERRED CREDITS AND OTHER LIABILITIES
DEFERRED INCOME TAXES	33,950.00	122,165.50	1,107,596.80
DEFERRED FEDERAL INCOME TAX AND DEFERRED STATE INCOME TAX RECLASS	(691,936.85)	(634,755.10)	(8,357,604.45)
ASSET REMOVAL COSTS	0.00	0.00	0.00
OVER RECOVERY OF FUEL COST	0.00	0.00	0.00
DEFERRED INVESTMENT TAX CREDITS	0.00	0.00	0.00
OTHER REGULATORY LIABILITIES	0.00	0.00	0.00
EMPLOYEE BENEFITS AND PENSION OBLIGATIONS	0.00	0.00	0.00
LONG-TERM RISK MANAGEMENT LIABILITIES	0.00	0.00	0.00
ASSET RETIREMENT OBLIGATIONS	0.00	0.00	0.00
OBLIGATIONS UNDER CAPITAL LEASES	0.00	0.00	0.00
ACCUMULATED PROVISIONS - MISCELLANEOUS	1,017,951.00	333,120.00	17,672,999.99
DEFERRED GAINS ON SALE/LEASEBACK	0.00	0.00	0.00
OTHER	0.00	0.00	0.00
TOTAL	359,964.15	(179,469.60)	10,422,992.34

TOTAL CAPITALIZATION AND LIABILITIES	$134,111.00	$1,494,042.00	$2,910,864.81

Item 10 - Consolidating Balance Sheets

COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	COLUMBUS SOUTHERN		COLUMBUS SOUTHERN	COLUMBUS
	POWER COMPANY	SEC REPORTING	POWER COMPANY	SOUTHERN POWER
DESCRIPTION	CONSOLIDATED	ADJUSTMENTS	ELIMINATIONS	COMPANY

ASSETS:

ELECTRIC UTILITY PLANT
TOTAL ELECTRIC UTILITY PLANT	$3,691,246,324.86	$0.00	$0.00	$3,678,563,273.54
ACCUMULATED DEPRECIATION AND AMORTIZATION	(1,471,950,478.82)	103,104,118.19	0.00	(1,571,497,418.35)
TOTAL - NET	2,219,295,846.04	103,104,118.19	0.00	2,107,065,855.19

OTHER PROPERTY AND INVESTMENTS
NONUTILITY PROPERTY, NET	22,321,919.82	0.00	0.00	21,591,808.68
INVESTMENTS IN SUBSIDIARIES AND AFFILIATED COMPANIES	430,000.00	0.00	(11,934,928.66)	12,364,928.66
OTHER INVESTMENTS	4,716,798.99	0.00	0.00	4,681,499.99
TOTAL	27,468,718.81	0.00	(11,934,928.66)	38,638,237.33

CURRENT ASSETS
CASH AND CASH EQUIVALENTS	25,467.24	(32,900.00)	0.00	58,367.24
OTHER CASH DEPOSITS	32,900.00	32,900.00	0.00	0.00
ADVANCES TO AFFILIATES	141,549,506.30	0.00	0.00	136,031,534.94
ACCOUNTS RECEIVABLE:
CUSTOMERS	41,130,015.55	17,267,060.07	0.00	23,862,955.48
AFFILIATED COMPANIES	72,853,729.38	0.00	(816,683.51)	72,739,106.53
ACCRUED UNBILLED REVENUES	19,579,482.65	0.00	0.00	19,579,482.65
MISCELLANEOUS	1,144,254.96	(17,267,060.07)	0.00	18,398,221.51
ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS	(674,054.09)	0.00	0.00	(674,054.09)
FUEL	34,026,043.83	0.00	0.00	34,026,043.83
MATERIALS AND SUPPLIES	37,137,153.89	0.00	0.00	35,822,048.08
RISK MANAGEMENT ASSETS	46,631,341.80	0.00	0.00	46,631,341.80
MARGIN DEPOSITS	4,848,192.30	4,848,192.30	0.00	0.00
PREPAYMENTS	7,840,968.53	0.00	0.00	7,831,025.19
OTHER	3,658,389.00	(4,848,192.30)	0.00	8,481,967.30
TOTAL	409,783,391.34	0.00	(816,683.51)	402,788,040.46

DEFERRED DEBITS AND OTHER ASSETS
REGULATORY ASSETS	212,003,165.24	(9,878,918.32)	0.00	221,882,083.56
FAS 109 DEFERRED FEDERAL INCOME TAX RECLASS	0.00	9,878,918.32	0.00	(9,878,918.32)
LONG-TERM RISK MANAGEMENT ASSETS	46,734,997.77	0.00	0.00	46,734,997.77
UNAMORTIZED DEBT EXPENSE	6,532,279.50	0.00	0.00	6,532,279.50
OTHER	108,077,338.21	0.00	0.00	107,930,398.68
TOTAL	373,347,780.72	0.00	0.00	373,200,841.19

TOTAL ASSETS	$3,029,895,736.91	$103,104,118.19	$(12,751,612.17)	$2,921,692,974.16

Item 10 - Consolidating Balance Sheets

COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	COLUMBUS SOUTHERN		COLUMBUS SOUTHERN	COLUMBUS
	POWER COMPANY	SEC REPORTING	POWER COMPANY	SOUTHERN POWER
DESCRIPTION	CONSOLIDATED	ADJUSTMENTS	ELIMINATIONS	COMPANY

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK	$41,026,065.00	$0.00	$(1,609,000.00)	$41,026,065.00
PREMIUM ON CAPITAL STOCK	0.00	0.00	0.00	0.00
PAID-IN CAPITAL	577,415,115.94	0.00	(698,589.30)	577,415,115.94
RETAINED EARNINGS	341,025,115.63	0.00	(6,805,037.36)	341,025,115.64
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	(60,815,915.05)	0.00	0.00	(60,668,569.05)
TOTAL COMMON SHAREHOLDER'S EQUITY	898,650,381.52	0.00	(9,112,626.66)	898,797,727.53
PREFERRED STOCK	0.00	0.00	0.00	0.00
TOTAL SHAREHOLDER'S EQUITY	898,650,381.52	0.00	(9,112,626.66)	898,797,727.53
LONG-TERM DEBT:
NONAFFILIATED	851,625,759.02	(100,000,000.00)	(2,822,302.00)	951,625,759.02
AFFILIATED	100,000,000.00	100,000,000.00	0.00	0.00
TOTAL LONG-TERM DEBT	951,625,759.02	0.00	(2,822,302.00)	951,625,759.02
TOTAL	1,850,276,140.54	0.00	(11,934,928.66)	1,850,423,486.55

CURRENT LIABILITIES
LONG-TERM DEBT DUE WITHIN ONE YEAR - NONAFFILIATED	36,000,000.00	0.00	0.00	36,000,000.00
ADVANCES FROM AFFILIATES	2.00	0.00	0.00	0.00
ACCOUNTS PAYABLE:
GENERAL	63,605,807.72	0.00	0.00	63,289,896.56
AFFILIATED	45,745,195.29	0.00	(816,683.51)	46,521,911.79
CUSTOMER DEPOSITS	24,890,361.30	0.00	0.00	24,890,361.30
TAXES ACCRUED	195,284,067.71	0.00	0.00	194,113,921.13
INTEREST ACCRUED	16,320,199.38	0.00	0.00	16,257,199.38
RISK MANAGEMENT LIABILITIES	42,171,878.75	0.00	0.00	42,171,878.75
OBLIGATIONS UNDER CAPITAL LEASES	3,854,194.08	0.00	0.00	3,854,194.08
OTHER	24,337,974.42	0.00	0.00	23,813,914.13
TOTAL	452,209,680.64	0.00	(816,683.51)	450,913,277.12

DEFERRED CREDITS AND OTHER LIABILITIES
DEFERRED INCOME TAXES	464,544,599.54	(98,848,251.32)	0.00	562,080,640.17
DEFERRED FEDERAL INCOME TAX AND STATE INCOME TAX RECLASS	(0.00)	98,848,251.32	0.00	(97,431,676.89)
ASSET REMOVAL COSTS	103,104,118.19	103,104,118.19	0.00	0.00
DEFERRED INVESTMENT TAX CREDITS	27,932,424.00	0.00	0.00	27,930,098.00
EMPLOYEE BENEFITS AND PENSION OBLIGATIONS	62,778,428.94	62,778,428.94	0.00	0.00
LONG-TERM RISK MANAGEMENT LIABILITIES	32,730,736.77	0.00	0.00	32,730,736.77
OBLIGATIONS UNDER CAPITAL LEASES	8,659,461.76	0.00	0.00	8,659,461.76
ACCUMULATED PROVISIONS - MISCELLANEOUS	(0.00)	(74,363,888.96)	0.00	70,626,718.22
ASSET RETIREMENT OBLIGATIONS	11,585,460.02	11,585,460.02	0.00	0.00
CUSTOMER ADVANCES	250,000.00	0.00	0.00	250,000.00
DEFERRED CREDITS AND OTHER	15,824,686.51	0.00	0.00	15,510,232.47
TOTAL	727,409,915.73	103,104,118.19	0.00	620,356,210.50

TOTAL CAPITALIZATION AND LIABILITIES	$3,029,895,736.91	$103,104,118.19	$(12,751,612.17)	$2,921,692,974.16

Item 10 - Consolidating Balance Sheets

COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

			CONESVILLE COAL
		COLOMET,	PREPARATION
DESCRIPTION	SIMCO, INC.	INC.	COMPANY

ASSETS:

ELECTRIC UTILITY PLANT
TOTAL ELECTRIC UTILITY PLANT	$1,821,376.18	$9,090,161.15	$1,771,514.00
ACCUMULATED DEPRECIATION AND AMORTIZATION	(1,695,106.93)	(349,698.66)	(1,512,373.07)
TOTAL - NET	126,269.25	8,740,462.49	259,140.93

OTHER PROPERTY AND INVESTMENTS
NONUTILITY PROPERTY, NET	0.00	730,111.15	0.00
INVESTMENTS IN SUBSIDIARIES AND AFFILIATED COMPANIES	0.00	0.00	0.00
OTHER INVESTMENTS	0.00	0.00	35,299.00
TOTAL	0.00	730,111.15	35,299.00

CURRENT ASSETS
CASH AND CASH EQUIVALENTS	0.00	0.00	0.00
OTHER CASH DEPOSITS	0.00	0.00	0.00
ADVANCES TO AFFILIATES	476,436.77	2,434,170.35	2,607,364.24
ACCOUNTS RECEIVABLE:
CUSTOMERS	0.00	0.00	0.00
AFFILIATED COMPANIES	9,700.00	81,620.27	839,986.09
ACCRUED UNBILLED REVENUES	0.00	0.00	0.00
MISCELLANEOUS	0.00	795.00	12,298.52
ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS	0.00	0.00	0.00
FUEL	0.00	0.00	0.00
MATERIALS AND SUPPLIES	0.00	0.00	1,315,105.81
RISK MANAGEMENT ASSETS	0.00	0.00	0.00
MARGIN DEPOSITS	0.00	0.00	0.00
PREPAYMENTS	0.00	0.00	9,943.34
OTHER	0.00	0.00	24,614.00
TOTAL	486,136.77	2,516,585.62	4,809,312.00

DEFERRED DEBITS AND OTHER ASSETS
REGULATORY ASSETS	0.00	0.00	0.00
FAS 109 DEFERRED FEDERAL INCOME TAX RECLASS	0.00	0.00	0.00
LONG-TERM RISK MANAGEMENT ASSETS	0.00	0.00	0.00
UNAMORTIZED DEBT EXPENSE	0.00	0.00	0.00
OTHER	0.00	122,382.16	24,557.37
TOTAL	0.00	122,382.16	24,557.37

TOTAL ASSETS	$612,406.02	$12,109,541.41	$5,128,309.30

Item 10 - Consolidating Balance Sheets

COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

			CONESVILLE COAL
			PREPARATION
DESCRIPTION	SIMCO, INC.	COLOMET, INC.	COMPANY

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK	$9,000.00	$1,500,000.00	$100,000.00
PREMIUM ON CAPITAL STOCK	0.00	0.00	0.00
PAID-IN CAPITAL	268,589.30	30,000.00	400,000.00
RETAINED EARNINGS	266,319.55	5,228,734.81	1,309,982.99
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	0.00	0.00	(147,346.00)
TOTAL COMMON SHAREHOLDER'S EQUITY	543,908.85	6,758,734.81	1,662,636.99
PREFERRED STOCK	0.00	0.00	0.00
TOTAL SHAREHOLDER'S EQUITY	543,908.85	6,758,734.81	1,662,636.99
LONG-TERM DEBT:
NONAFFILIATED	0.00	2,822,302.00	0.00
AFFILIATED	0.00	0.00	0.00
TOTAL LONG-TERM DEBT	0.00	2,822,302.00	0.00
TOTAL	543,908.85	9,581,036.81	1,662,636.99

CURRENT LIABILITIES
LONG-TERM DEBT DUE WITHIN ONE YEAR - NONAFFILIATED	0.00	0.00	0.00
ADVANCES FROM AFFILIATES	0.00	0.00	2.00
ACCOUNTS PAYABLE:
GENERAL	0.00	1.60	315,909.55
AFFILIATED	0.00	1,453.67	38,513.34
CUSTOMER DEPOSITS	0.00	0.00	0.00
TAXES ACCRUED	21,426.17	1,095,114.98	53,605.43
INTEREST ACCRUED	0.00	0.00	63,000.00
RISK MANAGEMENT LIABILITIES	0.00	0.00	0.00
OBLIGATIONS UNDER CAPITAL LEASES	0.00	0.00	0.00
OTHER	0.00	0.00	524,060.28
TOTAL	21,426.17	1,096,570.25	995,090.61

DEFERRED CREDITS AND OTHER LIABILITIES
DEFERRED INCOME TAXES	45,564.10	1,118,028.65	148,617.94
DEFERRED FEDERAL INCOME TAX AND STATE INCOME TAX RECLASS	(819.10)	(0.30)	(1,415,755.03)
ASSET REMOVAL COSTS	0.00	0.00	0.00
DEFERRED INVESTMENT TAX CREDITS	2,326.00	0.00	0.00
EMPLOYEE BENEFITS AND PENSION OBLIGATIONS	0.00	0.00	0.00
LONG-TERM RISK MANAGEMENT LIABILITIES	0.00	0.00	0.00
OBLIGATIONS UNDER CAPITAL LEASES	0.00	0.00	0.00
ACCUMULATED PROVISIONS - MISCELLANEOUS	0.00	0.00	3,737,170.74
ASSET RETIREMENT OBLIGATIONS	0.00	0.00	0.00
CUSTOMER ADVANCES	0.00	0.00	0.00
DEFERRED CREDITS AND OTHER	0.00	313,906.00	548.04
TOTAL	47,071.00	1,431,934.35	2,470,581.69

TOTAL CAPITALIZATION AND LIABILITIES	$612,406.02	$12,109,541.41	$5,128,309.30

Item 10 - Consolidating Balance Sheets

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	INDIANA MICHIGAN		INDIANA MICHIGAN
	POWER COMPANY	SEC REPORTING	POWER COMPANY
DESCRIPTION	CONSOLIDATED	ADJUSTMENTS	ELIMINATIONS

ASSETS:

ELECTRIC UTILITY PLANT
TOTAL ELECTRIC UTILITY PLANT	$5,562,397,233.88	$0.00	$0.00
ACCUMULATED DEPRECIATION AND AMORTIZATION	(2,603,478,945.51)	280,054,185.84	0.00
TOTAL - NET	2,958,918,288.37	280,054,185.84	0.00

OTHER PROPERTY AND INVESTMENTS
NUCLEAR DECOMMISSIONING AND SPENT NUCLEAR FUEL DISPOSAL TRUST FUNDS	1,053,438,735.99	0.00	0.00
INVESTMENTS IN SUBSIDIARIES AND AFFILIATED COMPANIES	0.00	0.00	(44,698,826.72)
NONUTILITY PROPERTY, NET	50,439,822.76	0.00	0.00
OTHER INVESTMENTS	21,848,120.91	0.00	0.00
TOTAL	1,125,726,679.66	0.00	(44,698,826.72)

CURRENT ASSETS
CASH AND CASH EQUIVALENTS	465,304.39	(46,070.94)	0.00
OTHER CASH DEPOSITS	46,070.94	46,070.94	0.00
ADVANCES TO AFFILIATES	5,093,046.89	0.00	0.00
ACCOUNTS RECIVABLE:
CUSTOMERS	62,607,843.81	15,966,038.25	0.00
ACCRUED UNBILLED REVENUES	0.00	1,444,085.19	0.00
AFFILIATED COMPANIES	124,133,912.54	0.00	(81,783.04)
MISCELLANEOUS	4,338,901.10	(17,410,123.44)	0.00
ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS	(186,671.66)	0.00	0.00
FUEL	27,218,284.63	0.00	0.00
MATERIALS AND SUPPLIES	103,341,669.24	0.00	0.00
RISK MANAGEMENT ASSETS	52,140,512.87	0.00	0.00
MARGIN DEPOSITS	5,399,712.12	5,399,712.12	0.00
PREPAYMENTS	6,215,637.06	0.00	0.00
OTHER	4,325,686.00	(5,399,712.12)	0.00
TOTAL	395,139,909.93	0.00	(81,783.04)

DEFERRED DEBITS AND OTHER ASSETS
REGULATORY ASSETS	257,679,478.51	(64,863,971.92)	0.00
FAS 109 DEFERRED FEDERAL INCOME TAX RECLASS	0.00	64,863,971.92	0.00
LONG-TERM RISK MANAGEMENT ASSETS	52,256,420.43	0.00	0.00
UNAMORTIZED DEBT EXPENSE	13,990,199.25	0.00	0.00
OTHER	64,430,116.02	0.00	(0.00)
TOTAL	388,356,214.21	0.00	(0.00)

TOTAL ASSETS	$4,868,141,092.16	$280,054,185.84	$(44,780,609.76)

Item 10 - Consolidating Balance Sheets

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	INDIANA MICHIGAN		INDIANA MICHIGAN
	POWER COMPANY	SEC REPORTING	POWER COMPANY
DESCRIPTION	CONSOLIDATED	ADJUSTMENTS	ELIMINATIONS

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK	$56,583,866.43	$0.00	$(39,548,275.00)
PREMIUM ON CAPITAL STOCK	0.00	0.00	0.00
PAID-IN CAPITAL	858,834,829.04	0.00	(1,303,000.00)
RETAINED EARNINGS	221,330,464.27	0.00	(3,847,551.72)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	(45,250,762.88)	0.00	0.00
TOTAL COMMON SHAREHOLDER'S EQUITY	1,091,498,396.86	0.00	(44,698,826.72)
CUMULATIVE PREFERRED STOCK NOT SUBJECT TO MANDATORY REDEMPTION	8,083,600.00	0.00	0.00
TOTAL SHAREHOLDERS' EQUITY	1,099,581,996.86	0.00	(44,698,826.72)
LONG-TERM DEBT	1,312,842,901.47	0.00	0.00
TOTAL	2,412,424,898.33	0.00	(44,698,826.72)

CURRENT LIABILITIES
CUMULATIVE PREFERRED STOCK DUE WITHIN ONE YEAR	61,445,000.00	0.00	0.00
ACCOUNTS PAYABLE:
GENERAL	91,472,260.25	0.00	0.00
AFFILIATED COMPANIES	51,065,899.21	0.00	(81,783.04)
CUSTOMER DEPOSITS	29,365,512.49	0.00	0.00
TAXES ACCRUED	123,159,457.73	0.00	0.00
INTEREST ACCRUED	12,464,646.41	0.00	0.00
RISK MANAGEMENT LIABILITIES	47,173,940.69	0.00	0.00
OBLIGATIONS UNDER CAPITAL LEASES	6,124,096.60	0.00	0.00
DIVIDENDS DECLARED	1,059,708.70	0.00	0.00
OTHER	69,177,187.04	0.00	0.00
TOTAL	492,507,709.12	0.00	(81,783.04)

DEFERRED CREDITS AND OTHER LIABILITIES
DEFERRED INCOME TAXES	315,730,193.20	(650,595,757.63)	0.00
DEFERRED FEDERAL INCOME TAX AND DEFERRED STATE INCOME TAX RECLASS	(0.00)	650,595,757.63	0.00
ASSET REMOVAL COSTS	280,054,185.84	280,054,185.84	0.00
DEFERRED INVESTMENT TAX CREDITS	82,802,115.00	0.00	0.00
OTHER REGULATORY LIABILTIES	314,371,449.07	0.00	0.00
UNAMORTIZED GAIN ON REACQUIRED DEBT	32,098.30	0.00	0.00
DEFERRED GAIN ON SALE AND LEASEBACK - ROCKPORT PLANT UNIT 2	66,471,809.01	0.00	0.00
LONG-TERM RISK MANAGEMENT LIABILITIES	36,815,028.43	0.00	0.00
OBLIGATIONS UNDER CAPITAL LEASES	44,607,466.55	0.00	0.00
ASSET RETIREMENT OBLIGATIONS	711,769,958.65	711,769,958.65	0.00
EMPLOYEE BENEFITS AND PENSION OBLIGATIONS	70,027,139.95	70,027,139.95	0.00
ACCUMULATED PROVISIONS - MISCELLANEOUS	5,149,319.84	(781,797,098.60)	0.00
CUSTOMER ADVANCES FOR CONSTRUCTION	3,668,656.93	0.00	0.00
OTHER	31,709,063.96	0.00	0.00
TOTAL	1,963,208,484.72	280,054,185.84	0.00

TOTAL CAPITALIZATION AND LIABILITIES	$4,868,141,092.16	$280,054,185.84	$(44,780,609.76)

Item 10 - Consolidating Balance Sheets

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	INDIANA MICHIGAN	PRICE RIVER	BLACKHAWK
DESCRIPTION	POWER COMPANY	COAL COMPANY	COAL COMPANY

ASSETS:

ELECTRIC UTILITY PLANT
TOTAL ELECTRIC UTILITY PLANT	$5,562,397,233.88	$0.00	$0.00
ACCUMULATED DEPRECIATION AND AMORTIZATION	(2,883,533,131.35)	0.00	0.00
TOTAL - NET	2,678,864,102.53	0.00	0.00

OTHER PROPERTY AND INVESTMENTS
NUCLEAR DECOMMISSIONING AND SPENT NUCLEAR FUEL DISPOSAL TRUST FUNDS	1,053,438,735.99	0.00	0.00
INVESTMENTS IN SUBSIDIARIES AND AFFILIATED COMPANIES	44,698,826.72	0.00	0.00
NONUTILITY PROPERTY, NET	35,439,822.76	0.00	15,000,000.00
OTHER INVESTMENTS	21,241,591.91	0.00	606,529.00
TOTAL	1,154,818,977.38	0.00	15,606,529.00

CURRENT ASSETS
CASH AND CASH EQUIVALENTS	511,375.33	0.00	0.00
OTHER CASH DEPOSITS	0.00	0.00	0.00
ADVANCES TO AFFILIATES	(13,926,257.43)	0.00	19,019,304.32
ACCOUNTS RECIVABLE:
CUSTOMERS	46,641,805.56	0.00	0.00
ACCRUED UNBILLED REVENUES	(1,444,085.19)	0.00	0.00
AFFILIATED COMPANIES	124,158,627.54	27,275.00	29,793.04
MISCELLANEOUS	18,656,096.20	0.00	3,092,928.34
ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS	(186,671.66)	0.00	0.00
FUEL	27,218,284.63	0.00	0.00
MATERIALS AND SUPPLIES	103,341,669.24	0.00	0.00
RISK MANAGEMENT ASSETS	52,140,512.87	0.00	0.00
MARGIN DEPOSITS	0.00	0.00	0.00
PREPAYMENTS	6,215,637.06	0.00	0.00
OTHER	9,716,831.12	0.00	8,567.00
TOTAL	373,043,825.27	27,275.00	22,150,592.70

DEFERRED DEBITS AND OTHER ASSETS
REGULATORY ASSETS	322,543,450.43	0.00	0.00
FAS 109 DEFERRED FEDERAL INCOME TAX RECLASS	(64,863,971.92)	0.00	0.00
LONG-TERM RISK MANAGEMENT ASSETS	52,256,420.43	0.00	0.00
UNAMORTIZED DEBT EXPENSE	13,990,199.25	0.00	0.00
OTHER	64,403,029.02	0.00	27,087.00
TOTAL	388,329,127.21	0.00	27,087.00

TOTAL ASSETS	$4,595,056,032.39	$27,275.00	$37,784,208.70

Item 10 - Consolidating Balance Sheets

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	INDIANA MICHIGAN	PRICE RIVER	BLACKHAWK
DESCRIPTION	POWER COMPANY	COAL COMPANY	COAL COMPANY

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK	$56,583,866.43	$27,275.00	$39,521,000.00
PREMIUM ON CAPITAL STOCK	0.00	0.00	0.00
PAID-IN CAPITAL	858,834,829.04	0.00	1,303,000.00
RETAINED EARNINGS	221,330,464.28	0.00	3,847,551.72
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	(45,037,567.88)	0.00	(213,195.00)
TOTAL COMMON SHAREHOLDER'S EQUITY	1,091,711,591.87	27,275.00	44,458,356.72
CUMULATIVE PREFERRED STOCK NOT SUBJECT TO MANDATORY REDEMPTION	8,083,600.00	0.00	0.00
TOTAL SHAREHOLDERS' EQUITY	1,099,795,191.87	27,275.00	44,458,356.72
LONG-TERM DEBT	1,312,842,901.47	0.00	0.00
TOTAL	2,412,638,093.33	27,275.00	44,458,356.72

CURRENT LIABILITIES
CUMULATIVE PREFERRED STOCK DUE WITHIN ONE YEAR	61,445,000.00	0.00	0.00
ACCOUNTS PAYABLE:
GENERAL	91,472,260.25	0.00	0.00
AFFILIATED COMPANIES	51,093,243.27	0.00	54,438.98
CUSTOMER DEPOSITS	29,365,512.49	0.00	0.00
TAXES ACCRUED	122,732,227.60	0.00	427,230.13
INTEREST ACCRUED	12,464,646.41	0.00	0.00
RISK MANAGEMENT LIABILITIES	47,173,940.69	0.00	0.00
OBLIGATIONS UNDER CAPITAL LEASES	6,124,096.60	0.00	0.00
DIVIDENDS DECLARED	1,059,708.70	0.00	0.00
OTHER	69,138,765.58	0.00	38,421.46
TOTAL	492,069,401.59	0.00	520,090.57

DEFERRED CREDITS AND OTHER LIABILITIES
DEFERRED INCOME TAXES	964,544,213.13	0.00	1,781,737.70
DEFERRED FEDERAL INCOME TAX AND DEFERRED STATE INCOME TAX RECLASS	(639,948,628.43)	0.00	(10,647,129.20)
ASSET REMOVAL COSTS	0.00	0.00	0.00
DEFERRED INVESTMENT TAX CREDITS	82,802,115.00	0.00	0.00
OTHER REGULATORY LIABILTIES	314,371,449.07	0.00	0.00
UNAMORTIZED GAIN ON REACQUIRED DEBT	32,098.30	0.00	0.00
DEFERRED GAIN ON SALE AND LEASEBACK - ROCKPORT PLANT UNIT 2	66,471,809.01	0.00	0.00
LONG-TERM RISK MANAGEMENT LIABILITIES	36,815,028.43	0.00	0.00
OBLIGATIONS UNDER CAPITAL LEASES	44,607,466.55	0.00	0.00
ASSET RETIREMENT OBLIGATIONS	0.00	0.00	0.00
EMPLOYEE BENEFITS AND PENSION OBLIGATIONS	0.00	0.00	0.00
ACCUMULATED PROVISIONS - MISCELLANEOUS	785,428,599.53	0.00	1,517,818.91
CUSTOMER ADVANCES FOR CONSTRUCTION	3,668,656.93	0.00	0.00
OTHER	31,555,729.96	0.00	153,334.00
TOTAL	1,690,348,537.47	0.00	(7,194,238.59)

TOTAL CAPITALIZATION AND LIABILITIES	$4,595,056,032.39	$27,275.00	$37,784,208.70

Item 10 - Consolidating Balance Sheets

OHIO POWER COMPANY CONSOLIDATED
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	OHIO POWER	SEC	OHIO POWER
	COMPANY	REPORTING	COMPANY
DESCRIPTION	CONSOLIDATED	ADJUSTMENTS	ELIMINATIONS

ASSETS:

ELECTRIC UTILITY PLANT
TOTAL ELECTRIC UTILITY PLANT	$6,798,031,387.79	$(0.00)	$0.00
ACCUMULATED DEPRECIATION AND AMORTIZATION	(2,617,238,047.04)	102,875,145.34	0.00
TOTAL - NET	4,180,793,340.75	102,875,145.34	0.00

OTHER PROPERTY AND INVESTMENTS
NONUTILITY PROPERTY, NET	44,773,999.60	0.00	0.00
INVESTMENTS IN SUBSIDIARIES AND AFFILIATED COMPANIES	646,814.00	0.00	0.00
OTHER	12,761,737.62	0.00	0.00
TOTAL	58,182,551.21	0.00	0.00

CURRENT ASSETS
CASH AND CASH EQUIVALENTS	9,300,352.89	(36,548.13)	0.00
OTHER CASH DEPOSITS	36,548.13	36,548.13	0.00
ADVANCES TO AFFILIATES	125,971,160.20	0.00	0.00
ACCOUNTS RECEIVABLE:
CUSTOMERS	98,950,998.77	22,663,484.62	0.00
AFFILIATED COMPANIES	144,175,366.69	0.00	0.00
ACCRUED UNBILLED REVENUES	10,641,321.16	0.00	0.00
MISCELLANEOUS	7,626,082.76	(22,663,484.62)	0.00
ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS	(93,001.17)	0.00	0.00
FUEL	70,309,257.06	0.00	0.00
MATERIALS AND SUPPLIES	55,568,665.11	(22,381,112.00)	0.00
EMISSIONS ALLOWANCES	95,302,773.31	95,302,773.31	0.00
RISK MANAGEMENT ASSETS	79,541,131.65	0.00	0.00
MARGIN DEPOSITS	7,055,623.86	7,055,623.86	0.00
PREPAYMENTS	4,772,201.79	0.00	(6,626,429.00)
OTHER	5,719,303.49	(79,977,285.17)	0.00
TOTAL	714,877,785.68	0.00	(6,626,429.00)

DEFERRED DEBITS AND OTHER ASSETS
REGULATORY ASSETS	428,373,527.05	(13,922,451.67)	0.00
FAS 109 DEFERRED FEDERAL INCOME TAX RECLASS	(0.00)	13,922,451.67	0.00
LONG-TERM RISK MANAGEMENT ASSETS	66,727,194.16	0.00	0.00
UNAMORTIZED DEBT EXPENSE	9,693,391.55	0.00	0.00
OTHER	134,616,756.20	0.00	(34,263,651.00)
TOTAL	639,410,868.97	0.00	(34,263,651.00)

TOTAL ASSETS	$5,593,264,546.61	$102,875,145.34	$(40,890,080.00)

Item 10 - Consolidating Balance Sheets

OHIO POWER COMPANY CONSOLIDATED
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	OHIO POWER	SEC	OHIO POWER
	COMPANY	REPORTING	COMPANY
DESCRIPTION	CONSOLIDATED	ADJUSTMENTS	ELIMINATIONS

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK	$321,201,454.00	$0.00	$0.00
PREMIUM ON CAPITAL STOCK	0.00	0.00	0.00
PAID-IN CAPITAL	462,484,784.86	0.00	(14,083,082.14)
RETAINED EARNINGS	764,416,349.67	0.00	0.00
ACCUMULATED OTHER COMPREHENSIVE INCOME	(74,264,620.00)	0.00	0.00
TOTAL COMMON SHAREHOLDER'S EQUITY	1,473,837,968.53	0.00	(14,083,082.14)
CUMULATIVE PREFERRED STOCK NOT SUBJECT TO MANDATORY REDEMPTION	16,641,300.00	0.00	0.00
TOTAL SHAREHOLDERS' EQUITY	1,490,479,268.53	0.00	(14,083,082.14)
LONG-TERM DEBT:
NONAFFILIATED	1,598,705,570.94	(400,000,000.00)	0.00
AFFILIATED	400,000,000.00	400,000,000.00	0.00
TOTAL LONG-TERM DEBT	1,998,705,570.94	0.00	0.00
TOTAL	3,489,184,839.47	0.00	(14,083,082.14)

MINORITY INTEREST	14,083,082.14	14,083,082.14	0.00

CURRENT LIABILITIES
SHORT-TERM DEBT - NONAFFILIATED	23,497,951.70	0.00	0.00
LONG-TERM DEBT DUE WITHIN ONE YEAR - NONAFFILIATED	12,353,660.00	(5,000,000.00)	0.00
CUMULATIVE PREFERRED STOCK SUBJECT TO MANDATORY REDEMPTION	5,000,000.00	5,000,000.00	0.00
ACCOUNTS PAYABLE:
GENERAL	143,247,357.74	0.00	0.00
AFFILIATED COMPANIES	116,615,270.86	0.00	(40,890,080.00)
CUSTOMER DEPOSITS	22,620,160.73	0.00	0.00
TAXES ACCRUED	233,026,319.69	0.00	0.00
INTEREST ACCRUED	39,254,184.40	0.00	0.00
RISK MANAGEMENT LIABILITIES	70,311,344.04	0.00	0.00
OBLIGATIONS UNDER CAPITAL LEASES	9,081,013.01	0.00	0.00
DIVIDENDS DECLARED	85,655.06	0.00	0.00
OTHER	74,890,722.06	0.00	0.00
TOTAL	749,983,639.28	0.00	(40,890,080.00)

DEFERRED CREDITS AND OTHER LIABILITIES
DEFERRED INCOME TAXES	943,464,572.08	(165,891,800.52)	0.00
DEFERRED FEDERAL INCOME TAX AND DEFERRED STATE INCOME TAX RECLASS	0.00	165,891,800.52	0.00
ASSET REMOVAL COSTS	102,875,145.34	102,875,145.34	0.00
DEFERRED INVESTMENT TAX CREDITS	12,538,820.00	0.00	0.00
LONG-TERM RISK MANAGEMENT LIABILITIES	46,261,464.16	0.00	0.00
DEFERRED CREDITS	24,376,892.01	(14,083,082.14)	14,083,082.14
EMPLOYEEE BENEFITS AND PENSION OBLIGATIONS	126,824,443.55	126,824,443.55	0.00
OBLIGATIONS UNDER CAPITAL LEASES	31,651,622.80	0.00	0.00
ACCUMULATED PROVISIONS - MISCELLANEOUS	52,020,025.78	(126,824,443.55)	0.00
TOTAL	1,340,012,985.72	88,792,063.20	14,083,082.14

TOTAL CAPITALIZATION AND LIABILITIES	$5,593,264,546.61	$102,875,145.34	$(40,890,080.00)

Item 10 - Consolidating Balance Sheets

OHIO POWER COMPANY CONSOLIDATED
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	OHIO POWER	JMG
DESCRIPTION	COMPANY	FUNDING LP

ASSETS:

ELECTRIC UTILITY PLANT
TOTAL ELECTRIC UTILITY PLANT	$6,110,890,654.33	$687,140,733.46
ACCUMULATED DEPRECIATION AND AMORTIZATION	(2,535,023,608.01)	(185,089,584.37)
TOTAL - NET	3,575,867,046.32	502,051,149.09

OTHER PROPERTY AND INVESTMENTS
NONUTILITY PROPERTY, NET	44,773,999.60	0.00
INVESTMENTS IN SUBSIDIARIES AND AFFILIATED COMPANIES	646,814.00	0.00
OTHER	12,761,737.62	0.00
TOTAL	58,182,551.21	0.00

CURRENT ASSETS
CASH AND CASH EQUIVALENTS	153,882.03	9,183,018.99
OTHER CASH DEPOSITS	0.00	0.00
ADVANCES TO AFFILIATES	125,971,160.20	0.00
ACCOUNTS RECEIVABLE:
CUSTOMERS	76,287,514.15	0.00
AFFILIATED COMPANIES	144,175,366.69	0.00
ACCRUED UNBILLED REVENUES	10,641,321.16	0.00
MISCELLANEOUS	30,216,854.91	72,712.47
ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS	(93,001.17)	0.00
FUEL	70,309,257.06	0.00
MATERIALS AND SUPPLIES	77,949,777.11	0.00
EMISSIONS ALLOWANCES	0.00	0.00
RISK MANAGEMENT ASSETS	79,541,131.65	0.00
MARGIN DEPOSITS	0.00	0.00
PREPAYMENTS	11,398,630.79	0.00
OTHER	85,696,588.66	0.00
TOTAL	712,248,483.22	9,255,731.46

DEFERRED DEBITS AND OTHER ASSETS
REGULATORY ASSETS	442,295,978.72	0.00
FAS 109 DEFERRED FEDERAL INCOME TAX RECLASS	(13,922,451.67)	0.00
LONG-TERM RISK MANAGEMENT ASSETS	66,727,194.16	0.00
UNAMORTIZED DEBT EXPENSE	9,693,391.55	0.00
OTHER	168,880,407.20	0.00
TOTAL	673,674,519.97	0.00

TOTAL ASSETS	$5,019,972,600.72	$511,306,880.55

Item 10 - Consolidating Balance Sheets

OHIO POWER COMPANY CONSOLIDATED
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	OHIO POWER	JMG
DESCRIPTION	COMPANY	FUNDING LP

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK	$321,201,454.00	$0.00
PREMIUM ON CAPITAL STOCK	0.00	0.00
PAID-IN CAPITAL	462,484,784.86	14,083,082.14
RETAINED EARNINGS	764,416,349.67	0.00
ACCUMULATED OTHER COMPREHENSIVE INCOME	(74,264,620.00)	0.00
TOTAL COMMON SHAREHOLDER'S EQUITY	1,473,837,968.53	14,083,082.14
CUMULATIVE PREFERRED STOCK NOT SUBJECT TO MANDATORY REDEMPTION	16,641,300.00	0.00
TOTAL SHAREHOLDERS' EQUITY	1,490,479,268.53	14,083,082.14
LONG-TERM DEBT:
NONAFFILIATED	1,617,021,076.34	381,684,494.60
AFFILIATED	0.00	0.00
TOTAL LONG-TERM DEBT	1,617,021,076.34	381,684,494.60
TOTAL	3,107,500,344.87	395,767,576.74

MINORITY INTEREST	0.00	0.00

CURRENT LIABILITIES
SHORT-TERM DEBT - NONAFFILIATED	0.00	23,497,951.70
LONG-TERM DEBT DUE WITHIN ONE YEAR - NONAFFILIATED	5,000,000.00	12,353,660.00
CUMULATIVE PREFERRED STOCK SUBJECT TO MANDATORY REDEMPTION	0.00	0.00
ACCOUNTS PAYABLE:
GENERAL	143,247,357.74	0.00
AFFILIATED COMPANIES	116,615,270.86	40,890,080.00
CUSTOMER DEPOSITS	22,620,160.73	0.00
TAXES ACCRUED	233,026,319.69	0.00
INTEREST ACCRUED	33,912,994.93	5,341,189.47
RISK MANAGEMENT LIABILITIES	70,311,344.04	0.00
OBLIGATIONS UNDER CAPITAL LEASES	9,081,013.01	0.00
DIVIDENDS DECLARED	85,655.06	0.00
OTHER	41,434,299.42	33,456,422.64
TOTAL	675,334,415.47	115,539,303.81

DEFERRED CREDITS AND OTHER LIABILITIES
DEFERRED INCOME TAXES	1,109,356,372.60	0.00
DEFERRED FEDERAL INCOME TAX AND DEFERRED STATE INCOME TAX RECLASS	(165,891,800.52)	0.00
ASSET REMOVAL COSTS	0.00	0.00
DEFERRED INVESTMENT TAX CREDITS	12,538,820.00	0.00
LONG-TERM RISK MANAGEMENT LIABILITIES	46,261,464.16	0.00
DEFERRED CREDITS	24,376,892.01	0.00
EMPLOYEEE BENEFITS AND PENSION OBLIGATIONS	0.00	0.00
OBLIGATIONS UNDER CAPITAL LEASES	31,651,622.80	0.00
ACCUMULATED PROVISIONS - MISCELLANEOUS	178,844,469.33	0.00
TOTAL	1,237,137,840.38	0.00

TOTAL CAPITALIZATION AND LIABILITIES	$5,019,972,600.72	$511,306,880.55

Item 10 - Consolidating Balance Sheets

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and Subtotals may be off due to rounding.

	SOUTHWESTERN		SOUTHWESTERN
	ELECTRIC		ELECTRIC
	POWER	SEC	POWER
	COMPANY	REPORTING	COMPANY
DESCRIPITION	CONSOLIDATED	ADJUSTMENTS	ELIMINATIONS

ASSETS:

ELECTRIC UTILITY PLANT
TOTAL ELECTRIC UTILITY PLANT	$3,887,366,977.11	$(0.00)	$0.00
ACCUMULATED DEPRECIATION AND AMORTIZATION	(1,709,758,257.47)	249,891,573.10	0.00
TOTAL - NET	2,177,608,719.64	249,891,573.10	0.00

OTHER PROPERTY AND INVESTMENTS
NONUTILITY PROPERTY, NET	4,048,594.17	0.00	0.00
INVESTMENTS IN SUBSIDIARIES AND ASSOCIATE COMPANIES	188,155.47	0.00	(13,208,826.49)
OTHER INVESTMENTS	4,440,274.88	0.00	(5,119,083.00)
TOTAL	8,677,024.52	0.00	(18,327,909.49)

CURRENT ASSETS
CASH AND CASH EQUIVALENTS	2,308,491.13	(6,291,637.66)	0.00
OTHER CASH DEPOSITS	6,291,637.66	6,291,637.66	0.00
ADVANCES TO AFFILIATES	39,105,580.42	0.00	(1,820,038.80)
ACCOUNTS RECEIVABLE:
CUSTOMERS	39,041,571.62	14,245,150.31	0.00
AFFILIATED COMPANIES	28,817,494.85	0.00	(10,922,914.80)
MISCELLANEOUS	5,855,458.18	(14,358,391.06)	0.00
ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS	(45,296.29)	0.00	0.00
FUEL INVENTORY	45,793,346.49	0.00	0.00
MATERIALS AND SUPPLIES	36,051,363.40	0.00	0.00
ACCRUED UNBILLED REVENUES	0.00	(23,913,043.42)	0.00
RISK MANAGEMENT ASSETS	25,379,460.15	0.00	0.00
REGULATORY ASSET FOR UNDER-RECOVERED FUEL COSTS	4,687,328.26	4,687,328.26	0.00
MARGIN DEPOSITS	3,419,351.89	3,419,351.89	0.00
PREPAYMENTS	18,318,285.08	(81,132,122.00)	0.00
OTHER	12,016.00	(3,419,351.89)	0.00
TOTAL	255,036,088.85	(100,471,077.91)	(12,742,953.60)

DEFERRED DEBITS AND OTHER ASSETS
REGULATORY ASSETS	55,114,692.22	(34,073,263.89)	0.00
FAS 109 DEFERRED FEDERAL INCOME TAX RECLASS	(0.00)	29,499,176.38	0.00
LONG-TERM RISK MANAGEMENT ASSETS	17,178,806.18	0.00	0.00
PREPAID PENSION OBLIGATIONS	81,132,122.00	81,132,122.00	0.00
CLEARING ACCOUNTS	0.00	(2,518,957.02)	0.00
UNAMORTIZED DEBT EXPENSE	6,487,000.46	0.00	0.00
OTHER	45,074,412.75	2,518,957.02	(3,957,058.01)
TOTAL	204,987,033.62	76,558,034.49	(3,957,058.01)

TOTAL ASSETS	$2,646,308,866.62	$225,978,529.68	$(35,027,921.10)

Item 10 - Consolidating Balance Sheets

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and Subtotals may be off due to rounding.

	SOUTHWESTERN		SOUTHWESTERN
	ELECTRIC		ELECTRIC
	POWER	SEC	POWER
	COMPANY	REPORTING	COMPANY
DESCRIPTION	CONSOLIDATED	ADJUSTMENTS	ELIMINATIONS

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK	$135,659,520.00	$0.00	$(1,000.00)
PREMIUM ON CAPITAL STOCK	0.00	0.00	0.00
PAID-IN CAPITAL	245,003,620.64	0.00	(4,712,148.92)
RETAINED EARNINGS	389,134,558.21	0.00	(2,223,890.25)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(1,179,528.85)	0.00	412,000.00
TOTAL COMMON SHAREHOLDER'S EQUITY	768,618,170.00	0.00	(6,525,039.17)
CUMULATIVE PREFERRED STOCK NOT SUBJECT TO MANDATORY REDEMPTION	4,699,600.00	0.00	0.00
TOTAL SHAREHOLDERS' EQUITY	773,317,770.00	0.00	(6,525,039.17)
LONG-TERM DEBT:
NONAFFILIATED	545,395,392.05	(50,000,000.00)	(7,808,523.32)
AFFILIATED	50,000,000.00	50,000,000.00	0.00
TOTAL LONG-TERM DEBT	595,395,392.05	0.00	(7,808,523.32)
TOTAL	1,368,713,162.05	0.00	(14,333,562.49)

MINORITY INTEREST	1,124,735.99	1,124,735.99	0.00

CURRENT LIABILITIES
LONG-TERM DEBT DUE WITHIN ONE YEAR - NONAFFILIATED	209,974,210.68	0.00	0.00
ADVANCES FROM AFFILIATES	0.00	0.00	(1,820,038.80)
ACCOUNTS PAYABLE:
GENERAL	40,000,367.83	0.00	0.00
AFFILIATED COMPANIES	33,284,942.64	(23,913,043.42)	(10,922,914.80)
CUSTOMER DEPOSITS	30,550,421.50	0.00	0.00
TAXES ACCRUED	45,473,851.97	0.00	0.00
INTEREST ACCRUED	12,509,053.01	(671,895.43)	0.00
RISK MANAGEMENT LIABILITIES	18,606,714.51	0.00	0.00
OBLIGATIONS UNDER CAPITAL LEASES	3,692,432.29	0.00	0.00
REGULATORY LIABILITY FOR OVER-RECOVERED FUEL	9,891,151.20	671,895.43	0.00
DIVIDENDS DECLARED	57,248.64	0.00	0.00
OTHER	33,359,814.17	(12,815,662.69)	(9,076,141.00)
TOTAL	437,400,208.44	(36,728,706.11)	(21,819,094.60)

DEFERRED CREDITS AND OTHER LIABILITIES
DEFERRED INCOME TAXES	399,755,511.47	(70,039,165.00)	0.00
DEFERRED FEDERAL INCOME TAX AND DEFERRED STATE INCOME TAX RECLASS	0.00	70,039,165.00	0.00
LONG-TERM RISK MANAGEMENT LIABILITIES	9,128,030.18	0.00	0.00
RECLAMATION RESERVE	7,623,999.35	7,623,999.35	0.00
ASSET REMOVAL COSTS	249,891,573.10	249,891,573.10	0.00
DEFERRED INVESTMENT TAX CREDITS	35,538,592.00	0.00	0.00
OTHER REGULATORY LIABILTIES	24,322,985.93	0.00	0.00
UNAMORTIZED GAIN ON REACQUIRED DEBT	164,460.05	0.00	0.00
ASSET RETIREMENT OBLIGATIONS	27,361,134.38	27,361,134.38	0.00
OBLIGATIONS UNDER CAPITAL LEASES	30,854,477.11	0.00	0.00
ACCUMULATED PROVISIONS - RATE REFUND	5,462,000.00	0.00	0.00
ACCUMULATED PROVISIONS - MISCELLANEOUS	16,757,398.89	(34,985,133.73)	0.00
OTHER	32,210,597.68	11,690,926.70	1,124,735.99
TOTAL	839,070,760.14	261,582,499.80	1,124,735.99

TOTAL CAPITALIZATION AND LIABILITIES	$2,646,308,866.62	$225,978,529.68	$(35,027,921.10)

Item 10 - Consolidating Balance Sheets

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and Subtotals may be off due to rounding.

	SOUTHWESTERN	DOLET HILLS
	ELECTRIC	LIGNITE	SABINE
	POWER	COMPANY	MINING
DESCRIPTION	COMPANY	LLC	COMPANY

ASSETS:

ELECTRIC UTILITY PLANT
TOTAL ELECTRIC UTILITY PLANT	$3,675,930,407.43	$69,790,113.70	$141,646,455.98
ACCUMULATED DEPRECIATION AND AMORTIZATION	(1,831,546,820.08)	(31,114,351.98)	(96,988,658.51)
TOTAL - NET	1,844,383,587.35	38,675,761.72	44,657,797.47

OTHER PROPERTY AND INVESTMENTS
NONUTILITY PROPERTY, NET	4,048,594.17	0.00	0.00
INVESTMENTS IN SUBSIDIARIES AND ASSOCIATE COMPANIES	13,396,981.96	0.00	0.00
OTHER INVESTMENTS	4,440,274.88	0.00	5,119,083.00
TOTAL	21,885,851.01	0.00	5,119,083.00

CURRENT ASSETS
CASH AND CASH EQUIVALENTS	6,301,544.39	150,500.00	2,148,084.40
OTHER CASH DEPOSITS	0.00	0.00	0.00
ADVANCES TO AFFILIATES	43,693,102.13	(2,767,482.91)	0.00
ACCOUNTS RECEIVABLE:
CUSTOMERS	24,796,348.21	0.00	73.10
AFFILIATED COMPANIES	28,837,668.85	4,931,088.92	5,971,651.88
MISCELLANEOUS	13,230,208.43	4,750,573.06	2,233,067.75
ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS	(45,296.29)	0.00	0.00
FUEL INVENTORY	31,947,521.81	7,106,238.16	6,739,586.52
MATERIALS AND SUPPLIES	30,940,363.40	5,111,000.00	0.00
ACCRUED UNBILLED REVENUES	23,913,043.42	0.00	0.00
RISK MANAGEMENT ASSETS	25,379,460.15	0.00	0.00
REGULATORY ASSET FOR UNDER-RECOVERED FUEL COSTS	0.00	0.00	0.00
MARGIN DEPOSITS	0.00	0.00	0.00
PREPAYMENTS	97,247,420.63	2,089,614.74	113,371.71
OTHER	3,431,367.89	0.00	0.00
TOTAL	329,672,753.03	21,371,531.97	17,205,835.36

DEFERRED DEBITS AND OTHER ASSETS
REGULATORY ASSETS	89,187,956.11	0.00	0.00
FAS 109 DEFERRED FEDERAL INCOME TAX RECLASS	(29,499,176.38)	0.00	0.00
LONG-TERM RISK MANAGEMENT ASSETS	17,178,806.18	0.00	0.00
PREPAID PENSION OBLIGATIONS	0.00	0.00	0.00
CLEARING ACCOUNTS	2,518,957.02	0.00	0.00
UNAMORTIZED DEBT EXPENSE	5,896,115.39	304,421.65	286,463.42
OTHER	4,671,285.91	27,831,745.83	14,009,482.00
TOTAL	89,953,944.24	28,136,167.48	14,295,945.42

TOTAL ASSETS	$2,285,896,135.62	$88,183,461.17	$81,278,661.25

Item 10 - Consolidating Balance Sheets

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

Note - Totals and Subtotals may be off due to rounding.

		DOLET HILLS
	SOUTHWESTERN	LIGNITE	SABINE
	ELECTRIC	COMPANY	MINING
DESCRIPTION	POWER COMPANY	LLC	COMPANY

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK	$135,659,520.00	$0.00	$1,000.00
PREMIUM ON CAPITAL STOCK	0.00	0.00	0.00
PAID-IN CAPITAL	245,003,620.64	4,712,148.92	0.00
RETAINED EARNINGS	389,134,558.21	688,154.25	1,535,735.99
ACCUMULATED OTHER COMPREHENSIVE LOSS	(1,179,528.85)	0.00	(412,000.00)
TOTAL COMMON SHAREHOLDER'S EQUITY	768,618,170.00	5,400,303.17	1,124,735.99
CUMULATIVE PREFERRED STOCK NOT SUBJECT TO MANDATORY REDEMPTION	4,699,600.00	0.00	0.00
TOTAL SHAREHOLDERS' EQUITY	773,317,770.00	5,400,303.17	1,124,735.99
LONG-TERM DEBT:
NONAFFILIATED	536,463,172.64	34,490,742.73	32,250,000.00
AFFILIATED	0.00	0.00	0.00
TOTAL LONG-TERM DEBT	536,463,172.64	34,490,742.73	32,250,000.00
TOTAL	1,309,780,942.64	39,891,045.90	33,374,735.99

MINORITY INTEREST	0.00	0.00	0.00

CURRENT LIABILITIES
LONG-TERM DEBT DUE WITHIN ONE YEAR - NONAFFILIATED	200,145,000.00	6,829,210.68	3,000,000.00
ADVANCES FROM AFFILIATES	0.00	1,820,038.80	0.00
ACCOUNTS PAYABLE:
GENERAL	38,345,501.44	13,316.05	1,641,550.34
AFFILIATED COMPANIES	67,892,847.68	228,053.18	0.00
CUSTOMER DEPOSITS	30,550,421.50	0.00	0.00
TAXES ACCRUED	45,068,795.24	(845,632.92)	1,250,689.65
INTEREST ACCRUED	12,365,542.71	33,288.02	782,117.71
RISK MANAGEMENT LIABILITIES	18,254,714.51	0.00	352,000.00
OBLIGATIONS UNDER CAPITAL LEASES	862,652.29	0.00	2,829,780.00
REGULATORY LIABILITY FOR OVER-RECOVERED FUEL	9,219,255.77	0.00	0.00
DIVIDENDS DECLARED	57,248.64	0.00	0.00
OTHER	43,827,177.60	9,599,293.68	1,825,146.58
TOTAL	466,589,157.38	17,677,567.49	11,681,284.28

DEFERRED CREDITS AND OTHER LIABILITIES
DEFERRED INCOME TAXES	453,164,075.74	11,329,541.73	5,301,059.00
DEFERRED FEDERAL INCOME TAX AND DEFERRED STATE INCOME TAX RECLASS	(63,056,710.62)	(6,661,011.38)	(321,443.00)
LONG-TERM RISK MANAGEMENT LIABILITIES	8,846,030.18	0.00	282,000.00
RECLAMATION RESERVE	0.00	0.00	0.00
ASSET REMOVAL COSTS	0.00	0.00	0.00
DEFERRED INVESTMENT TAX CREDITS	35,538,592.00	0.00	0.00
OTHER REGULATORY LIABILTIES	24,322,985.93	0.00	0.00
UNAMORTIZED GAIN ON REACQUIRED DEBT	164,460.05	0.00	0.00
ASSET RETIREMENT OBLIGATIONS	0.00	0.00	0.00
OBLIGATIONS UNDER CAPITAL LEASES	15,639,985.11	0.00	15,214,492.00
ACCUMULATED PROVISIONS - RATE REFUND	5,462,000.00	0.00	0.00
ACCUMULATED PROVISIONS - MISCELLANEOUS	10,316,347.49	25,927,966.69	15,498,218.44
OTHER	19,128,269.72	18,350.73	248,314.54
TOTAL	509,526,035.60	30,614,847.77	36,222,640.98

TOTAL CAPITALIZATION AND LIABILITIES	$2,285,896,135.62	$88,183,461.17	$81,278,661.25

Item 10 - Consolidating Statements of Cash Flows

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARIY COMPANIES
CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2004
(IN THOUSANDS)

Note - Totals and subtotals may be off due to rounding.

	AMERICAN		AMERICAN
	ELECTRIC	SEC	ELECTRIC
	POWER	REPORTING	POWER
	COMPANY, INC.	ADJUSTMENTS/	COMPANY,
DESCRIPTION	CONSOLIDATED	ELIMINATIONS	INC.

OPERATING ACTIVITIES
NET INCOME (LOSS)	$1,088,508	$(1,059,887)	$976,269
PLUS: (INCOME) LOSS FROM DISCONTINUED OPERATIONS	(83,068)	249	0
INCOME FROM CONTINUING OPERATIONS	1,005,440	(1,059,638)	976,269
ADJUSTMENT FOR NONCASH ITEMS:
DEPRECIATION AND AMORTIZATION	1,299,822	(9,660)	306
ACCRETION OF ASSET RETIREMENT OBLIGATIONS	63,884	0	0
DEFERRED INCOME TAXES	290,845	(2,201)	0
DEFERRED INVESTMENT TAX CREDITS	(29,446)	1,026	0
ASSET IMPAIRMENTS, INVESTMENT VALUE LOSSES AND OTHER RELATED CHARGES	14,464	0	0
CARRYING COSTS ON STRANDED COST RECOVERY	(301,644)	0	0
EXTRAORDINARY LOSS	120,534	0	0
AMORTIZATION OF DEFERRED PROPERTY TAXES	(3,164)	0	0
MARK-TO-MARKET OF RISK MANAGEMENT CONTRACTS	13,786	0	0
PENSION CONTRIBUTIONS	(230,786)	0	0
OVER-UNDER FUEL RECOVERY	96,438	0	0
GAIN ON SALES OF ASSETS	(158,896)	0	0
EQUITY (EARNINGS)/LOSSES	(22,624)	0	0
EQUITY (EARNINGS)/LOSSES - CONSOLIDATING SUBSIDIARIES	0	1,049,879	(1,049,879)
EQUITY PARTNERSHIP DISTRIBUTIONS	3,053	0	0
WHOLESALE CAPACITY AUCTION TRUE-UP	(79,974)	0	0
REFUELING OUTAGE EXPENSE	13,082	0	0
INVESTMENT IN SUBSIDIARIES	0	(261,331)	430,327
CHANGE IN OTHER REGULATORY ASSETS	27,104	552	(13,841)
CHANGE IN OTHER NONCURRENT ASSETS	(127,815)	(314,476)	(60)
AMORTIZATION OF DEFERRED GAIN - ROCKPORT PLANT UNIT 2	(9,278)	0	0
PENSION & POSTEMPLOYMENT BENEFIT RESERVES	(92,485)	0	4,140
CHANGE IN OTHER REGULATORY LIABILITIES	36,359	0	0
CHANGE IN OTHER NONCURRENT LIABILITIES	201,822	508,695	(608,527)
CHANGES IN CERTAIN COMPONENTS OF WORKING CAPITAL:
ACCOUNTS RECEIVABLE - CUSTOMERS	344,681	(5,013)	(14)
ACCOUNTS RECEIVABLE - MISCELLANEOUS	(3,795)	(7,149)	6,957
ACCOUNTS RECEIVABLE - AFFILIATED COMPANIES	(0)	44,461	(81,817)
ACCRUED UNBILLED REVENUES	4,111	(12,760)	0
ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS	(46,714)	0	0
FUEL, MATERIALS AND SUPPLIES	33,441	8,972	0
ACCOUNTS PAYABLE - GENERAL	(325,479)	0	362
ACCOUNTS PAYABLE - AFFILIATED COMPANIES	0	81,186	70,828
TAXES ACCRUED	426,596	174	(966)
CUSTOMER DEPOSITS	34,742	0	0
INTEREST ACCRUED	403	7,149	132
PREPAYMENTS	22,626	(36)	225
OTHER CURRENT ASSETS	(57,218)	(9,469)	0
OBLIGATIONS UNDER CAPITAL LEASES - CURRENT	1,916	0	0
OTHER CURRENT LIABILITIES	31,461	12,464	16,387
NET CASH FLOWS FROM OPERATING ACTIVITIES	2,597,291	32,823	(249,170)

INVESTING ACTIVITIES
CONSTRUCTION EXPENDITURES - PROPERTY AND CONSTRUCTION	(1,566,522)	0	0
CONSTRUCTION EXPENDITURES - OTHER	(126,585)	0	0
CAPITAL CONTRIBUTION FROM PARENT	0	(282,222)	0
CHANGE IN OTHER CASH DEPOSITS, NET	31,297	0	(14)
INVESTMENT IN DISCONTINUED OPERATIONS, NET	(58,918)	0	0
PROCEEDS FROM SALE OF ASSETS	1,356,766	0	0
EQUITY INVESTMENTS	9,132	0	0
CHANGE IN BOND DEFEASANCE FUNDS	(21,671)	0	0
NET CASH FLOWS USED FOR INVESTING ACTIVITIES	(376,500)	(282,222)	(14)

FINANCING ACTIVITIES
ISSUANCE OF COMMON STOCK	16,284	0	16,284
ISSUANCE OF LONG-TERM DEBT - NONAFFILIATED	681,868	0	2,290
ISSUANCE OF LONG-TERM DEBT - AFFILIATED	0	(770,000)	0
CHANGE IN SHORT-TERM DEBT, NET	(400,277)	(97,665)	(281,824)
CHANGE IN ADVANCES TO/FROM AFFILIATES, NET	0	74,124	508,453
RETIREMENT OF LONG-TERM DEBT - NONAFFILIATED	(2,511,497)	0	(79,300)
RETIREMENT OF LONG-TERM DEBT - AFFILIATED	0	248,141	0
RETIREMENT OF PREFERRED STOCK	(9,630)	0	0
DIVIDENDS AND DISTRIBUTIONS - CONSOLIDATING SUBSIDIARIES	0	793,026	0
DIVIDENDS PAID ON COMMON STOCK	(553,886)	0	(553,886)
DIVIDENDS PAID ON PREFERRED STOCK	0	1,873	0
NET ACQUISITION/DISPOSITION OF TREASURY STOCK	302	0	(0)
NET CASH FLOWS USED FOR FINANCING ACTIVITIES	(2,776,836)	249,501	(387,984)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(556,045)	102	(637,168)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	975,660	(102)	872,302
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$419,615	$0	$235,134

NET DECREASE IN CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS	$(12,814)	$0	$0
CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - BEGINNING OF PERIOD	12,814	0	0
CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - END OF PERIOD	$0	$0	$0

Item 10 - Consolidating Statements of Cash Flows

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARIY COMPANIES
CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2004
(IN THOUSANDS)

Note - Totals and subtotals may be off due to rounding.

	AMERICAN ELECTRIC
	POWER SERVICE	AEP UTILITY	AEP NONUTILITY
DESCRIPTION	CORPORATION	FUNDING LLC	FUNDING LLC

OPERATING ACTIVITIES
NET INCOME (LOSS)	$0	$(58)	$(35)
PLUS: (INCOME) LOSS FROM DISCONTINUED OPERATIONS	0	0	0
INCOME FROM CONTINUING OPERATIONS	0	(58)	(35)
ADJUSTMENT FOR NONCASH ITEMS:
DEPRECIATION AND AMORTIZATION	8,943	0	0
ACCRETION OF ASSET RETIREMENT OBLIGATIONS	0	0	0
DEFERRED INCOME TAXES	4,494	0	0
DEFERRED INVESTMENT TAX CREDITS	(51)	0	0
ASSET IMPAIRMENTS, INVESTMENT VALUE LOSSES AND OTHER RELATED CHARGES	0	0	0
CARRYING COSTS ON STRANDED COST RECOVERY	0	0	0
EXTRAORDINARY LOSS	0	0	0
AMORTIZATION OF DEFERRED PROPERTY TAXES	8	0	0
MARK-TO-MARKET OF RISK MANAGEMENT CONTRACTS	0	0	0
PENSION CONTRIBUTIONS	(43,748)	0	0
OVER-UNDER FUEL RECOVERY	0	0	0
GAIN ON SALES OF ASSETS	0	0	0
EQUITY (EARNINGS)/LOSSES	0	0	0
EQUITY (EARNINGS)/LOSSES - CONSOLIDATING SUBSIDIARIES	0	0	0
EQUITY PARTNERSHIP DISTRIBUTIONS	0	0	0
WHOLESALE CAPACITY AUCTION TRUE-UP	0	0	0
REFUELING OUTAGE EXPENSE	0	0	0
INVESTMENT IN SUBSIDIARIES	0	0	0
CHANGE IN OTHER REGULATORY ASSETS	405	0	0
CHANGE IN OTHER NONCURRENT ASSETS	18,105	0	0
AMORTIZATION OF DEFERRED GAIN - ROCKPORT PLANT UNIT 2	0	0	0
PENSION & POSTEMPLOYMENT BENEFIT RESERVES	24,495	0	0
CHANGE IN OTHER REGULATORY LIABILITIES	0	0	0
CHANGE IN OTHER NONCURRENT LIABILITIES	(13,842)	14	0
CHANGES IN CERTAIN COMPONENTS OF WORKING CAPITAL:
ACCOUNTS RECEIVABLE - CUSTOMERS	(342)	0	(3)
ACCOUNTS RECEIVABLE - MISCELLANEOUS	1,859	(258)	0
ACCOUNTS RECEIVABLE - AFFILIATED COMPANIES	6,697	(227)	0
ACCRUED UNBILLED REVENUES	0	0	0
ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS	250	0	0
FUEL, MATERIALS AND SUPPLIES	0	0	0
ACCOUNTS PAYABLE - GENERAL	(6,655)	0	0
ACCOUNTS PAYABLE - AFFILIATED COMPANIES	42,647	137	145
TAXES ACCRUED	16,480	(31)	(19)
CUSTOMER DEPOSITS	0	0	0
INTEREST ACCRUED	223	0	0
PREPAYMENTS	(453)	0	0
OTHER CURRENT ASSETS	146	0	0
OBLIGATIONS UNDER CAPITAL LEASES - CURRENT	5,741	0	0
OTHER CURRENT LIABILITIES	28,130	0	0
NET CASH FLOWS FROM OPERATING ACTIVITIES	93,532	(424)	89

INVESTING ACTIVITIES
CONSTRUCTION EXPENDITURES - PROPERTY AND CONSTRUCTION	0	0	0
CONSTRUCTION EXPENDITURES - OTHER	6,147	0	0
CAPITAL CONTRIBUTION FROM PARENT	0	250	250
CHANGE IN OTHER CASH DEPOSITS, NET	1,475	0	0
INVESTMENT IN DISCONTINUED OPERATIONS, NET	0	0	0
PROCEEDS FROM SALE OF ASSETS	6,679	0	0
EQUITY INVESTMENTS	0	0	0
CHANGE IN BOND DEFEASANCE FUNDS	0	0	0
NET CASH FLOWS USED FOR INVESTING ACTIVITIES	14,301	250	250

FINANCING ACTIVITIES
ISSUANCE OF COMMON STOCK	0	0	0
ISSUANCE OF LONG-TERM DEBT - NONAFFILIATED	0	0	0
ISSUANCE OF LONG-TERM DEBT - AFFILIATED	100,000	0	0
CHANGE IN SHORT-TERM DEBT, NET	0	0	0
CHANGE IN ADVANCES TO/FROM AFFILIATES, NET	(146,294)	127,724	415
RETIREMENT OF LONG-TERM DEBT - NONAFFILIATED	(2,000)	0	0
RETIREMENT OF LONG-TERM DEBT - AFFILIATED	(50,000)	0	0
RETIREMENT OF PREFERRED STOCK	0	0	0
DIVIDENDS AND DISTRIBUTIONS - CONSOLIDATING SUBSIDIARIES	0	0	0
DIVIDENDS PAID ON COMMON STOCK	0	0	0
DIVIDENDS PAID ON PREFERRED STOCK	0	0	0
NET ACQUISITION/DISPOSITION OF TREASURY STOCK	0	0	0
NET CASH FLOWS USED FOR FINANCING ACTIVITIES	(98,294)	127,724	415

NET DECREASE IN CASH AND CASH EQUIVALENTS	9,539	127,550	754
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1	0	0
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$9,540	$127,550	$754

NET DECREASE IN CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS	$0	$0	$0
CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - BEGINNING OF PERIOD	0	0	0
CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - END OF PERIOD	$0	$0	$0

Item 10 - Consolidating Statements of Cash Flows

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARIY COMPANIES
CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2004
(IN THOUSANDS)

Note - Totals and subtotals may be off due to rounding.

	AEP TEXAS	AEP	CENTRAL
	POLR, LLC	GENERATING	COAL
DESCRIPTION	CONSOLIDATED	COMPANY	COMPANY

OPERATING ACTIVITIES
NET INCOME (LOSS)	$154	$7,842	$0
PLUS: (INCOME) LOSS FROM DISCONTINUED OPERATIONS	0	0	0
INCOME FROM CONTINUING OPERATIONS	154	7,842	0
ADJUSTMENT FOR NONCASH ITEMS:
DEPRECIATION AND AMORTIZATION	6	23,390	0
ACCRETION OF ASSET RETIREMENT OBLIGATIONS	0	90	0
DEFERRED INCOME TAXES	(3,539)	(2,219)	31
DEFERRED INVESTMENT TAX CREDITS	0	(3,339)	0
ASSET IMPAIRMENTS, INVESTMENT VALUE LOSSES AND OTHER RELATED CHARGES	0	0	0
CARRYING COSTS ON STRANDED COST RECOVERY	0	0	0
EXTRAORDINARY LOSS	0	0	0
AMORTIZATION OF DEFERRED PROPERTY TAXES	0	(55)	0
MARK-TO-MARKET OF RISK MANAGEMENT CONTRACTS	0	0	0
PENSION CONTRIBUTIONS	0	0	0
OVER-UNDER FUEL RECOVERY	0	0	0
GAIN ON SALES OF ASSETS	0	0	0
EQUITY (EARNINGS)/LOSSES	0	0	0
EQUITY (EARNINGS)/LOSSES - CONSOLIDATING SUBSIDIARIES	0	0	0
EQUITY PARTNERSHIP DISTRIBUTIONS	0	0	0
WHOLESALE CAPACITY AUCTION TRUE-UP	0	0	0
REFUELING OUTAGE EXPENSE	0	0	0
INVESTMENT IN SUBSIDIARIES	0	0	0
CHANGE IN OTHER REGULATORY ASSETS	0	(2,604)	0
CHANGE IN OTHER NONCURRENT ASSETS	0	3,461	0
AMORTIZATION OF DEFERRED GAIN - ROCKPORT PLANT UNIT 2	0	(5,571)	0
PENSION & POSTEMPLOYMENT BENEFIT RESERVES	0	0	(19)
CHANGE IN OTHER REGULATORY LIABILITIES	0	(2,394)	0
CHANGE IN OTHER NONCURRENT LIABILITIES	0	2,446	(0)
CHANGES IN CERTAIN COMPONENTS OF WORKING CAPITAL:
ACCOUNTS RECEIVABLE - CUSTOMERS	27	0	0
ACCOUNTS RECEIVABLE - MISCELLANEOUS	0	0	0
ACCOUNTS RECEIVABLE - AFFILIATED COMPANIES	17	1,670	(11)
ACCRUED UNBILLED REVENUES	0	0	0
ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS	168	0	0
FUEL, MATERIALS AND SUPPLIES	0	3,191	0
ACCOUNTS PAYABLE - GENERAL	(1)	(55)	0
ACCOUNTS PAYABLE - AFFILIATED COMPANIES	(34)	1,994	(125)
TAXES ACCRUED	305	2,736	(38)
CUSTOMER DEPOSITS	(116)	0	0
INTEREST ACCRUED	0	0	0
PREPAYMENTS	0	0	0
OTHER CURRENT ASSETS	(110)	0	0
OBLIGATIONS UNDER CAPITAL LEASES - CURRENT	0	124	0
OTHER CURRENT LIABILITIES	(203)	73	0
NET CASH FLOWS FROM OPERATING ACTIVITIES	(3,326)	30,780	(163)

INVESTING ACTIVITIES
CONSTRUCTION EXPENDITURES - PROPERTY AND CONSTRUCTION	0	(15,757)	0
CONSTRUCTION EXPENDITURES - OTHER	0	0	0
CAPITAL CONTRIBUTION FROM PARENT	0	0	0
CHANGE IN OTHER CASH DEPOSITS, NET	0	0	0
INVESTMENT IN DISCONTINUED OPERATIONS, NET	0	0	0
PROCEEDS FROM SALE OF ASSETS	0	0	0
EQUITY INVESTMENTS	0	0	0
CHANGE IN BOND DEFEASANCE FUNDS	0	0	0
NET CASH FLOWS USED FOR INVESTING ACTIVITIES	0	(15,757)	0

FINANCING ACTIVITIES
ISSUANCE OF COMMON STOCK	0	0	0
ISSUANCE OF LONG-TERM DEBT - NONAFFILIATED	0	0	0
ISSUANCE OF LONG-TERM DEBT - AFFILIATED	0	0	0
CHANGE IN SHORT-TERM DEBT, NET	0	0	0
CHANGE IN ADVANCES TO/FROM AFFILIATES, NET	3,315	(9,977)	163
RETIREMENT OF LONG-TERM DEBT - NONAFFILIATED	0	0	0
RETIREMENT OF LONG-TERM DEBT - AFFILIATED	0	0	0
RETIREMENT OF PREFERRED STOCK	0	0	0
DIVIDENDS AND DISTRIBUTIONS - CONSOLIDATING SUBSIDIARIES	0	(5,046)	0
DIVIDENDS PAID ON COMMON STOCK	0	0	0
DIVIDENDS PAID ON PREFERRED STOCK	0	0	0
NET ACQUISITION/DISPOSITION OF TREASURY STOCK	0	0	0
NET CASH FLOWS USED FOR FINANCING ACTIVITIES	3,315	(15,023)	163

NET DECREASE IN CASH AND CASH EQUIVALENTS	(11)	(0)	0
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	33	0	0
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$22	$(0)	$0

NET DECREASE IN CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS	$0	$0	$0
CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - BEGINNING OF PERIOD	0	0	0
CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - END OF PERIOD	$0	$0	$0

Item 10 - Consolidating Statements of Cash Flows

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARIY COMPANIES
CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2004
(IN THOUSANDS)

Note - Totals and subtotals may be off due to rounding.

		INDIANA	FRANKLIN
	AEP T&D	FRANKLIN	REAL ESTATE
DESCRIPTION	SERVICES, LLC	REALTY, INC.	COMPANY

OPERATING ACTIVITIES
NET INCOME (LOSS)	$302	$0	$0
PLUS: (INCOME) LOSS FROM DISCONTINUED OPERATIONS	0	0	0
INCOME FROM CONTINUING OPERATIONS	302	0	0
ADJUSTMENT FOR NONCASH ITEMS:
DEPRECIATION AND AMORTIZATION	5	0	0
ACCRETION OF ASSET RETIREMENT OBLIGATIONS	0	0	0
DEFERRED INCOME TAXES	(0)	0	0
DEFERRED INVESTMENT TAX CREDITS	0	0	0
ASSET IMPAIRMENTS, INVESTMENT VALUE LOSSES AND OTHER RELATED CHARGES	0	0	0
CARRYING COSTS ON STRANDED COST RECOVERY	0	0	0
EXTRAORDINARY LOSS	0	0	0
AMORTIZATION OF DEFERRED PROPERTY TAXES	0	0	0
MARK-TO-MARKET OF RISK MANAGEMENT CONTRACTS	0	0	0
PENSION CONTRIBUTIONS	0	0	0
OVER-UNDER FUEL RECOVERY	0	0	0
GAIN ON SALES OF ASSETS	0	0	0
EQUITY (EARNINGS)/LOSSES	0	0	0
EQUITY (EARNINGS)/LOSSES - CONSOLIDATING SUBSIDIARIES	0	0	0
EQUITY PARTNERSHIP DISTRIBUTIONS	0	0	0
WHOLESALE CAPACITY AUCTION TRUE-UP	0	0	0
REFUELING OUTAGE EXPENSE	0	0	0
INVESTMENT IN SUBSIDIARIES	0	0	0
CHANGE IN OTHER REGULATORY ASSETS	0	0	0
CHANGE IN OTHER NONCURRENT ASSETS	(1)	0	0
AMORTIZATION OF DEFERRED GAIN - ROCKPORT PLANT UNIT 2	0	0	0
PENSION & POSTEMPLOYMENT BENEFIT RESERVES	(4)	0	0
CHANGE IN OTHER REGULATORY LIABILITIES	0	0	0
CHANGE IN OTHER NONCURRENT LIABILITIES	2	0	(49)
CHANGES IN CERTAIN COMPONENTS OF WORKING CAPITAL:
ACCOUNTS RECEIVABLE - CUSTOMERS	(34)	0	99
ACCOUNTS RECEIVABLE - MISCELLANEOUS	2	0	0
ACCOUNTS RECEIVABLE - AFFILIATED COMPANIES	1	(2)	(147)
ACCRUED UNBILLED REVENUES	0	0	0
ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS	0	0	0
FUEL, MATERIALS AND SUPPLIES	(0)	0	0
ACCOUNTS PAYABLE - GENERAL	0	0	(0)
ACCOUNTS PAYABLE - AFFILIATED COMPANIES	37	0	0
TAXES ACCRUED	173	0	(0)
CUSTOMER DEPOSITS	0	0	0
INTEREST ACCRUED	0	0	0
PREPAYMENTS	3	0	0
OTHER CURRENT ASSETS	0	0	0
OBLIGATIONS UNDER CAPITAL LEASES - CURRENT	0	0	0
OTHER CURRENT LIABILITIES	(12)	(15)	(48)
NET CASH FLOWS FROM OPERATING ACTIVITIES	473	(17)	(146)

INVESTING ACTIVITIES
CONSTRUCTION EXPENDITURES - PROPERTY AND CONSTRUCTION	0	0	0
CONSTRUCTION EXPENDITURES - OTHER	0	0	0
CAPITAL CONTRIBUTION FROM PARENT	0	0	0
CHANGE IN OTHER CASH DEPOSITS, NET	0	0	0
INVESTMENT IN DISCONTINUED OPERATIONS, NET	0	0	0
PROCEEDS FROM SALE OF ASSETS	0	0	0
EQUITY INVESTMENTS	0	0	0
CHANGE IN BOND DEFEASANCE FUNDS	0	0	0
NET CASH FLOWS USED FOR INVESTING ACTIVITIES	0	0	0

FINANCING ACTIVITIES
ISSUANCE OF COMMON STOCK	0	0	0
ISSUANCE OF LONG-TERM DEBT - NONAFFILIATED	0	0	0
ISSUANCE OF LONG-TERM DEBT - AFFILIATED	0	0	0
CHANGE IN SHORT-TERM DEBT, NET	0	0	0
CHANGE IN ADVANCES TO/FROM AFFILIATES, NET	(473)	17	146
RETIREMENT OF LONG-TERM DEBT - NONAFFILIATED	0	0	0
RETIREMENT OF LONG-TERM DEBT - AFFILIATED	0	0	0
RETIREMENT OF PREFERRED STOCK	0	0	0
DIVIDENDS AND DISTRIBUTIONS - CONSOLIDATING SUBSIDIARIES	0	0	0
DIVIDENDS PAID ON COMMON STOCK	0	0	0
DIVIDENDS PAID ON PREFERRED STOCK	0	0	0
NET ACQUISITION/DISPOSITION OF TREASURY STOCK	0	0	0
NET CASH FLOWS USED FOR FINANCING ACTIVITIES	(473)	17	146

NET DECREASE IN CASH AND CASH EQUIVALENTS	0	0	(0)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	0	0	0
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$0	$0	$(0)

NET DECREASE IN CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS	$0	$0	$0
CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - BEGINNING OF PERIOD	0	0	0
CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - END OF PERIOD	$0	$0	$0

Item 10 - Consolidating Statements of Cash Flows

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARIY COMPANIES
CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2004
(IN THOUSANDS)

Note - Totals and subtotals may be off due to rounding.

	APPALACHIAN	COLUMBUS SOUTHERN	INDIANA MICHIGAN
	POWER	POWER	POWER
	COMPANY	COMPANY	COMPANY
DESCRIPTION	CONSOLIDATED	CONSOLIDATED	CONSOLIDATED

OPERATING ACTIVITIES
NET INCOME (LOSS)	$153,115	$140,259	$133,222
PLUS: (INCOME) LOSS FROM DISCONTINUED OPERATIONS	0	0	0
INCOME FROM CONTINUING OPERATIONS	153,115	140,259	133,222
ADJUSTMENT FOR NONCASH ITEMS:
DEPRECIATION AND AMORTIZATION	193,525	148,529	172,099
ACCRETION OF ASSET RETIREMENT OBLIGATIONS	1,740	703	39,825
DEFERRED INCOME TAXES	47,585	13,394	(5,548)
DEFERRED INVESTMENT TAX CREDITS	(163)	(2,864)	(7,476)
ASSET IMPAIRMENTS, INVESTMENT VALUE LOSSES AND OTHER RELATED CHARGES	0	0	0
CARRYING COSTS ON STRANDED COST RECOVERY	0	0	0
EXTRAORDINARY LOSS	0	0	0
AMORTIZATION OF DEFERRED PROPERTY TAXES	(1,728)	(2,492)	(456)
MARK-TO-MARKET OF RISK MANAGEMENT CONTRACTS	5,390	2,885	2,756
PENSION CONTRIBUTIONS	(1,429)	(32)	(3,888)
OVER-UNDER FUEL RECOVERY	(10,861)	0	(1,689)
GAIN ON SALES OF ASSETS	140	(2,913)	(204)
EQUITY (EARNINGS)/LOSSES	0	0	0
EQUITY (EARNINGS)/LOSSES - CONSOLIDATING SUBSIDIARIES	0	0	0
EQUITY PARTNERSHIP DISTRIBUTIONS	0	0	0
WHOLESALE CAPACITY AUCTION TRUE-UP	0	0	0
REFUELING OUTAGE EXPENSE	0	0	13,082
INVESTMENT IN SUBSIDIARIES	10,332	3,643	5,620
CHANGE IN OTHER REGULATORY ASSETS	(6,210)	(675)	9,222
CHANGE IN OTHER NONCURRENT ASSETS	(20,735)	(18,644)	(19,437)
AMORTIZATION OF DEFERRED GAIN - ROCKPORT PLANT UNIT 2	0	0	(3,707)
PENSION & POSTEMPLOYMENT BENEFIT RESERVES	29,496	22,469	28,164
CHANGE IN OTHER REGULATORY LIABILITIES	9,210	3,985	15,495
CHANGE IN OTHER NONCURRENT LIABILITIES	(12,989)	(24,776)	(45,258)
CHANGES IN CERTAIN COMPONENTS OF WORKING CAPITAL:
ACCOUNTS RECEIVABLE - CUSTOMERS	7,295	5,969	(2,968)
ACCOUNTS RECEIVABLE - MISCELLANEOUS	2,697	4,113	159
ACCOUNTS RECEIVABLE - AFFILIATED COMPANIES	(3,669)	(3,103)	692
ACCRUED UNBILLED REVENUES	(16,406)	4,143	3,444
ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS	3,476	143	(345)
FUEL, MATERIALS AND SUPPLIES	(6,633)	(30,697)	(10,976)
ACCOUNTS PAYABLE - GENERAL	(9,787)	5,386	(10,304)
ACCOUNTS PAYABLE - AFFILIATED COMPANIES	(5,499)	(9,409)	3,582
TAXES ACCRUED	40,145	62,431	80,970
CUSTOMER DEPOSITS	8,892	5,163	7,411
INTEREST ACCRUED	(1,037)	(208)	(5,498)
PREPAYMENTS	656	500	(484)
OTHER CURRENT ASSETS	3,648	2,232	2,461
OBLIGATIONS UNDER CAPITAL LEASES - CURRENT	(2,476)	(367)	(404)
OTHER CURRENT LIABILITIES	(3,643)	(1,026)	12,561
NET CASH FLOWS FROM OPERATING ACTIVITIES	414,077	328,741	412,124

INVESTING ACTIVITIES
CONSTRUCTION EXPENDITURES - PROPERTY AND CONSTRUCTION	(452,174)	(149,788)	(176,795)
CONSTRUCTION EXPENDITURES - OTHER	1	0	0
CAPITAL CONTRIBUTION FROM PARENT	0	0	0
CHANGE IN OTHER CASH DEPOSITS, NET	40,187	733	(33)
INVESTMENT IN DISCONTINUED OPERATIONS, NET	0	0	0
PROCEEDS FROM SALE OF ASSETS	3,591	3,392	2,788
EQUITY INVESTMENTS	0	0	0
CHANGE IN BOND DEFEASANCE FUNDS	0	0	0
NET CASH FLOWS USED FOR INVESTING ACTIVITIES	(408,395)	(145,664)	(174,040)

FINANCING ACTIVITIES
ISSUANCE OF COMMON STOCK	0	0	0
ISSUANCE OF LONG-TERM DEBT - NONAFFILIATED	124,398	89,883	268,057
ISSUANCE OF LONG-TERM DEBT - AFFILIATED	0	100,000	0
CHANGE IN SHORT-TERM DEBT, NET	0	0	0
CHANGE IN ADVANCES TO/FROM AFFILIATES, NET	128,065	(148,066)	(103,915)
RETIREMENT OF LONG-TERM DEBT - NONAFFILIATED	(206,008)	(103,245)	(304,017)
RETIREMENT OF LONG-TERM DEBT - AFFILIATED	0	0	0
RETIREMENT OF PREFERRED STOCK	(5,360)	0	(2,011)
DIVIDENDS AND DISTRIBUTIONS - CONSOLIDATING SUBSIDIARIES	(50,000)	(125,000)	(99,293)
DIVIDENDS PAID ON COMMON STOCK	0	0	0
DIVIDENDS PAID ON PREFERRED STOCK	(800)	0	(340)
NET ACQUISITION/DISPOSITION OF TREASURY STOCK	(0)	0	(0)
NET CASH FLOWS USED FOR FINANCING ACTIVITIES	(9,706)	(186,428)	(241,519)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(4,024)	(3,351)	(3,435)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	4,561	3,377	3,900
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$536	$25	$465

NET DECREASE IN CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS	$0	$0	$0
CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - BEGINNING OF PERIOD	0	0	0
CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - END OF PERIOD	$0	$0	$0

Item 10 - Consolidating Statements of Cash Flows

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARIY COMPANIES
CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2004
(IN THOUSANDS)

Note - Totals and subtotals may be off due to rounding.

	KENTUCKY	KINGSPORT	OHIO POWER
	POWER	POWER	COMPANY
DESCRIPTION	COMPANY	COMPANY	CONSOLIDATED

OPERATING ACTIVITIES
NET INCOME (LOSS)	$25,905	$3,345	$210,116
PLUS: (INCOME) LOSS FROM DISCONTINUED OPERATIONS	0	0	0
INCOME FROM CONTINUING OPERATIONS	25,905	3,345	210,116
ADJUSTMENT FOR NONCASH ITEMS:
DEPRECIATION AND AMORTIZATION	43,847	3,810	286,300
ACCRETION OF ASSET RETIREMENT OBLIGATIONS	0	0	3,430
DEFERRED INCOME TAXES	12,774	972	23,329
DEFERRED INVESTMENT TAX CREDITS	(1,233)	(63)	(3,102)
ASSET IMPAIRMENTS, INVESTMENT VALUE LOSSES AND OTHER RELATED CHARGES	0	0	0
CARRYING COSTS ON STRANDED COST RECOVERY	0	0	0
EXTRAORDINARY LOSS	0	0	0
AMORTIZATION OF DEFERRED PROPERTY TAXES	(188)	0	(2,746)
MARK-TO-MARKET OF RISK MANAGEMENT CONTRACTS	1,022	0	1,170
PENSION CONTRIBUTIONS	(451)	(7)	(764)
OVER-UNDER FUEL RECOVERY	1,164	0	0
GAIN ON SALES OF ASSETS	1,062	0	664
EQUITY (EARNINGS)/LOSSES	0	0	0
EQUITY (EARNINGS)/LOSSES - CONSOLIDATING SUBSIDIARIES	0	0	0
EQUITY PARTNERSHIP DISTRIBUTIONS	0	0	0
WHOLESALE CAPACITY AUCTION TRUE-UP	0	0	0
REFUELING OUTAGE EXPENSE	0	0	0
INVESTMENT IN SUBSIDIARIES	0	0	6,874
CHANGE IN OTHER REGULATORY ASSETS	(4,607)	129	(818)
CHANGE IN OTHER NONCURRENT ASSETS	(3,727)	751	(14,796)
AMORTIZATION OF DEFERRED GAIN - ROCKPORT PLANT UNIT 2	0	0	0
PENSION & POSTEMPLOYMENT BENEFIT RESERVES	4,181	600	37,329
CHANGE IN OTHER REGULATORY LIABILITIES	5,959	(292)	1,712
CHANGE IN OTHER NONCURRENT LIABILITIES	(1,543)	(896)	(50,126)
CHANGES IN CERTAIN COMPONENTS OF WORKING CAPITAL:
ACCOUNTS RECEIVABLE - CUSTOMERS	(953)	141	2,009
ACCOUNTS RECEIVABLE - MISCELLANEOUS	3	2	(6,890)
ACCOUNTS RECEIVABLE - AFFILIATED COMPANIES	2,281	(1,307)	(25,226)
ACCRUED UNBILLED REVENUES	(1,806)	(1,032)	6,580
ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS	(702)	9	(696)
FUEL, MATERIALS AND SUPPLIES	2,376	(34)	(4,765)
ACCOUNTS PAYABLE - GENERAL	(2,722)	108	38,374
ACCOUNTS PAYABLE - AFFILIATED COMPANIES	2,251	1,569	16,439
TAXES ACCRUED	1,919	785	100,233
CUSTOMER DEPOSITS	2,414	231	5,311
INTEREST ACCRUED	(161)	(409)	(6,425)
PREPAYMENTS	(150)	(73)	5,261
OTHER CURRENT ASSETS	764	20	(68,466)
OBLIGATIONS UNDER CAPITAL LEASES - CURRENT	(182)	(146)	(543)
OTHER CURRENT LIABILITIES	408	(259)	3,335
NET CASH FLOWS FROM OPERATING ACTIVITIES	89,905	7,954	563,107

INVESTING ACTIVITIES
CONSTRUCTION EXPENDITURES - PROPERTY AND CONSTRUCTION	(38,475)	(4,630)	(327,765)
CONSTRUCTION EXPENDITURES - OTHER	0	0	(17,724)
CAPITAL CONTRIBUTION FROM PARENT	0	0	0
CHANGE IN OTHER CASH DEPOSITS, NET	18	5	50,981
INVESTMENT IN DISCONTINUED OPERATIONS, NET	0	0	0
PROCEEDS FROM SALE OF ASSETS	1,538	550	2,920
EQUITY INVESTMENTS	0	0	0
CHANGE IN BOND DEFEASANCE FUNDS	0	0	0
NET CASH FLOWS USED FOR INVESTING ACTIVITIES	(36,919)	(4,076)	(291,588)

FINANCING ACTIVITIES
ISSUANCE OF COMMON STOCK	0	0	0
ISSUANCE OF LONG-TERM DEBT - NONAFFILIATED	0	0	0
ISSUANCE OF LONG-TERM DEBT - AFFILIATED	20,000	20,000	400,000
CHANGE IN SHORT-TERM DEBT, NET	0	0	(2,443)
CHANGE IN ADVANCES TO/FROM AFFILIATES, NET	(54,222)	(1,178)	(58,053)
RETIREMENT OF LONG-TERM DEBT - NONAFFILIATED	0	(20,000)	(431,854)
RETIREMENT OF LONG-TERM DEBT - AFFILIATED	0	0	0
RETIREMENT OF PREFERRED STOCK	0	0	(2,254)
DIVIDENDS AND DISTRIBUTIONS - CONSOLIDATING SUBSIDIARIES	(19,500)	(2,791)	(174,114)
DIVIDENDS PAID ON COMMON STOCK	0	0	0
DIVIDENDS PAID ON PREFERRED STOCK	0	0	(733)
NET ACQUISITION/DISPOSITION OF TREASURY STOCK	0	0	(0)
NET CASH FLOWS USED FOR FINANCING ACTIVITIES	(53,722)	(3,970)	(269,451)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(736)	(92)	2,067
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	863	123	7,233
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$127	$31	$9,300

NET DECREASE IN CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS	$0	$0	$0
CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - BEGINNING OF PERIOD	0	0	0
CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - END OF PERIOD	$0	$0	$0

Item 10 - Consolidating Statements of Cash Flows

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARIY COMPANIES
CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2004
(IN THOUSANDS)

Note - Totals and subtotals may be off due to rounding.

		AEP	AEP
	WHEELING	INVESTMENTS,	RESOURCES
	POWER	INC.	INC.
DESCRIPTION	COMPANY	CONSOLIDATED	CONSOLIDATED

OPERATING ACTIVITIES
NET INCOME (LOSS)	$6,810	$(9,980)	$6,235
PLUS: (INCOME) LOSS FROM DISCONTINUED OPERATIONS	0	1,833	(84,901)
INCOME FROM CONTINUING OPERATIONS	6,810	(8,147)	(78,666)
ADJUSTMENT FOR NONCASH ITEMS:
DEPRECIATION AND AMORTIZATION	3,951	61	21,886
ACCRETION OF ASSET RETIREMENT OBLIGATIONS	0	0	0
DEFERRED INCOME TAXES	1,352	11,479	(22,801)
DEFERRED INVESTMENT TAX CREDITS	(37)	0	0
ASSET IMPAIRMENTS, INVESTMENT VALUE LOSSES AND OTHER RELATED CHARGES	0	0	12,814
CARRYING COSTS ON STRANDED COST RECOVERY	0	0	0
EXTRAORDINARY LOSS	0	0	0
AMORTIZATION OF DEFERRED PROPERTY TAXES	(32)	0	0
MARK-TO-MARKET OF RISK MANAGEMENT CONTRACTS	0	0	27,948
PENSION CONTRIBUTIONS	(23)	0	(2,068)
OVER-UNDER FUEL RECOVERY	0	0	0
GAIN ON SALES OF ASSETS	0	0	(91)
EQUITY (EARNINGS)/LOSSES	0	(3,155)	(5,258)
EQUITY (EARNINGS)/LOSSES - CONSOLIDATING SUBSIDIARIES	0	0	0
EQUITY PARTNERSHIP DISTRIBUTIONS	0	0	0
WHOLESALE CAPACITY AUCTION TRUE-UP	0	0	0
REFUELING OUTAGE EXPENSE	0	0	0
INVESTMENT IN SUBSIDIARIES	16	(73)	(192,797)
CHANGE IN OTHER REGULATORY ASSETS	(106)	0	0
CHANGE IN OTHER NONCURRENT ASSETS	1,233	(14,586)	89,675
AMORTIZATION OF DEFERRED GAIN - ROCKPORT PLANT UNIT 2	0	0	0
PENSION & POSTEMPLOYMENT BENEFIT RESERVES	588	0	4,138
CHANGE IN OTHER REGULATORY LIABILITIES	(886)	0	0
CHANGE IN OTHER NONCURRENT LIABILITIES	(1,259)	3,035	198,568
CHANGES IN CERTAIN COMPONENTS OF WORKING CAPITAL:
ACCOUNTS RECEIVABLE - CUSTOMERS	(690)	(499)	230,297
ACCOUNTS RECEIVABLE - MISCELLANEOUS	1	0	512
ACCOUNTS RECEIVABLE - AFFILIATED COMPANIES	(826)	(3,213)	86,167
ACCRUED UNBILLED REVENUES	(2,021)	0	18,334
ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS	(10)	0	(45,437)
FUEL, MATERIALS AND SUPPLIES	(7)	0	43,421
ACCOUNTS PAYABLE - GENERAL	588	185	(366,836)
ACCOUNTS PAYABLE - AFFILIATED COMPANIES	2,834	(57,990)	(119,923)
TAXES ACCRUED	3,169	(3,481)	(1,319)
CUSTOMER DEPOSITS	120	0	(25,833)
INTEREST ACCRUED	(508)	0	14,553
PREPAYMENTS	(58)	8	10,801
OTHER CURRENT ASSETS	33	0	16,184
OBLIGATIONS UNDER CAPITAL LEASES - CURRENT	(121)	0	(50)
OTHER CURRENT LIABILITIES	(265)	244	1,825
NET CASH FLOWS FROM OPERATING ACTIVITIES	13,848	(76,131)	(83,958)

INVESTING ACTIVITIES
CONSTRUCTION EXPENDITURES - PROPERTY AND CONSTRUCTION	(7,172)	(33,847)	(16,663)
CONSTRUCTION EXPENDITURES - OTHER	0	0	(115,000)
CAPITAL CONTRIBUTION FROM PARENT	0	0	(424)
CHANGE IN OTHER CASH DEPOSITS, NET	1	0	(91)
INVESTMENT IN DISCONTINUED OPERATIONS, NET	0	0	(58,918)
PROCEEDS FROM SALE OF ASSETS	0	24,750	656,908
EQUITY INVESTMENTS	0	108	5,651
CHANGE IN BOND DEFEASANCE FUNDS	0	0	0
NET CASH FLOWS USED FOR INVESTING ACTIVITIES	(7,171)	(8,989)	471,463

FINANCING ACTIVITIES
ISSUANCE OF COMMON STOCK	0	0	0
ISSUANCE OF LONG-TERM DEBT - NONAFFILIATED	0	22,987	0
ISSUANCE OF LONG-TERM DEBT - AFFILIATED	30,000	0	0
CHANGE IN SHORT-TERM DEBT, NET	0	0	0
CHANGE IN ADVANCES TO/FROM AFFILIATES, NET	(8,122)	62,060	22,866
RETIREMENT OF LONG-TERM DEBT - NONAFFILIATED	(20,000)	0	(525,000)
RETIREMENT OF LONG-TERM DEBT - AFFILIATED	(5,000)	0	90,073
RETIREMENT OF PREFERRED STOCK	0	0	0
DIVIDENDS AND DISTRIBUTIONS - CONSOLIDATING SUBSIDIARIES	(3,713)	0	0
DIVIDENDS PAID ON COMMON STOCK	0	0	0
DIVIDENDS PAID ON PREFERRED STOCK	0	0	0
NET ACQUISITION/DISPOSITION OF TREASURY STOCK	0	0	302
NET CASH FLOWS USED FOR FINANCING ACTIVITIES	(6,834)	85,047	(411,758)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(157)	(73)	(24,253)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	198	80	43,768
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$42	$7	$19,515

NET DECREASE IN CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS	$0	$0	$(12,814)
CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - BEGINNING OF PERIOD	0	0	12,814
CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - END OF PERIOD	$0	$0	$0

Item 10 - Consolidating Statements of Cash Flows

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARIY COMPANIES
CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2004
(IN THOUSANDS)

Note - Totals and subtotals may be off due to rounding.

	AEP
	COMMUNICATIONS,	AEP	AEP C&I
	INC.	UTILITIES, INC.	COMPANY, LLC
DESCRIPTION	CONSOLIDATED	CONSOLIDATED	CONSOLIDATED

OPERATING ACTIVITIES
NET INCOME (LOSS)	$4,731	$448,951	$8,574
PLUS: (INCOME) LOSS FROM DISCONTINUED OPERATIONS	0	0	0
INCOME FROM CONTINUING OPERATIONS	4,731	448,951	8,574
ADJUSTMENT FOR NONCASH ITEMS:
DEPRECIATION AND AMORTIZATION	1,381	391,238	42
ACCRETION OF ASSET RETIREMENT OBLIGATIONS	0	17,066	0
DEFERRED INCOME TAXES	35,602	120,831	11,966
DEFERRED INVESTMENT TAX CREDITS	0	(12,144)	0
ASSET IMPAIRMENTS, INVESTMENT VALUE LOSSES AND OTHER RELATED CHARGES	0	1,650	0
CARRYING COSTS ON STRANDED COST RECOVERY	0	(301,644)	0
EXTRAORDINARY LOSS	0	120,534	0
AMORTIZATION OF DEFERRED PROPERTY TAXES	55	4,471	0
MARK-TO-MARKET OF RISK MANAGEMENT CONTRACTS	0	1,032	0
PENSION CONTRIBUTIONS	(19)	(178,357)	0
OVER-UNDER FUEL RECOVERY	0	107,825	0
GAIN ON SALES OF ASSETS	(2,422)	(153,244)	(233)
EQUITY (EARNINGS)/LOSSES	0	(14,210)	0
EQUITY (EARNINGS)/LOSSES - CONSOLIDATING SUBSIDIARIES	0	0	0
EQUITY PARTNERSHIP DISTRIBUTIONS	0	3,053	0
WHOLESALE CAPACITY AUCTION TRUE-UP	0	(79,974)	0
REFUELING OUTAGE EXPENSE	0	0	0
INVESTMENT IN SUBSIDIARIES	0	(2,611)	0
CHANGE IN OTHER REGULATORY ASSETS	0	45,655	0
CHANGE IN OTHER NONCURRENT ASSETS	(23,487)	194,384	165
AMORTIZATION OF DEFERRED GAIN - ROCKPORT PLANT UNIT 2	0	0	0
PENSION & POSTEMPLOYMENT BENEFIT RESERVES	(176)	(254,497)	0
CHANGE IN OTHER REGULATORY LIABILITIES	0	3,569	0
CHANGE IN OTHER NONCURRENT LIABILITIES	685	299,025	(7,489)
CHANGES IN CERTAIN COMPONENTS OF WORKING CAPITAL:
ACCOUNTS RECEIVABLE - CUSTOMERS	6,409	69,030	4,763
ACCOUNTS RECEIVABLE - MISCELLANEOUS	(0)	(5,718)	253
ACCOUNTS RECEIVABLE - AFFILIATED COMPANIES	(613)	(42,152)	(610)
ACCRUED UNBILLED REVENUES	0	(2,033)	7,380
ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS	(7,225)	3,530	(266)
FUEL, MATERIALS AND SUPPLIES	2,320	20,238	0
ACCOUNTS PAYABLE - GENERAL	(27)	40,385	(1,284)
ACCOUNTS PAYABLE - AFFILIATED COMPANIES	7,524	(26,292)	(18,215)
TAXES ACCRUED	(24,839)	198,213	(1,100)
CUSTOMER DEPOSITS	12,046	18,989	(387)
INTEREST ACCRUED	0	(6,909)	(82)
PREPAYMENTS	0	5,375	0
OTHER CURRENT ASSETS	0	(3,587)	(505)
OBLIGATIONS UNDER CAPITAL LEASES - CURRENT	(27)	370	0
OTHER CURRENT LIABILITIES	6,111	(33,206)	(871)
NET CASH FLOWS FROM OPERATING ACTIVITIES	18,029	998,834	2,100

INVESTING ACTIVITIES
CONSTRUCTION EXPENDITURES - PROPERTY AND CONSTRUCTION	0	(343,152)	0
CONSTRUCTION EXPENDITURES - OTHER	0	(9)	0
CAPITAL CONTRIBUTION FROM PARENT	190,149	0	16,642
CHANGE IN OTHER CASH DEPOSITS, NET	0	(59,125)	0
INVESTMENT IN DISCONTINUED OPERATIONS, NET	0	0	0
PROCEEDS FROM SALE OF ASSETS	4,956	637,486	0
EQUITY INVESTMENTS	(6,147)	9,521	0
CHANGE IN BOND DEFEASANCE FUNDS	0	(21,671)	0
NET CASH FLOWS USED FOR INVESTING ACTIVITIES	188,958	223,050	16,642

FINANCING ACTIVITIES
ISSUANCE OF COMMON STOCK	0	0	0
ISSUANCE OF LONG-TERM DEBT - NONAFFILIATED	0	174,253	0
ISSUANCE OF LONG-TERM DEBT - AFFILIATED	0	100,000	0
CHANGE IN SHORT-TERM DEBT, NET	0	(18,346)	0
CHANGE IN ADVANCES TO/FROM AFFILIATES, NET	(94,940)	(196,418)	(18,254)
RETIREMENT OF LONG-TERM DEBT - NONAFFILIATED	0	(820,073)	0
RETIREMENT OF LONG-TERM DEBT - AFFILIATED	(100,000)	(180,000)	0
RETIREMENT OF PREFERRED STOCK	0	(4)	0
DIVIDENDS AND DISTRIBUTIONS - CONSOLIDATING SUBSIDIARIES	0	(313,569)	0
DIVIDENDS PAID ON COMMON STOCK	0	0	0
DIVIDENDS PAID ON PREFERRED STOCK	0	0	0
NET ACQUISITION/DISPOSITION OF TREASURY STOCK	0	(0)	0
NET CASH FLOWS USED FOR FINANCING ACTIVITIES	(194,940)	(1,254,157)	(18,254)

NET DECREASE IN CASH AND CASH EQUIVALENTS	12,047	(32,272)	488
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	0	36,229	32
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$12,047	$3,957	$521

NET DECREASE IN CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS	$0	$0	$0
CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - BEGINNING OF PERIOD	0	0	0
CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - END OF PERIOD	$0	$0	$0

Item 10 - Consolidating Statements of Cash Flows

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARIY COMPANIES
CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2004
(IN THOUSANDS)

Note - Totals and subtotals may be off due to rounding.

	AEP DESERT	AEP DESERT	AEP COAL, INC.
DESCRIPTION	SKY LP, LLC	SKY LP II, LLC	CONSOLIDATED

OPERATING ACTIVITIES
NET INCOME (LOSS)	$(579)	$2,827	$(2,699)
PLUS: (INCOME) LOSS FROM DISCONTINUED OPERATIONS	0	0	0
INCOME FROM CONTINUING OPERATIONS	(579)	2,827	(2,699)
ADJUSTMENT FOR NONCASH ITEMS:
DEPRECIATION AND AMORTIZATION	21	9,056	0
ACCRETION OF ASSET RETIREMENT OBLIGATIONS	0	84	946
DEFERRED INCOME TAXES	98	1,821	29,684
DEFERRED INVESTMENT TAX CREDITS	0	0	0
ASSET IMPAIRMENTS, INVESTMENT VALUE LOSSES AND OTHER RELATED CHARGES	0	0	0
CARRYING COSTS ON STRANDED COST RECOVERY	0	0	0
EXTRAORDINARY LOSS	0	0	0
AMORTIZATION OF DEFERRED PROPERTY TAXES	0	0	0
MARK-TO-MARKET OF RISK MANAGEMENT CONTRACTS	0	0	0
PENSION CONTRIBUTIONS	0	0	0
OVER-UNDER FUEL RECOVERY	0	0	0
GAIN ON SALES OF ASSETS	0	0	(1,643)
EQUITY (EARNINGS)/LOSSES	0	0	0
EQUITY (EARNINGS)/LOSSES - CONSOLIDATING SUBSIDIARIES	0	0	0
EQUITY PARTNERSHIP DISTRIBUTIONS	0	0	0
WHOLESALE CAPACITY AUCTION TRUE-UP	0	0	0
REFUELING OUTAGE EXPENSE	0	0	0
INVESTMENT IN SUBSIDIARIES	0	0	0
CHANGE IN OTHER REGULATORY ASSETS	0	0	0
CHANGE IN OTHER NONCURRENT ASSETS	(26)	(7,591)	4,283
AMORTIZATION OF DEFERRED GAIN - ROCKPORT PLANT UNIT 2	0	0	0
PENSION & POSTEMPLOYMENT BENEFIT RESERVES	0	0	6,669
CHANGE IN OTHER REGULATORY LIABILITIES	0	0	0
CHANGE IN OTHER NONCURRENT LIABILITIES	(58)	58	(38,986)
CHANGES IN CERTAIN COMPONENTS OF WORKING CAPITAL:
ACCOUNTS RECEIVABLE - CUSTOMERS	0	636	10,949
ACCOUNTS RECEIVABLE - MISCELLANEOUS	0	(301)	0
ACCOUNTS RECEIVABLE - AFFILIATED COMPANIES	(93)	(1,857)	3,753
ACCRUED UNBILLED REVENUES	0	0	0
ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS	0	0	0
FUEL, MATERIALS AND SUPPLIES	0	0	6,034
ACCOUNTS PAYABLE - GENERAL	0	386	280
ACCOUNTS PAYABLE - AFFILIATED COMPANIES	224	7,734	(368)
TAXES ACCRUED	(140)	(9,219)	(34,102)
CUSTOMER DEPOSITS	0	0	0
INTEREST ACCRUED	5	62	0
PREPAYMENTS	0	(14)	651
OTHER CURRENT ASSETS	0	0	(572)
OBLIGATIONS UNDER CAPITAL LEASES - CURRENT	0	0	0
OTHER CURRENT LIABILITIES	33	(414)	(4,219)
NET CASH FLOWS FROM OPERATING ACTIVITIES	(516)	3,269	(19,339)

INVESTING ACTIVITIES
CONSTRUCTION EXPENDITURES - PROPERTY AND CONSTRUCTION	0	0	(303)
CONSTRUCTION EXPENDITURES - OTHER	0	0	0
CAPITAL CONTRIBUTION FROM PARENT	0	0	75,354
CHANGE IN OTHER CASH DEPOSITS, NET	0	(3,302)	2
INVESTMENT IN DISCONTINUED OPERATIONS, NET	0	0	0
PROCEEDS FROM SALE OF ASSETS	0	0	11,208
EQUITY INVESTMENTS	0	0	0
CHANGE IN BOND DEFEASANCE FUNDS	0	0	0
NET CASH FLOWS USED FOR INVESTING ACTIVITIES	0	(3,302)	86,261

FINANCING ACTIVITIES
ISSUANCE OF COMMON STOCK	0	0	0
ISSUANCE OF LONG-TERM DEBT - NONAFFILIATED	0	0	0
ISSUANCE OF LONG-TERM DEBT - AFFILIATED	0	0	0
CHANGE IN SHORT-TERM DEBT, NET	0	0	0
CHANGE IN ADVANCES TO/FROM AFFILIATES, NET	516	0	(69,568)
RETIREMENT OF LONG-TERM DEBT - NONAFFILIATED	0	0	0
RETIREMENT OF LONG-TERM DEBT - AFFILIATED	0	0	0
RETIREMENT OF PREFERRED STOCK	0	0	0
DIVIDENDS AND DISTRIBUTIONS - CONSOLIDATING SUBSIDIARIES	0	0	0
DIVIDENDS PAID ON COMMON STOCK	0	0	0
DIVIDENDS PAID ON PREFERRED STOCK	0	0	0
NET ACQUISITION/DISPOSITION OF TREASURY STOCK	0	0	0
NET CASH FLOWS USED FOR FINANCING ACTIVITIES	516	0	(69,568)

NET DECREASE IN CASH AND CASH EQUIVALENTS	0	(33)	(2,646)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	0	93	2,625
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$0	$61	$(21)

NET DECREASE IN CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS	$0	$0	$0
CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - BEGINNING OF PERIOD	0	0	0
CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - END OF PERIOD	$0	$0	$0

Item 10 - Consolidating Statements of Cash Flows

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARIY COMPANIES
CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2004
(IN THOUSANDS)

Note - Totals and subtotals may be off due to rounding.

	AEP POWER	AEP
	MARKETING,	PRO SERV,
	INC.	INC.	MUTUAL
DESCRIPTION	CONSOLIDATED	CONSOLIDATED	ENERGY LLC

OPERATING ACTIVITIES
NET INCOME (LOSS)	$32,358	$1,190	$(458)
PLUS: (INCOME) LOSS FROM DISCONTINUED OPERATIONS	0	0	0
INCOME FROM CONTINUING OPERATIONS	32,358	1,190	(458)
ADJUSTMENT FOR NONCASH ITEMS:
DEPRECIATION AND AMORTIZATION	0	1,087	0
ACCRETION OF ASSET RETIREMENT OBLIGATIONS	0	0	0
DEFERRED INCOME TAXES	5,778	5,086	876
DEFERRED INVESTMENT TAX CREDITS	0	0	0
ASSET IMPAIRMENTS, INVESTMENT VALUE LOSSES AND OTHER RELATED CHARGES	0	0	0
CARRYING COSTS ON STRANDED COST RECOVERY	0	0	0
EXTRAORDINARY LOSS	0	0	0
AMORTIZATION OF DEFERRED PROPERTY TAXES	0	0	0
MARK-TO-MARKET OF RISK MANAGEMENT CONTRACTS	(28,417)	0	0
PENSION CONTRIBUTIONS	0	0	0
OVER-UNDER FUEL RECOVERY	0	0	0
GAIN ON SALES OF ASSETS	0	(13)	0
EQUITY (EARNINGS)/LOSSES	0	0	0
EQUITY (EARNINGS)/LOSSES - CONSOLIDATING SUBSIDIARIES	0	0	0
EQUITY PARTNERSHIP DISTRIBUTIONS	0	0	0
WHOLESALE CAPACITY AUCTION TRUE-UP	0	0	0
REFUELING OUTAGE EXPENSE	0	0	0
INVESTMENT IN SUBSIDIARIES	0	0	0
CHANGE IN OTHER REGULATORY ASSETS	0	0	0
CHANGE IN OTHER NONCURRENT ASSETS	(1)	(2,531)	228
AMORTIZATION OF DEFERRED GAIN - ROCKPORT PLANT UNIT 2	0	0	0
PENSION & POSTEMPLOYMENT BENEFIT RESERVES	0	(59)	0
CHANGE IN OTHER REGULATORY LIABILITIES	0	0	0
CHANGE IN OTHER NONCURRENT LIABILITIES	0	(4,909)	0
CHANGES IN CERTAIN COMPONENTS OF WORKING CAPITAL:
ACCOUNTS RECEIVABLE - CUSTOMERS	670	16,902	0
ACCOUNTS RECEIVABLE - MISCELLANEOUS	0	(36)	0
ACCOUNTS RECEIVABLE - AFFILIATED COMPANIES	19,757	(618)	(5)
ACCRUED UNBILLED REVENUES	0	289	0
ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS	0	391	0
FUEL, MATERIALS AND SUPPLIES	0	0	0
ACCOUNTS PAYABLE - GENERAL	(2,946)	(10,425)	(491)
ACCOUNTS PAYABLE - AFFILIATED COMPANIES	(683)	(348)	(244)
TAXES ACCRUED	6,948	(12,340)	(490)
CUSTOMER DEPOSITS	500	0	0
INTEREST ACCRUED	2	(488)	0
PREPAYMENTS	0	413	0
OTHER CURRENT ASSETS	0	0	0
OBLIGATIONS UNDER CAPITAL LEASES - CURRENT	0	(5)	0
OTHER CURRENT LIABILITIES	(1,674)	(3,419)	(1,079)
NET CASH FLOWS FROM OPERATING ACTIVITIES	32,291	(9,833)	(1,661)

INVESTING ACTIVITIES
CONSTRUCTION EXPENDITURES - PROPERTY AND CONSTRUCTION	0	0	0
CONSTRUCTION EXPENDITURES - OTHER	0	0	0
CAPITAL CONTRIBUTION FROM PARENT	0	0	0
CHANGE IN OTHER CASH DEPOSITS, NET	0	460	0
INVESTMENT IN DISCONTINUED OPERATIONS, NET	0	0	0
PROCEEDS FROM SALE OF ASSETS	0	0	0
EQUITY INVESTMENTS	0	0	0
CHANGE IN BOND DEFEASANCE FUNDS	0	0	0
NET CASH FLOWS USED FOR INVESTING ACTIVITIES	0	460	0

FINANCING ACTIVITIES
ISSUANCE OF COMMON STOCK	0	0	0
ISSUANCE OF LONG-TERM DEBT - NONAFFILIATED	0	0	0
ISSUANCE OF LONG-TERM DEBT - AFFILIATED	0	0	0
CHANGE IN SHORT-TERM DEBT, NET	0	0	0
CHANGE IN ADVANCES TO/FROM AFFILIATES, NET	(32,291)	12,245	1,661
RETIREMENT OF LONG-TERM DEBT - NONAFFILIATED	0	0	0
RETIREMENT OF LONG-TERM DEBT - AFFILIATED	0	(3,214)	0
RETIREMENT OF PREFERRED STOCK	0	0	0
DIVIDENDS AND DISTRIBUTIONS - CONSOLIDATING SUBSIDIARIES	0	0	0
DIVIDENDS PAID ON COMMON STOCK	0	0	0
DIVIDENDS PAID ON PREFERRED STOCK	0	0	0
NET ACQUISITION/DISPOSITION OF TREASURY STOCK	0	0	0
NET CASH FLOWS USED FOR FINANCING ACTIVITIES	(32,291)	9,030	1,661

NET DECREASE IN CASH AND CASH EQUIVALENTS	0	(342)	0
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	0	342	0
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$0	$0	$0

NET DECREASE IN CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS	$0	$0	$0
CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - BEGINNING OF PERIOD	0	0	0
CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - END OF PERIOD	$0	$0	$0

Item 10 - Consolidating Statements of Cash Flows

AEP UTILITIES, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2004
(IN THOUSANDS)

Note - Totals and subtotals may be off due to rounding.

		SEC
	AEP	ELIMINATIONS
	UTILITIES, INC.	AND	AEP
DESCRIPTION	CONSOLIDATED	ADJUSTMENTS	UTILITIES, INC.

OPERATING ACTIVITIES
NET INCOME (LOSS)	$448,951	$(446,972)	$448,951
PLUS: (INCOME) LOSS FROM DISCONTINUED OPERATIONS	0	0	0
INCOME FROM CONTINUING OPERATIONS	448,951	(446,972)	448,951
ADJUSTMENT FOR NONCASH ITEMS:
DEPRECIATION AND AMORTIZATION	391,238	0	416
ACCRETION OF ASSET RETIREMENT OBLIGATIONS	17,066	0	0
DEFERRED INCOME TAXES	120,831	0	(3,256)
DEFERRED INVESTMENT TAX CREDITS	(12,144)	0	0
ASSET IMPAIRMENTS, INVESTMENT VALUE LOSSES AND OTHER RELATED CHARGES	1,650	0	0
CARRYING COSTS ON STRANDED COST RECOVERY	(301,644)	0	0
EXTRAORDINARY LOSS	120,534	0	0
AMORTIZATION OF DEFERRED PROPERTY TAXES	4,471	0	0
MARK-TO-MARKET OF RISK MANAGEMENT ASSETS	1,032	0	0
PENSION CONTRIBUTIONS	(178,357)	0	0
OVER-UNDER FUEL RECOVERY	107,825	0	0
GAIN ON SALES OF ASSETS	(153,244)	0	0
EQUITY (EARNINGS)/LOSSES	(14,210)	0	0
EQUITY (EARNINGS)/LOSSES - CONSOLIDATING SUBSIDIARIES	0	446,186	(446,186)
EQUITY PARTNERSHIP DISTRIBUTIONS	3,053	0	0
WHOLESALE CAPACITY AUCTION TRUE-UP	(79,974)	0	0
REFUELING OUTAGE EXPENSE	0	0	0
INVESTMENT IN SUBSIDIARIES	(2,611)	(271,819)	271,819
CHANGE IN OTHER REGULATORY ASSETS	45,655	0	0
CHANGE IN OTHER ASSETS	194,384	189,897	849
AMORTIZATION OF DEFERRED GAIN - ROCKPORT PLANT UNIT 2	0	0	0
PENSION & POSTEMPLOYMENT BENEFIT RESERVES	(254,497)	0	0
CHANGE IN OTHER REGULATORY LIABILITIES	3,569	0	0
CHANGE IN OTHER LIABILITIES	299,025	3,337	(1,697)
CHANGES IN CERTAIN COMPONENTS OF WORKING CAPITAL:
ACCOUNTS RECEIVABLE - CUSTOMERS	69,030	5,705	0
ACCOUNTS RECEIVABLE - MISCELLANEOUS	(5,718)	0	14
ACCOUNTS RECEIVABLE - AFFILIATED COMPANIES	(42,152)	26,850	346
ACCRUED UTILITY REVENUES	(2,033)	(4,603)	0
ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS	3,530	0	0
FUEL, MATERIALS AND SUPPLIES	20,238	0	0
ACCOUNTS PAYABLE - GENERAL	40,385	0	(114)
ACCOUNTS PAYABLE - AFFILIATED COMPANIES	(26,292)	(27,716)	1,914
TAXES ACCRUED	198,213	0	223
CUSTOMER DEPOSITS	18,989	0	0
INTEREST ACCRUED	(6,909)	0	0
PREPAYMENTS	5,375	42	(675)
OTHER CURRENT ASSETS	(3,587)	0	0
OBLIGATIONS UNDER CAPITAL LEASES - CURRENT	370	0	0
OTHER CURRENT ASSETS	(33,206)	(29)	533
NET CASH FLOWS FROM OPERATING ACTIVITIES	998,834	(79,123)	273,137

INVESTING ACTIVITIES
CAPITAL EXPENDITURES - PROPERTY AND CONSTRUCTION	(343,152)	0	(23)
CAPITAL EXPENDITURES - OTHER	(9)	0	0
CAPITAL CONTRIBUTION FROM PARENT	0	(190,664)	0
CHANGE IN OTHER CASH DEPOSITS	(59,125)	0	11
INVESTMENT IN DISCONTINUED OPERATIONS, NET	0	0	0
PROCEEDS FROM SALE OF ASSETS	637,486	0	0
EQUITY INVESTMENTS	9,521	0	0
CHANGE IN BOND DEFEASANCE FUNDS	(21,671)	0	0
NET CASH FLOWS USED FOR INVESTING ACTIVITIES	223,050	(190,664)	(13)

FINANCING ACTIVITIES
ISSUANCE OF COMMON STOCK	0	0	0
ISSUANCE OF LONG-TERM DEBT - NONAFFILIATED	174,253	0	0
ISSUANCE OF LONG-TERM DEBT - AFFILIATED	100,000	0	0
CHANGE IN SHORT-TERM DEBT, NET	(18,346)	0	0
CHANGE IN ADVANCES TO/FROM AFFILIATES, NET	(196,418)	0	16,047
RETIREMENT OF LONG-TERM DEBT - NONAFFILIATED	(820,073)	0	0
RETIREMENT OF LONG-TERM DEBT - AFFILIATED	(180,000)	0	0
RETIREMENT OF PREFERRED STOCK	(4)	0	0
DIVIDENDS AND DISTRIBUTIONS - CONSOLIDATING SUBSIDIARIES	(313,569)	269,000	(313,569)
DIVIDENDS PAID ON COMMON STOCK	0	0	0
DIVIDENDS PAID ON PREFERRED STOCK	0	786	0
NET ACQUISITION/DISPOSITION OF TREASURY STOCK	(0)	0	(0)
NET CASH FLOWS USED FOR FINANCING ACTIVITIES	(1,254,157)	269,786	(297,522)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(32,272)	0	(24,398)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	36,229	0	24,355
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$3,956	$0	$(44)

NET DECREASE IN CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS	$0	$0	$0
CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - BEGINNING OF PERIOD	0	0	0
CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - END OF PERIOD	$0	$0	$0

Item 10 - Consolidating Statements of Cash Flows

AEP UTILITIES, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2004
(IN THOUSANDS)

Note - Totals and subtotals may be off due to rounding.

		AEP TEXAS	PUBLIC
		CENTRAL	SERVICE
	AEP	COMPANY	COMPANY OF
DESCRIPTION	CREDIT, INC.	CONSOLIDATED	OKLAHOMA

OPERATING ACTIVITIES
NET INCOME (LOSS)	$3,471	$174,122	$37,541
PLUS: (INCOME) LOSS FROM DISCONTINUED OPERATIONS	0	0	0
INCOME FROM CONTINUING OPERATIONS	3,471	174,122	37,541
ADJUSTMENT FOR NONCASH ITEMS:
DEPRECIATION AND AMORTIZATION	0	122,585	89,711
ACCRETION OF ASSET RETIREMENT OBLIGATIONS	0	16,726	0
DEFERRED INCOME TAXES	(2,861)	16,490	22,034
DEFERRED INVESTMENT TAX CREDITS	0	(4,736)	(1,791)
ASSET IMPAIRMENTS, INVESTMENT VALUE LOSSES AND OTHER RELATED CHARGES	0	0	0
CARRYING COSTS ON STRANDED COST RECOVERY	0	(301,644)	0
EXTRAORDINARY LOSS	0	120,534	0
AMORTIZATION OF DEFERRED PROPERTY TAXES	0	3,637	0
MARK-TO-MARKET OF RISK MANAGEMENT ASSETS	0	2,241	(714)
PENSION CONTRIBUTIONS	0	(61,910)	(48,701)
OVER-UNDER FUEL RECOVERY	0	61,500	23,805
GAIN ON SALES OF ASSETS	0	(111)	(371)
EQUITY (EARNINGS)/LOSSES	0	0	0
EQUITY (EARNINGS)/LOSSES - CONSOLIDATING SUBSIDIARIES	0	0	0
EQUITY PARTNERSHIP DISTRIBUTIONS	0	0	0
WHOLESALE CAPACITY AUCTION TRUE-UP	0	(79,974)	0
REFUELING OUTAGE EXPENSE	0	0	0
INVESTMENT IN SUBSIDIARIES	0	0	0
CHANGE IN OTHER REGULATORY ASSETS	0	71,909	(6,227)
CHANGE IN OTHER ASSETS	8	12,588	(19,727)
AMORTIZATION OF DEFERRED GAIN - ROCKPORT PLANT UNIT 2	0	0	0
PENSION & POSTEMPLOYMENT BENEFIT RESERVES	0	(88,178)	(63,153)
CHANGE IN OTHER REGULATORY LIABILITIES	0	(26,462)	10,535
CHANGE IN OTHER LIABILITIES	(3,005)	98,741	78,732
CHANGES IN CERTAIN COMPONENTS OF WORKING CAPITAL:
ACCOUNTS RECEIVABLE - CUSTOMERS	50,017	20,721	(5,482)
ACCOUNTS RECEIVABLE - MISCELLANEOUS	0	39	(6,988)
ACCOUNTS RECEIVABLE - AFFILIATED COMPANIES	(22,092)	(5,080)	(26,547)
ACCRUED UTILITY REVENUES	0	1,488	0
ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS	9,115	1,783	40
FUEL, MATERIALS AND SUPPLIES	0	(10,637)	6,696
ACCOUNTS PAYABLE - GENERAL	3,648	19,685	22,634
ACCOUNTS PAYABLE - AFFILIATED COMPANIES	459	(10,165)	1,426
TAXES ACCRUED	5,945	116,996	(8,322)
CUSTOMER DEPOSITS	0	4,630	7,210
INTEREST ACCRUED	23	(1,969)	317
PREPAYMENTS	(663)	2,833	1,269
OTHER CURRENT ASSETS	0	(1,144)	1,477
OBLIGATIONS UNDER CAPITAL LEASES - CURRENT	0	5	85
OTHER CURRENT ASSETS	32	(3,132)	(4,756)
NET CASH FLOWS FROM OPERATING ACTIVITIES	44,098	274,111	110,731

INVESTING ACTIVITIES
CAPITAL EXPENDITURES - PROPERTY AND CONSTRUCTION	0	(121,313)	(82,317)
CAPITAL EXPENDITURES - OTHER	0	0	(9)
CAPITAL CONTRIBUTION FROM PARENT	651	0	0
CHANGE IN OTHER CASH DEPOSITS	0	(70,009)	10,331
INVESTMENT IN DISCONTINUED OPERATIONS, NET	0	0	0
PROCEEDS FROM SALE OF ASSETS	0	429,553	458
EQUITY INVESTMENTS	0	0	0
CHANGE IN BOND DEFEASANCE FUNDS	0	(21,671)	0
NET CASH FLOWS USED FOR INVESTING ACTIVITIES	651	216,561	(71,536)

FINANCING ACTIVITIES
ISSUANCE OF COMMON STOCK	0	0	0
ISSUANCE OF LONG-TERM DEBT - NONAFFILIATED	0	0	82,255
ISSUANCE OF LONG-TERM DEBT - AFFILIATED	0	0	50,000
CHANGE IN SHORT-TERM DEBT, NET	0	0	0
CHANGE IN ADVANCES TO/FROM AFFILIATES, NET	(44,749)	60,906	22,138
RETIREMENT OF LONG-TERM DEBT - NONAFFILIATED	0	(380,096)	(162,020)
RETIREMENT OF LONG-TERM DEBT - AFFILIATED	0	0	0
RETIREMENT OF PREFERRED STOCK	0	(0)	(3)
DIVIDENDS AND DISTRIBUTIONS - CONSOLIDATING SUBSIDIARIES	0	(172,000)	(35,000)
DIVIDENDS PAID ON COMMON STOCK	0	0	0
DIVIDENDS PAID ON PREFERRED STOCK	0	(241)	(212)
NET ACQUISITION/DISPOSITION OF TREASURY STOCK	0	(0)	(0)
NET CASH FLOWS USED FOR FINANCING ACTIVITIES	(44,749)	(491,432)	(42,843)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(0)	(760)	(3,648)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	0	760	3,738
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$(0)	$(0)	$91

NET DECREASE IN CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS	$0	$0	$0
CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - BEGINNING OF PERIOD	0	0	0
CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - END OF PERIOD	$0	$0	$0

Item 10 - Consolidating Statements of Cash Flows

AEP UTILITIES, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2004
(IN THOUSANDS)

Note - Totals and subtotals may be off due to rounding.

			SOUTHWESTERN
	AEP TEXAS	CSW	ELECTRIC
	NORTH	ENERGY, INC.	POWER COMPANY
DESCRIPTION	COMPANY	CONSOLIDATED	CONSOLIDATED

OPERATING ACTIVITIES
NET INCOME (LOSS)	$47,659	$75,560	$89,457
PLUS: (INCOME) LOSS FROM DISCONTINUED OPERATIONS	0	0	0
INCOME FROM CONTINUING OPERATIONS	47,659	75,560	89,457
ADJUSTMENT FOR NONCASH ITEMS:
DEPRECIATION AND AMORTIZATION	39,025	9,140	129,329
ACCRETION OF ASSET RETIREMENT OBLIGATIONS	0	89	251
DEFERRED INCOME TAXES	4,236	(16,381)	12,782
DEFERRED INVESTMENT TAX CREDITS	(1,292)	0	(4,326)
ASSET IMPAIRMENTS, INVESTMENT VALUE LOSSES AND OTHER RELATED CHARGES	0	1,650	0
CARRYING COSTS ON STRANDED COST RECOVERY	0	0	0
EXTRAORDINARY LOSS	0	0	0
AMORTIZATION OF DEFERRED PROPERTY TAXES	0	0	0
MARK-TO-MARKET OF RISK MANAGEMENT ASSETS	427	0	(923)
PENSION CONTRIBUTIONS	(21,172)	(677)	(45,688)
OVER-UNDER FUEL RECOVERY	10,100	0	12,420
GAIN ON SALES OF ASSETS	34	(104,582)	(619)
EQUITY (EARNINGS)/LOSSES	0	(14,214)	3
EQUITY (EARNINGS)/LOSSES - CONSOLIDATING SUBSIDIARIES	0	0	0
EQUITY PARTNERSHIP DISTRIBUTIONS	0	3,053	0
WHOLESALE CAPACITY AUCTION TRUE-UP	0	0	0
REFUELING OUTAGE EXPENSE	0	0	0
INVESTMENT IN SUBSIDIARIES	0	(2,611)	0
CHANGE IN OTHER REGULATORY ASSETS	(3,337)	0	(16,689)
CHANGE IN OTHER ASSETS	(5,065)	5,142	(3,947)
AMORTIZATION OF DEFERRED GAIN - ROCKPORT PLANT UNIT 2	0	0	0
PENSION & POSTEMPLOYMENT BENEFIT RESERVES	(37,256)	(2,866)	(62,340)
CHANGE IN OTHER REGULATORY LIABILITIES	2,904	0	16,591
CHANGE IN OTHER LIABILITIES	47,872	(3,070)	82,784
CHANGES IN CERTAIN COMPONENTS OF WORKING CAPITAL:
ACCOUNTS RECEIVABLE - CUSTOMERS	(26,376)	(2,777)	2,432
ACCOUNTS RECEIVABLE - MISCELLANEOUS	3,433	(1,042)	(1,173)
ACCOUNTS RECEIVABLE - AFFILIATED COMPANIES	2,469	580	(18,424)
ACCRUED UTILITY REVENUES	1,082	0	0
ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS	612	0	(2,048)
FUEL, MATERIALS AND SUPPLIES	8,370	0	15,809
ACCOUNTS PAYABLE - GENERAL	(5,746)	(1,524)	2,355
ACCOUNTS PAYABLE - AFFILIATED COMPANIES	12,200	(1,059)	(1,853)
TAXES ACCRUED	14,392	48,711	16,783
CUSTOMER DEPOSITS	859	0	6,290
INTEREST ACCRUED	(994)	56	(4,343)
PREPAYMENTS	782	(22)	755
OTHER CURRENT ASSETS	(5,615)	0	1,696
OBLIGATIONS UNDER CAPITAL LEASES - CURRENT	17	0	264
OTHER CURRENT ASSETS	208	2,670	(17,896)
NET CASH FLOWS FROM OPERATING ACTIVITIES	89,830	(4,173)	209,734

INVESTING ACTIVITIES
CAPITAL EXPENDITURES - PROPERTY AND CONSTRUCTION	(36,375)	0	(103,124)
CAPITAL EXPENDITURES - OTHER	0	0	0
CAPITAL CONTRIBUTION FROM PARENT	0	0	0
CHANGE IN OTHER CASH DEPOSITS	555	34	(244)
INVESTMENT IN DISCONTINUED OPERATIONS, NET	0	0	0
PROCEEDS FROM SALE OF ASSETS	510	154,628	5,435
EQUITY INVESTMENTS	0	9,521	0
CHANGE IN BOND DEFEASANCE FUNDS	0	0	0
NET CASH FLOWS USED FOR INVESTING ACTIVITIES	(35,311)	164,183	(97,932)

FINANCING ACTIVITIES
ISSUANCE OF COMMON STOCK	0	0	0
ISSUANCE OF LONG-TERM DEBT - NONAFFILIATED	0	0	91,999
ISSUANCE OF LONG-TERM DEBT - AFFILIATED	0	0	50,000
CHANGE IN SHORT-TERM DEBT, NET	0	0	0
CHANGE IN ADVANCES TO/FROM AFFILIATES, NET	(9,911)	(108,869)	27,370
RETIREMENT OF LONG-TERM DEBT - NONAFFILIATED	(42,505)	(11,142)	(224,309)
RETIREMENT OF LONG-TERM DEBT - AFFILIATED	0	(40,000)	0
RETIREMENT OF PREFERRED STOCK	(0)	0	0
DIVIDENDS AND DISTRIBUTIONS - CONSOLIDATING SUBSIDIARIES	(2,000)	0	(60,000)
DIVIDENDS PAID ON COMMON STOCK	0	0	0
DIVIDENDS PAID ON PREFERRED STOCK	(104)	0	(229)
NET ACQUISITION/DISPOSITION OF TREASURY STOCK	(0)	0	0
NET CASH FLOWS USED FOR FINANCING ACTIVITIES	(54,520)	(160,012)	(115,170)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(0)	(2)	(3,368)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	0	129	5,676
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$(0)	$127	$2,308

NET DECREASE IN CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS	$0	$0	$0
CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - BEGINNING OF PERIOD	0	0	0
CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - END OF PERIOD	$0	$0	$0

Item 10 - Consolidating Statements of Cash Flows

AEP UTILITIES, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2004
(IN THOUSANDS)

Note - Totals and subtotals may be off due to rounding.

	CSW	C3
	INTERNATIONAL,	COMMUNICATIONS,	CSW ENERGY
	INC.	INC.	SERVICES, INC.
DESCRIPTION	CONSOLIDATED	CONSOLIDATED	CONSOLIDATED

OPERATING ACTIVITIES
NET INCOME (LOSS)	$24,195	$(1,232)	$(3,802)
PLUS: (INCOME) LOSS FROM DISCONTINUED OPERATIONS	0	0	0
INCOME FROM CONTINUING OPERATIONS	24,195	(1,232)	(3,802)
ADJUSTMENT FOR NONCASH ITEMS:
DEPRECIATION AND AMORTIZATION	0	0	1,033
ACCRETION OF ASSET RETIREMENT OBLIGATIONS	0	0	0
DEFERRED INCOME TAXES	84,267	4,241	(722)
DEFERRED INVESTMENT TAX CREDITS	0	0	0
ASSET IMPAIRMENTS, INVESTMENT VALUE LOSSES AND OTHER RELATED CHARGES	0	0	0
CARRYING COSTS ON STRANDED COST RECOVERY	0	0	0
EXTRAORDINARY LOSS	0	0	0
AMORTIZATION OF DEFERRED PROPERTY TAXES	0	833	0
MARK-TO-MARKET OF RISK MANAGEMENT ASSETS	0	0	0
PENSION CONTRIBUTIONS	0	(210)	0
OVER-UNDER FUEL RECOVERY	0	0	0
GAIN ON SALES OF ASSETS	(47,595)	0	(0)
EQUITY (EARNINGS)/LOSSES	0	0	0
EQUITY (EARNINGS)/LOSSES - CONSOLIDATING SUBSIDIARIES	0	0	0
EQUITY PARTNERSHIP DISTRIBUTIONS	0	0	0
WHOLESALE CAPACITY AUCTION TRUE-UP	0	0	0
REFUELING OUTAGE EXPENSE	0	0	0
INVESTMENT IN SUBSIDIARIES	0	0	0
CHANGE IN OTHER REGULATORY ASSETS	0	0	0
CHANGE IN OTHER ASSETS	673	920	13,047
AMORTIZATION OF DEFERRED GAIN - ROCKPORT PLANT UNIT 2	0	0	0
PENSION & POSTEMPLOYMENT BENEFIT RESERVES	0	(704)	0
CHANGE IN OTHER REGULATORY LIABILITIES	0	0	0
CHANGE IN OTHER LIABILITIES	(4,185)	(62)	(422)
CHANGES IN CERTAIN COMPONENTS OF WORKING CAPITAL:
ACCOUNTS RECEIVABLE - CUSTOMERS	5,950	21	18,819
ACCOUNTS RECEIVABLE - MISCELLANEOUS	0	(1)	0
ACCOUNTS RECEIVABLE - AFFILIATED COMPANIES	57	(273)	(38)
ACCRUED UTILITY REVENUES	0	0	0
ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS	(5,950)	(21)	0
FUEL, MATERIALS AND SUPPLIES	0	0	1
ACCOUNTS PAYABLE - GENERAL	(27)	0	(527)
ACCOUNTS PAYABLE - AFFILIATED COMPANIES	(398)	(1,436)	335
TAXES ACCRUED	7,774	(2,973)	(1,315)
CUSTOMER DEPOSITS	0	0	0
INTEREST ACCRUED	0	0	0
PREPAYMENTS	(175)	46	1,183
OTHER CURRENT ASSETS	0	0	0
OBLIGATIONS UNDER CAPITAL LEASES - CURRENT	0	0	0
OTHER CURRENT ASSETS	1,649	(6,353)	(6,132)
NET CASH FLOWS FROM OPERATING ACTIVITIES	66,235	(7,204)	21,457

INVESTING ACTIVITIES
CAPITAL EXPENDITURES - PROPERTY AND CONSTRUCTION	0	0	0
CAPITAL EXPENDITURES - OTHER	0	0	0
CAPITAL CONTRIBUTION FROM PARENT	0	190,013	0
CHANGE IN OTHER CASH DEPOSITS	9	59	128
INVESTMENT IN DISCONTINUED OPERATIONS, NET	0	0	0
PROCEEDS FROM SALE OF ASSETS	46,901	0	0
EQUITY INVESTMENTS	0	0	0
CHANGE IN BOND DEFEASANCE FUNDS	0	0	0
NET CASH FLOWS USED FOR INVESTING ACTIVITIES	46,911	190,072	128

FINANCING ACTIVITIES
ISSUANCE OF COMMON STOCK	0	0	0
ISSUANCE OF LONG-TERM DEBT - NONAFFILIATED	0	0	0
ISSUANCE OF LONG-TERM DEBT - AFFILIATED	0	0	0
CHANGE IN SHORT-TERM DEBT, NET	0	0	(18,346)
CHANGE IN ADVANCES TO/FROM AFFILIATES, NET	(115,469)	(42,868)	(1,013)
RETIREMENT OF LONG-TERM DEBT - NONAFFILIATED	0	0	0
RETIREMENT OF LONG-TERM DEBT - AFFILIATED	0	(140,000)	0
RETIREMENT OF PREFERRED STOCK	0	0	0
DIVIDENDS AND DISTRIBUTIONS - CONSOLIDATING SUBSIDIARIES	0	0	0
DIVIDENDS PAID ON COMMON STOCK	0	0	0
DIVIDENDS PAID ON PREFERRED STOCK	0	0	0
NET ACQUISITION/DISPOSITION OF TREASURY STOCK	0	0	0
NET CASH FLOWS USED FOR FINANCING ACTIVITIES	(115,469)	(182,868)	(19,359)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(2,324)	0	2,227
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,324	0	(752)
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$0	$0	$1,475

NET DECREASE IN CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS	$0	$0	$0
CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - BEGINNING OF PERIOD	0	0	0
CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - END OF PERIOD	$0	$0	$0

Item 10 - Consolidating Statements of Retained Earnings

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF COMMON SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	AMERICAN ELECTRIC		AMERICAN ELECTRIC
	POWER COMPANY, INC.	SEC REPORTING	POWER COMPANY, INC.
DESCRIPTION	CONSOLIDATED	ADJUSTMENTS	ELIMINATIONS

COMMON STOCK
COMMON STOCK - DECEMBER 31, 2003	$2,626,106,684.50	$0.00	$(738,722,314.43)
ISSUANCE OF COMMON STOCK	5,471,258.00	0.00	0.00
COMMON STOCK - DECEMBER 31, 2004	$2,631,577,942.50	$0.00	$(738,722,314.43)

PAID-IN CAPITAL
PAID-IN CAPITAL - DECEMBER 31, 2003	$4,183,712,284.87	$(1,168,558.02)	$(6,001,137,694.94)
ISSUANCE OF COMMON STOCK	10,812,199.51	0.00	382.98
OTHER	8,434,993.26	1,168,558.02	(262,181,157.48)
PAID-IN CAPITAL DECEMBER 31, 2004	$4,202,959,477.64	$0.00	$(6,263,318,469.44)

RETAINED EARNINGS
RETAINED EARNINGS - DECEMBER 31, 2003	$1,489,818,784.90	$0.00	$(1,082,593,125.61)
COMMON STOCK DIVIDENDS	(553,885,953.54)	0.00	1,431,560,017.96
PREFERRED STOCK DIVIDENDS	(0.00)	0.00	1,873,156.96
GAIN ON REACQUIRED PREFERRED STOCK	(0.00)	0.00	0.00
CAPITAL STOCK EXPENSE	(0.00)	0.00	3,564,556.55
PREFERRED STOCK DIVIDEND REQUIREMENT OF SUBSIDIARIES	0.00	5,437,713.51	(5,437,713.51)
NET INCOME	1,088,508,458.30	(5,437,713.51)	(1,054,449,737.64)
RETAINED EARNINGS - DECEMBER 31, 2004	$2,024,441,289.66	$0.00	$(705,482,845.29)

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2003	$(425,463,000.00)	$3,168,558.02	$225,804.00
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	(105,009,475.46)	(3,168,558.02)	1,184,597.00
CASH FLOW HEDGES	94,317,429.25	0.00	0.00
MINIMUM PENSION LIABILITY	92,387,393.02	0.00	0.00
UNREALIZED GAIN OR LOSS ON SECURITIES	91,000.00	0.00	0.00
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2004	$(343,676,653.19)	$0.00	$1,410,401.00

Item 10 - Consolidating Statements of Retained Earnings

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF COMMON SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	AMERICAN ELECTRIC	AMERICAN ELECTRIC
	POWER	POWER SERVICE	AEP UTILITY
DESCRIPTION	COMPANY, INC.	CORPORATION	FUNDING LLC

COMMON STOCK
COMMON STOCK - DECEMBER 31, 2003	$2,626,106,684.50	$1,350,000.00	$0.00
ISSUANCE OF COMMON STOCK	5,471,258.00	0.00	0.00
COMMON STOCK - DECEMBER 31, 2004	$2,631,577,942.50	$1,350,000.00	$0.00

PAID-IN CAPITAL
PAID-IN CAPITAL - DECEMBER 31, 2003	$4,184,880,842.90	$99,500.00	$0.00
ISSUANCE OF COMMON STOCK	10,812,199.51	0.00	0.00
OTHER	7,016,435.24	0.00	250,000.00
PAID-IN CAPITAL DECEMBER 31, 2004	$4,202,709,477.65	$99,500.00	$250,000.00

RETAINED EARNINGS
RETAINED EARNINGS - DECEMBER 31, 2003	$1,489,819,056.68	$0.00	$0.00
COMMON STOCK DIVIDENDS	(1,192,420,261.83)	0.00	0.00
PREFERRED STOCK DIVIDENDS	0.00	0.00	0.00
GAIN ON REACQUIRED PREFERRED STOCK	0.00	0.00	0.00
CAPITAL STOCK EXPENSE	0.00	0.00	0.00
PREFERRED STOCK DIVIDEND REQUIREMENT OF SUBSIDIARIES	0.00	0.00	0.00
NET INCOME	976,268,587.00	0.00	(57,839.20)
RETAINED EARNINGS - DECEMBER 31, 2004	$1,273,667,381.85	$0.00	$(57,839.20)

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2003	$0.00	$(82,123,099.00)	$0.00
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	0.00	0.00	0.00
CASH FLOW HEDGES	0.00	0.00	0.00
MINIMUM PENSION LIABILITY	0.00	5,654,418.00	0.00
UNREALIZED GAIN OR LOSS ON SECURITIES	0.00	0.00	0.00
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2004	$0.00	$(76,468,681.00)	$0.00

Item 10 - Consolidating Statements of Retained Earnings

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF COMMON SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	AEP	AEP TEXAS
	NONUTILITY	POLR LLC	AEP GENERATING
DESCRIPTION	FUNDING LLC	CONSOLIDATED	COMPANY

COMMON STOCK
COMMON STOCK - DECEMBER 31, 2003	$0.00	$0.00	$1,000,000.00
ISSUANCE OF COMMON STOCK	0.00	0.00	0.00
COMMON STOCK - DECEMBER 31, 2004	$0.00	$0.00	$1,000,000.00

PAID-IN CAPITAL
PAID-IN CAPITAL - DECEMBER 31, 2003	$0.00	$0.00	$23,434,000.00
ISSUANCE OF COMMON STOCK	0.00	0.00	0.00
OTHER	250,000.00	0.00	0.00
PAID-IN CAPITAL DECEMBER 31, 2004	$250,000.00	$0.00	$23,434,000.00

RETAINED EARNINGS
RETAINED EARNINGS - DECEMBER 31, 2003	$0.00	$(6,607,818.69)	$21,440,892.59
COMMON STOCK DIVIDENDS	0.00	0.00	(5,046,238.00)
PREFERRED STOCK DIVIDENDS	0.00	0.00	0.00
GAIN ON REACQUIRED PREFERRED STOCK	0.00	0.00	0.00
CAPITAL STOCK EXPENSE	0.00	0.00	0.00
PREFERRED STOCK DIVIDEND REQUIREMENT OF SUBSIDIARIES	0.00	0.00	0.00
NET INCOME	(34,688.56)	153,722.95	7,841,978.88
RETAINED EARNINGS - DECEMBER 31, 2004	$(34,688.56)	$(6,454,095.74)	$24,236,633.46

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2003	$0.00	$0.00	$0.00
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	0.00	0.00	0.00
CASH FLOW HEDGES	0.00	0.00	0.00
MINIMUM PENSION LIABILITY	0.00	0.00	0.00
UNREALIZED GAIN OR LOSS ON SECURITIES	0.00	0.00	0.00
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2004	$0.00	$0.00	$0.00

Item 10 - Consolidating Statements of Retained Earnings

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF COMMON SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	CENTRAL COAL	AEP T&D	INDIANA FRANKLIN
DESCRIPTION	COMPANY	SERVICES, LLC	REALTY, INC.

COMMON STOCK
COMMON STOCK - DECEMBER 31, 2003	$3,000.00	$0.00	$1,000.00
ISSUANCE OF COMMON STOCK	0.00	0.00	0.00
COMMON STOCK - DECEMBER 31, 2004	$3,000.00	$0.00	$1,000.00

PAID-IN CAPITAL
PAID-IN CAPITAL - DECEMBER 31, 2003	$1,204,736.00	$0.00	$0.00
ISSUANCE OF COMMON STOCK	0.00	0.00	0.00
OTHER	0.00	0.00	0.00
PAID-IN CAPITAL DECEMBER 31, 2004	$1,204,736.00	$0.00	$0.00

RETAINED EARNINGS
RETAINED EARNINGS - DECEMBER 31, 2003	$0.03	$(98,289.78)	$(0.01)
COMMON STOCK DIVIDENDS	0.00	0.00	0.00
PREFERRED STOCK DIVIDENDS	0.00	0.00	0.00
GAIN ON REACQUIRED PREFERRED STOCK	0.00	0.00	0.00
CAPITAL STOCK EXPENSE	0.00	0.00	0.00
PREFERRED STOCK DIVIDEND REQUIREMENT OF SUBSIDIARIES	0.00	0.00	0.00
NET INCOME	(0.00)	301,623.91	0.00
RETAINED EARNINGS - DECEMBER 31, 2004	$0.03	$203,334.13	$(0.01)

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2003	$(2,565.00)	$(1,032.00)	$0.00
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	0.00	0.00	0.00
CASH FLOW HEDGES	0.00	0.00	0.00
MINIMUM PENSION LIABILITY	(6.00)	1,032.00	0.00
UNREALIZED GAIN OR LOSS ON SECURITIES	0.00	0.00	0.00
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2004	$(2,571.00)	$0.00	$0.00

Item 10 - Consolidating Statements of Retained Earnings

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF COMMON SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

		APPALACHIAN POWER	COLUMBUS SOUTHERN
	FRANKLIN REAL	COMPANY	POWER COMPANY
DESCRIPTION	ESTATE COMPANY	CONSOLIDATED	CONSOLIDATED

COMMON STOCK
COMMON STOCK - DECEMBER 31, 2003	$10,000.00	$260,457,768.00	$41,026,065.00
ISSUANCE OF COMMON STOCK	0.00	0.00	0.00
COMMON STOCK - DECEMBER 31, 2004	$10,000.00	$260,457,768.00	$41,026,065.00

PAID-IN CAPITAL
PAID-IN CAPITAL - DECEMBER 31, 2003	$0.00	$719,899,208.64	$576,399,735.58
ISSUANCE OF COMMON STOCK	0.00	(12.86)	0.00
OTHER	0.00	2,414,971.61	1,015,380.36
PAID-IN CAPITAL DECEMBER 31, 2004	$0.00	$722,314,167.39	$577,415,115.94

RETAINED EARNINGS
RETAINED EARNINGS - DECEMBER 31, 2003	$19,968.86	$408,718,478.89	$326,781,977.65
COMMON STOCK DIVIDENDS	0.00	(49,999,988.10)	(125,000,184.08)
PREFERRED STOCK DIVIDENDS	0.00	(800,271.05)	0.00
GAIN ON REACQUIRED PREFERRED STOCK	0.00	0.00	0.00
CAPITAL STOCK EXPENSE	0.00	(2,414,864.75)	(1,015,380.36)
PREFERRED STOCK DIVIDEND REQUIREMENT OF SUBSIDIARIES	0.00	0.00	0.00
NET INCOME	0.00	153,115,217.51	140,258,702.43
RETAINED EARNINGS - DECEMBER 31, 2004	$19,968.86	$508,618,572.50	$341,025,115.63

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2003	$0.00	$(52,087,690.64)	$(46,327,419.00)
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	0.00	0.00	0.00
CASH FLOW HEDGES	0.00	(7,755,552.82)	1,191,188.95
MINIMUM PENSION LIABILITY	0.00	(21,829,297.00)	(15,679,685.00)
UNREALIZED GAIN OR LOSS ON SECURITIES	0.00	0.00	0.00
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2004	$0.00	$(81,672,540.46)	$(60,815,915.05)

Item 10 - Consolidating Statements of Retained Earnings

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF COMMON SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	INDIANA MICHIGAN
	POWER COMPANY	KENTUCKY POWER	KINGSPORT POWER
DESCRIPTION	CONSOLIDATED	COMPANY	COMPANY

COMMON STOCK
COMMON STOCK - DECEMBER 31, 2003	$56,583,866.43	$50,450,000.00	$4,100,000.00
ISSUANCE OF COMMON STOCK	0.00	0.00	0.00
COMMON STOCK - DECEMBER 31, 2004	$56,583,866.43	$50,450,000.00	$4,100,000.00

PAID-IN CAPITAL
PAID-IN CAPITAL - DECEMBER 31, 2003	$858,694,392.60	$208,750,000.00	$13,800,000.00
ISSUANCE OF COMMON STOCK	(49.35)	0.00	0.00
OTHER	140,485.79	0.00	0.00
PAID-IN CAPITAL DECEMBER 31, 2004	$858,834,829.04	$208,750,000.00	$13,800,000.00

RETAINED EARNINGS
RETAINED EARNINGS - DECEMBER 31, 2003	$187,875,312.84	$64,150,582.93	$9,108,473.19
COMMON STOCK DIVIDENDS	(99,292,620.00)	(19,499,994.54)	(2,791,230.80)
PREFERRED STOCK DIVIDENDS	(340,022.94)	0.00	0.00
GAIN ON REACQUIRED PREFERRED STOCK	0.00	0.00	0.00
CAPITAL STOCK EXPENSE	(134,311.44)	0.00	0.00
PREFERRED STOCK DIVIDEND REQUIREMENT OF SUBSIDIARIES	0.00	0.00	0.00
NET INCOME	133,222,105.82	25,904,691.56	3,344,751.71
RETAINED EARNINGS - DECEMBER 31, 2004	$221,330,464.27	$70,555,279.95	$9,661,994.10

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2003	$(25,105,883.00)	$(6,212,394.55)	$(1,633,608.00)
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	0.00	0.00	0.00
CASH FLOW HEDGES	(4,298,243.88)	393,210.89	0.00
MINIMUM PENSION LIABILITY	(15,846,636.00)	(2,955,786.00)	(570,366.00)
UNREALIZED GAIN OR LOSS ON SECURITIES	0.00	0.00	0.00
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2004	$(45,250,762.88)	$(8,774,969.66)	$(2,203,974.00)

Item 10 - Consolidating Statements of Retained Earnings

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF COMMON SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	OHIO POWER		AEP
	COMPANY	WHEELING POWER	INVESTMENTS, INC.
DESCRIPTION	CONSOLIDATED	COMPANY	CONSOLIDATED

COMMON STOCK
COMMON STOCK - DECEMBER 31, 2003	$321,201,454.00	$2,428,460.00	$100.00
ISSUANCE OF COMMON STOCK	0.00	0.00	0.00
COMMON STOCK - DECEMBER 31, 2004	$321,201,454.00	$2,428,460.00	$100.00

PAID-IN CAPITAL
PAID-IN CAPITAL - DECEMBER 31, 2003	$462,483,651.86	$15,595,573.00	$39,528,360.53
ISSUANCE OF COMMON STOCK	(282.08)	0.00	0.00
OTHER	1,415.08	0.00	0.00
PAID-IN CAPITAL DECEMBER 31, 2004	$462,484,784.86	$15,595,573.00	$39,528,360.53

RETAINED EARNINGS
RETAINED EARNINGS - DECEMBER 31, 2003	$729,146,667.84	$18,177,675.41	$(34,472,428.62)
COMMON STOCK DIVIDENDS	(174,113,718.12)	(3,712,626.00)	0.00
PREFERRED STOCK DIVIDENDS	(732,862.97)	0.00	0.00
GAIN ON REACQUIRED PREFERRED STOCK	0.00	0.00	0.00
CAPITAL STOCK EXPENSE	0.00	0.00	0.00
PREFERRED STOCK DIVIDEND REQUIREMENT OF SUBSIDIARIES	0.00	0.00	0.00
NET INCOME	210,116,262.93	6,810,347.76	(9,979,551.18)
RETAINED EARNINGS - DECEMBER 31, 2004	$764,416,349.67	$21,275,397.17	$(44,451,979.81)

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2003	$(48,806,581.56)	$(2,450,544.00)	$547,650.56
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	0.00	0.00	2,872,677.29
CASH FLOW HEDGES	1,343,590.56	0.00	21,878.00
MINIMUM PENSION LIABILITY	(26,801,629.00)	(706,159.00)	0.00
UNREALIZED GAIN OR LOSS ON SECURITIES	0.00	0.00	91,000.00
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2004	$(74,264,620.00)	$(3,156,703.00)	$3,533,205.85

Item 10 - Consolidating Statements of Retained Earnings

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF COMMON SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

		AEP
	AEP	COMMUNICATIONS,
	RESOURCES, INC.	INC.	AEP UTILITIES, INC.
DESCRIPTION	CONSOLIDATED	CONSOLIDATED	CONSOLIDATED

COMMON STOCK
COMMON STOCK - DECEMBER 31, 2003	$300.00	$100.00	$1.00
ISSUANCE OF COMMON STOCK	0.00	0.00	0.00
COMMON STOCK - DECEMBER 31, 2004	$300.00	$100.00	$1.00

PAID-IN CAPITAL
PAID-IN CAPITAL - DECEMBER 31, 2003	$2,016,985,962.87	$24,556,570.00	$1,024,352,785.55
ISSUANCE OF COMMON STOCK	0.00	0.00	(38.69)
OTHER	0.00	166,361,000.00	1,904.64
PAID-IN CAPITAL DECEMBER 31, 2004	$2,016,985,962.87	$190,917,570.00	$1,024,354,651.50

RETAINED EARNINGS
RETAINED EARNINGS - DECEMBER 31, 2003	$(1,987,045,305.05)	$(193,235,360.43)	$1,588,395,120.94
COMMON STOCK DIVIDENDS	278.91	0.00	(313,569,388.94)
PREFERRED STOCK DIVIDENDS	0.00	0.00	(0.00)
GAIN ON REACQUIRED PREFERRED STOCK	0.00	0.00	(0.00)
CAPITAL STOCK EXPENSE	0.00	0.00	0.00
PREFERRED STOCK DIVIDEND REQUIREMENT OF SUBSIDIARIES	0.00	0.00	0.00
NET INCOME	6,234,844.25	4,730,687.89	448,951,157.66
RETAINED EARNINGS - DECEMBER 31, 2004	$(1,980,810,181.89)	$(188,504,672.54)	$1,723,776,889.65

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2003	$18,615,779.30	$(563,945.00)	$(179,699,862.13)
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	(102,193,554.86)	0.00	(3,704,636.87)
CASH FLOW HEDGES	95,832,862.30	0.00	5,811,869.25
MINIMUM PENSION LIABILITY	199,696.00	563,945.00	170,355,432.02
UNREALIZED GAIN OR LOSS ON SECURITIES	0.00	0.00	0.00
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2004	$12,454,782.74	$0.00	$(7,237,197.73)

Item 10 - Consolidating Statements of Retained Earnings

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF COMMON SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	AEP C&I
	COMPANY LLC	AEP DESERT	AEP DESERT	AEP COAL, INC.
DESCRIPTION	CONSOLIDATED	SKY LP, LLC	SKY LP II, LLC	CONSOLIDATED

COMMON STOCK
COMMON STOCK - DECEMBER 31, 2003	$0.00	$0.00	$0.00	$100.00
ISSUANCE OF COMMON STOCK	0.00	0.00	0.00	0.00
COMMON STOCK - DECEMBER 31, 2004	$0.00	$0.00	$0.00	$100.00

PAID-IN CAPITAL
PAID-IN CAPITAL - DECEMBER 31, 2003	$(5,727,771.11)	$0.00	$0.00	$0.00
ISSUANCE OF COMMON STOCK	0.00	0.00	0.00	0.00
OTHER	16,642,000.00	0.00	0.00	75,354,000.00
PAID-IN CAPITAL DECEMBER 31, 2004	$10,914,228.89	$0.00	$0.00	$75,354,000.00

RETAINED EARNINGS
RETAINED EARNINGS - DECEMBER 31, 2003	$6,121,741.90	$783,794.77	$2,914,457.57	$(79,394,580.52)
COMMON STOCK DIVIDENDS	0.00	0.00	0.00	0.00
PREFERRED STOCK DIVIDENDS	0.00	0.00	0.00	0.00
GAIN ON REACQUIRED PREFERRED STOCK	0.00	0.00	0.00	0.00
CAPITAL STOCK EXPENSE	0.00	0.00	0.00	0.00
PREFERRED STOCK DIVIDEND REQUIREMENT OF SUBSIDIARIES	0.00	0.00	0.00	0.00
NET INCOME	8,574,192.87	(579,263.26)	2,826,981.99	(2,698,548.42)
RETAINED EARNINGS - DECEMBER 31, 2004	$14,695,934.77	$204,531.52	$5,741,439.56	$(82,093,128.94)

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2003	$0.00	$16,174.00	$(3,019,908.00)	$0.00
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	0.00	0.00	0.00	0.00
CASH FLOW HEDGES	0.00	(9,566.00)	1,786,192.00	0.00
MINIMUM PENSION LIABILITY	0.00	0.00	0.00	0.00
UNREALIZED GAIN OR LOSS ON SECURITIES	0.00	0.00	0.00	0.00
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2004	$0.00	$6,608.00	$(1,233,716.00)	$0.00

Item 10 - Consolidating Statements of Retained Earnings

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF COMMON SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	AEP POWER	AEP
	MARKETING, INC.	PRO SERV, INC.	MUTUAL
DESCRIPTION	CONSOLIDATED	CONSOLIDATED	ENERGY L.L.C.

COMMON STOCK
COMMON STOCK - DECEMBER 31, 2003	$100.00	$110,000.00	$0.00
ISSUANCE OF COMMON STOCK	0.00	0.00	0.00
COMMON STOCK - DECEMBER 31, 2004	$100.00	$110,000.00	$0.00

PAID-IN CAPITAL
PAID-IN CAPITAL - DECEMBER 31, 2003	$0.00	$21,080,989.41	$0.00
ISSUANCE OF COMMON STOCK	0.00	0.00	0.00
OTHER	0.00	0.00	0.00
PAID-IN CAPITAL DECEMBER 31, 2004	$0.00	$21,080,989.41	$0.00

RETAINED EARNINGS
RETAINED EARNINGS - DECEMBER 31, 2003	$14,639,180.99	$(1,775,260.67)	$6,947,571.21
COMMON STOCK DIVIDENDS	0.00	0.00	0.00
PREFERRED STOCK DIVIDENDS	0.00	0.00	0.00
GAIN ON REACQUIRED PREFERRED STOCK	0.00	0.00	0.00
CAPITAL STOCK EXPENSE	0.00	0.00	0.00
PREFERRED STOCK DIVIDEND REQUIREMENT OF SUBSIDIARIES	0.00	0.00	0.00
NET INCOME	32,357,858.64	1,189,911.14	(457,826.83)
RETAINED EARNINGS - DECEMBER 31, 2004	$46,997,039.63	$(585,349.53)	$6,489,744.38

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2003	$0.00	$(2,434.00)	$0.00
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	0.00	0.00	0.00
CASH FLOW HEDGES	0.00	0.00	0.00
MINIMUM PENSION LIABILITY	0.00	2,434.00	0.00
UNREALIZED GAIN OR LOSS ON SECURITIES	0.00	0.00	0.00
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2004	$0.00	$0.00	$0.00

Item 10 - Consolidating Statements of Retained Earnings

AEP UTILITIES, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF COMMON SHAREHOLDER'S EQUITY AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	AEP UTILITIES, INC.	SEC REPORTING	AEP UTILITIES, INC.
DESCRIPTION	CONSOLIDATED	ADJUSTMENTS	ELIMINATIONS

COMMON STOCK
COMMON STOCK - DECEMBER 31, 2003	$1.00	$0.00	$(485,400,464.53)
ISSUANCE OF COMMON STOCK	0.00	0.00	0.00
COMMON STOCK - DECEMBER 31, 2004	$1.00	$0.00	$(485,400,464.53)

PAID-IN CAPITAL
PAID-IN CAPITAL - DECEMBER 31, 2003	$1,024,352,785.55	$0.00	$(908,323,083.04)
ISSUANCE OF COMMON STOCK	(38.69)	0.00	38.69
OTHER	1,904.64	0.00	(190,663,650.40)
PAID-IN CAPITAL DECEMBER 31, 2004	$1,024,354,651.50	$0.00	$(1,098,986,694.75)

RETAINED EARNINGS
RETAINED EARNINGS - DECEMBER 31, 2003	$1,588,395,120.94	$0.00	$(1,197,008,974.86)
COMMON STOCK DIVIDENDS	(313,569,388.94)	0.00	272,471,281.70
PREFERRED STOCK DIVIDENDS	(0.00)	0.00	786,112.98
GAIN ON REACQUIRED PREFERRED STOCK	(0.00)	0.00	(1,904.64)
CAPITAL STOCK EXPENSE	0.00	0.00	(108.05)
PREFERRED STOCK DIVIDEND REQUIREMENT OF SUBSIDIARIES	0.00	786,112.98	(786,112.98)
NET INCOME	448,951,157.66	(786,112.98)	(446,186,378.41)
RETAINED EARNINGS - DECEMBER 31, 2004	$1,723,776,889.65	$0.00	$(1,370,726,084.26)

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2003	$(179,699,862.13)	$0.00	$0.00
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	(3,704,636.87)	0.00	0.00
CASH FLOW HEDGES	5,811,869.25	0.00	0.00
MINIMUM PENSION LIABILITY	170,355,432.02	0.00	0.00
UNREALIZED GAIN OR LOSS ON SECURITIES	0.00	0.00	0.00
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2004	$(7,237,197.73)	$0.00	$0.00

Item 10 - Consolidating Statements of Retained Earnings

AEP UTILITIES, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF COMMON SHAREHOLDER'S EQUITY AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

			AEP TEXAS CENTRAL
			COMPANY
DESCRIPTION	AEP UTILITIES, INC.	AEP CREDIT, INC.	CONSOLIDATED

COMMON STOCK
COMMON STOCK - DECEMBER 31, 2003	$1.00	$1,000.00	55,291,944.53
ISSUANCE OF COMMON STOCK	0.00	0.00	0.00
COMMON STOCK - DECEMBER 31, 2004	$1.00	$1,000.00	55,291,944.53

PAID-IN CAPITAL
PAID-IN CAPITAL - DECEMBER 31, 2003	$1,024,352,785.55	$27,041,922.42	$132,606,982.69
ISSUANCE OF COMMON STOCK	(38.69)	0.00	(1.75)
OTHER	1,904.64	650,650.40	0.00
PAID-IN CAPITAL DECEMBER 31, 2004	$1,024,354,651.50	$27,692,572.82	$132,606,980.94

RETAINED EARNINGS
RETAINED EARNINGS - DECEMBER 31, 2003	$1,588,395,121.06	$(0.00)	$1,083,022,567.79
COMMON STOCK DIVIDENDS	(313,569,388.94)	(3,471,198.75)	(172,000,008.49)
PREFERRED STOCK DIVIDENDS	0.00	0.00	(241,082.82)
GAIN ON REACQUIRED PREFERRED STOCK	0.00	0.00	92.65
CAPITAL STOCK EXPENSE	0.00	0.00	59.10
PREFERRED STOCK DIVIDEND REQUIREMENT OF SUBSIDIARIES	0.00	0.00	0.00
NET INCOME	448,951,157.53	3,471,198.75	174,121,584.16
RETAINED EARNINGS - DECEMBER 31, 2004	$1,723,776,889.65	$0.00	$1,084,903,212.39

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2003	$0.00	$0.00	$(61,872,344.00)
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	0.00	0.00	0.00
CASH FLOW HEDGES	0.00	0.00	2,485,018.90
MINIMUM PENSION LIABILITY	0.00	0.00	55,228,569.02
UNREALIZED GAIN OR LOSS ON SECURITIES	0.00	0.00	0.00
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2004	$0.00	$0.00	$(4,158,756.08)

Item 10 - Consolidating Statements of Retained Earnings

AEP UTILITIES, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF COMMON SHAREHOLDER'S EQUITY AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

				SOUTHWESTERN
	PUBLIC SERVICE	AEP	CSW	ELECTRIC POWER
	COMPANY OF	TEXAS NORTH	ENERGY, INC.	COMPANY
DESCRIPTION	OKLAHOMA	COMPANY	CONSOLIDATED	CONSOLIDATED

COMMON STOCK
COMMON STOCK - DECEMBER 31, 2003	$157,230,000.00	$137,214,000.00	$1,000.00	$135,659,520.00
ISSUANCE OF COMMON STOCK	0.00	0.00	0.00	0.00
COMMON STOCK - DECEMBER 31, 2004	$157,230,000.00	$137,214,000.00	$1,000.00	$135,659,520.00

PAID-IN CAPITAL
PAID-IN CAPITAL - DECEMBER 31, 2003	$230,015,879.19	$2,350,434.87	$95,541,942.68	$245,003,620.64
ISSUANCE OF COMMON STOCK	(17.50)	(19.44)	0.00	0.00
OTHER	0.00	0.00	0.00	0.00
PAID-IN CAPITAL DECEMBER 31, 2004	$230,015,861.69	$2,350,415.43	$95,541,942.68	$245,003,620.64

RETAINED EARNINGS
RETAINED EARNINGS - DECEMBER 31, 2003	$139,604,354.66	$125,428,607.47	$(95,107,923.49)	$359,906,742.39
COMMON STOCK DIVIDENDS	(35,000,002.64)	(1,999,976.38)	0.00	(60,000,095.44)
PREFERRED STOCK DIVIDENDS	(212,454.47)	(103,595.83)	0.00	(228,979.86)
GAIN ON REACQUIRED PREFERRED STOCK	1,717.50	94.49	0.00	0.00
CAPITAL STOCK EXPENSE	0.00	48.95	0.00	0.00
PREFERRED STOCK DIVIDEND REQUIREMENT OF SUBSIDIARIES	0.00	0.00	0.00	0.00
NET INCOME	37,541,486.76	47,659,390.98	75,560,111.18	89,456,891.12
RETAINED EARNINGS - DECEMBER 31, 2004	$141,935,101.80	$170,984,569.68	$(19,547,812.32)	$389,134,558.21

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2003	$(43,842,226.00)	$(26,718,139.00)	$(7,061,619.00)	$(43,910,171.00)
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	0.00	0.00	0.00	0.00
CASH FLOW HEDGES	243,975.80	885,513.40	3,201,576.00	(1,004,214.85)
MINIMUM PENSION LIABILITY	43,672,868.00	25,704,508.00	2,014,630.00	43,734,857.00
UNREALIZED GAIN OR LOSS ON SECURITIES	0.00	0.00	0.00	0.00
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2004	$74,617.80	$(128,117.60)	$(1,845,413.00)	$(1,179,528.85)

Item 10 - Consolidating Statements of Retained Earnings

AEP UTILITIES, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF COMMON SHAREHOLDER'S EQUITY AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	CSW	C3
	INTERNATIONAL,	COMMUNICATIONS,	CSW ENERGY
	INC.	INC.	SERVICES, INC.
DESCRIPTION	CONSOLIDATED	CONSOLIDATED	CONSOLIDATED

COMMON STOCK
COMMON STOCK - DECEMBER 31, 2003	$1,000.00	$1,000.00	$1,000.00
ISSUANCE OF COMMON STOCK	0.00	0.00	0.00
COMMON STOCK - DECEMBER 31, 2004	$1,000.00	$1,000.00	$1,000.00

PAID-IN CAPITAL
PAID-IN CAPITAL - DECEMBER 31, 2003	$175,762,300.55	$0.00	$0.00
ISSUANCE OF COMMON STOCK	0.00	0.00	0.00
OTHER	0.00	190,013,000.00	0.00
PAID-IN CAPITAL DECEMBER 31, 2004	$175,762,300.55	$190,013,000.00	$0.00

RETAINED EARNINGS
RETAINED EARNINGS - DECEMBER 31, 2003	$(168,540,072.12)	$(185,689,992.14)	$(61,615,309.80)
COMMON STOCK DIVIDENDS	0.00	0.00	0.00
PREFERRED STOCK DIVIDENDS	0.00	0.00	0.00
GAIN ON REACQUIRED PREFERRED STOCK	0.00	0.00	0.00
CAPITAL STOCK EXPENSE	0.00	0.00	0.00
PREFERRED STOCK DIVIDEND REQUIREMENT OF SUBSIDIARIES	0.00	0.00	0.00
NET INCOME	24,195,339.94	(1,231,664.15)	(3,801,847.24)
RETAINED EARNINGS - DECEMBER 31, 2004	$(144,344,732.18)	$(186,921,656.29)	$(65,417,157.03)

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2003	$3,704,636.87	$0.00	$0.00
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	(3,704,636.87)	0.00	0.00
CASH FLOW HEDGES	0.00	0.00	0.00
MINIMUM PENSION LIABILITY	0.00	0.00	0.00
UNREALIZED GAIN OR LOSS ON SECURITIES	0.00	0.00	0.00
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2004	$0.00	$0.00	$0.00

Item 10 - Consolidating Statements of Retained Earnings

AEP TEXAS CENTRAL COMPANY AND SUBSIDIARY
CONSOLIDATING STATEMENT OF COMMON SHAREHOLDER'S EQUITY AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	AEP TEXAS	AEP TEXAS		AEP TEXAS
	CENTRAL	CENTRAL	AEP TEXAS	CENTRAL
	COMPANY	COMPANY	CENTRAL	TRANSITION
DESCRIPTION	CONSOLIDATED	ELIMINATIONS	COMPANY	FUNDING LLC

COMMON STOCK
COMMON STOCK - DECEMBER 31, 2003	$55,291,944.53	$0.00	$55,291,944.53	$0.00
ISSUANCE OF COMMON STOCK	0.00	0.00	0.00	0.00
COMMON STOCK - DECEMBER 31, 2004	$55,291,944.53	$0.00	$55,291,944.53	$0.00

PAID-IN CAPITAL
PAID-IN CAPITAL - DECEMBER 31, 2003	$132,606,982.69	$(3,986,675.00)	$132,606,982.69	$3,986,675.00
ISSUANCE OF COMMON STOCK	(1.75)	0.00	(1.75)	0.00
OTHER	0.00	0.00	0.00	0.00
PAID-IN CAPITAL DECEMBER 31, 2004	$132,606,980.94	$(3,986,675.00)	$132,606,980.94	$3,986,675.00

RETAINED EARNINGS
RETAINED EARNINGS - DECEMBER 31, 2003	$1,083,022,567.79	$(79,566.86)	$1,083,022,567.79	$79,566.86
COMMON STOCK DIVIDENDS	(171,999,915.84)	0.00	(171,999,915.84)	0.00
PREFERRED STOCK DIVIDENDS	(241,082.82)	0.00	(241,082.82)	0.00
CAPITAL STOCK EXPENSE	59.10	0.00	59.10	0.00
NET INCOME	174,121,584.16	(33,559.92)	174,121,584.16	33,559.92
RETAINED EARNINGS - DECEMBER 31, 2004	$1,084,903,212.39	$(113,126.78)	$1,084,903,212.39	$113,126.78

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2003	$(61,872,344.00)	$0.00	$(61,872,344.00)	$0.00
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	0.00	0.00	0.00	0.00
CASH FLOW HEDGES	2,485,018.90	0.00	2,485,018.90	0.00
MINIMUM PENSION LIABILITY	55,228,569.02	0.00	55,228,569.02	0.00
UNREALIZED GAIN OR LOSS ON SECURITIES	0.00	0.00	0.00	0.00
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2004	$(4,158,756.08)	$0.00	$(4,158,756.08)	$0.00

Item 10 - Consolidating Statements of Retained Earnings

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF COMMON SHAREHOLDER'S EQUITY AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	APPALACHIAN POWER	APPALACHIAN POWER	APPALACHIAN
	COMPANY	COMPANY	POWER
DESCRIPTION	CONSOLIDATED	ELIMINATIONS	COMPANY

COMMON STOCK
COMMON STOCK - DECEMBER 31, 2003	$260,457,768.00	$(209,950.00)	$260,457,768.00
ISSUANCE OF COMMON STOCK	0.00	0.00	0.00
COMMON STOCK - DECEMBER 31, 2004	$260,457,768.00	$(209,950.00)	$260,457,768.00

PAID-IN CAPITAL
PAID-IN CAPITAL - DECEMBER 31, 2003	$719,899,208.64	$(14,218,393.01)	$719,899,208.64
ISSUANCE OF COMMON STOCK	(12.86)	0.00	(12.86)
OTHER	2,414,971.61	0.00	2,414,971.61
PAID-IN CAPITAL DECEMBER 31, 2004	$722,314,167.39	$(14,218,393.01)	$722,314,167.39

RETAINED EARNINGS
RETAINED EARNINGS - DECEMBER 31, 2003	$408,718,478.89	$(3,172,231.96)	$408,718,478.87
COMMON STOCK DIVIDENDS	(49,999,988.10)	0.00	(49,999,988.10)
PREFERRED STOCK DIVIDENDS	(800,271.05)	0.00	(800,271.05)
CAPITAL STOCK EXPENSE	(2,414,864.75)	0.00	(2,414,864.75)
NET INCOME	153,115,217.51	(108,994.93)	153,115,217.53
RETAINED EARNINGS - DECEMBER 31, 2004	$508,618,572.50	$(3,281,226.89)	$508,618,572.50

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2003	$(52,087,690.64)	$0.00	$(50,588,249.64)
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	0.00	0.00	0.00
CASH FLOW HEDGES	(7,755,552.82)	0.00	(7,755,552.82)
MINIMUM PENSION LIABILITY	(21,829,297.00)	0.00	(21,431,411.00)
UNREALIZED GAIN OR LOSS ON SECURITIES	0.00	0.00	0.00
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2004	$(81,672,540.46)	$0.00	$(79,775,213.46)

Item 10 - Consolidating Statements of Retained Earnings

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF COMMON SHAREHOLDER'S EQUITY AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	CENTRAL	SOUTHERN
	APPALACHIAN	APPALACHIAN	CEDAR COAL
DESCRIPTION	COAL COMPANY	COAL COMPANY	COMPANY

COMMON STOCK
COMMON STOCK - DECEMBER 31, 2003	$3,000.00	$6,950.00	$200,000.00
ISSUANCE OF COMMON STOCK	0.00	0.00	0.00
COMMON STOCK - DECEMBER 31, 2004	$3,000.00	$6,950.00	$200,000.00

PAID-IN CAPITAL
PAID-IN CAPITAL - DECEMBER 31, 2003	$449,990.00	$8,900,000.01	$4,868,403.00
ISSUANCE OF COMMON STOCK	0.00	0.00	0.00
OTHER	0.00	0.00	0.00
PAID-IN CAPITAL DECEMBER 31, 2004	$449,990.00	$8,900,000.01	$4,868,403.00

RETAINED EARNINGS
RETAINED EARNINGS - DECEMBER 31, 2003	$428,746.01	$1,864,897.01	$878,588.96
COMMON STOCK DIVIDENDS	0.00	0.00	0.00
PREFERRED STOCK DIVIDENDS	0.00	0.00	0.00
CAPITAL STOCK EXPENSE	0.00	0.00	0.00
NET INCOME	(35,608.45)	232,240.12	(87,636.76)
RETAINED EARNINGS - DECEMBER 31, 2004	$393,137.56	$2,097,137.13	$790,952.20

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2003	$0.00	$0.00	$(1,499,441.00)
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	0.00	0.00	0.00
CASH FLOW HEDGES	0.00	0.00	0.00
MINIMUM PENSION LIABILITY	0.00	0.00	(397,886.00)
UNREALIZED GAIN OR LOSS ON SECURITIES	0.00	0.00	0.00
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2004	$0.00	$0.00	$(1,897,327.00)

Item 10 - Consolidating Statements of Retained Earnings

COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF COMMON SHAREHOLDER'S EQUITY AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	COLUMBUS SOUTHERN	COLUMBUS SOUTHERN	COLUMBUS
	POWER COMPANY	POWER COMPANY	SOUTHERN
DESCRIPTION	CONSOLIDATED	ELIMINATIONS	POWER COMPANY

COMMON STOCK
COMMON STOCK - DECEMBER 31, 2003	$41,026,065.00	$(1,609,000.00)	$41,026,065.00
ISSUANCE OF COMMON STOCK	0.00	0.00	0.00
COMMON STOCK - DECEMBER 31, 2004	$41,026,065.00	$(1,609,000.00)	$41,026,065.00

PAID-IN CAPITAL
PAID-IN CAPITAL - DECEMBER 31, 2003	$576,399,735.58	$(698,589.30)	$576,399,735.58
ISSUANCE OF COMMON STOCK	0.00	0.00	0.00
OTHER	1,015,380.36	0.00	1,015,380.36
PAID-IN CAPITAL DECEMBER 31, 2004	$577,415,115.94	$(698,589.30)	$577,415,115.94

RETAINED EARNINGS
RETAINED EARNINGS - DECEMBER 31, 2003	$326,781,977.65	$(4,473,147.15)	$326,781,977.37
COMMON STOCK DIVIDENDS	(125,000,184.08)	0.00	(125,000,184.08)
PREFERRED STOCK DIVIDENDS	0.00	0.00	0.00
CAPITAL STOCK EXPENSE	(1,015,380.36)	0.00	(1,015,380.36)
NET INCOME	140,258,702.43	(2,331,890.21)	140,258,702.70
RETAINED EARNINGS - DECEMBER 31, 2004	$341,025,115.63	$(6,805,037.36)	$341,025,115.64

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2003	$(46,327,419.00)	$0.00	$(46,261,750.00)
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	0.00	0.00	0.00
CASH FLOW HEDGES	1,191,188.95	0.00	1,191,188.95
MINIMUM PENSION LIABILITY	(15,679,685.00)	0.00	(15,598,008.00)
UNREALIZED GAIN OR LOSS ON SECURITIES	0.00	0.00	0.00
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2004	$(60,815,915.05)	$0.00	$(60,668,569.05)

Item 10 - Consolidating Statements of Retained Earnings

COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF COMMON SHAREHOLDER'S EQUITY AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

			CONESVILLE COAL
			PREPARATION
DESCRIPTION	SIMCO INC.	COLOMET, INC.	COMPANY

COMMON STOCK
COMMON STOCK - DECEMBER 31, 2003	$9,000.00	$1,500,000.00	$100,000.00
ISSUANCE OF COMMON STOCK	0.00	0.00	0.00
COMMON STOCK - DECEMBER 31, 2004	$9,000.00	$1,500,000.00	$100,000.00

PAID-IN CAPITAL
PAID-IN CAPITAL - DECEMBER 31, 2003	$268,589.30	$30,000.00	$400,000.00
ISSUANCE OF COMMON STOCK	0.00	0.00	0.00
OTHER	0.00	0.00	0.00
PAID-IN CAPITAL DECEMBER 31, 2004	$268,589.30	$30,000.00	$400,000.00

RETAINED EARNINGS
RETAINED EARNINGS - DECEMBER 31, 2003	$220,020.95	$3,013,143.48	$1,239,982.99
COMMON STOCK DIVIDENDS	0.00	0.00	0.00
PREFERRED STOCK DIVIDENDS	0.00	0.00	0.00
CAPITAL STOCK EXPENSE	0.00	0.00	0.00
NET INCOME	46,298.60	2,215,591.34	70,000.00
RETAINED EARNINGS - DECEMBER 31, 2004	$266,319.55	$5,228,734.81	$1,309,982.99

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2003	$0.00	$0.00	$(65,669.00)
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	0.00	0.00	0.00
CASH FLOW HEDGES	0.00	0.00	0.00
MINIMUM PENSION LIABILITY	0.00	0.00	(81,677.00)
UNREALIZED GAIN OR LOSS ON SECURITIES	0.00	0.00	0.00
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2004	$0.00	$0.00	$(147,346.00)

Item 10 - Consolidating Statements of Retained Earnings

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF COMMON SHAREHOLDER'S EQUITY AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	INDIANA MICHIGAN	INDIANA MICHIGAN
	POWER COMPANY	POWER COMPANY	INDIANA MICHIGAN
DESCRIPTION	CONSOLIDATED	ELIMINATIONS	POWER COMPANY

COMMON STOCK
COMMON STOCK - DECEMBER 31, 2003	$56,583,866.43	$(39,548,275.00)	$56,583,866.43
ISSUANCE OF COMMON STOCK	0.00	0.00	0.00
COMMON STOCK - DECEMBER 31, 2004	$56,583,866.43	$(39,548,275.00)	$56,583,866.43

PAID-IN CAPITAL
PAID-IN CAPITAL - DECEMBER 31, 2003	$858,694,392.60	$(1,303,000.00)	$858,694,392.60
ISSUANCE OF COMMON STOCK	(49.35)	0.00	(49.35)
OTHER	140,485.79	0.00	140,485.79
PAID-IN CAPITAL DECEMBER 31, 2004	$858,834,829.04	$(1,303,000.00)	$858,834,829.04

RETAINED EARNINGS
RETAINED EARNINGS - DECEMBER 31, 2003	$187,875,312.84	$(2,923,620.52)	$187,875,312.81
COMMON STOCK DIVIDENDS	(99,292,620.00)	0.00	(99,292,620.00)
PREFERRED STOCK DIVIDENDS	(340,022.94)	0.00	(340,022.94)
CAPITAL STOCK EXPENSE	(134,311.44)	0.00	(134,311.44)
NET INCOME	133,222,105.82	(923,931.21)	133,222,105.85
RETAINED EARNINGS - DECEMBER 31, 2004	$221,330,464.27	$(3,847,551.72)	$221,330,464.28

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2003	$(25,105,883.00)	$0.00	$(24,947,241.00)
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	0.00	0.00	0.00
CASH FLOW HEDGES	(4,298,243.88)	0.00	(4,298,243.88)
MINIMUM PENSION LIABILITY	(15,846,636.00)	0.00	(15,792,083.00)
UNREALIZED GAIN OR LOSS ON SECURITIES	0.00	0.00	0.00
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2004	$(45,250,762.88)	$0.00	$(45,037,567.88)

Item 10 - Consolidating Statements of Retained Earnings

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF COMMON SHAREHOLDER'S EQUITY AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	PRICE RIVER	BLACKHAWK
DESCRIPTION	COAL COMPANY	COAL COMPANY

COMMON STOCK
COMMON STOCK - DECEMBER 31, 2003	$27,275.00	$39,521,000.00
ISSUANCE OF COMMON STOCK	0.00	0.00
COMMON STOCK - DECEMBER 31, 2004	$27,275.00	$39,521,000.00

PAID-IN CAPITAL
PAID-IN CAPITAL - DECEMBER 31, 2003	$0.00	$1,303,000.00
ISSUANCE OF COMMON STOCK	0.00	0.00
OTHER	0.00	0.00
PAID-IN CAPITAL DECEMBER 31, 2004	$0.00	$1,303,000.00

RETAINED EARNINGS
RETAINED EARNINGS - DECEMBER 31, 2003	$0.00	$2,923,620.54
COMMON STOCK DIVIDENDS	0.00	0.00
PREFERRED STOCK DIVIDENDS	0.00	0.00
CAPITAL STOCK EXPENSE	0.00	0.00
NET INCOME	0.00	923,931.18
RETAINED EARNINGS - DECEMBER 31, 2004	$0.00	$3,847,551.72

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2003	$0.00	$(158,642.00)
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	0.00	0.00
CASH FLOW HEDGES	0.00	0.00
MINIMUM PENSION LIABILITY	0.00	(54,553.00)
UNREALIZED GAIN OR LOSS ON SECURITIES	0.00	0.00
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2004	$0.00	$(213,195.00)

Item 10 - Consolidating Statements of Retained Earnings

OHIO POWER COMPANY CONSOLIDATED
CONSOLIDATING STATEMENT OF COMMON SHAREHOLDER'S EQUITY AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	OHIO POWER	OHIO POWER
	COMPANY	COMPANY	OHIO POWER	JMG
DESCRIPTION	CONSOLIDATED	ELIMINATIONS	COMPANY	FUNDING LP

COMMON STOCK
COMMON STOCK - DECEMBER 31, 2003	$321,201,454.00	$0.00	$321,201,454.00	$0.00
ISSUANCE OF COMMON STOCK	0.00	0.00	0.00	0.00
COMMON STOCK - DECEMBER 31, 2004	$321,201,454.00	$0.00	$321,201,454.00	$0.00

PAID-IN CAPITAL
PAID-IN CAPITAL - DECEMBER 31, 2003	$462,483,651.86	$(16,314,062.62)	$462,483,651.86	$16,314,062.62
ISSUANCE OF COMMON STOCK	(282.08)	0.00	(282.08)	0.00
OTHER	1,415.08	2,230,980.48	1,415.08	(2,230,980.48)
PAID-IN CAPITAL DECEMBER 31, 2004	$462,484,784.86	$(14,083,082.14)	$462,484,784.86	$14,083,082.14

RETAINED EARNINGS
RETAINED EARNINGS - DECEMBER 31, 2003	$729,146,667.84	$0.00	$729,146,667.84	$0.00
COMMON STOCK DIVIDENDS	(174,113,718.12)	0.00	(174,113,718.12)	0.00
PREFERRED STOCK DIVIDENDS	(732,862.97)	0.00	(732,862.97)	0.00
CAPITAL STOCK EXPENSE	0.00	0.00	0.00	0.00
NET INCOME	210,116,262.93	0.00	210,116,262.93	0.00
RETAINED EARNINGS - DECEMBER 31, 2004	$764,416,349.67	$0.00	$764,416,349.67	$0.00

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2003	$(48,806,581.56)	$0.00	$(48,806,581.56)	$0.00
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	0.00	0.00	0.00	0.00
CASH FLOW HEDGES	1,343,590.56	0.00	1,343,590.56	0.00
MINIMUM PENSION LIABILITY	(26,801,629.00)	0.00	(26,801,629.00)	0.00
UNREALIZED GAIN OR LOSS ON SECURITIES	0.00	0.00	0.00	0.00
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2004	$(74,264,620.00)	$0.00	$(74,264,620.00)	$0.00

Item 10 - Consolidating Statements of Retained Earnings

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
CONSOLIDATING STATEMENT OF COMMON SHAREHOLDER'S EQUITY AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	SOUTHWESTERN	SOUTHWESTERN
	ELECTRIC POWER	ELECTRIC POWER	SOUTHWESTERN
	COMPANY	COMPANY	ELECTRIC POWER
DESCRIPTION	CONSOLIDATED	ELIMINATIONS	COMPANY

COMMON STOCK
COMMON STOCK - DECEMBER 31, 2003	$135,659,520.00	$(1,000.00)	$135,659,520.00
ISSUANCE OF COMMON STOCK	0.00	0.00	0.00
COMMON STOCK - DECEMBER 31, 2004	$135,659,520.00	$(1,000.00)	$135,659,520.00

PAID-IN CAPITAL
PAID-IN CAPITAL - DECEMBER 31, 2003	$245,003,620.64	$(4,907,153.08)	$245,003,620.64
ISSUANCE OF COMMON STOCK	0.00	0.00	0.00
OTHER	0.00	195,004.16	0.00
PAID-IN CAPITAL DECEMBER 31, 2004	$245,003,620.64	$(4,712,148.92)	$245,003,620.64

RETAINED EARNINGS
RETAINED EARNINGS - DECEMBER 31, 2003	$359,906,742.39	$(2,719,344.70)	$359,906,742.39
COMMON STOCK DIVIDENDS	(60,000,095.44)	4,253,523.83	(60,000,095.44)
PREFERRED STOCK DIVIDENDS	(228,979.86)	0.00	(228,979.86)
CAPITAL STOCK EXPENSE	0.00	0.00	0.00
NET INCOME	89,456,891.12	(3,758,069.38)	89,456,891.12
RETAINED EARNINGS - DECEMBER 31, 2004	$389,134,558.21	$(2,223,890.25)	$389,134,558.21

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2003	$(43,910,171.00)	$665,000.00	$(43,910,171.00)
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	0.00	0.00	0.00
CASH FLOW HEDGES	(1,004,214.85)	(253,000.00)	(1,004,214.85)
MINIMUM PENSION LIABILITY	43,734,857.00	0.00	43,734,857.00
UNREALIZED GAIN OR LOSS ON SECURITIES	0.00	0.00	0.00
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2004	$(1,179,528.85)	$412,000.00	$(1,179,528.85)

Item 10 - Consolidating Statements of Retained Earnings

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
CONSOLIDATING STATEMENT OF COMMON SHAREHOLDER'S EQUITY AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2004

Note - Totals and subtotals may be off due to rounding.

	DOLET HILLS
	LIGNITE	SABINE MINING
DESCRIPTION	COMPANY, LLC	COMPANY

COMMON STOCK
COMMON STOCK - DECEMBER 31, 2003	$0.00	$1,000.00
ISSUANCE OF COMMON STOCK	0.00	0.00
COMMON STOCK - DECEMBER 31, 2004	$0.00	$1,000.00

PAID-IN CAPITAL
PAID-IN CAPITAL - DECEMBER 31, 2003	$4,907,153.08	$0.00
ISSUANCE OF COMMON STOCK	0.00	0.00
OTHER	(195,004.16)	0.00
PAID-IN CAPITAL DECEMBER 31, 2004	$4,712,148.92	$0.00

RETAINED EARNINGS
RETAINED EARNINGS - DECEMBER 31, 2003	$688,154.09	$2,031,190.61
COMMON STOCK DIVIDENDS	(528,461.77)	(3,725,062.06)
PREFERRED STOCK DIVIDENDS	0.00	0.00
CAPITAL STOCK EXPENSE	0.00	0.00
NET INCOME	528,461.94	3,229,607.44
RETAINED EARNINGS - DECEMBER 31, 2004	$688,154.25	$1,535,735.99

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2003	$0.00	$(665,000.00)
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	0.00	0.00
CASH FLOW HEDGES	0.00	253,000.00
MINIMUM PENSION LIABILITY	0.00	0.00
UNREALIZED GAIN OR LOSS ON SECURITIES	0.00	0.00
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - DECEMBER 31, 2004	$0.00	$(412,000.00)

Notes to Consolidating Financial Statements

Notes to financial statements are incorporated herein by reference to the 2004 Annual Report on Form 10-K filed by the respective companies reporting to the Securities and Exchange Commission pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934 and Form 8-K as filed by American Electric Power Company, Inc. on April 28, 2005.

Item 10 - Financial Statements of Subsidiares Not Consolidated

OHIO VALLEY ELECTRIC CORPORATION
STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004

OHIO VALLEY
ELECTRIC
DESCRIPTION	CORPORATION

OPERATING REVENUES	$406,215,690

OPERATING EXPENSES
FUEL CONSUMED IN OPERATION	106,950,854
PURCHASED POWER	193,385,547
OTHER OPERATION	35,352,925
MAINTENANCE	23,233,160
DEPRECIATION	15,455,290
TAXES OTHER THAN FEDERAL INCOME TAXES	5,499,903
FEDERAL INCOME TAXES	1,062,879
TOTAL	380,940,558

OPERATING INCOME	25,275,132

OTHER INCOME (EXPENSE)	1,032,119

INCOME BEFORE INTEREST CHARGES	26,307,251

TOTAL INTEREST CHARGES	24,362,538

NET INCOME	$1,944,713

OHIO VALLEY ELECTRIC COMPANY
STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2004

OHIO VALLEY
ELECTRIC
DESCRIPTION	CORPORATION

BALANCE AT DECEMBER 31, 2003	$1,939,703
NET INCOME	1,944,713
CASH DIVIDENDS DECLARED	1,800,000
BALANCE AT DECEMBER 31, 2004	$2,084,416

Item 10 - Financial Statements of Subsidiares Not Consolidated

OHIO VALLEY ELECTRIC CORPORATION
BALANCE SHEET
DECEMBER 31, 2004

OHIO VALLEY
ELECTRIC
DESCRIPTION	CORPORATION

ASSETS:

ELECTRIC UTILITY PLANT
TOTAL ELECTRIC UTILITY PLANT	$516,663,231
ACCUMULATED DEPRECIATION AND AMORTIZATION	332,335,352
TOTAL	184,327,879
CONSTRUCTION IN PROGRESS	3,088,214
TOTAL - NET	187,416,093

INVESTMENTS AND OTHER
INVESTMENT IN SUBSIDIARY COMPANY	3,400,000
ADVANCES TO SUBSIDIARY - CONSTRUCTION	163,620,451
TOTAL	167,020,451

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS	63,435,404
ACCOUNTS RECEIVABLE	27,630,583
FUEL IN STORAGE - AT AVERAGE COST	4,457,628
MATERIALS & SUPPLIES - AT AVERAGE COST	7,392,911
PROPERTY TAXES APPLICABLE TO FUTURE YEARS	1,279,850
EMISSION ALLOWANCES	435,314
REFUNDABLE FEDERAL INCOME TAXES	23,818,790
PREPAID EXPENSES AND OTHER	763,467
TOTAL	129,213,947

REGULATORY ASSETS
UNRECOGNIZED PENSION BENEFITS	2,709,147
UNRECOGNIZED POSTEMPLOYMENT BENEFITS	1,608,202
DEFERRED DEPRECIATION	8,680,292
TOTAL	12,997,641

DEFERRED CHARGES AND OTHER
UNAMORTIZED DEBT EXPENSE	3,088,831
DEFERRED TAX ASSETS	16,149,130
OTHER	319,016
TOTAL	19,556,977

TOTAL ASSETS	$516,205,109

Item 10 - Financial Statements of Subsidiares Not Consolidated

OHIO VALLEY ELECTRIC CORPORATION
BALANCE SHEET
DECEMBER 31, 2004

OHIO VALLEY
ELECTRIC
DESCRIPTION	CORPORATION

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK	$10,000,000
SENIOR SECURED NOTES	305,000,000
UNSECURED TERM LOAN	60,000,000
RETAINED EARNINGS	2,084,416
TOTAL	377,084,416

CURRENT LIABILITIES
LINE OF CREDIT BORROWINGS	30,000,000
ACCOUNTS PAYABLE	8,439,965
INTERCOMPANY PAYABLE	9,831,901
DEFERRED REVENUE - ADVANCES FOR CONSTRUCTION	3,127,252
ACCRUED OTHER TAXES	3,001,269
ACCRUED INTEREST AND OTHER	11,828,896
TOTAL	66,229,283

REGULATORY LIABILITIES
POSTRETIREMENT BENEFITS	24,694,306
INVESTMENT TAX CREDITS	3,393,146
NET ANTITRUST SETTLEMENT	673,070
INCOME TAXES REFUNDABLE TO CUSTOMERS	11,134,852
DEFERRED CREDIT - EPA EMISSION ALLOWANCE AUCTION PROCEEDS	227,489
ACCRUED COST OF REMOVAL	10,000,000
TOTAL	50,122,863

OTHER LIABILITIES
ACCRUED PENSION LIABILITY	2,709,147
POSTRETIREMENT BENEFITS OBLIGATION	18,451,198
POSTEMPLOYMENT BENEFITS OBLIGATION	1,608,202
TOTAL	22,768,547

TOTAL CAPITALIZATION AND LIABILITIES	$516,205,109

Item 10 - Financial Statements of Subsidiares Not Consolidated

OHIO VALLEY ELECTRIC CORPORATION
STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2004

OHIO VALLEY
ELECTRIC
DESCRIPTION	CORPORATION

OPERATING ACTIVITIES
NET INCOME	$1,944,713
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY
(USED IN) OPERATING ACTIVITIES:
DEPRECIATION	15,455,290
AMORTIZATION OF DEBT EXPENSE	2,752,212
DEFERRED TAXES	50,549,096
GAIN ON DISPOSED OF ASSETS	(101,452)
CHANGES IN CERTAIN CURRENT ASSETS AND LIABILITIES
ACCOUNTS RECEIVABLE, NET	(7,703,472)
DOE SETTLEMENT PAYMENT RECEIVABLE	97,494,948
INTERCOMPANY RECEIVABLE/PAYABLE	(9,436,384)
FUEL IN STORAGE	4,966,143
MATERIALS AND SUPPLIES	1,291,883
PROPERTY TAXES APPLICABLE TO SUBSEQUENT YEARS	240,550
EMISSION ALLOWANCES	381,745
PREPAID EXPENSES AND OTHER	888,924
REFUNDABLE FEDERAL INCOME TAXES	(23,818,790)
OTHER REGULATORY ASSETS	182,684
OTHER NONCURRENT ASSETS	(319,016)
ACCOUNTS PAYABLE	1,024,424
DEFERRED REVENUE	(10,801,541)
ACCRUED TAXES	(26,476,596)
ACCRUED INTEREST AND OTHER	1,263,693
POSTRETIREMENT BENEFIT OBLIGATIONS	(21,956,941)
OTHER REGULATORY LIABILITIES	227,489
NET CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	78,049,602

INVESTING ACTIVITIES
ELECTRIC PLANT ADDITIONS	(4,470,003)
NET CASH USED FOR INVESTING ACTIVITIES	(4,470,003)

FINANCING ACTIVITIES
LINE OF CREDIT BORROWINGS (REPAYMENTS), NET	(20,000,000)
DIVIDENDS PAID ON COMMON STOCK	(1,800,000)
NET CASH USED IN FINANCING ACTIVITIES	(21,800,000)

NET INCREASE IN CASH AND CASH EQUIVALENTS	51,779,599
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	11,655,805
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$63,435,404

ITEM 10 - OTHER FINANCIAL STATEMENTS

Financial Statements for certain American Electric Power Company, Inc. subsidiaries, as listed below, are being filed confidentially pursuant to Rule 104 (b) of the PUHCA:

2004 FINANCIAL STATEMENTS PROVIDED (CONFIDENTIAL TREATMENT REQUESTED):
AEP Communications, Inc.
AEP Communications, LLC
AEP Fiber Venture, LLC
AEP Investments, Inc.
AEP Delaware Investment Company
AEPR Global Investments B.V.
AEP Holdings II CV
AEPR Global Ventures, B.V.
AEP Memco LLC
AEP Elmwood LLC
Conlease, Inc.
AEP Energy Services Gas Holding Company
AEP Energy Services Gas Holding Company II, LLC
AEP Energy Services Ventures III, Inc.
HPL Holdings Inc.
AEP Gas Marketing, LP
HPL GP, LLC
HPL Resources Company LP
Houston Pipe Line Company LP
AEP Energy Services Investments, Inc.
AEP Energy Services Ventures, Inc.
AEP Energy Services Ventures II, Inc.
Ventures Lease Co., LLC
Indiana-Kentucky Electric Corporation
C3 Communications, Inc.
AEP Wind GP, LLC
AEP Wind LP, LLC
CSW Mulberry II, Inc.
CSW Mulberry, Inc.
Noah I Power GP, Inc.
Noah I Power Partners, LP
CSW Orange II, Inc.
CSW Orange, Inc.
CSW Sweeny GP, Inc.
CSW Sweeny GP II, Inc.
CSW Sweeny LP II, Inc.
CSW International, Inc.
CSWI Europe Limited
Octagon, Inc.
REP Holdco, Inc.

EXHIBIT A - 10K FILE REFERENCES

Incorporation by Reference
Form 10K
Annual Report

Company	Year	File Number

American Electric Power Company, Inc.	2004	1-3525
AEP Generating Company	2004	0-18135
AEP Texas Central Company	2004	0-346
AEP Texas North Company	2004	0-340
Appalachian Power Company	2004	1-3457
Columbus Southern Power Company	2004	1-2680
Indiana Michigan Power Company	2004	1-3570
Kentucky Power Company	2004	1-6858
Ohio Power Company	2004	1-6543
Public Service Company of Oklahoma	2004	0-343
Southwestern Electric Power Company	2004	1-3146

EXHIBITS B & C - 10K EXHIBIT INDEX

EXHIBIT INDEX

The documents listed below are being filed or have previously been filed on behalf of the Registrants shown and are incorporated herein by reference to the documents indicated and made a part hereof. Exhibits ('Ex') not identified as previously filed are filed herewith. Exhibits, designated with a dagger (†), are management contracts or compensatory plans or arrangements required to be filed as an Exhibit to this Form pursuant to Item 14(c) of this report.

Exhibit Designation	Nature of Exhibit	Previously Filed as Exhibit to:
REGISTRANT: AEGCo File No. 0-18135
3(a)	Articles of Incorporation of AEGCo.	Registration Statement on Form 10 for the Common Shares of AEGCo, Ex 3(a).
3(b)	Copy of the Code of Regulations of AEGCo, amended as of June 15, 2000.	2000 Form 10-K, Ex 3(b).
10(a)	Capital Funds Agreement dated as of December 30, 1988 between AEGCo and AEP.	Registration Statement No. 33-32752, Ex 28(a).
10(b)(1)	Unit Power Agreement dated as of March 31, 1982 between AEGCo and I&M, as amended.	Registration Statement No. 33-32752, Ex 28(b)(1)(A)(B).
10(b)(2)	Unit Power Agreement, dated as of August 1, 1984, among AEGCo, I&M and KPCo.	Registration Statement No. 33-32752, Ex 28(b)(2).
10(c)	Lease Agreements, dated as of December 1, 1989, between AEGCo and Wilmington Trust Company, as amended.	Registration Statement No. 33-32752, Ex 28(c)(1-6)(C); 1993 Form 10-K, Ex 10(c)(1-6)(B).
*13	Copy of those portions of the AEGCo 2004 Annual Report, which are incorporated by reference in this filing.
*24	Power of Attorney.
*31(a)	Certification of Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
*31(b)	Certification of Chief Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
*32(a)	Certification of Chief Executive Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code.
*32(b)	Certification of Chief Financial Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code.
REGISTRANT: AEP† File No. 1-3525
3(a)	Composite of the Restated Certificate of Incorporation of AEP, dated January 13, 1999.	1998 Form 10-K, Ex 3(c).
3(b)	By-Laws of AEP, as amended through December 15, 2003	2003 Form 10-K, Ex 3(d).
4(a)	Indenture (for unsecured debt securities), dated as of May 1, 2001, between AEP and The Bank of New York, as Trustee.	Registration Statement No. 333-86050, Ex 4(a)(b)(c); Registration Statement No. 333-105532, Ex 4(d)(e)(f).
4(b)	Forward Purchase Contract Agreement, dated as of June 11, 2002, between AEP and The Bank of New York, as Forward Purchase Contract Agent	2002 Form 10-K, Ex 4(c).
10(a)	Interconnection Agreement, dated July 6, 1951, among APCo, CSPCo, KPCo, OPCo and I&M and with AEPSC, as amended.	Registration Statement No. 2-52910, Ex 5(a); Registration Statement No. 2-61009, Ex 5(b); 1990 Form 10-K, Ex 10(a)(3).
10(b)	Restated and Amended Operating Agreement, dated as of January 1, 1998, among PSO, TCC, TNC, SWEPCo and AEPSC.	2002 Form 10-K; Ex 10(b).
10(c)	Transmission Agreement, dated April 1, 1984, among APCo, CSPCo, I&M, KPCo, OPCo and with AEPSC as agent, as amended.	1985 Form 10-K; Ex 10(b) 1988 Form 10-K, Ex 10(b)(2).
10(d)	Transmission Coordination Agreement, dated October 29, 1998, among PSO, TCC, TNC, SWEPCo and AEPSC.	2002 Form 10-K; Ex 10(d).
*10(e)(1)	Amended and Restated Operating Agreement of PJM and AEPSC on behalf of APCo, CSPCo, I&M, KPCo, OPCo, Kingsport Power Company and Wheeling Power Company.
*10(e)(2)	PJM West Reliability Assurance Agreement among Load Serving Entities in the PJM West service area.
*10(e)(3)	Master Setoff and Netting Agreement among PJM and AEPSC on behalf of APCo, CSPCo, I&M, KPCo, OPCo, Kingsport Power Company and Wheeling Power Company.
10(f)	Lease Agreements, dated as of December 1, 1989, between AEGCo or I&M and Wilmington Trust Company, as amended.	Registration Statement No. 33-32752, Ex 28(c)(1-6)(C); Registration Statement No. 33-32753, Ex 28(a)(1-6)(C); AEGCO 1993 Form 10-K, Ex 10(c)(1-6)(B); I&M 1993 Form 10-K, Ex 10(e)(1-6)(B).
10(g)	Lease Agreement dated January 20, 1995 between OPCo and JMG Funding, Limited Partnership, and amendment thereto (confidential treatment requested)	OPCo 1994 Form 10-K, Ex 10(l)(2).
10(h)	Modification No. 1 to the AEP System Interim Allowance Agreement, dated July 28, 1994, among APCo, CSPCo, I&M, KPCo, OPCo and AEPSC.	1996 Form 10-K, Ex 10(l)
10(i)(1)	Agreement and Plan of Merger, dated as of December 21, 1997, by and among American Electric Power Company, Inc., Augusta Acquisition Corporation and Central and South West Corporation	1997 Form 10-K, Ex 10(f).
10(i)(2)	Amendment No. 1, dated as of December 31, 1999, to the Agreement and Plan of Merger	Form 8-K, Ex 10, dated December 15, 1999.
†10(j)	AEP Accident Coverage Insurance Plan for directors.	1985 Form 10-K, Ex 10(g)
*†10(k)(1)	AEP Deferred Compensation and Stock Plan for Non-Employee Directors, as amended December 10, 2003.	2003 Form 10-K, Ex 10(k)(1)
†10(k)(2)	AEP Stock Unit Accumulation Plan for Non-Employee Directors, as amended December 10, 2003.	2003 Form 10-K, Ex 10(k)(2).
†10(l)(1)(A)	AEP System Excess Benefit Plan, Amended and Restated as of January 1, 2001.	2000 Form 10-K, Ex 10(j)(1)(A)
†10(l)(1)(B)	Guaranty by AEP of AEPSC Excess Benefits Plan.	1990 Form 10-K, Ex 10(h)(1)(B)
†10(l)(1)(C)	First Amendment to AEP System Excess Benefit Plan, dated as of March 5, 2003.	2002 Form 10-K; Ex 10(1)(1)(c)
†10(l)(2)	AEP System Supplemental Retirement Savings Plan, Amended and Restated as of September 1, 2004 (Non-Qualified).	2003 Form 10-K, Ex 10(l)(2). Form 8-K, Ex 99.1, dated September 1, 2004,
†10(l)(3)	Service Corporation Umbrella Trust for Executives.	1993 Form 10-K, Ex 10(g)(3).
†10(m)(1)	Employment Agreement between AEP, AEPSC and Michael G. Morris dated December 15, 2003.	2003 Form 10-K, Ex 10(m)(1).
†10(m)(2)	Memorandum of agreement between Susan Tomasky and AEPSC dated January 3, 2001.	2000 Form 10-K, Ex 10(s)
†10(m)(3)	Letter Agreement dated June 23, 2000 between AEPSC and Holly K. Koeppel.	2002 Form 10-K; Ex 10(m)(3)(A)
†10(m)(4)	Employment Agreement dated July 29, 1998 between AEPSC and Robert P. Powers.	2002 Form 10-K; Ex 10(m)(4)
†10(m)(5)	Letter Agreement dated June 4, 2004 between AEPSC and Carl English	Form 10-Q, Ex 10(b), September 30, 2004
†10(n)	AEP System Senior Officer Annual Incentive Compensation Plan.	1996 Form 10-K, Ex 10(i)(1)
†10(o)(1)	AEP System Survivor Benefit Plan, effective January 27, 1998.	Form 10-Q, Ex 10, September 30, 1998
†10(o)(2)	First Amendment to AEP System Survivor Benefit Plan, as amended and restated effective January 31, 2000.	2002 Form 10-K; Ex 10(o)(2)
†10(p)	AEP System Incentive Compensation Deferral Plan Amended and Restated as of January 1, 2003.	2003 Form 10-K, Ex 10(q)(1).
†10(q)	AEP System Nuclear Performance Long Term Incentive Compensation Plan dated August 1, 1998.	2002 Form 10-K, Ex 10(r)
†10(r)	Nuclear Key Contributor Retention Plan dated May 1, 2000.	2002 Form 10-K; Ex 10(s)
†10(s)	AEP Change In Control Agreement effective January 1, 2005.	Form 8-K, Ex 10.1, dated January 10, 2005
†10(t)(1)	AEP System 2000 Long-Term Incentive Plan, as amended December 10, 2003.	2003 Form 10-K, Ex 10(u).
†10(t)(2)	Form of Performance Share Award Agreement furnished to participants of the AEP System 2000 Long-Term Incentive Plan, as amended	Form 10-Q, Ex. 10(c), September 30, 2004
†10(u)(1)	Central and South West System Special Executive Retirement Plan as amended and restated effective July 1, 1997.	CSW 1998 Form 10-K, Ex 18, File No. 1-1443
†10(u)(2)	Certified AEP Utilities, Inc. (formerly CSW) Board Resolutions of July 16, 1996.	2003 Form 10-K, Ex 10(v)(3).
†10(u)(3)	Central and South West Corporation Executive Deferred Savings Plan as amended and restated effective as of January 1, 1997.	CSW 1998 Form 10-K, Ex 24, File No. 1-1443.
*†10(v)	Schedule of Non-Employee Directors' Annual Compensation
*†10(w)	Base Salaries for Named Executive Officers
*12	Statement re: Computation of Ratios.
*13	Copy of those portions of the AEP 2004 Annual Report (for the fiscal year ended December 31, 2004) which are incorporated by reference in this filing.
*21	List of subsidiaries of AEP.
*23	Consent of Deloitte & Touche LLP.
*24	Power of Attorney.
*31(a)	Certification of Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
*31(b)	Certification of Chief Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
*32(a)	Certification of Chief Executive Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code.
*32(b)	Certification of Chief Financial Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code.
REGISTRANT: APCo† File No. 1-3457
3(a)	Composite of the Restated Articles of Incorporation of APCo, amended as of March 7, 1997.	1996 Form 10-K, Ex 3(d).
3(b)	By-Laws of APCo, amended as of October 24, 2001.	2001 Form 10-K, Ex 3(e).
4(a)	Mortgage and Deed of Trust, dated as of December 1, 1940, between APCo and Bankers Trust Company and R. Gregory Page, as Trustees, as amended and supplemented.
Registration Statement No. 2-7289, Ex 7(b);
Registration Statement No. 2-19884, Ex 2(1)
Registration Statement No. 2-24453, Ex 2(n);
Registration Statement No. 2-60015, Ex 2(b)(2-10) (12)(14-28);
Registration Statement No. 2-64102, Ex 2(b)(29);
Registration Statement No. 2-66457, Ex (2)(b)(30-31);
Registration Statement No. 2-69217, Ex 2(b)(32);
Registration Statement No. 2-86237, Ex 4(b);
Registration Statement No. 33-11723, Ex 4(b);
Registration Statement No. 33-17003, Ex 4(a)(ii),
Registration Statement No. 33-30964, Ex 4(b);
Registration Statement No. 33-40720, Ex 4(b);
Registration Statement No. 33-45219, Ex 4(b);
Registration Statement No. 33-46128, Ex 4(b)(c);
Registration Statement No. 33-53410, Ex 4(b);
Registration Statement No. 33-59834, Ex 4(b);
Registration Statement No. 33-50229, Ex 4(b)(c);
Registration Statement No. 33-58431, Ex 4(b)(c)(d)(e);
Registration Statement No. 333-01049, Ex 4(b)(c);
Registration Statement No. 333-20305, Ex 4(b)(c);
1996 Form 10-K, Ex 4(b);
1998 Form 10-K, Ex 4(b).

4(b)	Indenture (for unsecured debt securities), dated as of January 1, 1998, between APCo and The Bank of New York, As Trustee.
Registration Statement No. 333-45927, Ex 4(a);
Registration Statement No. 333-49071, Ex 4(b);
Registration Statement No. 333-84061, Ex 4(b)(c);
1999 Form 10-K, Ex 4(c);
Registration Statement No. 333-81402, Ex 4(b)(c)(d);
Registration Statement No. 333-100451, Ex 4(b);
2002 Form 10-K, Ex 4(c).

4(c)	Company Order and Officer†s Certificate to The Bank of New York, dated July 1, 2004, establishing terms of Floating Rate Notes, Series C, due 2007.	Form 8-K, Ex 4(a), dated July 1, 2004.
10(a)(1)
Power Agreement, dated October 15, 1952, between OVEC and United States of America, acting by and through the United States Atomic Energy Commission, and, subsequent to January 18, 1975, the Administrator of the Energy Research and Development Administration, as amended.

Registration Statement No. 2-60015, Ex 5(a);
Registration Statement No. 2-63234, Ex 5(a)(1)(B); Registration Statement No 2-66301, Ex 5(a)(1)(C); Registration Statement No. 2-67728, Ex 5(a)(1)(D);
1989 Form 10-K, Ex 10(a)(1)(F);
1992 Form 10-K, Ex 10(a)(1)(B)].

10(a)(2)	Inter-Company Power Agreement, dated as of July 10, 1953, among OVEC and the Sponsoring Companies, as amended.	Registration Statement No. 2-60015, Ex 5(c); Registration Statement No. 2-67728, Ex 5(a)(3)(B); 1992 Form 10-K, Ex 10(a)(2)(B).
10(a)(3)	Power Agreement, dated July 10, 1953, between OVEC and Indiana-Kentucky Electric Corporation, as amended.	Registration Statement No. 2-60015, Ex 5(e).
10(b)	Interconnection Agreement, dated July 6, 1951, among APCo, CSPCo, KPCo, OPCo and I&M and with AEPSC, as amended.	Registration Statement No. 2-52910, Ex 5(a); Registration Statement No. 2-61009, Ex 5(b); AEP 1990 Form 10-K, File No. 1-3525, Ex 10(a)(3).
10(c)	Transmission Agreement, dated April 1, 1984, among APCo, CSPCo, I&M, KPCo, OPCo and with AEPSC as agent, as amended.	AEP 1985 Form 10-K, Ex 10(b); AEP 1988 Form 10-K, Ex 10(b)(2).
*10(d)(1)	Amended and Restated Operating Agreement of PJM and AEPSC on behalf of APCo, CSPCo, I&M, KPCo, OPCo, Kingsport Power Company and Wheeling Power Company.
*10(d)(2)	PJM West Reliability Assurance Agreement among Load Serving Entities in the PJM West service area.
*10(d)(3)	Master Setoff and Netting Agreement among PJM and AEPSC on behalf of APCo, CSPCo, I&M, KPCo, OPCo, Kingsport Power Company and Wheeling Power Company.
10(e)	Modification No. 1 to the AEP System Interim Allowance Agreement, dated July 28, 1994, among APCo, CSPCo, I&M, KPCo, OPCo and AEPSC.	AEP 1996 Form 10-K, Ex 10(l), File No. 1-3525.
10(f)(1)	Agreement and Plan of Merger, dated as of December 21, 1997, By and Among American Electric Power Company, Inc., Augusta Acquisition Corporation and Central and South West Corporation.	AEP 1997 Form 10-K, Ex 10(f), File No. 1-3525.
10(f)(2)	Amendment No. 1, dated as of December 31, 1999, to the Agreement and Plan of Merger.	Form 8-K, Ex 10, dated December 15, 1999.
†10(g)	AEP System Senior Officer Annual Incentive Compensation Plan	AEP 1996 Form 10-K, Ex 10(i)(1), File No. 1-3525.
†10(h)(1)(A)	AEP System Excess Benefit Plan, Amended and Restated as of January 1, 2001.	AEP 2000 Form 10-K, Ex 10(j)(1)(A), File No. 1-3525.
†10(h)(1)(B)	First Amendment to AEP System Excess Benefit Plan, dated as of March 5, 2003.	2002 Form 10-K; Ex 10(h)(1)(B).
†10(h)(2)	AEP System Supplemental Retirement Savings Plan, Amended and Restated as of September 1, 2004 (Non-Qualified).	AEP Form 8-K, Ex 99.1, dated September 1, 2004
†10(h)(3)	Umbrella Trust for Executives.	AEP 1993 Form 10-K, Ex 10(g)(3), File No. 1-3525.
†10(i)(1)	Employment Agreement between AEP, AEPSC and Michael G. Morris dated December 15, 2003.	2003 Form 10-K, Ex 10(i)(1).
†10(i)(2)	Memorandum of Agreement between Susan Tomasky and AEPSC dated January 3, 2001.	AEP 2000 Form 10-K, Ex 10(s), File No. 1-3525.
†10(i)(3)	Employment Agreement dated July 29, 1998 between AEPSC and Robert P. Powers.	2002 Form 10-K; Ex 10(i)(3).
†10(i)(4)	Letter Agreement dated June 4, 2004 between AEPSC and Carl English	AEP Form 10-Q, Ex 10(b), September 30, 2004
†10(j)(1)	AEP System Survivor Benefit Plan, effective January 27, 1998.	AEP Form 10-Q, Ex 10, September 30, 1998, File No. 1-3525.
†10(j)(2)	First Amendment to AEP System Survivor Benefit Plan, as amended and restated effective January 31, 2000.	2002 Form 10-K; Ex 10(j)(2).
†10(k)	AEP Change In Control Agreement, effective January 1, 2005.	AEP Form 8-K, Ex 10.1 dated January 10, 2005, File No. 1-3525.
†10(l)(1)	AEP System 2000 Long-Term Incentive Plan, as amended December 10, 2003.	2003 Form 10-K, Ex 10(m).
†10(l)(2)	Form of Performance Share Award Agreement furnished to participants of the AEP System 2000 Long-Term Incentive Plan, as amended	AEP Form 10-Q, Ex. 10(c), dated November 5, 2004.
†10(m)(1)	Central and South West System Special Executive Retirement Plan as amended and restated effective July 1, 1997.	CSW 1998 Form 10-K, Ex 18, File No. 1-1443.
†10(m)(2)	Certified AEP Utilities, Inc. (formerly CSW) Board Resolutions of July 16, 1996.	2003 Form 10-K, Ex 10(n)(3).
†10(n)	AEP System Incentive Compensation Deferral Plan Amended and Restated as of January 1, 2003.	2003 Form 10-K, Ex 10(o)(1).
†10(o)	AEP System Nuclear Performance Long Term Incentive Compensation Plan dated August 1, 1998.	2002 Form 10-K; Ex 10(p).
†10(p)	Nuclear Key Contributor Retention Plan dated May 1, 2000.	2002 Form 10-K; Ex 10(q).
*†10(q)	Base Salaries for Named Executive Officers
*12	Statement re: Computation of Ratios.
*13	Copy of those portions of the APCo 2004 Annual Report (for the fiscal year ended December 31, 2004) which are incorporated by reference in this filing.
21	List of subsidiaries of APCo	AEP 2004 Form 10-K, Ex 21, File No. 1-3525.
*23	Consent of Deloitte & Touche LLP
*24	Power of Attorney.
*31(a)	Certification of Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
*31(b)	Certification of Chief Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
*32(a)	Certification of Chief Executive Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code.
*32(b)	Certification of Chief Financial Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code.
REGISTRANT: CSPCo† File No. 1-2680
3(a)	Composite of Amended Articles of Incorporation of CSPCo, dated May 19, 1994.	1994 Form 10-K, Ex 3(c).
3(b)	Code of Regulations and By-Laws of CSPCo.	1987 Form 10-K, Ex 3(d).
4(a)	Indenture (for unsecured debt securities), dated as of September 1, 1997, between CSPCo and Bankers Trust Company, as Trustee.	Registration Statement No. 333-54025, Ex 4(a)(b)(c)(d); 1998 Form 10-K, Ex 4(c)(d).
4(b)	First Supplemental Indenture between CSPCo and Deutsche Bank Trust Company Americas, as Trustee, dated November 25, 2003, establishing terms of 4.40% Senior Notes, Series E, due 2010.	2003 Form 10-K, Ex 4(c).
4(c)	Indenture (for unsecured debt securities), dated as of February 1, 2003, between CSPCo and Bank One, N.A., as Trustee.	2003 Form 10-K, Ex 4(d).
4(d)
First Supplemental Indenture, dated as of February 1, 2003, between CSPCo and Bank One, N.A., AS trustee, establishing the terms of 5.50% Senior Notes, Series A, due 2013 and 5.50% Senior Notes, Series C, due 2013.
2003 Form 10-K, Ex 4(e).
4(e)	Second Supplemental Indenture, dated as of February 1, 2003, between CSPCo and Bank One establishing the terms of 6.60% Senior Notes, Series B, due 2033 and 6.60% Senior Notes, Series D, due 2033.	2003 Form 10-K, Ex 4(f).
10(a)(1)
Power Agreement, dated October 15, 1952, between OVEC and United States of America, acting by and through the United States Atomic Energy Commission, and, subsequent to January 18, 1975, the Administrator of the Energy Research and Development Administration, as amended.

Registration Statement No. 2-60015, Ex 5(a);
Registration Statement No. 2-63234, Ex 5(a)(1)(B);
Registration Statement No. 2-66301, Ex 5(a)(1)(C);
Registration Statement No. 2-67728, Ex 5(a)(1)(B);
APCo 1989 Form 10-K, Ex 10(a)(1)(F), File No. 1-3457;
APCo 1992 Form 10-K, Ex 10(a)(1)(B), File No.1-3457.

10(a)(2)	Inter-Company Power Agreement, dated July 10, 1953, among OVEC and the Sponsoring Companies, as amended.	Registration Statement No. 2-60015, Ex 5(c); Registration Statement No. 2-67728, Ex 5(a)(3)(B); APCo 1992 Form 10-K, Ex 10(a)(2)(B), File No.1-3457.
10(a)(3)	Power Agreement, dated July 10, 1953, between OVEC and Indiana-Kentucky Electric Corporation, as amended.	Registration Statement No. 2-60015, Ex 5(e).
10(b)	Interconnection Agreement, dated July 6, 1951, among APCo, CSPCo, KPCo, OPCo and I&M and AEPSC, as amended.	Registration Statement No. 2-52910, Ex 5(a); Registration Statement No. 2-61009, Ex 5(b); AEP 1990 Form 10-K, Ex 10(a)(3), File No. 1-3525.
10(c)	Transmission Agreement, dated April 1, 1984, among APCo, CSPCo, I&M, KPCo, OPCo, and with AEPSC as agent, as amended.	AEP 1985 Form 10-K, Ex 10(b), File No. 1-3525; AEP 1988 Form 10-K, Ex 10(b)(2) File No. 1-3525.
*10(d)(1)	Amended and Restated Operating Agreement of PJM and AEPSC on behalf of APCo, CSPCo, I&M, KPCo, OPCo, Kingsport Power Company and Wheeling Power Company.
*10(d)(2)	PJM West Reliability Assurance Agreement among Load Serving Entities in the PJM West service area.
*10(d)(3)	Master Setoff and Netting Agreement among PJM and AEPSC on behalf of APCo, CSPCo, I&M, KPCo, OPCo, Kingsport Power Company and Wheeling Power Company.
10(e)	Modification No. 1 to the AEP System Interim Allowance Agreement, dated July 28, 1994, among APCo, CSPCo, I&M, KPCo, OPCo and AEPSC.	AEP 1996 Form 10-K, Ex 10(l), File No. 1-3525.
10(f)(1)	Agreement and Plan of Merger, dated as of December 21, 1997, By and Among American Electric Power Company, Inc., Augusta Acquisition Corporation and Central and South West Corporation.	AEP 1997 Form 10-K, Ex 10(f), File No. 1-3525.
10(f)(2)	Amendment No. 1, dated as of December 31, 1999, to the Agreement and Plan of Merger.	Form 8-K, Ex 10, dated December 15, 1999.
*12	Statement re: Computation of Ratios.
*13	Copy of those portions of the CSPCo 2004 Annual Report (for the fiscal year ended December 31, 2004) which are incorporated by reference in this filing.
21	List of subsidiaries of CSPCo	AEP 2004 Form 10-K, Ex 21, File No. 1-3525.
*23	Consent of Deloitte & Touche LLP.
*24	Power of Attorney.
*31(a)	Certification of Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
*31(b)	Certification of Chief Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
*32(a)	Certification of Chief Executive Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code.
*32(b)	Certification of Chief Financial Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code.
REGISTRANT: I&M† File No. 1-3570
3(a)	Composite of the Amended Articles of Acceptance of I&M, dated of March 7, 1997	1996 Form 10-K, Ex 3(c).
3(b)	By-Laws of I&M, amended as of November 28, 2001.	2001 Form 10-K, Ex 3(d).
4(a)	Indenture (for unsecured debt securities), dated as of October 1, 1998, between I&M and The Bank of New York, as Trustee.	Registration Statement No. 333-88523, Ex 4(a)(b)(c); Registration Statement No. 333-58656, Ex 4(b)(c); Registration Statement No. 333-108975, Ex 4(b)(c)(d)].
4(b)	Company Order and Officer's Certificate, dated November 10, 2004, establishing terms of 5.05% Senior Notes, Series F, due 2014.	Form 8-K, Ex. 4(a), dated November 16, 2004
10(a)(1)
Power Agreement, dated October 15, 1952, between OVEC and United States of America, acting by and through the United States Atomic Energy Commission, and, subsequent to January 18, 1975, the Administrator of the Energy Research and Development Administration, as amended.

Registration Statement No. 2-60015, Ex 5(a);
Registration Statement No. 2-63234, Ex 5(a)(1)(B);
Registration Statement No. 2-66301, Ex 5(a)(1)(C);
Registration Statement No. 2-67728, Ex 5(a)(1)(D);
APCo 1989 Form 10-K, File No. 1-3457, Ex 10(a)(1)(F);
APCo 1992 Form 10-K, File No. 1-3457, Ex 10(a)(1)(B).

10(a)(2)	Inter-Company Power Agreement, dated as of July 10, 1953, among OVEC and the Sponsoring Companies, as amended	Registration Statement No. 2-60015, Ex 5(c); Registration Statement No. 2-67728, Ex 5(a)(3)(B); APCo Form 10-K, File No. 1-3457, Ex 10(a)(2)(B).
10(a)(3)	Power Agreement, dated July 10, 1953, between OVEC and Indiana-Kentucky Electric Corporation, as amended	Registration Statement No. 2-60015, Ex 5(e).
10(a)(4)	Inter-Company Power Agreement, dated as of July 10, 1953, among OVEC and the Sponsoring Companies, as amended.	Registration Statement No. 2-60015, Ex 5(c); Registration Statement No. 2-67728, Ex 5(a)(3)(B); APCo 1992 Form 10-K, File No. 1-3457, Ex 10(a)(2)(B).
10(b)	Interconnection Agreement, dated July 6, 1951, among APCo, CSPCo, KPCo, I&M, and OPCo and with AEPSC, as amended.	Registration Statement No. 2-52910, Ex 5(a); Registration Statement No. 2-61009, Ex 5(b); AEP 1990 Form 10-K, File No. 1-3525, Ex 10(a)(3).
10(c)	Transmission Agreement, dated April 1, 1984, among APCo, CSPCo, I&M, KPCo, OPCo and with AEPSC as agent, as amended.	AEP 1985 Form 10-K, File No. 1-3525, Ex 10(b); AEP 1988 Form 10-K, File No. 1-3525, Ex 10(b)(2).
*10(d)(1)	Amended and Restated Operating Agreement of PJM and AEPSC on behalf of APCo, CSPCo, I&M, KPCo, OPCo, Kingsport Power Company and Wheeling Power Company.
*10(d)(2)	PJM West Reliability Assurance Agreement among Load Serving Entities in the PJM West service area.
*10(d)(3)	Master Setoff and Netting Agreement among PJM and AEPSC on behalf of APCo, CSPCo, I&M, KPCo, OPCo, Kingsport Power Company and Wheeling Power Company.
10(e)	Modification No. 1 to the AEP System Interim Allowance Agreement, dated July 28, 1994, among APCo, CSPCo, I&M, KPCo, OPCo and AEPSC.	AEP 1996 Form 10-K, File No. 1-3525, Ex 10(l).
10(f)	Lease Agreements, dated as of December 1, 1989, between I&M and Wilmington Trust Company, as amended.	Registration Statement No. 33-32753, Ex 28(a)(1-6)(C); 1993 Form 10-K, Ex 10(e)(1-6)(B).
10(g)(1)	Agreement and Plan of Merger, dated as of December 21, 1997, By and Among American Electric Power Company, Inc., Augusta Acquisition Corporation and Central and South West Corporation.	AEP 1997 Form 10-K, File No. 1-3525, Ex 10(f).
10(g)(2)	Amendment No. 1, dated as of December 31, 1999, to the Agreement and Plan of Merger	Form 8-K, Ex 10, December 15, 1999.
*12	Statement re: Computation of Ratios.
*13	Copy of those portions of the I&M 2004 Annual Report (for the fiscal year ended December 31, 2004) which are incorporated by reference in this filing.
21	List of subsidiaries of I&M.	AEP 2004 Form 10-K, Ex 21, File No. 1-3525.
*23	Consent of Deloitte & Touche LLP.
*24	Power of Attorney.
*31(a)	Certification of Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
*31(b)	Certification of Chief Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
*32(a)	Certification of Chief Executive Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code.
*32(b)	Certification of Chief Financial Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code.
REGISTRANT: KPCo† File No. 1-6858
3(a)	Restated Articles of Incorporation of KPCo.	1991 Form 10-K, Ex 3(a).
3(b)	By-Laws of KPCo, amended as of June 15, 2000.	2000 Form 10-K, Ex 3(b).
4(a)	Indenture (for unsecured debt securities), dated as of September 1, 1997, between KPCo and Bankers Trust Company, as Trustee.	Registration Statement No. 333-75785, Ex 4(a)(b)(c)(d); Registration Statement No. 333-87216, Ex 4(e)(f); 2002 Form 10-K, Ex 4(c)(d)(e).
10(a)	Interconnection Agreement, dated July 6, 1951, among APCo, CSPCo, KPCo, I&M and OPCo and with AEPSC, as amended.	Registration Statement No. 2-52910, Ex 5(a); Registration Statement No. 2-61009, Ex 5(b); AEP 1990 Form 10-K, File No. 1-3525, Ex 10(a)(3).
10(b)	Transmission Agreement, dated April 1, 1984, among APCo, CSPCo, I&M, KPCo, OPCo and with AEPSC as agent, as amended.	AEP 1985 Form 10-K, File No. 1-3525, Ex 10(b); AEP 1988 Form 10-K, File No. 1-3525, Ex 10(b)(2).
*10(c)(1)	Amended and Restated Operating Agreement of PJM and AEPSC on behalf of APCo, CSPCo, I&M, KPCo, OPCo, Kingsport Power Company and Wheeling Power Company.
*10(c)(2)	PJM West Reliability Assurance Agreement among Load Serving Entities in the PJM West service area.
*10(c)(3)	Master Setoff and Netting Agreement among PJM and AEPSC on behalf of APCo, CSPCo, I&M, KPCo, OPCo, Kingsport Power Company and Wheeling Power Company.
10(d)	Modification No. 1 to the AEP System Interim Allowance Agreement, dated July 28, 1994, among APCo, CSPCo, I&M, KPCo, OPCo and AEPSC.	AEP 1996 Form 10-K, File No. 1-3525, Ex 10(l).
10(e)(1)	Agreement and Plan of Merger, dated as of December 21, 1997, By and Among American Electric Power Company, Inc., Augusta Acquisition Corporation and Central and South West Corporation	AEP 1997 Form 10-K, File No. 1-3525, Ex 10(f).
10(e)(2)	Amendment No. 1, dated as of December 31, 1999, to the Agreement and Plan of Merger.	Form 8-K, Ex 10, dated December 15, 1999.
*12	Statement re: Computation of Ratios.
*13	Copy of those portions of the KPCo 2004 Annual Report (for the fiscal year ended December 31, 2004) which are incorporated by reference in this filing.
*23	Consent of Deloitte & Touche LLP
*24	Power of Attorney.
*31(a)	Certification of Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
*31(b)	Certification of Chief Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
*32(a)	Certification of Chief Executive Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code.
*32(b)	Certification of Chief Financial Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code.
REGISTRANT: OPCo† File No.1-6543
3(a)	Composite of the Amended Articles of Incorporation of OPCo, dated June 3, 2002.	Form 10-Q, Ex 3(e), June 30, 2002.
3(b)	Code of Regulations of OPCo.	1990 Form 10-K, Ex 3(d).
4(a)	Indenture (for unsecured debt securities), dated as of September 1, 1997, between OPCo and Bankers Trust Company (now Deutsche Bank Trust Company Americas), as Trustee.	Registration Statement No. 333-49595, Ex 4(a)(b)(c); Registration Statement No. 333-106242, Ex 4(b)(c)(d); Registration Statement No. 333-75783, Ex 4(b)(c).
4(b)	First Supplemental Indenture between OPCo and Deutsche Bank Trust Company Americas, as Trustee, dated July 11, 2003, establishing terms of 4.85% Senior Notes, Series H, due 2014.	2003 Form 10-K, Ex 4(c).
4(c)	Second Supplemental Indenture between OPCo and Deutsche Bank Trust Company Americas, as Trustee, dated July 11, 2003, establishing terms of 6.375% Senior Notes, Series I, due 2033.	2003 Form 10-K, Ex 4(d).
4(d)	Indenture (for unsecured debt securities), dated as of February 1, 2003, between OPCo and Bank One, N.A., as Trustee.	2003 Form 10-K, Ex 4(e).
4(e)
First Supplemental Indenture, dated as of February 1, 2003, between OPCo and Bank One, N.A., as Trustee, establishing the terms of 5.50% Senior Notes, Series D, due 2013 and 5.50% Senior Notes, Series F, due 2013.
2003 Form 10-K, Ex 4(f).
4(f)
Second Supplemental Indenture, dated as of February 1, 2003, between OPCo and Bank One, N.A., as Trustee, establishing the terms of 6.60% Senior Notes, Series E, due 2033 and 6.60% Senior Notes, Series G, due 2033.
2003 Form 10-K, Ex 4(g).
10(a)(1)
Power Agreement, dated October 15, 1952, between OVEC and United States of America, acting by and through the United States Atomic Energy Commission, and, subsequent to January 18, 1975, the Administrator of the Energy Research and Development Administration, as amended.

Registration Statement No. 2-60015, Ex 5(a);
Registration Statement No. 2-63234, Ex 5(a)(1)(B);
Registration Statement No. 2-66301, Ex 5(a)(1)(C);
Registration Statement No. 2-67728, Ex 5(a)(1)(D);
APCo Form 10-K, File No. 1-3457, Ex 10(a)(1)(F);
APCo Form 10-K, File No. 1-3457, Ex 10(a)(1)(B).

10(a)(2)	Inter-Company Power Agreement, dated July 10, 1953, among OVEC and the Sponsoring Companies, as amended.	Registration Statement No. 2-60015, Ex 5(c); Registration Statement No. 2-67728, Ex 5(a)(3)(B); APCo Form 10-K, File No. 1-3457, Ex 10(a)(2)(B).
10(a)(3)	Power Agreement, dated July 10, 1953, between OVEC and Indiana-Kentucky Electric Corporation, as amended.	Registration Statement No. 2-60015, Ex 5(e).
10(b)	Interconnection Agreement, dated July 6, 1951, among APCo, CSPCo, KPCo, I&M and OPCo and with AEPSC, as amended.	Registration Statement No. 2-52910, Ex 5(a); Registration Statement No. 2-61009, Ex 5(b); AEP 1990 Form 10-K, File 1-3525, Ex 10(a)(3).
10(c)	Transmission Agreement, dated April 1, 1984, among APCo, CSPCo, I&M, KPCo, OPCo and with AEPSC as agent.	AEP 1985 Form 10-K, File No. 1-3525, Ex 10(b); AEP 1988 Form 10-K, File No. 1-3525, Ex 10(b)(2).
*10(d)(1)	Amended and Restated Operating Agreement of PJM and AEPSC on behalf of APCo, CSPCo, I&M, KPCo, OPCo, Kingsport Power Company and Wheeling Power Company.
*10(d)(2)	PJM West Reliability Assurance Agreement among Load Serving Entities in the PJM West service area.
*10(d)(3)	Master Setoff and Netting Agreement among PJM and AEPSC on behalf of APCo, CSPCo, I&M, KPCo, OPCo, Kingsport Power Company and Wheeling Power Company.
10(e)	Modification No. 1 to the AEP System Interim Allowance Agreement, dated July 28, 1994, among APCo, CSPCo, I&M, KPCo, OPCo and AEPSC.	AEP 1996 Form 10-K, File No. 1-3525, Ex 10(l).
10(f)(1)	Amendment No. 1, dated October 1, 1973, to Station Agreement dated January 1, 1968, among OPCo, Buckeye and Cardinal Operating Company, and amendments thereto.	1993 Form 10-K, Ex 10(f). 2003 Form 10-K, Ex 10(e)
10(f)(2)	Amendment No. 9, dated July 1, 2003, to Station Agreement dated January 1, 1968, among OPCo, Buckeye and Cardinal Operating Company, and amendments thereto.	Form 10-Q, Ex 10(a), September 30, 2004.
10(g)	Lease Agreement dated January 20, 1995 between OPCo and JMG Funding, Limited Partnership, and amendment thereto (confidential treatment requested).	1994 Form 10-K, Ex 10(l)(2).
10(h)(1)	Agreement and Plan of Merger, dated as of December 21, 1997, by and among American Electric Power Company, Inc., Augusta Acquisition Corporation and Central and South West Corporation.	AEP 1997 Form 10-K, File No. 1-3525, Ex 10(f).
10(h)(2)	Amendment No. 1, dated as of December 31, 1999, to the Agreement and Plan of Merger.	Form 8-K, Ex 10, dated December 15, 1999.
†10(i)	AEP System Senior Officer Annual Incentive Compensation Plan.	AEP 1996 Form 10-K, Ex 10(i)(1), File No. 1-3525.
†10(j)(1)(A)	AEP System Excess Benefit Plan, Amended and Restated as of January 1, 2001.	AEP 2000 Form 10-K, Ex 10(j)(1)(A), File No. 1-3525.
†10(j)(1)(B)	First Amendment to AEP System Excess Benefit Plan, dated as of March 5, 2003.	2002 Form 10-K; Ex 10(i)(1)(B)
†10(j)(2)	AEP System Supplemental Retirement Savings Plan, Amended and Restated as of September 1, 2004 (Non-Qualified).	AEP Form 8-K, Ex 99.1, dated September 1, 2004.
†10(j)(3)	Umbrella Trust for Executives.	AEP 1993 Form 10-K, Ex 10(g)(3), File No. 1-3525.
†10(k)(1)	Employment Agreement between AEP, AEPSC and Michael G. Morris dated December 15, 2003.	2003 Form 10-K, Ex 10(j)(1).
†10(k)(2)	Memorandum of agreement between Susan Tomasky and AEPSC dated January 3, 2001.	AEP 2000 Form 10-K, Ex 10(s), File No. 1-3525.
†10(k)(3)	Employment Agreement dated July 29, 1998 between AEPSC and Robert P. Powers.	2002 Form 10-K, Ex 10(j)(3).
†10(k)(4)	Letter Agreement dated June 4, 2004 between AEPSC and Carl English	AEP Form 10-Q, Ex 10(b), September 30, 2004, File No. 1-3525,
†10(l)(1)	AEP System Survivor Benefit Plan, effective January 27, 1998.	AEP Form 10-Q, Ex 10, September 30, 1998, File No. 1-3525,.
†10(l)(2)	First Amendment to AEP System Survivor Benefit Plan, as amended and restated effective January 31, 2000.	2002 Form 10-K; Ex 10(k)(2).
†10(m)	AEP Change In Control Agreement, effective January 1, 2005.	AEP Form 8-K, Ex 10.1, dated January 10, 2005, File No. 1-3525.
†10(n)(1)	AEP System 2000 Long-Term Incentive Plan, as amended December 10, 2003.	2003 Form 10-K, Ex 10(n).
†10(n)(2)	Form of Performance Share Award Agreement furnished to participants of the AEP System 2000 Long-Term Incentive Plan, as amended	AEP Form 10-Q, Ex. 10(c), dated November 5, 2004.
†10(o)(1)	Central and South West System Special Executive Retirement Plan as amended and restated effective July 1, 1997.	1998 Form 10-K, File No. 1-1443, Ex 18.
†10(o)(2)	Certified AEP Utilities, Inc. (formerly CSW) Board Resolutions of July 16, 1996.	2003 Form 10-K, Ex 10(o)(3).
†10(p)	AEP System Incentive Compensation Deferral Plan Amended and Restated as of January 1, 2003.	2003 Form 10-K, Ex 10(p)(1).
†10(q)	AEP System Nuclear Performance Long Term Incentive Compensation Plan dated August 1, 1998.	2002 Form 10-K, Ex 10(q).
†10(r)	Nuclear Key Contributor Retention Plan dated May 1, 2000.	2002 Form 10-K, Ex 10(r).
*†10(s)	Base Salaries for Named Executive Officers
*12	Statement re: Computation of Ratios.
*13	Copy of those portions of the OPCo 2004 Annual Report (for the fiscal year ended December 31, 2004) which are incorporated by reference in this filing.
21	List of subsidiaries of OPCo.	AEP 2004 Form 10-K, File No. 1-3525, Ex 21
*23	Consent of Deloitte & Touche LLP.
*24	Power of Attorney.
*31(a)	Certification of Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
*31(b)	Certification of Chief Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
*32(a)	Certification of Chief Executive Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code.
*32(b)	Certification of Chief Financial Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code.
REGISTRANT: PSO† File No. 0-343
3(a)	Restated Certificate of Incorporation of PSO.	CSW 1996 Form U5S, File No. 1-1443, Ex B-3.1.
3(b)	By-Laws of PSO (amended as of June 28, 2000).	2002 Form 10-K, Ex 3(b).
4(a)	Indenture, dated July 1, 1945, between and Liberty Bank and Trust Company of Tulsa, National Association, as Trustee, as amended and supplemented.
Registration Statement No. 2-60712, Ex 5.03;
Registration Statement No. 2-64432, Ex 2.02;
Registration Statement No. 2-65871, Ex 2.02;
Form U-1 No. 70-6822, Ex 2;
Form U-1 No. 70-7234, Ex 3;
Registration Statement No. 33-48650, Ex 4(b);
Registration Statement No. 33-49143, Ex 4(c);
Registration Statement No. 33-49575, Ex 4(b);
1993 Form 10-K, Ex 4(b);
Form 8-K, Ex 4.01; dated March 4, 1996.
Form 8-K, Ex 4.02, dated March 4, 1996;
Form 8-K, Ex 4.03, dated March 4, 1996.

4(b)	Indenture (for unsecured debt securities), dated as of November 1, 2000, between PSO and The Bank of New York, as Trustee.	Registration Statement No. 333-100623, Exs 4(a)(b); 2002 Form 10-K; Ex 4(c).
4(c)	Third Supplemental Indenture, dated as of September 15, 2003, between PSO and The Bank of New York, as Trustee, establishing terms of the 4.85% Senior Notes, Series C, due 2010.	2003 Form 10-K, Ex 4(d).
4(d)	Fourth Supplemental Indenture, dated as of June 7, 2004 between PSO and The Bank of New York, as Trustee, establishing terms of the 4.70% Senior Notes, Series D, due 2009	Form 8-K, Ex 4(a), dated June 7, 2004
10(a)	Restated and Amended Operating Agreement, dated as of January 1, 1998, among PSO, TCC, TNC, SWEPCo and AEPSC.	2002 Form 10-K, Ex 10(a).
10(b)	Transmission Coordination Agreement, dated October 29, 1998, among PSO, TCC, TNC, SWEPCo and AEPSC.	2002 Form 10-K, Ex 10(b).
*12	Statement re: Computation of Ratios.
*13	Copy of those portions of the PSO 2004 Annual Report (for the fiscal year ended December 31, 2004) which are incorporated by reference in this filing.
21	List of subsidiaries of PSO.	AEP 2004 Form 10-K, Ex 21, File No. 1-3525.
*23	Consent of Deloitte & Touche LLP.
*24	Power of Attorney.
*31(a)	Certification of Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
*31(b)	Certification of Chief Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
*32(a)	Certification of Chief Executive Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code.
*32(b)	Certification of Chief Financial Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code.
REGISTRANT: SWEPCo† File No. 1-3146
3(a)	Restated Certificate of Incorporation, as amended through May 6, 1997, including Certificate of Amendment of Restated Certificate of Incorporation.	Form 10-Q, Ex 3.4, March 31, 1997.
3(b)	By-Laws of SWEPCo (amended as of April 27, 2000).	Form 10-Q, Ex 3.3, March 31, 2000.
4(a)	Indenture, dated February 1, 1940, between SWEPCo and Continental Bank, National Association and M. J. Kruger, as Trustees, as amended and supplemented.
Registration Statement No. 2-60712, Ex 5.04;
Registration Statement No. 2-61943, Ex 2.02;
Registration Statement No. 2-66033, Ex 2.02;
Registration Statement No. 2-71126, Ex 2.02;
Registration Statement No. 2-77165, Ex 2.02;
Form U-1 No. 70-7121, Ex 4;
Form U-1 No. 70-7233, Ex 3;
Form U-1 No. 70-7676, Ex 3;
Form U-1 No. 70-7934, Ex 10;
Form U-1 No. 72-8041, Ex 10(b);
Form U-1 No. 70-8041, Ex 10(c);
Form U-1 No. 70-8239, Ex 10(a).

4(b)
SWEPCO-obligated, mandatorily redeemable preferred securities of subsidiary trust holding solely Junior Subordinated Debentures of SWEPCo:
(1) Subordinated Indenture, dated as of September 1, 2003,      between SWEPCo and the Bank of New York, as Trustee.
(2) Amended and Restated Trust Agreement of SWEPCo Capital Trust I, dated as of September 1, 2003, among SWEPCo, as Depositor, the Bank of New York, as Property Trustee, The Bank of New York (Delaware), as Delaware Trustee, and the Administrative Trustees.
(3) Guarantee Agreement, dated as of September 1, 2003, delivered by SWEPCo for the benefit of the holders of SWEPCo Capital Trust I's Preferred Securities.
(4)First Supplemental Indenture dated as of October 1, 2003, providing for the issuance of Series B Junior Subordinated Debentures between SWEPCo, as Issuer and the Bank of New York, as Trustee
(5)Agreement as to Expenses and Liabilities, dated as of October 1, 2003 between SWEPCo and SWEPCo Capital Trust I (included in Item (4) above as Ex 4(f)(i)(A).
2003 Form 10-K, Ex 4(b).
4(c)	Indenture (for unsecured debt securities), dated as of February 4, 2000, between SWEPCo and The Bank of New York, as Trustee.	Registration Statement No. 333-87834, Ex 4(a)(b); Registration Statement No. 333-600632, Ex 4(b); Registration Statement No. 333-108045, Ex 4(b).
4(d)	Third Supplemental Indenture, between SWEPCo and The Bank of New York, as Trustees, dated April 11, 2003, establishing terms of 5.375% Senior Notes, Series C, due 2015.	2003 Form 10-K, Ex 4(d).
10(a)	Restated and Amended Operating Agreement, dated as of January 1, 1998, among PSO, TCC, TNC, SWEPCo and AEPSC.	2002 Form 10-K; Ex 10(a).
10(b)	Transmission Coordination Agreement, dated October 29, 1998, among PSO, TCC, TNC, SWEPCo and AEPSC.	2002 Form 10-K; Ex 10(b).
*12	Statement re: Computation of Ratios.
*13	Copy of those portions of the SWEPCo 2004 Annual Report (for the fiscal year ended December 31, 2004) which are incorporated by reference in this filing.
21	List of subsidiaries of SWEPCo.	AEP 2004 Form 10-K, Ex 21, File No. 1-3525.
*23	Consent of Deloitte & Touche LLP.
*24	Power of Attorney.
*31(a)	Certification of Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
*31(b)	Certification of Chief Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
*32(a)	Certification of Chief Executive Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code.
*32(b)	Certification of Chief Financial Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code.
REGISTRANT: TCC† File No. 0-346
3(a)
Restated Articles of Incorporation Without Amendment, Articles of Correction to Restated Articles of Incorporation Without Amendment, Articles of Amendment to Restated Articles of Incorporation, Statements of Registered Office and/or Agent, and Articles of Amendment to the Articles of Incorporation.
Form 10-Q, Ex 3.1, March 31, 1997.
3(b)	Articles of Amendment to Restated Articles of Incorporation of TCC dated December 18, 2002.	2002 Form 10-K; Ex 3(b).
3(c)	By-Laws of TCC (amended as of April 19, 2000).	2000 Form 10-K, Ex 3(b).
4(a)	Indenture (for unsecured debt securities), dated as of November 15, 1999, between TCC and The Bank of New York, as Trustee, as amended and supplemented.	2000 Form 10-K, Ex 4(c)(d)(e).
4(b)	Indenture (for unsecured debt securities), dated as of February 1, 2003, between TCC and Bank One, N.A., as Trustee.	2003 Form 10-K, Ex 4(d).
4(c)
First Supplemental Indenture, dated as of February 1, 2003, between TCC and Bank One, N.A., as Trustee, establishing the terms of 5.50% Senior Notes, Series A, due 2013 and 5.50% Senior Notes, Series D, due 2013.
2003 Form 10-K, Ex 4(e).
4(d)
Second Supplemental Indenture, dated as of February 1, 2003, between TCC and Bank One, N.A., as Trustee, establishing the terms of 6.65% Senior Notes, Series B, due 2033 and 6.65% Senior Notes, Series E, due 2033.
2003 Form 10-K, Ex 4(f).
4(e)
Third Supplemental Indenture, dated as of February 1, 2003, between TCC and Bank One, N.A., as Trustee, establishing the terms of 3.00% Senior Notes, Series C, due 2005 and 3.00% Senior Notes, Series F, due 2005.
2003 Form 10-K, Ex 4(g).
4(f)
Fourth Supplemental Indenture, dated as of February 1, 2003, between TCC and Bank One, N.A., as Trustee, establishing the terms of Floating Rate Notes, Series A, due 2005 and Floating Rate Notes, Series B, due 2005.
2003 Form 10-K, Ex 4(h).
10(a)	Restated and Amended Operating Agreement, dated as of January 1, 1998, among PSO, TCC, TNC, SWEPCo and AEPSC.	2002 Form 10-K; Ex 10(a).
10(b)	Transmission Coordination Agreement, dated October 29, 1998, among PSO, TCC, TNC, SWEPCo and AEPSC.	2002 Form 10-K; Ex 10(b).
10(c)	Purchase and Sale Agreement, dated as of September 3, 2004, by and between TCC and City of San Antonio (acting by and through the City Public Service Board of San Antonio) and Texas Genco, L.P.	Form 10-Q, Ex. 10(a), September 30, 2004.
*12	Statement re: Computation of Ratios.
*13	Copy of those portions of the TCC 2004 Annual Report (for the fiscal year ended December 31, 2004) which are incorporated by reference in this filing.
21	List of subsidiaries of TCC.	AEP 2004 Form 10-K, Ex 21, File No. 1-3525.
*23	Consent of Deloitte & Touche LLP.
*24	Power of Attorney.
*31(a)	Certification of Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
*31(b)	Certification of Chief Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
*32(a)	Certification of Chief Executive Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code.
*32(b)	Certification of Chief Financial Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code.
REGISTRANT: TNC† File No. 0-340
3(a)	Restated Articles of Incorporation, as amended, and Articles of Amendment to the Articles of Incorporation.	1996 Form 10-K, Ex 3.5.
3(b)	Articles of Amendment to Restated Articles of Incorporation of TNC dated December 17, 2002.	2002 Form 10-K; Ex 3(b).
3(c)	By-Laws of TNC (amended as of May 1, 2000).	Form 10-Q, Ex 3.4, March 31, 2000.
4(a)	Indenture, dated August 1, 1943, between TNC and Harris Trust and Savings Bank and J. Bartolini, as Trustees, as amended and supplemented.
Registration Statement No. 2-60712, Ex 5.05;
Registration Statement No. 2-63931, Ex 2.02;
Registration Statement No. 2-74408, Ex 4.02;
Form U-1 No. 70-6820, Ex 12;
Form U-1 No. 70-6925, Ex 13;
Registration Statement No. 2-98843, Ex 4(b);
Form U-1 No. 70-7237, Ex 4;
Form U-1 No. 70-7719, Ex 3;
Form U-1 No. 70-7936, Ex 10;
Form U-1 No. 70-8057, Ex 10;
Form U-1 No. 70-8265, Ex 10;
Form U-1 No. 70-8057, Ex 10(b);
Form U-1 No. 70-8057, Ex 10(c).

4(b)	Indenture (for unsecured debt securities), dated as of February 1, 2003, between TNC and Bank One, N.A., as Trustee.	2003 Form 10-K, Ex 4(b).
4(c)
First Supplemental Indenture, dated as of February 1, 2003, between TNC and Bank One, N.A., as Trustee, establishing the terms of 5.50% Senior Notes, Series A, due 2013 and 5.50% Senior Notes, Series D, due 2013.
2003 Form 10-K, Ex 4(c).
10(a)	Restated and Amended Operating Agreement, dated as of January 1, 1998, among PSO, TCC, TNC, SWEPCo and AEPSC.	2002 Form 10-K; Ex 10(a).
10(b)	Transmission Coordination Agreement, dated October 29, 1998, among PSO, TCC, TNC, SWEPCo and AEPSC.	2002 Form 10-K; Ex 10(b).
*12	Statement re: Computation of Ratios.
*13	Copy of those portions of the TNC 2004 Annual Report (for the fiscal year ended December 31, 2004) which are incorporated by reference in this filing.
*24	Power of Attorney.
*31(a)	Certification of Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
*31(b)	Certification of Chief Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
*32(a)	Certification of Chief Executive Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code.
*32(b)	Certification of Chief Financial Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code.
_______________

- Certain instruments defining the rights of holders of long-term debt of the registrants included in the financial statements of registrants filed herewith have been omitted because the total amount of securities authorized thereunder does not exceed 10% of the total assets of registrants. The registrants hereby agree to furnish a copy of any such omitted instrument to the SEC upon request.

EXHIBIT D - TAX ALLOCATION AGREEMENT

AMERICAN ELECTRIC POWER COMPANY, INC. AND
ITS CONSOLIDATED AFFILIATES
TAX AGREEMENT UNDER TITLE 17, CHAPTER II
OF THE CODE OF FEDERAL REGULATIONS PARAGRAPH
(C) OF SECTION 250.45 REGARDING METHOD OF
ALLOCATING CONSOLIDATED INCOME TAXES

The below listed affiliated companies, joining in the annual filing of a consolidated federal income tax return with American Electric Power Company, Inc., agree to allocate the consolidated annual net current federal income tax liability and/or benefit to the members of the consolidated group in accordance with the following procedures:

(1)
The consolidated regular federal income tax, exclusive of capital gains and preference taxes and before the application of general business credits including foreign tax credits, shall be apportioned among the members of the consolidated group based on corporate taxable income. Loss companies shall be included in the allocation, receiving a negative tax allocation which is similar to a separate return carryback refund, before considering general business credits, which would have resulted had the loss company historically filed a separate return.

(2)
The corporate taxable income of each member of the group shall be first reduced by its proportionate share of American Electric Power Company, Inc.'s (the holding company) tax loss (excluding the effects of extraordinary items which do not apply to the regulated business) in arriving at adjusted corporate taxable income for each member of the group with positive taxable income.

(3)
To the extent that the consolidated and corporate taxable incomes include material items taxed at rates other than the statutory tax rate (such as capital gains and preference items), the portion of the consolidated tax attributable to these items shall be apportioned directly to the members of the group giving rise to such items.

(4)	General business credits, other tax credits, and foreign tax credits shall be equitably allocated to those members whose investments or contributions generates the tax credit.

(5)
If the tax credits can not be entirely utilized to offset the consolidated tax liability, the tax credit carryover shall be equitably allocated to those members whose investments or contributions generated the credit.

(6)
Should the consolidated group generate a net operating tax loss for a calendar year, the tax benefits of any resultant carryback refund shall be allocated proportionately to member companies that generated corporate tax losses in the year the consolidated net operating loss was generated. Any related loss of general business credits, shall be allocated to the member companies that utilized the credits in the prior year in the same proportion that the credit lost is to the total credit utilized in the prior year. A consolidated net operating tax loss carryfoward shall be allocated proportionately to member companies that generated the original tax losses that gave rise to the consolidated net operating tax loss carryforward.

(7)
A member with a net positive tax allocation shall pay the holding company the net amount allocated, while a tax loss member with a net negative tax allocation shall receive current payment from the holding company in the amount of its negative allocation. The payment made to a member with a tax loss should equal the amount by which the consolidated tax is reduced by including the member's net corporate tax loss in the consolidated tax return. The holding company shall pay to the Internal Revenue Service the consolidated group's net current federal income tax liability from the net of the receipts and payments.

(8)	No member of the consolidated group shall be allocated a federal income tax which is greater than the federal income tax computed as if such member had filed a separate return.

(9)
In the event the consolidated tax liability is subsequently revised by Internal Revenue Service audit adjustments, amended returns, claims for refund, or otherwise, such changes shall be allocated in the same manner as though the adjustments on which they are based had formed part of the original consolidated return using the tax allocation agreement which was in effect at that time.

Any current state tax liability and/or benefit associated with a state tax return involving more than one member of the consolidated group, shall be allocated to such members following the principles set forth above for current federal income taxes. Due to certain states utilizing a unitary approach, the consolidated return liability may exceed the sum of the liabilities computed for each company on a separate return basis. If this occurs, the excess of the consolidated liability over the sum of the separate return liabilities shall be allocated proportionally based on each member's contribution to the consolidated apportionment percentage. If additional tax is attributable to a significant transaction or event, such additional tax shall be allocated directly to the members who are party to said transaction or event.

This agreement is subject to revision as a result of changes in federal and state tax law and relevant facts and circumstances.

The above procedures for apportioning the consolidated annual net current federal and state tax liabilities and expenses of American Electric Power Company, Inc. and its consolidating affiliates have been agreed to by each of the below listed members of the consolidated group as evidenced by the signature of an officer of each company.

COMPANY	OFFICER'S SIGNATURE

American Electric Power Company, Inc.	/S/Jeffrey D. Cross
American Electric Power Service Corporation	/S/Mark A. Pyle
AEP C&I Company, LLC	/S/Mark A. Pyle
AEP Coal, Inc.	/S/Mark A. Pyle
AEP Coal Marketing, LLC	/S/Mark A. Pyle
AEP Communications, Inc.	/S/Mark A. Pyle
AEP Communications, LLC	/S/Mark A. Pyle
AEP Credit, Inc.	/S/Mark A. Pyle
AEP Delaware Investment Company	/S/Mark A. Pyle
AEP Delaware Investment Company II	/S/Mark A. Pyle
AEP Delaware Investment Company III	/S/Mark A. Pyle
AEP Desert Sky GP, LLC	/S/Mark A. Pyle
AEP Desert Sky LP, LLC	/S/Mark A. Pyle
AEP Desert Sky LP II, LLC	/S/Mark A. Pyle
AEP Elmwood LLC	/S/Mark A. Pyle
AEP Emissions Marketing, LLC	/S/Mark A. Pyle
AEP EmTech LLC	/S/Mark A. Pyle
AEP Energy Services, Inc.	/S/Mark A. Pyle
AEP Energy Services Gas Holding Company	/S/Mark A. Pyle
AEP Energy Services Gas Holding Company II LLC	/S/Mark A. Pyle
AEP Energy Services Investments, Inc.	/S/Mark A. Pyle
AEP Energy Services Ventures, Inc.	/S/Mark A. Pyle
AEP Energy Services Ventures II, Inc.	/S/Mark A. Pyle
AEP Energy Services Ventures III, Inc.	/S/Mark A. Pyle
AEP Fiber Venture, LLC	/S/Mark A. Pyle
AEP Gas Marketing LP	/S/Mark A. Pyle
AEP Gas Power GP, LLC	/S/Mark A. Pyle
AEP Generating Company	/S/Mark A. Pyle
AEP Houston Pipe Line Company, LLC	/S/Mark A. Pyle
AEP Investments, Inc.	/S/Mark A. Pyle
AEP Kentucky Coal, LLC	/S/Mark A. Pyle
AEP MEMCO LLC	/S/Mark A. Pyle
AEP Nonutility Funding, LLC	/S/Mark A. Pyle
AEP Ohio Coal, LLC	/S/Mark A. Pyle
AEP Ohio Retail Energy, LLC	/S/Mark A. Pyle
AEP Power Marketing, Inc.	/S/Mark A. Pyle
AEP Pro Serv, Inc.	/S/Mark A. Pyle
AEP Properties, LLC	/S/Brian X. Tierney
AEP Resources, Inc.	/S/Jeffrey D. Cross
AEP Resources Australia Holdings Pty, Ltd.	/S/Jeffrey D. Cross
AEP Resources Australia Pty, Ltd.	/S/Jeffrey D. Cross
AEP Resources Limited	/S/Jeffrey D. Cross
AEP T & D Services, LLC	/S/Mark A. Pyle
AEP Texas Central Company	/S/Mark A. Pyle
AEP Texas Central Transition Funding, LLC	/S/Stephen P. Smith
AEP Texas Commercial & Industrial Retail GP,LLC	/S/Mark A. Pyle
AEP Texas Commercial & Industrial Retail Limited Partnership	/S/Mark A. Pyle
AEP Texas POLR, LLC	/S/Mark A. Pyle
AEP Texas POLR GP, LLC	/S/Mark A. Pyle
AEP Texas North Company	/S/Mark A. Pyle
AEP Transportation, LLC	/S/Mark A. Pyle
AEP Utilities, Inc	/S/Mark A. Pyle
AEP Utility Funding, LLC	/S/Mark A. Pyle
AEP West Virginia Coal, Inc.	/S/Mark A. Pyle
AEP Wind Energy, LLC	/S/Mark A. Pyle
AEP Wind GP, LLC	/S/Mark A. Pyle
AEP Wind Holding, LLC	/S/Mark A. Pyle
AEP Wind LP, LLC	/S/Mark A. Pyle
AEP Wind LP II, LLC	/S/Mark A. Pyle
AEPR Ohio, LLC	/S/Mark A. Pyle
Appalachian Power Company	/S/Mark A. Pyle
Blackhawk Coal Company	/S/Mark A. Pyle
Cedar Coal Company	/S/Mark A. Pyle
Central Appalachian Coal Company	/S/Mark A. Pyle
Central Coal Company	/S/Mark A. Pyle
Colomet, Inc.	/S/Mark A. Pyle
Columbus Southern Power Company	/S/Mark A. Pyle
Conesville Coal Preparation Company	/S/Mark A. Pyle
Conlease, Inc.	/S/Mark A. Pyle
C3 Communications, Inc.	/S/Mark A. Pyle
C3 Networks GP, LLC	/S/Mark A. Pyle
CSW Development-I, Inc.	/S/Mark A. Pyle
CSW Energy, Inc.	/S/Mark A. Pyle
CSW Energy Services, Inc.	/S/Mark A. Pyle
CSW Fort Lupton, Inc.	/S/Mark A. Pyle
CSW International, Inc.	/S/Mark A. Pyle
CSW International Two, Inc.	/S/Mark A. Pyle
CSW Mulberry, Inc.	/S/Mark A. Pyle
CSW Mulberry II, Inc.	/S/Mark A. Pyle
CSW Orange, Inc.	/S/Mark A. Pyle
CSW Orange II, Inc.	/S/Mark A. Pyle
CSW Power Marketing, Inc.	/S/Mark A. Pyle
CSW Services International, Inc.	/S/Mark A. Pyle
CSW Sweeny GP I, Inc.	/S/Mark A. Pyle
CSW Sweeny GP II, Inc.	/S/Mark A. Pyle
CSW Sweeny LP I, Inc.	/S/Mark A. Pyle
CSW Sweeny LP II, Inc.	/S/Mark A. Pyle
CSWC License, Inc.	/S/Mark A. Pyle
DECCO II, LLC	/S/Mark A. Pyle
Diversified Energy Contractors Co., LLC	/S/Mark A. Pyle
Dolet Hills Lignite Company, LLC	/S/Mark A. Pyle
Franklin Real Estate Company	/S/Mark A. Pyle
Golden Prairie Holding Company, LLC	/S/Michael J. Kelley
Golden Prairie Wind Farm, LLC	/S/Michael J. Kelley
Houston Pipe Line Company LP	/S/Mark A. Pyle
HPL GP, LLC	/S/Mark A. Pyle
HPL Holdings, Inc.	/S/Mark A. Pyle
HPL Resources Company LP	/S/Mark A. Pyle
HPL Storage Inc.	/S/Mark A. Pyle
Indiana Franklin Realty, Inc.	/S/Mark A. Pyle
Indiana Michigan Power Company	/S/Mark A. Pyle
Kentucky Power Company	/S/Mark A. Pyle
Kingsport Power Company	/S/Mark A. Pyle
Leesville Land, LLC	/S/Jeffrey D. Cross
LIG, Inc.	/S/Mark A. Pyle
LIG Chemical Company	/S/Mark A. Pyle
LIG Liquids Company, LLC	/S/Mark A. Pyle
LIG Pipeline Company	/S/Mark A. Pyle
Louisiana Intrastate Gas Company, LLC	/S/Mark A. Pyle
Mutual Energy, LLC	/S/Mark A. Pyle
Mutual Energy SWEPCO LP	/S/Mark A. Pyle
Newgulf Power Venture, Inc.	/S/Mark A. Pyle
Noah I Power G.P., Inc.	/S/Mark A. Pyle
Ohio Power Company	/S/Mark A. Pyle
POLR Power, LP	/S/Mark A. Pyle
Price River Coal Company, Inc.	/S/Mark A. Pyle
Public Service Company of Oklahoma	/S/Mark A. Pyle
REP General Partner LLC	/S/Mark A. Pyle
REP Holdco, LLC	/S/Mark A. Pyle
Simco, Inc.	/S/Mark A. Pyle
Snowcap Coal Company, Inc.	/S/F. Scott Travis
Southern Appalachian Coal Company	/S/Mark A. Pyle
Southwest Arkansas Utilities Corp.	/S/Thomas H. Deweese
Southwestern Electric Power Company	/S/Mark A. Pyle
Springdale Land, LLC	/S/Mark A. Pyle
Tuscaloosa Pipeline Company	/S/Mark A. Pyle
United Sciences Testing, Inc.	/S/Mark A. Pyle
Ventures Lease Co., LLC	/S/Mark A. Pyle
Wheeling Power Company	/S/Mark A. Pyle

EXHIBIT E - CHART OF ACCOUNTS/PERSONNEL POLICIES

1 Chart of accounts for AEP System Companies (Pursuant to Rule 26):

The Federal Energy Regulatory Commission (FERC) Uniform System of Accounts (USA) is used by most of the AEP System Companies with modifications as necessary to account for nonutility business operations. Certain AEP System Companies do not follow the FERC USA. Those companies use the typical commercial chart of accounts applicable for that type of business operation.

2 Copies of personnel policies as they relate to Rule 48 (b):

American Electric Power Exempt Employees and Nonexempt Supervisors Relocation Expense Policy:

Incorporated by Reference to 2002 Form U5S Annual Report, File No. 30-150.

EXHBIT F - INTERCOMPANY BILLINGS - 2004
Total 2004 Intercompany Billings

	Company Providing Services

		Kingsport	Appalachian Power
	Total	Power Company	Company

MAINTENANCE AND OTHER OPERATION EXPENSES:
Marketing-Economic Development	$3,630.32	$345.55	$1,207.49
Marketing-Business Services	368.69	2.68	133.20
Dist Reg-Managerial	558,673.04	36,513.76	54,159.66
Dist Reg-Customer Services	1,592,042.90	62,283.72	95,101.14
Dist Reg-Eng-Engin & Planning	850,295.97	50,539.04	239,209.95
Dist Reg-Eng-Information & Drafting	408,070.11	35,282.11	3,891.48
Dist Reg-Stores	260,056.76	407.04	95,648.70
Dist Reg-Operations-Administrative	805,666.40	43.70	118,657.22
Dist Reg-Operations-Meter	266,540.05	1,053.88	42,795.51
Dist Reg-Operations-Line	2,913,161.70	204,580.64	729,434.34
Engy Dis Sup-Right of Way Maintenance	303,732.79	30,791.61	3,893.52
Dist Eng-Engineering & Planning	310,541.47	2,731.33	19,251.75
Dist Data Systems-Joint Use	78,023.15	18,139.68	1,603.03
T&D Mat Dist-Central Warehouse	1,267,319.31	59,626.84	436,414.98
Energy Tran-Transmission Line	1,273,123.73	35,349.37	252,122.98
Energy Tran-Station	2,924,420.70	129,315.23	748,470.36
St Const-System Maint-Tools/Equipment	89,815.23	4,472.13	2,042.73
Operations Center	(6,845.10)	1.09	(6,916.73)
Engy Delivery Sup-Meter Operations	501,369.27	9,139.62	134,923.25
Telecom-Telcommunications Engineering	38,317.10	0.05	36,460.82
Telecom-Telcommunications Operations	566,823.84	10,184.37	59,017.24
Land Mangement Forestry	6,241.18	7.87	0.00
Land Management Real Estate	74,258.87	3,859.73	192.10
Planning & Budgeting	0.00	0.00	0.00
Coal Terminal-Cook	0.00	0.00	0.00
Coal Terminal-Putnam	0.00	0.00	0.00
Fossil Power Plant Managerial	965,876.45	15.24	158,751.49
Hydro Plant	30,728.45	0.13	12,628.16
Nuclear Generation	17,020.01	62.96	6,874.29
AdminState Pres/Envir & Govt Affairs	151,351.40	(2.71)	14,246.58
AdminCorporate Communications	3,757.28	62.29	791.94
Admin-Rates	5,410.04	0.00	0.00
AdminOtherAdministrative Group	126,398.94	72,408.20	(75,464.27)
Accounting-Adm	538.30	8.70	188.71
Corp Svc-Fleet Management	21,185.81	33,918.85	3,889.75
Corp Svc-Building Services	569,537.03	44,239.28	68,289.67
Corp Svc-Office Services	(4,387.49)	0.00	(4,409.12)
LABOR FRINGES ON MAINTENANCE AND OTHER OPERATION LABOR	6,271,899.74	192,648.42	1,212,289.51
TOTAL MAINTENANCE AND OTHER OPERATION EXPENSES	23,244,963.44	1,038,032.40	4,465,791.43
CONSTRUCTION, RETIREMENT, OTHER WIP	15,367,305.65	421,494.23	3,161,290.37
MATERIAL AND SUPPLY COSTS	194,313.29	5,491.79	92,729.42
FACILITY COSTS	8,864,595.22	0.00	5,721.20
INVESTMENT CARRYING CHARGES	3,375,466.76	0.00	1,179.38
TOTAL	$51,046,644.36	$1,465,018.42	$7,726,711.80

EXHBIT F - INTERCOMPANY BILLINGS - 2004
Total 2004 Intercompany Billings

	Company Providing Services

	Kentucky Power	Indiana Michigan	Wheeling Power
	Company	Power Company	Company

MAINTENANCE AND OTHER OPERATION EXPENSES:
Marketing-Economic Development	$1,379.86	$5.58	$5.68
Marketing-Business Services	0.00	66.92	5.64
Dist Reg-Managerial	28,202.14	20,386.40	892.46
Dist Reg-Customer Services	661,361.13	51,266.89	44,523.79
Dist Reg-Eng-Engin & Planning	241,666.20	46,772.02	30,665.18
Dist Reg-Eng-Information & Drafting	96,143.22	(13,467.83)	19,988.84
Dist Reg-Stores	22,599.03	4,460.09	1,860.99
Dist Reg-Operations-Administrative	216.82	634.49	13,621.20
Dist Reg-Operations-Meter	34,562.33	13,551.68	1,194.91
Dist Reg-Operations-Line	530,472.99	262,617.93	44,280.86
Engy Dis Sup-Right of Way Maintenance	67,112.79	11,842.35	1,631.03
Dist Eng-Engineering & Planning	19,189.32	61,415.21	6,344.63
Dist Data Systems-Joint Use	38,380.54	50,925.80	32,730.32
T&D Mat Dist-Central Warehouse	135,219.18	(4,201.93)	676.65
Energy Tran-Transmission Line	160,739.13	59,378.31	35,553.50
Energy Tran-Station	277,361.21	18,892.40	492,411.45
St Const-System Maint-Tools/Equipment	30,514.55	8,314.99	53.47
Operations Center	20.93	48.96	0.00
Engy Delivery Sup-Meter Operations	39,460.92	123,690.18	8,622.01
Telecom-Telcommunications Engineering	0.08	1.98	0.05
Telecom-Telcommunications Operations	41,321.32	44,237.97	25,572.79
Land Mangement Forestry	1,019.41	768.61	8.42
Land Management Real Estate	4,211.12	(204.28)	3.11
Planning & Budgeting	0.00	0.00	0.00
Coal Terminal-Cook	0.00	0.00	0.00
Coal Terminal-Putnam	0.00	0.00	0.00
Fossil Power Plant Managerial	51,380.48	141,109.27	15.33
Hydro Plant	1,174.17	9,500.35	153.96
Nuclear Generation	1,049.82	0.00	37.09
AdminState Pres/Envir & Govt Affairs	14,321.67	(107.30)	29,538.41
AdminCorporate Communications	225.84	2,670.91	0.00
Admin-Rates	0.00	0.00	0.00
AdminOtherAdministrative Group	94,058.49	(107,584.44)	(1,925.04)
Accounting-Adm	41.56	105.15	9.02
Corp Svc-Fleet Management	(705.73)	(54,461.50)	89,125.26
Corp Svc-Building Services	20,978.04	9,220.33	18,688.72
Corp Svc-Office Services	0.00	0.00	0.00
LABOR FRINGES ON MAINTENANCE AND OTHER OPERATION LABOR	920,651.56	232,817.53	328,943.33
TOTAL MAINTENANCE AND OTHER OPERATION EXPENSES	3,534,330.12	994,675.02	1,225,233.06
CONSTRUCTION, RETIREMENT, OTHER WIP	1,851,036.12	342,502.92	1,002,764.17
MATERIAL AND SUPPLY COSTS	8,445.63	23,220.55	34,194.29
FACILITY COSTS	0.00	0.00	3,841.32
INVESTMENT CARRYING CHARGES	0.00	0.00	6,507.12
TOTAL	$5,393,811.87	$1,360,398.49	$2,272,539.96

EXHBIT F - INTERCOMPANY BILLINGS - 2004
Total 2004 Intercompany Billings

	Company Providing Intercompany Services

	Ohio Power	Columbus Southern	AEP Service
	Company	Power Company	Corporation, Inc.

MAINTENANCE AND OTHER OPERATION EXPENSES:
Marketing-Economic Development	$610.89	$75.27	$0.00
Marketing-Business Services	82.51	77.74	0.00
Dist Reg-Managerial	292,082.27	125,745.55	690.80
Dist Reg-Customer Services	465,270.88	212,176.39	58.96
Dist Reg-Eng-Engin & Planning	197,561.43	43,729.42	152.73
Dist Reg-Eng-Information & Drafting	262,286.66	3,945.63	0.00
Dist Reg-Stores	67,496.60	66,665.84	918.47
Dist Reg-Operations-Administrative	672,492.97	0.00	0.00
Dist Reg-Operations-Meter	155,231.68	18,123.69	26.37
Dist Reg-Operations-Line	287,316.31	854,200.69	257.94
Engy Dis Sup-Right of Way Maintenance	153,748.86	34,712.63	0.00
Dist Eng-Engineering & Planning	199,820.11	1,789.12	0.00
Dist Data Systems-Joint Use	(65,253.78)	1,497.56	0.00
T&D Mat Dist-Central Warehouse	164,830.51	474,729.34	23.74
Energy Tran-Transmission Line	182,701.90	547,032.02	246.52
Energy Tran-Station	470,230.84	786,461.76	1,277.45
St Const-System Maint-Tools/Equipment	40,925.73	3,467.52	24.11
Operations Center	77.47	(76.82)	0.00
Engy Delivery Sup-Meter Operations	50,300.18	135,233.11	0.00
Telecom-Telcommunications Engineering	(1,201.39)	0.78	3,054.73
Telecom-Telcommunications Operations	224,534.85	139,502.28	22,453.02
Land Mangement Forestry	3,526.18	734.81	175.88
Land Management Real Estate	65,735.59	129.38	332.12
Planning & Budgeting	0.00	0.00	0.00
Coal Terminal-Cook	0.00	0.00	0.00
Coal Terminal-Putnam	0.00	0.00	0.00
Fossil Power Plant Managerial	188,136.66	101,244.39	325,223.59
Hydro Plant	7,093.51	164.07	14.10
Nuclear Generation	5,928.93	3,051.82	15.10
AdminState Pres/Envir & Govt Affairs	91,127.18	2,520.94	(293.37)
AdminCorporate Communications	6.30	0.00	0.00
Admin-Rates	2,597.02	2,813.02	0.00
AdminOtherAdministrative Group	149,670.74	(6,839.25)	2,074.51
Accounting-Adm	138.55	46.61	0.00
Corp Svc-Fleet Management	(66,467.17)	21,578.44	(5,692.09)
Corp Svc-Building Services	97,383.71	21,690.04	289,047.24
Corp Svc-Office Services	21.63	0.00	0.00
LABOR FRINGES ON MAINTENANCE AND OTHER OPERATION LABOR	1,780,185.28	1,338,278.13	266,085.98
TOTAL MAINTENANCE AND OTHER OPERATION EXPENSES	6,146,231.59	4,934,501.92	906,167.90
CONSTRUCTION, RETIREMENT, OTHER WIP	5,144,357.07	3,431,812.87	12,047.90
MATERIAL AND SUPPLY COSTS	(89,913.56)	116,677.19	3,467.98
FACILITY COSTS	310,685.78	20,433.92	8,523,913.00
INVESTMENT CARRYING CHARGES	407,545.27	7,726.08	2,952,508.91
TOTAL	$11,918,906.15	$8,511,151.98	$12,398,105.69

EXHBIT F - INTERCOMPANY BILLINGS - 2004
Company Receiving Services - Appalachian Power Company

	Company Providing Services

		Kingsport	Kentucky Power	Indiana Michigan
	Total	Power Company	Company	Power Company

MAINTENANCE AND OTHER OPERATION EXPENSES:
Marketing-Economic Development	$1,768.03	$4.62	$1,331.80	$41.46
Marketing-Business Services	0.00	0.00	0.00	0.00
Dist Reg-Managerial	99,289.65	35,796.62	23,513.66	5,688.45
Dist Reg-Customer Services	703,630.07	60,602.46	497,139.68	21,572.15
Dist Reg-Eng-Engin & Planning	415,008.85	49,431.62	231,291.04	28,175.13
Dist Reg-Eng-Information & Drafting	130,750.67	35,147.14	95,537.86	17.95
Dist Reg-Stores	55,624.13	300.21	22,311.20	3,820.82
Dist Reg-Operations-Administrative	2.51	0.46	2.05	0.00
Dist Reg-Operations-Meter	43,130.32	563.80	24,614.50	6,151.22
Dist Reg-Operations-Line	786,687.02	187,930.01	477,218.13	66,908.69
Engy Dis Sup-Right of Way Maintenance	81,654.73	30,728.39	43,742.25	2,040.43
Dist Eng-Engineering & Planning	33,784.75	1,932.27	15,985.25	11,504.55
Dist Data Systems-Joint Use	56,139.54	18,060.92	38,078.62	0.00
T&D Mat Dist-Central Warehouse	82,315.01	58,752.95	42,479.49	(5,075.56)
Energy Tran-Transmission Line	215,993.20	35,289.69	156,426.40	3,337.66
Energy Tran-Station	456,817.42	112,794.00	242,869.14	3,932.68
St Const-System Maint-Tools/Equipment	71,797.04	4,451.72	27,433.47	4,925.81
Operations Center	486.49	9.72	53.93	157.47
Engy Delivery Sup-Meter Operations	154,799.17	2,902.79	14,274.25	42,460.74
Telecom-Telcommunications Engineering	352.72	0.00	0.00	0.00
Telecom-Telcommunications Operations	39,253.76	9,161.77	4,850.69	6,181.47
Land Mangement Forestry	4,003.36	7.87	1,019.41	768.61
Land Management Real Estate	8,565.24	3,856.66	4,190.34	0.00
Planning & Budgeting	0.00	0.00	0.00	0.00
Coal Terminal-Cook	0.00	0.00	0.00	0.00
Coal Terminal-Putnam	0.00	0.00	0.00	0.00
Fossil Power Plant Managerial	255,258.62	2.09	20,343.55	65,573.09
Hydro Plant	15,003.87	0.13	708.08	9,483.60
Nuclear Generation	0.00	0.00	0.00	0.00
AdminState Pres/Envir & Govt Affairs	43,862.79	0.00	14,321.67	0.00
AdminCorporate Communications	2,965.34	62.29	225.84	2,670.91
Admin-Rates	0.00	0.00	0.00	0.00
AdminOtherAdministrative Group	(113,104.42)	106,985.10	11,818.64	(56,475.39)
Accounting-Adm	32.61	0.62	2.80	8.57
Corp Svc-Fleet Management	7,444.56	33,829.45	(20,233.55)	1,378.94
Corp Svc-Building Services	86,901.41	41,633.63	19,204.94	3,440.20
Corp Svc-Office Services	0.00	0.00	0.00	0.00
LABOR FRINGES ON O&M LABOR	1,244,204.74	177,264.45	707,042.39	67,003.63
TOTAL MAINTENANCE AND OTHER OPERATION EXPENSES	4,984,423.20	1,007,503.45	2,717,797.52	295,693.28
CONSTRUCTION, RETIREMENT, OTHER WIP	3,823,979.50	366,157.65	1,743,657.09	108,908.20
MATERIAL & SUPPLY COSTS	36,946.21	5,363.51	1,943.20	2,427.81
FACILITY COSTS	1,756,059.62	0.00	0.00	0.00
INVESTMENT CARRYING CHARGES	863,964.86	0.00	0.00	0.00
TOTAL	$11,465,373.39	$1,379,024.61	$4,463,397.81	$407,029.29

EXHBIT F - INTERCOMPANY BILLINGS - 2004
Company Receiving Services - Appalachian Power Company

	Company Providing Services

	Wheeling Power	Ohio Power	Columbus Southern	AEP Service
	Company	Company	Power Company	Corporation, Inc.

MAINTENANCE AND OTHER OPERATION EXPENSES:
Marketing-Economic Development	$4.35	$346.09	$39.71	$0.00
Marketing-Business Services	0.00	0.00	0.00	0.00
Dist Reg-Managerial	35.15	19,711.83	13,865.22	678.72
Dist Reg-Customer Services	2,027.64	102,069.10	20,188.50	30.54
Dist Reg-Eng-Engin & Planning	487.27	79,604.99	26,018.80	0.00
Dist Reg-Eng-Information & Drafting	1.67	25.76	20.29	0.00
Dist Reg-Stores	86.44	16,322.45	12,730.18	52.83
Dist Reg-Operations-Administrative	0.00	0.00	0.00	0.00
Dist Reg-Operations-Meter	280.44	6,974.46	4,544.39	1.51
Dist Reg-Operations-Line	452.48	32,108.04	22,038.40	31.27
Engy Dis Sup-Right of Way Maintenance	179.19	2,587.84	2,376.63	0.00
Dist Eng-Engineering & Planning	1,430.18	1,623.74	1,308.76	0.00
Dist Data Systems-Joint Use	0.00	0.00	0.00	0.00
T&D Mat Dist-Central Warehouse	(457.99)	(10,284.52)	(3,121.28)	21.92
Energy Tran-Transmission Line	192.28	16,957.61	3,728.19	61.37
Energy Tran-Station	3.93	57,998.57	39,071.83	147.27
St Const-System Maint-Tools/Equipment	19.47	34,719.33	247.24	0.00
Operations Center	0.00	210.40	54.97	0.00
Engy Delivery Sup-Meter Operations	2,764.95	50,300.18	42,096.26	0.00
Telecom-Telcommunications Engineering	0.00	0.00	0.00	352.72
Telecom-Telcommunications Operations	147.44	4,542.27	2,129.31	12,240.81
Land Mangement Forestry	8.42	1,288.36	734.81	175.88
Land Management Real Estate	0.00	518.24	0.00	0.00
Planning & Budgeting	0.00	0.00	0.00	0.00
Coal Terminal-Cook	0.00	0.00	0.00	0.00
Coal Terminal-Putnam	0.00	0.00	0.00	0.00
Fossil Power Plant Managerial	2.21	63,196.65	42,752.99	63,388.04
Hydro Plant	153.96	4,479.93	164.07	14.10
Nuclear Generation	0.00	0.00	0.00	0.00
AdminState Pres/Envir & Govt Affairs	29,541.12	0.00	0.00	0.00
AdminCorporate Communications	0.00	6.30	0.00	0.00
Admin-Rates	0.00	0.00	0.00	0.00
AdminOtherAdministrative Group	(3,458.89)	(160,882.08)	(11,091.80)	0.00
Accounting-Adm	0.63	10.54	9.45	0.00
Corp Svc-Fleet Management	90.19	(1,237.49)	(6,449.69)	66.71
Corp Svc-Building Services	247.54	9,446.16	4,450.92	8,478.02
Corp Svc-Office Services	0.00	0.00	0.00	0.00
LABOR FRINGES ON O&M LABOR	5,178.97	174,488.78	80,409.25	32,817.27
TOTAL MAINTENANCE AND OTHER OPERATION EXPENSES	39,419.04	507,133.53	298,317.40	118,558.98
CONSTRUCTION, RETIREMENT, OTHER WIP	16,569.98	916,857.31	602,262.03	69,567.24
MATERIAL & SUPPLY COSTS	190.57	19,622.09	3,971.77	3,427.26
FACILITY COSTS	0.00	38,687.60	1,594.89	1,715,777.13
INVESTMENT CARRYING CHARGES	0.00	25,767.11	1,059.11	837,138.64
TOTAL	$56,179.59	$1,508,067.64	$907,205.20	$2,744,469.25

EXHBIT F - INTERCOMPANY BILLINGS - 2004
Company Receiving Services - Columbus Southern Power Company

	Company Providing Services

		Kingsport	Appalachian Power	Kentucky Power
	Total	Power Company	Company	Company

MAINTENANCE AND OTHER OPERATION EXPENSES:
Marketing-Economic Development	$0.00	$0.00	$0.00	$0.00
Marketing-Business Services	0.00	0.00	0.00	0.00
Dist Reg-Managerial	232,731.37	554.15	20,365.80	3,857.34
Dist Reg-Customer Services	189,970.88	70.99	22,296.18	554.80
Dist Reg-Eng-Engin & Planning	98,391.57	205.51	4,618.15	864.22
Dist Reg-Eng-Information & Drafting	196,749.45	66.93	2,342.12	317.13
Dist Reg-Stores	14,509.03	8.46	279.30	52.35
Dist Reg-Operations-Administrative	731,663.76	43.24	118,230.11	214.77
Dist Reg-Operations-Meter	101,795.25	6.26	478.14	24.02
Dist Reg-Operations-Line	275,335.69	1,468.24	43,004.70	17,224.48
Engy Dis Sup-Right of Way Maintenance	144,023.58	45.97	2,189.43	423.18
Dist Eng-Engineering & Planning	262,890.57	772.89	18,348.84	3,059.10
Dist Data Systems-Joint Use	(65,253.78)	0.00	0.00	0.00
T&D Mat Dist-Central Warehouse	0.00	0.00	0.00	0.00
Energy Tran-Transmission Line	7,686.68	0.00	722.93	337.61
Energy Tran-Station	234,327.73	59.96	36,638.56	1,302.92
St Const-System Maint-Tools/Equipment	813.99	6.86	225.84	48.10
Operations Center	(3,172.94)	0.00	(3,172.94)	0.00
Engy Delivery Sup-Meter Operations	0.00	0.00	0.00	0.00
Telecom-Telcommunications Engineering	2,739.39	0.00	869.24	0.08
Telecom-Telcommunications Operations	129,533.77	925.67	25,084.13	26,651.53
Land Mangement Forestry	2,237.82	0.00	0.00	0.00
Land Management Real Estate	66,156.61	0.00	37.18	0.00
Planning & Budgeting	0.00	0.00	0.00	0.00
Coal Terminal-Cook	0.00	0.00	0.00	0.00
Coal Terminal-Putnam	0.00	0.00	0.00	0.00
Fossil Power Plant Managerial	320,441.88	0.00	55,867.26	16,213.61
Hydro Plant	0.00	0.00	0.00	0.00
Nuclear Generation	0.00	0.00	0.00	0.00
AdminState Pres/Envir & Govt Affairs	91,214.07	0.00	0.00	0.00
AdminCorporate Communications	0.00	0.00	0.00	0.00
Admin-Rates	2,597.02	0.00	0.00	0.00
AdminOtherAdministrative Group	123,107.80	(28,546.65)	(106,222.55)	2,240.01
Accounting-Adm	357.92	5.78	133.40	27.29
Corp Svc-Fleet Management	77,589.56	85.00	(6,922.11)	19,500.03
Corp Svc-Building Services	278,597.24	0.57	4.77	841.21
Corp Svc-Office Services	0.00	0.00	0.00	0.00
LABOR FRINGES ON MAINTENANCE AND OTHER OPERATION	1,293,487.61	1,709.65	133,534.97	20,449.61
TOTAL MAINTENANCE AND OTHER OPERATION EXPENSES	4,810,523.52	(22,510.52)	368,953.45	114,203.39
CONSTRUCTION, RETIREMENT, OTHER WIP	2,712,216.65	(272.54)	181,759.79	32,012.15
MATERIAL & SUPPLY COSTS	(100,115.94)	105.34	25,538.86	2,151.80
FACILITY COSTS	2,527,499.70	0.00	0.00	0.00
INVESTMENT CARRYING CHARGES	1,271,452.28	0.00	0.00	0.00
TOTAL	$11,221,576.21	$(22,677.72)	$576,252.10	$148,367.34

EXHBIT F - INTERCOMPANY BILLINGS - 2004
Company Receiving Services - Columbus Southern Power Company

	Company Providing Services

	Indiana Michigan	Wheeling Power	Ohio Power	AEP Service
	Power Company	Company	Company	Corporation, Inc.

MAINTENANCE AND OTHER OPERATION EXPENSES:
Marketing-Economic Development	$0.00	$0.00	$0.00	$0.00
Marketing-Business Services	0.00	0.00	0.00	0.00
Dist Reg-Managerial	12,292.96	714.01	194,947.11	0.00
Dist Reg-Customer Services	1,454.66	127.83	165,439.51	26.91
Dist Reg-Eng-Engin & Planning	2,664.70	211.41	89,719.10	108.48
Dist Reg-Eng-Information & Drafting	(13,787.47)	79.05	207,731.69	0.00
Dist Reg-Stores	196.28	9.66	13,564.23	398.75
Dist Reg-Operations-Administrative	634.49	53.43	612,487.72	0.00
Dist Reg-Operations-Meter	78.97	5.68	101,202.18	0.00
Dist Reg-Operations-Line	46,022.08	3,689.05	163,889.11	38.03
Engy Dis Sup-Right of Way Maintenance	8,740.70	94.14	132,530.16	0.00
Dist Eng-Engineering & Planning	48,159.62	716.70	191,833.42	0.00
Dist Data Systems-Joint Use	0.00	0.00	(65,253.78)	0.00
T&D Mat Dist-Central Warehouse	0.00	0.00	0.00	0.00
Energy Tran-Transmission Line	523.40	136.51	5,966.23	0.00
Energy Tran-Station	6,083.95	378.69	188,853.87	1,009.78
St Const-System Maint-Tools/Equipment	134.42	7.57	367.09	24.11
Operations Center	0.00	0.00	0.00	0.00
Engy Delivery Sup-Meter Operations	0.00	0.00	0.00	0.00
Telecom-Telcommunications Engineering	0.16	0.00	10.94	1,858.97
Telecom-Telcommunications Operations	6,108.67	165.43	66,841.43	3,756.91
Land Mangement Forestry	0.00	0.00	2,237.82	0.00
Land Management Real Estate	0.00	0.00	66,119.43	0.00
Planning & Budgeting	0.00	0.00	0.00	0.00
Coal Terminal-Cook	0.00	0.00	0.00	0.00
Coal Terminal-Putnam	0.00	0.00	0.00	0.00
Fossil Power Plant Managerial	35,533.36	0.00	96,748.58	116,079.07
Hydro Plant	0.00	0.00	0.00	0.00
Nuclear Generation	0.00	0.00	0.00	0.00
AdminState Pres/Envir & Govt Affairs	0.00	0.00	91,214.07	0.00
AdminCorporate Communications	0.00	0.00	0.00	0.00
Admin-Rates	0.00	0.00	2,597.02	0.00
AdminOtherAdministrative Group	(50,161.54)	103.41	305,695.45	(0.33)
Accounting-Adm	82.29	5.91	103.25	0.00
Corp Svc-Fleet Management	(6,337.61)	86,259.25	(10,154.38)	(4,840.62)
Corp Svc-Building Services	4.63	0.12	10,138.28	267,607.66
Corp Svc-Office Services	0.00	0.00	0.00	0.00
LABOR FRINGES ON MAINTENANCE AND OTHER OPERATION	40,881.28	1,903.75	948,308.47	146,699.88
TOTAL MAINTENANCE AND OTHER OPERATION EXPENSES	139,310.00	94,661.60	3,583,138.00	532,767.60
CONSTRUCTION, RETIREMENT, OTHER WIP	34,911.78	4,535.43	2,442,048.49	17,221.55
MATERIAL & SUPPLY COSTS	6,380.59	149.67	(134,442.20)	0.00
FACILITY COSTS	0.00	0.00	207,115.01	2,320,384.69
INVESTMENT CARRYING CHARGES	0.00	0.00	365,566.90	905,885.38
TOTAL	$180,602.37	$99,346.70	$6,463,426.20	$3,776,259.22

EXHBIT F - INTERCOMPANY BILLINGS - 2004
Company Receiving Services - Indiana Michigan Power Company

	Company Providing Services

		Kingsport	Appalachian Power	Kentucky Power
	Total	Power Company	Company	Company

MAINTENANCE AND OTHER OPERATION EXPENSES:
Marketing-Economic Development	$281.31	$1.45	$20.39	$4.72
Marketing-Business Services	0.00	0.00	0.00	0.00
Dist Reg-Managerial	1,679.95	11.56	279.06	51.75
Dist Reg-Customer Services	172,768.01	902.94	13,398.47	3,096.91
Dist Reg-Eng-Engin & Planning	17,469.57	268.50	6,568.42	1,224.01
Dist Reg-Eng-Information & Drafting	57,970.13	44.10	1,062.14	196.47
Dist Reg-Stores	6,264.40	7.84	248.79	48.84
Dist Reg-Operations-Administrative	13,457.72	0.00	189.32	0.00
Dist Reg-Operations-Meter	19,988.28	96.37	6,972.51	124.67
Dist Reg-Operations-Line	68,316.36	1,348.63	22,510.55	3,657.38
Engy Dis Sup-Right of Way Maintenance	16,279.19	1.05	36.63	4.75
Dist Eng-Engineering & Planning	8,192.95	26.17	769.66	144.97
Dist Data Systems-Joint Use	0.00	0.00	0.00	0.00
T&D Mat Dist-Central Warehouse	247,209.23	826.08	28,038.44	6,247.96
Energy Tran-Transmission Line	95,616.19	9.79	5,620.52	282.30
Energy Tran-Station	66,273.82	12.21	3,882.71	815.46
St Const-System Maint-Tools/Equipment	8,774.31	11.92	537.28	114.89
Operations Center	(1,307.26)	0.00	(1,307.26)	0.00
Engy Delivery Sup-Meter Operations	0.00	0.00	0.00	0.00
Telecom-Telcommunications Engineering	0.00	0.00	0.00	0.00
Telecom-Telcommunications Operations	104,052.97	16.11	696.96	114.42
Land Mangement Forestry	0.00	0.00	0.00	0.00
Land Management Real Estate	639.86	3.07	124.92	20.78
Planning & Budgeting	0.00	0.00	0.00	0.00
Coal Terminal-Cook	0.00	0.00	0.00	0.00
Coal Terminal-Putnam	0.00	0.00	0.00	0.00
Fossil Power Plant Managerial	141,552.55	12.45	74,509.55	6,305.44
Hydro Plant	15,661.52	0.00	12,586.89	461.05
Nuclear Generation	17,020.01	62.96	6,874.29	1,049.82
AdminState Pres/Envir & Govt Affairs	300.00	0.00	0.00	0.00
AdminCorporate Communications	0.00	0.00	0.00	0.00
Admin-Rates	0.00	0.00	0.00	0.00
AdminOtherAdministrative Group	105,232.06	(152.01)	2,062.55	99,626.33
Accounting-Adm	88.58	1.38	32.82	6.91
Corp Svc-Fleet Management	(91,639.21)	0.00	462.35	0.00
Corp Svc-Building Services	12,859.87	0.00	0.00	0.00
Corp Svc-Office Services	(4,387.49)	0.00	(4,409.12)	0.00
LABOR FRINGES ON MAINTENANCE AND OTHER OPERATION	454,196.76	1,779.17	63,175.91	10,403.18
TOTAL MAINTENANCE AND OTHER OPERATION EXPENSES	1,554,811.64	5,291.74	244,944.75	134,003.01
CONSTRUCTION, RETIREMENT, OTHER WIP	1,258,205.40	0.00	332,321.75	(99,090.17)
MATERIAL & SUPPLY COSTS	24,507.12	3.30	18.16	1.47
FACILITY COSTS	2,411,174.03	0.00	0.00	0.00
INVESTMENT CARRYING CHARGES	193,641.51	0.00	0.00	0.00
TOTAL	$5,442,339.70	$5,295.04	$577,284.66	$34,914.31

EXHBIT F - INTERCOMPANY BILLINGS - 2004
Company Receiving Services - Indiana Michigan Power Company

	Company Providing Services

	Wheeling Power	Ohio Power	Columbus Southern	AEP Service
	Company	Company	Power Company	Corporation, Inc.

MAINTENANCE AND OTHER OPERATION EXPENSES:
Marketing-Economic Development	$1.33	$240.95	$12.47	$0.00
Marketing-Business Services	0.00	0.00	0.00	0.00
Dist Reg-Managerial	13.77	1,155.60	168.21	0.00
Dist Reg-Customer Services	839.36	146,308.47	8,221.86	0.00
Dist Reg-Eng-Engin & Planning	324.41	5,081.41	3,958.57	44.25
Dist Reg-Eng-Information & Drafting	1,497.14	54,529.21	641.07	0.00
Dist Reg-Stores	10.03	5,864.85	77.86	6.19
Dist Reg-Operations-Administrative	12,729.25	539.15	0.00	0.00
Dist Reg-Operations-Meter	26.47	11,959.26	784.14	24.86
Dist Reg-Operations-Line	1,285.30	32,017.77	7,491.65	5.08
Engy Dis Sup-Right of Way Maintenance	1.31	16,219.82	15.63	0.00
Dist Eng-Engineering & Planning	426.88	6,362.95	462.32	0.00
Dist Data Systems-Joint Use	0.00	0.00	0.00	0.00
T&D Mat Dist-Central Warehouse	1,068.36	175,115.03	35,913.36	0.00
Energy Tran-Transmission Line	30.30	87,117.32	2,448.94	107.02
Energy Tran-Station	4.78	56,299.12	5,188.44	71.10
St Const-System Maint-Tools/Equipment	23.20	5,839.31	2,247.71	0.00
Operations Center	0.00	0.00	0.00	0.00
Engy Delivery Sup-Meter Operations	0.00	0.00	0.00	0.00
Telecom-Telcommunications Engineering	0.00	0.00	0.00	0.00
Telecom-Telcommunications Operations	18.35	102,079.78	256.40	870.95
Land Mangement Forestry	0.00	0.00	0.00	0.00
Land Management Real Estate	3.11	97.92	57.94	332.12
Planning & Budgeting	0.00	0.00	0.00	0.00
Coal Terminal-Cook	0.00	0.00	0.00	0.00
Coal Terminal-Putnam	0.00	0.00	0.00	0.00
Fossil Power Plant Managerial	12.42	15,787.59	5,609.71	39,315.39
Hydro Plant	0.00	2,613.58	0.00	0.00
Nuclear Generation	37.09	5,928.93	3,051.82	15.10
AdminState Pres/Envir & Govt Affairs	0.00	0.00	300.00	0.00
AdminCorporate Communications	0.00	0.00	0.00	0.00
Admin-Rates	0.00	0.00	0.00	0.00
AdminOtherAdministrative Group	(160.07)	2,034.12	(769.71)	2,590.85
Accounting-Adm	1.50	24.76	21.21	0.00
Corp Svc-Fleet Management	(1,102.60)	(55,314.96)	(34,576.22)	(1,107.78)
Corp Svc-Building Services	0.00	10,095.29	0.00	2,764.58
Corp Svc-Office Services	0.00	21.63	0.00	0.00
LABOR FRINGES ON MAINTENANCE AND OTHER OPERATION	2,971.97	324,634.15	34,732.67	16,499.71
TOTAL MAINTENANCE AND OTHER OPERATION EXPENSES	20,063.66	1,012,653.01	76,316.05	61,539.42
CONSTRUCTION, RETIREMENT, OTHER WIP	21,206.55	1,063,776.93	15,735.11	(75,744.77)
MATERIAL & SUPPLY COSTS	6.63	24,432.55	45.01	0.00
FACILITY COSTS	0.00	0.00	5,981.05	2,405,192.98
INVESTMENT CARRYING CHARGES	0.00	0.00	190.35	193,451.16
TOTAL	$41,276.84	$2,100,862.49	$98,267.57	$2,584,438.79

EXHBIT F - INTERCOMPANY BILLINGS - 2004
Company Receiving Services - Kentucky Power Company

	Company Providing Services

		Kingsport	Appalachian Power	Indiana Michigan
	Total	Power Company	Company	Power Company

MAINTENANCE AND OTHER OPERATION EXPENSES:
Marketing-Economic Development	$(1,575.65)	$339.48	$(2,003.25)	$41.18
Marketing-Business Services	368.69	2.68	133.20	66.92
Dist Reg-Managerial	2,377.06	0.00	2,173.00	106.78
Dist Reg-Customer Services	108,899.73	601.92	45,736.36	5,866.29
Dist Reg-Eng-Engin & Planning	59,268.94	584.35	45,743.97	12,367.80
Dist Reg-Eng-Information & Drafting	0.00	0.00	0.00	0.00
Dist Reg-Stores	32,752.96	(7.37)	2,457.19	(159.04)
Dist Reg-Operations-Administrative	0.00	0.00	0.00	0.00
Dist Reg-Operations-Meter	45,997.02	368.04	26,289.42	4,773.92
Dist Reg-Operations-Line	117,153.96	7,439.43	53,949.28	44,931.91
Engy Dis Sup-Right of Way Maintenance	1,891.42	7.46	1,289.37	168.44
Dist Eng-Engineering & Planning	0.00	0.00	0.00	0.00
Dist Data Systems-Joint Use	0.00	0.00	0.00	0.00
T&D Mat Dist-Central Warehouse	0.00	0.00	0.00	0.00
Energy Tran-Transmission Line	321,717.06	22.83	235,191.03	1,114.51
Energy Tran-Station	693,500.65	16,220.71	428,628.55	1,350.31
St Const-System Maint-Tools/Equipment	0.00	0.00	0.00	0.00
Operations Center	(299.72)	0.00	(299.72)	0.00
Engy Delivery Sup-Meter Operations	0.00	0.00	0.00	0.00
Telecom-Telcommunications Engineering	35,224.99	0.05	35,591.58	1.82
Telecom-Telcommunications Operations	90,118.80	75.75	2,865.54	2,595.95
Land Mangement Forestry	0.00	0.00	0.00	0.00
Land Management Real Estate	(1,000.00)	0.00	0.00	0.00
Planning & Budgeting	0.00	0.00	0.00	0.00
Coal Terminal-Cook	0.00	0.00	0.00	0.00
Coal Terminal-Putnam	0.00	0.00	0.00	0.00
Fossil Power Plant Managerial	37,801.46	0.00	15,098.84	5,579.97
Hydro Plant	0.00	0.00	0.00	0.00
Nuclear Generation	0.00	0.00	0.00	0.00
AdminState Pres/Envir & Govt Affairs	(655.13)	(2.71)	(110.62)	(107.30)
AdminCorporate Communications	791.94	0.00	791.94	0.00
Admin-Rates	0.00	0.00	0.00	0.00
AdminOtherAdministrative Group	9,644.41	(5,984.82)	14,529.54	(25.12)
Accounting-Adm	0.00	0.00	0.00	0.00
Corp Svc-Fleet Management	30,723.45	0.00	30,692.31	0.00
Corp Svc-Building Services	107,737.34	2,604.21	62,453.87	0.00
Corp Svc-Office Services	0.00	0.00	0.00	0.00
LABOR FRINGES ON MAINTENANCE AND OTHER OPERATION	612,978.71	8,016.56	335,723.01	9,705.26
TOTAL MAINTENANCE AND OTHER OPERATION EXPENSES	2,305,418.09	30,288.57	1,336,924.41	88,379.60
CONSTRUCTION, RETIREMENT, OTHER WIP	1,614,339.50	54,877.20	680,753.44	46,579.84
MATERIAL & SUPPLY COSTS	6,664.19	0.57	9,073.01	685.90
FACILITY COSTS	204,857.62	0.00	1,456.64	0.00
INVESTMENT CARRYING CHARGES	198,150.93	0.00	909.16	0.00
TOTAL	$4,329,430.33	$85,166.34	$2,029,116.66	$135,645.34

EXHBIT F - INTERCOMPANY BILLINGS - 2004
Company Receiving Services - Kentucky Power Company

	Company Providing Services

	Wheeling Power	Ohio Power	Columbus Southern	AEP Service
	Company	Company	Power Company	Corporation, Inc.

MAINTENANCE AND OTHER OPERATION EXPENSES:
Marketing-Economic Development	$0.00	$23.85	$23.09	$0.00
Marketing-Business Services	5.64	82.51	77.74	0.00
Dist Reg-Managerial	0.00	97.28	0.00	0.00
Dist Reg-Customer Services	572.85	50,645.05	5,477.26	0.00
Dist Reg-Eng-Engin & Planning	20.36	309.30	243.16	0.00
Dist Reg-Eng-Information & Drafting	0.00	0.00	0.00	0.00
Dist Reg-Stores	(14.02)	30,582.71	(107.44)	0.93
Dist Reg-Operations-Administrative	0.00	0.00	0.00	0.00
Dist Reg-Operations-Meter	447.48	8,233.88	5,884.28	0.00
Dist Reg-Operations-Line	1.04	5,769.63	5,062.67	0.00
Engy Dis Sup-Right of Way Maintenance	14.86	211.04	200.25	0.00
Dist Eng-Engineering & Planning	0.00	0.00	0.00	0.00
Dist Data Systems-Joint Use	0.00	0.00	0.00	0.00
T&D Mat Dist-Central Warehouse	0.00	0.00	0.00	0.00
Energy Tran-Transmission Line	17.96	72,492.80	12,799.80	78.13
Energy Tran-Station	0.00	165,976.44	81,324.64	0.00
St Const-System Maint-Tools/Equipment	0.00	0.00	0.00	0.00
Operations Center	0.00	0.00	0.00	0.00
Engy Delivery Sup-Meter Operations	0.00	0.00	0.00	0.00
Telecom-Telcommunications Engineering	0.05	(1,212.33)	0.78	843.04
Telecom-Telcommunications Operations	68.77	51,064.37	29,414.17	4,034.25
Land Mangement Forestry	0.00	0.00	0.00	0.00
Land Management Real Estate	0.00	(1,000.00)	0.00	0.00
Planning & Budgeting	0.00	0.00	0.00	0.00
Coal Terminal-Cook	0.00	0.00	0.00	0.00
Coal Terminal-Putnam	0.00	0.00	0.00	0.00
Fossil Power Plant Managerial	0.00	12,403.84	4,718.81	0.00
Hydro Plant	0.00	0.00	0.00	0.00
Nuclear Generation	0.00	0.00	0.00	0.00
AdminState Pres/Envir & Govt Affairs	(2.71)	(86.89)	(51.53)	(293.37)
AdminCorporate Communications	0.00	0.00	0.00	0.00
Admin-Rates	0.00	0.00	0.00	0.00
AdminOtherAdministrative Group	24.08	816.53	300.36	(16.16)
Accounting-Adm	0.00	0.00	0.00	0.00
Corp Svc-Fleet Management	0.00	8.00	23.14	0.00
Corp Svc-Building Services	0.00	32,853.16	6,601.95	3,224.15
Corp Svc-Office Services	0.00	0.00	0.00	0.00
LABOR FRINGES ON MAINTENANCE AND OTHER OPERATION	597.64	192,034.49	65,967.68	934.07
TOTAL MAINTENANCE AND OTHER OPERATION EXPENSES	1,754.00	621,305.66	217,960.81	8,805.04
CONSTRUCTION, RETIREMENT, OTHER WIP	2,424.25	427,459.13	402,245.64	0.00
MATERIAL & SUPPLY COSTS	0.60	(3,407.89)	271.28	40.72
FACILITY COSTS	0.00	0.00	0.00	203,400.98
INVESTMENT CARRYING CHARGES	0.00	0.00	0.00	197,241.77
TOTAL	$4,178.85	$1,045,356.90	$620,477.73	$409,488.51

EXHBIT F - INTERCOMPANY BILLINGS - 2004
Company Receiving Services - Kingsport Power Company

	Company Providing Services

		Appalachian Power	Kentucky Power	Indiana Michigan
	Total	Company	Company	Power Company

MAINTENANCE AND OTHER OPERATION EXPENSES:
Marketing-Economic Development	$0.00	$0.00	$0.00	$0.00
Marketing-Business Services	0.00	0.00	0.00	0.00
Dist Reg-Managerial	25,632.24	25,632.24	0.00	0.00
Dist Reg-Customer Services	5,857.47	4,886.69	92.08	268.74
Dist Reg-Eng-Engin & Planning	189,714.42	177,319.00	8,002.83	1,203.97
Dist Reg-Eng-Information & Drafting	0.00	0.00	0.00	0.00
Dist Reg-Stores	40,134.22	40,042.84	9.20	23.19
Dist Reg-Operations-Administrative	0.00	0.00	0.00	0.00
Dist Reg-Operations-Meter	5,929.28	5,733.51	19.30	49.28
Dist Reg-Operations-Line	105,210.04	100,836.55	1,369.05	1,473.47
Engy Dis Sup-Right of Way Maintenance	0.00	0.00	0.00	0.00
Dist Eng-Engineering & Planning	0.00	0.00	0.00	0.00
Dist Data Systems-Joint Use	0.00	0.00	0.00	0.00
T&D Mat Dist-Central Warehouse	0.00	0.00	0.00	0.00
Energy Tran-Transmission Line	167.94	0.00	0.00	0.00
Energy Tran-Station	159,756.70	146,063.25	11,253.77	973.63
St Const-System Maint-Tools/Equipment	0.00	0.00	0.00	0.00
Operations Center	(177.89)	(177.89)	0.00	0.00
Engy Delivery Sup-Meter Operations	0.00	0.00	0.00	0.00
Telecom-Telcommunications Engineering	0.00	0.00	0.00	0.00
Telecom-Telcommunications Operations	29,899.92	29,589.92	0.00	0.00
Land Mangement Forestry	0.00	0.00	0.00	0.00
Land Management Real Estate	0.00	0.00	0.00	0.00
Planning & Budgeting	0.00	0.00	0.00	0.00
Coal Terminal-Cook	0.00	0.00	0.00	0.00
Coal Terminal-Putnam	0.00	0.00	0.00	0.00
Fossil Power Plant Managerial	0.00	0.00	0.00	0.00
Hydro Plant	0.00	0.00	0.00	0.00
Nuclear Generation	0.00	0.00	0.00	0.00
AdminState Pres/Envir & Govt Affairs	0.00	0.00	0.00	0.00
AdminCorporate Communications	0.00	0.00	0.00	0.00
Admin-Rates	0.00	0.00	0.00	0.00
AdminOtherAdministrative Group	2,036.13	2,014.05	1.57	4.71
Accounting-Adm	0.00	0.00	0.00	0.00
Corp Svc-Fleet Management	0.00	0.00	0.00	0.00
Corp Svc-Building Services	481.03	481.03	0.00	0.00
Corp Svc-Office Services	0.00	0.00	0.00	0.00
LABOR FRINGES ON MAINTENANCE AND OTHER OPERATION	215,983.71	204,993.42	7,017.79	1,216.94
TOTAL MAINTENANCE AND OTHER OPERATION EXPENSES	780,625.21	737,414.61	27,765.59	5,213.93
CONSTRUCTION, RETIREMENT, OTHER WIP	1,230,873.88	1,190,998.64	39,017.23	500.78
MATERIAL & SUPPLY COSTS	29,013.60	28,902.99	0.00	110.61
FACILITY COSTS	38,674.48	3,568.10	0.00	0.00
INVESTMENT CARRYING CHARGES	0.00	0.00	0.00	0.00
TOTAL	$2,079,187.17	$1,960,884.34	$66,782.82	$5,825.32

EXHBIT F - INTERCOMPANY BILLINGS - 2004
Company Receiving Services - Kingsport Power Company

	Company Providing Services

	Wheeling Power	Ohio Power	Columbus Southern	AEP Service
	Company	Company	Power Company	Corporation, Inc.

MAINTENANCE AND OTHER OPERATION EXPENSES:
Marketing-Economic Development	$0.00	$0.00	$0.00	$0.00
Marketing-Business Services	0.00	0.00	0.00	0.00
Dist Reg-Managerial	0.00	0.00	0.00	0.00
Dist Reg-Customer Services	19.83	372.20	217.93	0.00
Dist Reg-Eng-Engin & Planning	109.99	1,704.21	1,374.42	0.00
Dist Reg-Eng-Information & Drafting	0.00	0.00	0.00	0.00
Dist Reg-Stores	1.84	42.79	14.36	0.00
Dist Reg-Operations-Administrative	0.00	0.00	0.00	0.00
Dist Reg-Operations-Meter	4.54	62.73	59.92	0.00
Dist Reg-Operations-Line	1.05	1,496.99	32.93	0.00
Engy Dis Sup-Right of Way Maintenance	0.00	0.00	0.00	0.00
Dist Eng-Engineering & Planning	0.00	0.00	0.00	0.00
Dist Data Systems-Joint Use	0.00	0.00	0.00	0.00
T&D Mat Dist-Central Warehouse	0.00	0.00	0.00	0.00
Energy Tran-Transmission Line	0.00	167.94	0.00	0.00
Energy Tran-Station	0.00	1,063.43	402.62	0.00
St Const-System Maint-Tools/Equipment	0.00	0.00	0.00	0.00
Operations Center	0.00	0.00	0.00	0.00
Engy Delivery Sup-Meter Operations	0.00	0.00	0.00	0.00
Telecom-Telcommunications Engineering	0.00	0.00	0.00	0.00
Telecom-Telcommunications Operations	0.00	0.00	0.00	310.00
Land Mangement Forestry	0.00	0.00	0.00	0.00
Land Management Real Estate	0.00	0.00	0.00	0.00
Planning & Budgeting	0.00	0.00	0.00	0.00
Coal Terminal-Cook	0.00	0.00	0.00	0.00
Coal Terminal-Putnam	0.00	0.00	0.00	0.00
Fossil Power Plant Managerial	0.00	0.00	0.00	0.00
Hydro Plant	0.00	0.00	0.00	0.00
Nuclear Generation	0.00	0.00	0.00	0.00
AdminState Pres/Envir & Govt Affairs	0.00	0.00	0.00	0.00
AdminCorporate Communications	0.00	0.00	0.00	0.00
Admin-Rates	0.00	0.00	0.00	0.00
AdminOtherAdministrative Group	0.26	9.15	6.53	(0.14)
Accounting-Adm	0.00	0.00	0.00	0.00
Corp Svc-Fleet Management	0.00	0.00	0.00	0.00
Corp Svc-Building Services	0.00	0.00	0.00	0.00
Corp Svc-Office Services	0.00	0.00	0.00	0.00
LABOR FRINGES ON MAINTENANCE AND OTHER OPERATION	83.10	1,652.31	1,020.15	0.00
TOTAL MAINTENANCE AND OTHER OPERATION EXPENSES	220.61	6,571.75	3,128.86	309.86
CONSTRUCTION, RETIREMENT, OTHER WIP	0.00	0.00	357.23	0.00
MATERIAL & SUPPLY COSTS	0.00	0.00	0.00	0.00
FACILITY COSTS	0.00	0.00	0.00	35,106.38
INVESTMENT CARRYING CHARGES	0.00	0.00	0.00	0.00
TOTAL	$220.61	$6,571.75	$3,486.09	$35,416.24

EXHBIT F - INTERCOMPANY BILLINGS - 2004
Company Receiving Services - Ohio Power Company

	Company Providing Services

		Kingsport	Appalachian Power	Kentucky Power
	Total	Power Company	Company	Company

MAINTENANCE AND OTHER OPERATION EXPENSES:
Marketing-Economic Development	$2,765.19	$0.00	$2,798.91	$43.34
Marketing-Business Services	0.00	0.00	0.00	0.00
Dist Reg-Managerial	120,792.32	151.43	5,709.56	779.39
Dist Reg-Customer Services	409,931.95	100.33	8,545.15	160,431.63
Dist Reg-Eng-Engin & Planning	48,460.42	41.05	4,595.47	213.72
Dist Reg-Eng-Information & Drafting	22,599.86	23.94	487.22	91.76
Dist Reg-Stores	109,652.45	97.90	52,620.58	177.44
Dist Reg-Operations-Administrative	838.52	0.00	0.00	0.00
Dist Reg-Operations-Meter	22,011.68	15.72	2,831.66	9,635.49
Dist Reg-Operations-Line	1,489,442.86	6,153.54	501,313.28	29,594.13
Engy Dis Sup-Right of Way Maintenance	57,683.87	8.74	378.09	22,942.61
Dist Eng-Engineering & Planning	5,673.20	0.00	133.25	0.00
Dist Data Systems-Joint Use	87,137.39	78.76	1,603.03	301.92
T&D Mat Dist-Central Warehouse	937,795.07	47.81	408,376.54	86,491.73
Energy Tran-Transmission Line	631,942.66	27.06	10,588.50	3,692.82
Energy Tran-Station	1,313,704.97	228.35	133,257.29	21,119.92
St Const-System Maint-Tools/Equipment	8,429.89	1.63	1,279.61	2,918.09
Operations Center	(1,729.48)	0.00	(1,729.48)	0.00
Engy Delivery Sup-Meter Operations	346,570.10	6,236.83	134,923.25	25,186.67
Telecom-Telcommunications Engineering	0.00	0.00	0.00	0.00
Telecom-Telcommunications Operations	173,546.32	5.07	780.69	9,704.68
Land Mangement Forestry	0.00	0.00	0.00	0.00
Land Management Real Estate	(102.84)	0.00	30.00	0.00
Planning & Budgeting	0.00	0.00	0.00	0.00
Coal Terminal-Cook	0.00	0.00	0.00	0.00
Coal Terminal-Putnam	0.00	0.00	0.00	0.00
Fossil Power Plant Managerial	210,821.94	0.70	13,275.84	8,517.88
Hydro Plant	63.06	0.00	41.27	5.04
Nuclear Generation	0.00	0.00	0.00	0.00
AdminState Pres/Envir & Govt Affairs	2,272.47	0.00	0.00	0.00
AdminCorporate Communications	0.00	0.00	0.00	0.00
Admin-Rates	2,813.02	0.00	0.00	0.00
AdminOtherAdministrative Group	(2,764.78)	116.96	12,357.76	(19,553.39)
Accounting-Adm	59.19	0.92	22.49	4.56
Corp Svc-Fleet Management	(3,164.21)	4.40	(20,342.80)	27.79
Corp Svc-Building Services	47,952.62	0.87	5,350.00	931.89
Corp Svc-Office Services	0.00	0.00	0.00	0.00
LABOR FRINGES ON MAINTENANCE AND OTHER OPERATION	2,302,919.25	3,759.19	470,974.87	174,914.27
TOTAL MAINTENANCE AND OTHER OPERATION EXPENSES	8,348,118.96	17,101.20	1,750,202.03	538,173.38
CONSTRUCTION, RETIREMENT, OTHER WIP	4,429,001.57	731.92	773,177.31	135,439.82
MATERIAL & SUPPLY COSTS	188,911.01	19.07	25,549.31	4,349.16
FACILITY COSTS	1,859,275.36	0.00	696.46	0.00
INVESTMENT CARRYING CHARGES	830,656.27	0.00	270.22	0.00
TOTAL	$15,655,963.17	$17,852.19	$2,549,895.33	$677,962.36

EXHBIT F - INTERCOMPANY BILLINGS - 2004
Company Receiving Services - Ohio Power Company

	Company Providing Services

	Indiana Michigan	Wheeling Power	Columbus Southern	AEP Service
	Power Company	Company	Power Company	Corporation, Inc.

MAINTENANCE AND OTHER OPERATION EXPENSES:
Marketing-Economic Development	$(77.06)	$0.00	$0.00	$0.00
Marketing-Business Services	0.00	0.00	0.00	0.00
Dist Reg-Managerial	2,298.21	129.53	111,712.12	12.08
Dist Reg-Customer Services	21,986.26	40,936.28	177,930.79	1.51
Dist Reg-Eng-Engin & Planning	2,179.25	29,511.74	11,919.19	0.00
Dist Reg-Eng-Information & Drafting	301.69	18,410.98	3,284.27	0.00
Dist Reg-Stores	578.84	1,767.04	53,950.88	459.77
Dist Reg-Operations-Administrative	0.00	838.52	0.00	0.00
Dist Reg-Operations-Meter	2,402.75	430.30	6,695.76	0.00
Dist Reg-Operations-Line	97,815.11	38,851.94	815,531.30	183.56
Engy Dis Sup-Right of Way Maintenance	892.78	1,341.53	32,120.12	0.00
Dist Eng-Engineering & Planning	1,751.04	3,770.87	18.04	0.00
Dist Data Systems-Joint Use	50,925.80	32,730.32	1,497.56	0.00
T&D Mat Dist-Central Warehouse	873.63	66.28	441,937.26	1.82
Energy Tran-Transmission Line	54,402.74	35,176.45	528,055.09	0.00
Energy Tran-Station	6,551.83	492,024.05	660,474.23	49.30
St Const-System Maint-Tools/Equipment	3,254.76	3.23	972.57	0.00
Operations Center	0.00	0.00	0.00	0.00
Engy Delivery Sup-Meter Operations	81,229.44	5,857.06	93,136.85	0.00
Telecom-Telcommunications Engineering	0.00	0.00	0.00	0.00
Telecom-Telcommunications Operations	29,351.88	25,172.80	107,601.10	930.10
Land Mangement Forestry	0.00	0.00	0.00	0.00
Land Management Real Estate	(204.28)	0.00	71.44	0.00
Planning & Budgeting	0.00	0.00	0.00	0.00
Coal Terminal-Cook	0.00	0.00	0.00	0.00
Coal Terminal-Putnam	0.00	0.00	0.00	0.00
Fossil Power Plant Managerial	34,422.85	0.70	48,162.88	106,441.09
Hydro Plant	16.75	0.00	0.00	0.00
Nuclear Generation	0.00	0.00	0.00	0.00
AdminState Pres/Envir & Govt Affairs	0.00	0.00	2,272.47	0.00
AdminCorporate Communications	0.00	0.00	0.00	0.00
Admin-Rates	0.00	0.00	2,813.02	0.00
AdminOtherAdministrative Group	(1,567.49)	1,566.17	4,813.72	(498.51)
Accounting-Adm	14.29	0.98	15.95	0.00
Corp Svc-Fleet Management	(49,502.83)	3,878.42	62,581.21	189.60
Corp Svc-Building Services	5,805.42	18,441.06	10,637.17	6,786.21
Corp Svc-Office Services	0.00	0.00	0.00	0.00
LABOR FRINGES ON MAINTENANCE AND OTHER OPERATION	111,715.07	318,207.90	1,154,233.44	69,114.51
TOTAL MAINTENANCE AND OTHER OPERATION EXPENSES	457,418.73	1,069,114.15	4,332,438.43	183,671.04
CONSTRUCTION, RETIREMENT, OTHER WIP	151,602.30	958,027.96	2,409,571.09	451.17
MATERIAL & SUPPLY COSTS	13,615.64	33,846.82	111,531.01	0.00
FACILITY COSTS	0.00	3,841.32	12,857.98	1,841,879.60
INVESTMENT CARRYING CHARGES	0.00	6,507.12	6,476.62	817,402.31
TOTAL	$622,636.67	$2,071,337.37	$6,872,875.13	$2,843,404.12

EXHBIT F - INTERCOMPANY BILLINGS - 2004
Company Receiving Services - Wheeling Power Company

	Company Providing Services

		Kingsport	Appalachian Power	Kentucky Power
	Total	Power Company	Company	Company

MAINTENANCE AND OTHER OPERATION EXPENSES:
Marketing-Economic Development	$391.44	$0.00	$391.44	$0.00
Marketing-Business Services	0.00	0.00	0.00	0.00
Dist Reg-Managerial	76,170.45	0.00	0.00	0.00
Dist Reg-Customer Services	984.79	5.08	238.29	46.03
Dist Reg-Eng-Engin & Planning	21,982.20	8.01	364.94	70.38
Dist Reg-Eng-Information & Drafting	0.00	0.00	0.00	0.00
Dist Reg-Stores	1,119.57	0.00	0.00	0.00
Dist Reg-Operations-Administrative	59,703.89	0.00	237.79	0.00
Dist Reg-Operations-Meter	27,688.22	3.69	490.27	144.35
Dist Reg-Operations-Line	71,015.77	240.79	7,819.98	1,409.82
Engy Dis Sup-Right of Way Maintenance	2,200.00	0.00	0.00	0.00
Dist Eng-Engineering & Planning	0.00	0.00	0.00	0.00
Dist Data Systems-Joint Use	0.00	0.00	0.00	0.00
T&D Mat Dist-Central Warehouse	0.00	0.00	0.00	0.00
Energy Tran-Transmission Line	0.00	0.00	0.00	0.00
Energy Tran-Station	39.41	0.00	0.00	0.00
St Const-System Maint-Tools/Equipment	0.00	0.00	0.00	0.00
Operations Center	(644.30)	(8.63)	(229.44)	(33.00)
Engy Delivery Sup-Meter Operations	0.00	0.00	0.00	0.00
Telecom-Telcommunications Engineering	0.00	0.00	0.00	0.00
Telecom-Telcommunications Operations	418.30	0.00	0.00	0.00
Land Mangement Forestry	0.00	0.00	0.00	0.00
Land Management Real Estate	0.00	0.00	0.00	0.00
Planning & Budgeting	0.00	0.00	0.00	0.00
Coal Terminal-Cook	0.00	0.00	0.00	0.00
Coal Terminal-Putnam	0.00	0.00	0.00	0.00
Fossil Power Plant Managerial	0.00	0.00	0.00	0.00
Hydro Plant	0.00	0.00	0.00	0.00
Nuclear Generation	0.00	0.00	0.00	0.00
AdminState Pres/Envir & Govt Affairs	14,357.20	0.00	14,357.20	0.00
AdminCorporate Communications	0.00	0.00	0.00	0.00
Admin-Rates	0.00	0.00	0.00	0.00
AdminOtherAdministrative Group	2,247.74	(10.38)	(205.62)	(74.67)
Accounting-Adm	0.00	0.00	0.00	0.00
Corp Svc-Fleet Management	231.66	0.00	0.00	0.00
Corp Svc-Building Services	35,007.52	0.00	0.00	0.00
Corp Svc-Office Services	0.00	0.00	0.00	0.00
LABOR FRINGES ON MAINTENANCE AND OTHER OPERATION	148,128.96	119.40	3,887.33	824.32
TOTAL MAINTENANCE AND OTHER OPERATION EXPENSES	461,042.82	357.96	27,352.18	2,387.23
CONSTRUCTION, RETIREMENT, OTHER WIP	298,689.15	0.00	2,279.44	0.00
MATERIAL & SUPPLY COSTS	8,387.10	0.00	3,647.09	0.00
FACILITY COSTS	67,054.41	0.00	0.00	0.00
INVESTMENT CARRYING CHARGES	17,600.91	0.00	0.00	0.00
TOTAL	$852,774.39	$357.96	$33,278.71	$2,387.23

EXHBIT F - INTERCOMPANY BILLINGS - 2004
Company Receiving Services - Wheeling Power Company

	Company Providing Services

	Indiana Michigan	Ohio Power	Columbus Southern	AEP Service
	Power Company	Company	Power Company	Corporation, Inc.

MAINTENANCE AND OTHER OPERATION EXPENSES:
Marketing-Economic Development	$0.00	$0.00	$0.00	$0.00
Marketing-Business Services	0.00	0.00	0.00	0.00
Dist Reg-Managerial	0.00	76,170.45	0.00	0.00
Dist Reg-Customer Services	118.79	436.55	140.05	0.00
Dist Reg-Eng-Engin & Planning	181.17	21,142.42	215.28	0.00
Dist Reg-Eng-Information & Drafting	0.00	0.00	0.00	0.00
Dist Reg-Stores	0.00	1,119.57	0.00	0.00
Dist Reg-Operations-Administrative	0.00	59,466.10	0.00	0.00
Dist Reg-Operations-Meter	95.54	26,799.17	155.20	0.00
Dist Reg-Operations-Line	5,466.67	52,034.77	4,043.74	0.00
Engy Dis Sup-Right of Way Maintenance	0.00	2,200.00	0.00	0.00
Dist Eng-Engineering & Planning	0.00	0.00	0.00	0.00
Dist Data Systems-Joint Use	0.00	0.00	0.00	0.00
T&D Mat Dist-Central Warehouse	0.00	0.00	0.00	0.00
Energy Tran-Transmission Line	0.00	0.00	0.00	0.00
Energy Tran-Station	0.00	39.41	0.00	0.00
St Const-System Maint-Tools/Equipment	0.00	0.00	0.00	0.00
Operations Center	(108.51)	(132.93)	(131.79)	0.00
Engy Delivery Sup-Meter Operations	0.00	0.00	0.00	0.00
Telecom-Telcommunications Engineering	0.00	0.00	0.00	0.00
Telecom-Telcommunications Operations	0.00	7.00	101.30	310.00
Land Mangement Forestry	0.00	0.00	0.00	0.00
Land Management Real Estate	0.00	0.00	0.00	0.00
Planning & Budgeting	0.00	0.00	0.00	0.00
Coal Terminal-Cook	0.00	0.00	0.00	0.00
Coal Terminal-Putnam	0.00	0.00	0.00	0.00
Fossil Power Plant Managerial	0.00	0.00	0.00	0.00
Hydro Plant	0.00	0.00	0.00	0.00
Nuclear Generation	0.00	0.00	0.00	0.00
AdminState Pres/Envir & Govt Affairs	0.00	0.00	0.00	0.00
AdminCorporate Communications	0.00	0.00	0.00	0.00
Admin-Rates	0.00	0.00	0.00	0.00
AdminOtherAdministrative Group	640.39	1,997.57	(98.35)	(1.20)
Accounting-Adm	0.00	0.00	0.00	0.00
Corp Svc-Fleet Management	0.00	231.66	0.00	0.00
Corp Svc-Building Services	(29.92)	34,850.82	0.00	186.62
Corp Svc-Office Services	0.00	0.00	0.00	0.00
LABOR FRINGES ON MAINTENANCE AND OTHER OPERATION	2,295.35	139,067.08	1,914.94	20.54
TOTAL MAINTENANCE AND OTHER OPERATION EXPENSES	8,659.48	415,429.64	6,340.37	515.96
CONSTRUCTION, RETIREMENT, OTHER WIP	0.02	294,215.21	1,641.77	552.71
MATERIAL & SUPPLY COSTS	0.00	3,881.89	858.12	0.00
FACILITY COSTS	0.00	64,883.17	0.00	2,171.24
INVESTMENT CARRYING CHARGES	0.00	16,211.26	0.00	1,389.65
TOTAL	$8,659.50	$794,621.17	$8,840.26	$4,629.56

EXHIBIT G

Organization chart showing the relationship of each EWG or foreign utility company in which the system holds an interest to other system companies.

Each direct or indirect subsidiary of AEP Co., Inc. listed below is owned by the company immediately above it. The percentage ownership is 100% except where noted.

00. American Electric Power Company, Inc.
01. AEP Desert Sky LP II, LLC
02. Desert Sky Wind Farm LP (EWG)(a)
01. AEP Desert Sky LP, LLC
02. AEP Desert Sky GP, LLC
03. Desert Sky Wind Farm LP (EWG) (a)
01. AEP Investments, Inc.
02. Pacific Hydro Limited (18.47%) (FUCO)
01. AEP Resources, Inc.
02. AEP Delaware Investment Company (FUCO)
03. AEP Holdings I C.V. (FUCO) (b)
04. AEPR Global Investments B.V. (FUCO)
05. AEP Energy Services UK Generation Limited (FUCO)
05. AEPR Global Holland Holding B.V. (FUCO)
03. AEP Holdings II C.V. (FUCO) (c)
04. AEP Energy Services Limited (FUCO)
04. AEPR Global Energy B.V. (FUCO)
05. AEPR Energy Ventures B.V. (FUCO)
06. Compresion Bajio, S. de R.L. de C.V. (FUCO) (d)
06. Operaciones Compresion Bajio S. de R.L. de C.V. (FUCO) (d)
05. Intergen Denmark ApS (FUCO) (g)
06. Intergen Mexico, B.V. (FUCO)
07. Intergen Aztec Energy VIII, B.V. (FUCO)
08. Energia Azteca VIII, S. de R.L. de C.V. (FUCO) (e)
08. Intergen Aztec Energy VI B.V. (FUCO)
09. Energia Azteca VIII, S. de R.L. de C.V. (FUCO) (e)
04. AEPR Global Ventures B.V. (FUCO)
05. AEP Energy Services (Australia) Pty Ltd (FUCO)
05. Operaciones Azteca VIII, S. de R.L. de C.V. (FUCO) (f)
05. Servicios Azteca VIII, S. de R.L. de C.V. (FUCO)(f)
04. Compresion Bajio, S. de R.L. de C.V.(FUCO) (d)
04. Intergen Denmark, ApS (FUCO) (g)
05. Intergen Mexico, B.V. (FUCO)
06. Intergen Aztec Energy VIII, B.V. (FUCO)
07. Energia Azteca VIII, S. de R.L. de C.V. (FUCO) (e)
07. Intergen Aztec Energy VI B.V. (FUCO)
08. Energia Azteca VIII, S. de R.L. de C.V. (FUCO) (e)
04. Operaciones Compresion Bajio S. de R.L. de C.V. (FUCO) (d)
02. AEP Delaware Investment Company II (FUCO)
03. AEP Holdings II C.V. (FUCO) (c)
04. AEP Energy Services Limited (FUCO)
04. AEPR Global Energy B.V. (FUCO)
05. AEPR Energy Ventures B.V. (FUCO)
06. Compresion Bajio, S. de R.L. de C.V. (FUCO)(d)
06. Operaciones Compresion Bajio S. de R.L. de C.V. (FUCO)(d)
05. Intergen Denmark ApS (FUCO) (g)
06. Intergen Mexico, B.V. (FUCO)
07. Intergen Aztec Energy VIII, B.V. (FUCO)
08. Energia Azteca VIII, S. de R.L. de C.V. (FUCO) (e)
08. Intergen Aztec Energy VI B.V. (FUCO)
09. Energia Azteca VIII, S. de R.L. de C.V. (FUCO) (e)
04. AEPR Global Ventures B.V. (FUCO)
05. AEP Energy Services (Australia) Pty Ltd (FUCO)
05. Operaciones Azteca VIII, S. de R.L. de C.V. (FUCO) (f)
05. Servicios Azteca VIII, S. de R.L. de C.V. (FUCO)(f)
04. Compresion Bajio, S. de R.L. de C.V.(FUCO) (d)
04. Intergen Denmark, ApS (FUCO) (g)
05. Intergen Mexico, B.V. (FUCO)
06. Intergen Aztec Energy VIII, B.V. (FUCO)
07. Energia Azteca VIII, S. de R.L. de C.V. (FUCO) (e)
07. Intergen Aztec Energy VI B.V. (FUCO)
08. Energia Azteca VIII, S. de R.L. de C.V. (FUCO) (e)
04. Operaciones Compresion Bajio S. de R.L. de C.V. (FUCO) (d)
02. AEP Resources Australia Holdings Pty. Ltd. (FUCO)
02. AEP Resources Australia Pty., Ltd. (FUCO)
02. AEPR Ohio, LLC (FUCO)
03. AEP Delaware Investment Company III
04. AEP Holdings I C.V. (FUCO) (b)
05. AEPR Global Investments B.V. (FUCO)
06. AEP Energy Services UK Generation Limited (FUCO)
06. AEPR Global Holland Holding B.V. (FUCO)
01. AEP Utilities, Inc.
02. CSW Energy, Inc.
03. AEP Wind Holding, LLC
04. AEP Wind GP, LLC
05. Trent Wind Farm, L.P. (EWG) (h)
04. AEP Wind LP II, LLC
05. Trent Wind Farm, L.P. (EWG) (h)

(a)	Owned 99% by AEP Desert Sky LP II, LLC and 1% by AEP Desert Sky GP,LLC.
(b)	Owned 92% by AEP Delaware Investment Company III and 8% by AEP Delaware Investment Company.
(c)	Owned 88% by AEP Delaware Investment Company and 12% by AEP Delaware Investment Company II.
(d)	Owned 49.6% by AEPR Energy Ventures B.V., 0.4% by AEP Holdings II C.V. and 50% by an unaffiliated company.
(e)	Owned 98% by Intergen Aztec Energy VIII, B.V. and 2% by Intergen Aztec Energy VI, B.V.
(f)	Owned 50% by AEPR Global Ventures B.V. and 50% by an unaffiliated company.
(g)	Owned 48.83% by AEP Holdings II C.V., 1.17% by AEPR Global Energy B.V. and 50% by unaffiliated companies.
(h)	Owned 99% by AEP Wind LP II, LLC and 1% by AEP Wind GP, LLC.

Exhibit H - Unaudited Financial Statements for Exempt Wholesale Generators and Foreign Utility Companies - Filed Confidentially

Financial statements for the Exempt Wholesale Generators and Foreign Utility Companies listed below are filed confidentially pursuant to Rule 104 (b) of the PUHCA:

AEP Global Holland Holding
AEP Energy Services UK Generation Limited (AEPSUK)
Pacifico Hydro, Ltd
AEP Energy Services Limited
Intergen Denmark Aps
Desert Sky Wind Farm LP
Trent Wind Farm LP

SIGNATURE

The undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned, thereunto duly authorized, pursuant to the requirements of the Public Utility Holding Company Act of 1935.

AMERICAN ELECTRIC POWER COMPANY, INC.

/s/ Joseph M. Buonaiuto

Joseph M. Buonaiuto
Controller and Chief Accounting Officer
American Electric Power Company, Inc.
April 29, 2005